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TABLE OF CONTENTS

Exhibit 99.(b)(1)

EXECUTION COPY

€9,600,000,000

SENIOR FACILITIES AGREEMENT

dated 30 November 2005

for

NORDIC TELEPHONE COMPANY HOLDING ApS

arranged by
BARCLAYS CAPITAL
CREDIT SUISSE FIRST BOSTON INTERNATIONAL
DEUTSCHE BANK AG, LONDON BRANCH
J.P. MORGAN plc
THE ROYAL BANK OF SCOTLAND plc

with

J.P. MORGAN EUROPE LIMITED
acting as Facility Agent

and

J.P. MORGAN EUROPE LIMITED
acting as Security Agent

and

JPMORGAN CHASE BANK, N.A.
acting as Issuing Bank

Linklaters

Ref: GDM/AQR

CONTENTS

CLAUSE
SECTION 1 INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
SECTION 2 THE FACILITIES
2.	THE FACILITIES
3.	PURPOSE
4.	CONDITIONS OF UTILISATION
SECTION 3 UTILISATION
5.	UTILISATION—LOANS
6.	UTILISATION—LETTERS OF CREDIT
7.	LETTERS OF CREDIT
8.	OPTIONAL CURRENCIES
9.	ANCILLARY FACILITIES AND FRONTED ANCILLARY FACILITIES
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION
10.	REPAYMENT
11.	PREPAYMENT AND CANCELLATION
SECTION 5 COSTS OF UTILISATION
12.	INTEREST
13.	INTEREST PERIODS
14.	CHANGES TO THE CALCULATION OF INTEREST
15.	FEES
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS
16.	TAX GROSS-UP AND INDEMNITIES
17.	INCREASED COSTS
18.	OTHER INDEMNITIES
19.	MITIGATION BY THE LENDERS
20.	COSTS AND EXPENSES
SECTION 7 GUARANTEE
21.	GUARANTEE AND INDEMNITY
SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22.	REPRESENTATIONS
23.	INFORMATION UNDERTAKINGS
24.	FINANCIAL COVENANTS
25.	GENERAL UNDERTAKINGS
26.	EVENTS OF DEFAULT

i

SECTION 9 CHANGES TO PARTIES
27.	CHANGES TO THE LENDERS
28.	CHANGES TO THE OBLIGORS
SECTION 10 THE FINANCE PARTIES
29.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS
30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
31.	SHARING AMONG THE FINANCE PARTIES
SECTION 11 ADMINISTRATION
32.	PAYMENT MECHANICS
33.	SET-OFF
34.	NOTICES
35.	CALCULATIONS AND CERTIFICATES
36.	PARTIAL INVALIDITY
37.	REMEDIES AND WAIVERS
38.	AMENDMENTS AND WAIVERS
39.	COUNTERPARTS
SECTION 12 GOVERNING LAW AND ENFORCEMENT
40.	GOVERNING LAW
41.	ENFORCEMENT
THE SCHEDULES
SCHEDULE
SCHEDULE 1 The Original Parties
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Requests
SCHEDULE 4 Mandatory Cost formulae
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Accession Letter
SCHEDULE 7 Form of Issuing Bank Accession Agreement
SCHEDULE 8 Form of Resignation Letter
SCHEDULE 9 Form of quarterly Compliance Certificate
SCHEDULE 10 Timetables
SCHEDULE 11 Agreed Security Principles
SCHEDULE 12 Confidentiality undertaking
SCHEDULE 13 Transaction Security Documents
SCHEDULE 14 Form of Letter of Credit

ii

THIS AGREEMENT is dated 30 November 2005 and made between:

(1)
NORDIC TELEPHONE COMPANY HOLDING ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173265) having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark (the "Company");

(2)
THE PERSONS listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (the "Original Borrowers");

(3)
THE PERSONS listed in Part I of Schedule 1 (The Original Obligors) as original guarantors (the "Original Guarantors");

(4)
BARCLAYS CAPITAL, CREDIT SUISSE FIRST BOSTON INTERNATIONAL, DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN plc and THE ROYAL BANK OF SCOTLAND plc as mandated lead arrangers (whether acting individually or together the "Arrangers");

(5)
THE INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(6)
J.P. MORGAN EUROPE LIMITED as Facility Agent of the Lenders (the "Facility Agent");

(7)
JPMORGAN CHASE BANK, N.A. as Issuing Bank (in such capacity the "Issuing Bank"); and

(8)
J.P. MORGAN EUROPE LIMITED as Security Agent for the Finance Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.     DEFINITIONS AND INTERPRETATION

1.1
Definitions

        In this Agreement:

        "10 Non-Bank Creditor Rule" has the meaning given to it in clause 25.34 (Swiss Non-Qualifying Bank Creditors).

        "20 Non-Bank Creditor Rule" has the meaning given to it in clause 25.34 (Swiss Non-Qualifying Bank Creditors).

        "2006 Target Bonds" means the €684,518,000 5.875% Notes due 2006, issued by the Target pursuant to the terms and conditions of the Offering Circular for the US$3,000,000,000 Euro Medium Term Notes dated 9 April 2001.

        "Acceleration Date" means the date (if any) on which the Facility Agent:

  (a)
  gives a notice under paragraphs (a) (at a time prior to the Closing Date only), (b) or (d) of Clause 26.18 (Acceleration); or

  (b)
  having placed the Facilities on demand pursuant to paragraph (c) of Clause 26.18 (Acceleration) or declared that cash cover in respect of each Letter of Credit be payable on demand pursuant to paragraph (e) of Clause 26.18 (Acceleration) makes a demand under either paragraph (c) or, as the case may be, paragraph (e) as aforesaid.

        "Acceptable Bank" means:

  (a)
  a financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits);

  (b)
  any Finance Party; or

  (c)
  any other bank or financial institution approved by the Facility Agent.

        "Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

        "Accounting Principles" means International Financial Reporting Standards and practice and financial reference periods used in the Business Plan.

        "Accounting Report" means the accounting due diligence report relating to the Group and prepared by PricewaterhouseCoopers LLP in the Agreed Form.

        "Additional Borrower" means a member of the Group which becomes a Borrower in accordance with Clause 28 (Changes to the Obligors).

        "Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

        "Additional Guarantor" means a member of the Group which becomes a Guarantor in accordance with Clause 28 (Changes to the Obligors).

        "Additional Obligor" means an Additional Borrower or an Additional Guarantor.

        "Adjustment Date" means the earliest of:

  (a)
  the date on which all Tenders have been completed in accordance with their respective terms;

  (b)
  the date falling four Months after the Closing Date; or

  (c)
  such date, if any, as the Company confirms to the Facility Agent in writing that no Tender is to be launched, offered, called or made.

        "ADRs" means American Depositary Receipts in respect of ordinary shares of the Target;

        "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

        "Agent's Spot Rate of Exchange" means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with the Base Currency as of 11.00 a.m. on a particular day.

        "Agreed Form" means, in relation to a document, that:

  (a)
  it is in a form initialled by or on behalf of the Company and the Facility Agent on or before the signing of this Agreement for the purposes of identification; or

  (b)
  if not falling within paragraph (a) above, it is in form and substance satisfactory to the Facility Agent (acting reasonably) and initialled by or on behalf of the Facility Agent for the purposes of identification or is in a form set out in a Schedule to this Agreement.

        "Agreed Security Principles" means the agreed security principles set out in Schedule 11 (Agreed Security Principles).

        "Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility as notified to the Facility Agent pursuant to Clause 9.4 (Ancillary Facility Request)

to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

        "Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

        "Ancillary Facility" means any ancillary facility made available upon request as described in Clause 9 (Ancillary Facilities and Fronted Ancillary Facilities).

        "Ancillary Facility Request" means a notice substantially in the form set out in Part III of Schedule 3 (Ancillary Facility Request).

        "Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities and Fronted Ancillary Facilities).

        "Ancillary Outstandings" means, at any time:

  (a)
  in relation to an Ancillary Facility, the aggregate of the following amounts (in the Base Currency as calculated by the relevant Ancillary Lender) outstanding under that Ancillary Facility then in force:

  (i)
  the principal amount under each overdraft facility and on demand short term loan facility calculated after deducting any credit balance which is available to the Ancillary Lender to set off against that principal;

  (ii)
  the maximum potential liability of each guarantee, bond and letter of credit under each guarantee, bonding or letter of credit facility (net of any cash cover provided in respect of that guarantee, bond or letter of credit and excluding any liability in respect of amounts of interest or fees); and

  (iii)
  the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or market practice; and

  (b)
  in relation to a Fronted Ancillary Facility, the aggregate of the amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender) outstanding as referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) above (where, for this purpose, references in paragraph (a) above to Ancillary Lender and Ancillary Facility shall be read as references to Fronting Ancillary Lender and Fronted Ancillary Facility) under that Fronted Ancillary Facility.

        "Annual Accounting Date" means the annual financial year-end of the Company.

        "Annual Financial Statements" means any financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial Statements).

        "Anti-Terrorism Laws" means any law or regulation of any jurisdiction relating to terrorism or money laundering, including the Executive Order and the USA Patriot Act.

        "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by law or regulation.

        "Availability Period" means the period from and including the date of this Agreement to and including:

  (a)
  in relation to Facility A, Facility B and Facility C:

  (i)
  in relation to a Utilisation made for a purpose set out in sub-paragraph (a)(i) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling 90 days after the Closing Date save in respect of a Utilisation that is to be applied towards the purpose of refinancing a portion of the Bridge Facility, which shall be available until the Adjustment Date;

  (ii)
  in relation to a Utilisation made for a purpose set out in sub-paragraph (a)(ii) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling 90 days after the Closing Date;

  (iii)
  in relation to a Utilisation made for a purpose set out in sub-paragraphs (b)(i) or (c)(i) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling 90 days after the Closing Date;

  (iv)
  in relation to a Utilisation made for a purpose set out in sub-paragraph (b)(ii) or (c)(ii) of Clause 3.1 (Purpose) or in respect of Transaction Costs relating thereto, the date which is the originally scheduled maturity date of the 2006 Target Bonds;

  (v)
  in relation to a Utilisation made for a purpose set out in sub-paragraph (b)(iii) or (c)(iii) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling four Months after the Closing Date save in respect of the portion of Facility A2 that may remain available until the date falling six Months after the Closing Date to the extent and for the purpose specified at Clause 3.1(i)(iii) (Purpose);

  (vi)
  in relation to a Utilisation made for a purpose set out in sub-paragraphs (b)(iv) or (c)(iv) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling 90 days after the Closing Date; and

  (vii)
  in relation to a Utilisation made for a purpose set out in sub-paragraphs (b)(v) or (c)(v) of Clause 3.1 (Purpose) or, in respect of Transaction Costs relating thereto, the date falling 90 days after the Phase Two Date;

  (b)
  in relation to Cash Bridge Facility A, the period from and including the date of this Agreement to and including the date falling 90 days after the Closing Date;

  (c)
  in relation to Cash Bridge Facility B, the period from and including the date of this Agreement to and including the date falling 90 days after the Closing Date; and

  (d)
  in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date applicable to Revolving Facility provided that in relation to Revolving Capex Loans the period shall end on the Term Out Date.

        "Available Ancillary Commitment" means, in relation to an Ancillary Facility, an Ancillary Lender's Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

        "Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below):

  (a)
  the Base Currency Amount of its participation in any outstanding Utilisation under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments and Fronted Ancillary Commitments; and

  (b)
  in relation to any proposed Utilisation, the Base Currency of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility, the Base Currency Amount of its Ancillary Commitment and/or its Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) in relation to any new Ancillary Facility or any new Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

        For the purposes of calculating a Lender's Available Commitment:

  (a)
  in relation to any proposed Revolving Utilisation:

  (i)
  that Lender's participation in any Revolving Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from such Lender's Commitment under the Revolving Facility;

  (ii)
  that Lender's Ancillary Commitments and/or its Fronting Ancillary Commitment or Fronted Ancillary Commitments (as the case may be) to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date shall not be deducted from such Lender's Commitment under the Revolving Facility;

  (b)
  in relation to any proposed Utilisation of Facility A2, an amount equal to that Lender's participation in any Facility A2 Swiss Loans and the amount of any Facility A2 Swiss Loans that have been requested to be made on or before the proposed Utilisation Date under that Facility (but have not yet been made) shall be deducted from such Lender's Commitment under Facility A2;

  (c)
  in relation to any proposed Utilisation of Facility B2, an amount equal to that Lender's participation in any Facility B2 Swiss Loans and the amount of any Facility B2 Swiss Loans that have been requested to be made on or before the proposed Utilisation Date under that Facility (but have not yet been made) shall be deducted from such Lender's Commitment under Facility B2;

  (d)
  in relation to any proposed Utilisation of Facility C2, an amount equal to that Lender's participation in any Facility C2 Swiss Loans and the amount of any Facility C2 Swiss Loans that have been requested to be made on or before the proposed Utilisation Date under that Facility (but have not yet been made) shall be deducted from such Lender's Commitment under Facility C2;

  (e)
  for the purpose of any Term Loans due to be made under Clause 3.2 (Debt Pushdown), that Lender's participation in any Term Loans that are due to be repaid or prepaid by the Company on the proposed Utilisation Date in accordance with Clause 3.2 (Debt Pushdown) shall not be deducted from such Lender's Commitment under the relevant Term Facility;

  (f)
  in relation to any proposed Utilisation under Cash Bridge Facility A that Lender's participation in Cash Bridge Facility B Loans shall be deducted from such Lender's Commitments under Cash Bridge Facility A; and

  (g)
  in relation to any proposed Utilisation under Cash Bridge Facility B, that Lender's participation in Cash Bridge Facility A Loans shall be deducted from such Lender's Commitments under Cash Bridge Facility B save in the case where the Utilisation under Cash Bridge Facility B is to be applied in repayment of amounts outstanding under Cash Bridge Facility A or, as the case may be, to the extent that such Lender's participation in Cash Bridge Facility A Loans is to be redesignated pursuant to paragraph (g) of Clause 3.2 (Pushdown).

        "Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

        "Available Fronted Ancillary Commitment" means, in relation to a Fronted Ancillary Facility, a Fronted Ancillary Lender's Fronted Ancillary Portion of the aggregate amount of the Fronted Ancillary Facility less the Ancillary Outstandings in relation to that Fronted Ancillary Facility.

        "Base Currency" means euro.

        "Base Currency Amount" means:

  (a)
  in relation to a Utilisation made under any of the Facilities other than an Ancillary Facility or a Fronted Ancillary Facility:

  (i)
  if the Utilisation is denominated in the Base Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation;

  (ii)
  if the Utilisation is a Loan denominated in an Optional Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation converted into the Base Currency calculated on the basis of the Agent's Spot Rate of Exchange three Business Days before the Rate Fixing Day for the first Interest Period of that Loan (or, if later, on the date the Facility Agent receives the relevant Utilisation Request); and

  (iii)
  if the Utilisation is a Letter of Credit denominated in an Optional Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation converted into the Base Currency calculated on the basis of the Agent's Spot Rate of Exchange three Business Days before the proposed Utilisation Date (or, if later, on the date the Facility Agent receives the relevant Utilisation Request), as adjusted from time to time pursuant to Clause 6.6 (Revaluation of Letters of Credit); and

  (b)
  in relation to an Ancillary Commitment or a Fronted Ancillary Commitment:

  (i)
  if the Ancillary Commitment or Fronted Ancillary Commitment is denominated in the Base Currency, the amount specified in any notice delivered by an Ancillary Lender to the Facility Agent pursuant to Clause 9.4 (Ancillary Facility Request); and

  (ii)
  if the Ancillary Commitment or Fronted Ancillary Commitment is denominated in a currency other than the Base Currency, the amount specified in any notice delivered by an Ancillary Lender to the Facility Agent pursuant to Clause 9.4 (Ancillary Facility Request) converted into the Base Currency calculated on the basis of the Agent's Spot Rate of Exchange three Business Days before the Commencement Date for that Ancillary Facility or Fronted Ancillary Facility, in each case as adjusted to reflect any repayment, prepayment, consolidation or division of a utilisation or as the case may be, cancellation or reduction of an Ancillary Commitment or a Fronted Ancillary Commitment.

        "Bidco" means Nordic Telephone Company ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29146780) having its seat in Denmark and registered office at Langelinie Alle 35, 2100 København Ø, Denmark, which (other than any shares owned by directors (or other officers) of Bidco solely (to the minimum extent permitted) so as to comply with applicable laws requiring such shareholding to be maintained) is a wholly owned direct subsidiary of the Company.

        "Board" means the Board of Governors of the Federal Reserve System of the US (or any successor).

        "Bond Redemption Account" means an interest bearing account:

  (a)
  held in London or Copenhagen by a member of the Group with the Security Agent;

  (b)
  identified in a letter between the Company and the Facility Agent as the Bond Redemption Account (as the same may be redesignated, substituted or replaced from time to time); and

  (c)
  subject to first ranking fixed Security in favour of the Security Agent.

        "Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors) and, in respect of an Ancillary Facility or a Fronted Ancillary Facility only, any Subsidiary of a Borrower that becomes a borrower of that Ancillary Facility or Fronted Ancillary Facility in accordance with Clause 9.10 (Affiliates of Borrowers).

        "Break Costs" means the amount (if any) by which:

  (a)
  the interest (excluding any Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

  (b)
  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

        "Bridge Agent" means "the Bridge Facility Agent" as defined in the Bridge Facility Agreement.

        "Bridge Arrangers" means "the Arrangers" as defined in the Bridge Facility Agreement.

        "Bridge Debt" means all present and future moneys, debts and liabilities due, owing or incurred by any Obligor to any Bridge Finance Party under or in connection with any Bridge Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

        "Bridge Facility" means the bridge facility made available under the Bridge Facility Agreement (including any loans made pursuant to the "Extended Loan Credit Agreement" and any "Exchange Notes" issued under the "Exchange Note Indenture" (each term as defined in the Bridge Facility Agreement)).

        "Bridge Facility Agreement" means the €2,275,000,000 bridge facility agreement dated on or about the date of this Agreement between the Company, certain Subsidiaries of the Company as guarantors and the Bridge Finance Parties, provided that:

  (a)
  from the date of entry into the "Extended Loan Credit Agreement" (as defined in the Bridge Facility Agreement), "Bridge Facility Agreement" means such Extended Loan Credit Agreement; and

  (b)
  from the date of entry into an "Exchange Note Indenture" (as defined as the Bridge Facility Agreement), "Bridge Facility Agreement" means the Extended Loan Credit Agreement and the Exchange Note Indenture.

        "Bridge Finance Documents" means "the Finance Documents", the "Extended Loan Credit Agreement" and the "Exchange Documents", each as defined in the Bridge Facility Agreement.

        "Bridge Finance Parties" means "the Finance Parties" as defined in the Bridge Facility Agreement.

        "Bridge Lenders" means "the Lenders" as defined in the Bridge Facility Agreement.

        "Budget" means any budget delivered by the Company to the Facility Agent pursuant to Clause 23.4 (Budget).

        "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Denmark and:

  (a)
  (if on that day a payment in or a purchase of a currency (other than euro) is to be made) the principal financial centre of the country of that currency; or

  (b)
  (if on that day a payment in or a purchase of euro is to be made) which is also a TARGET Day.

        "Business Plan" means the financial model, including profit and loss statement, balance sheet and cash flow projections, in the Agreed Form, relating to the Group (including the Target Group).

        "Capital Expenditure" has the meaning given to that term in Clause 24.1 (Financial definitions).

        "Capitalised Lease Obligations" means, with respect to any person, any rental obligation (including, without limitation, any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised on the books of such person, in accordance with such principles.

        "Cash" means, at any time, cash in hand, cash in till, receivables due from a recognised credit card provider or financial institution arising out of the use of a debit card issued by such financial institution, cash in transit or any credit balance on an account in the name of a member of the Group and to which a member of the Group is alone beneficially entitled (together, when used in this definition "cash") and for so long as:

  (a)
  repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member (other than, for the purposes of Clause 24 (Financial covenants), any indebtedness included in the calculation of Consolidated Total Net Debt) or of any other person whatsoever;

  (b)
  there is no Security over that cash except Transaction Security (or, for the purposes of Clause 24 (Financial covenants), Security securing other indebtedness included in the calculation of Consolidated Total Net Debt); and

  (c)
  such cash (save for cash securing the indebtedness referred to in parentheses in paragraphs (a) and (b) above) is capable of being applied in repayment or prepayment of the Facilities within 3 months without any condition other than the lapse of time and notice being given having to be fulfilled.

        "Cash Bridge Facility" means Cash Bridge Facility A and/or Cash Bridge Facility B, as the context requires.

        "Cash Bridge Facility Loans" means Cash Bridge Facility A Loans and/or Cash Bridge Facility B Loans, as the context requires.

        "Cash Bridge Facility A" means the term loan facility made available under this Agreement as described in paragraph (a)(x) of Clause 2.1 (The Facilities).

        "Cash Bridge Facility A Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Cash Bridge Facility A Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any Cash Bridge Facility Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Cash Bridge Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Cash Bridge Facility A Lender" means:

  (a)
  any Original Cash Bridge Facility A Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Cash Bridge Facility A Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Cash Bridge Facility A Lender in accordance with the terms of this Agreement.

        "Cash Bridge Facility A Repayment Date" means the Termination Date applicable to Cash Bridge Facility A.

        "Cash Bridge A Loan" means a loan made or to be made under the Cash Bridge Facility A or the principal amount outstanding for the time being of that loan.

        "Cash Bridge Facility B" means the term loan facility made available under this Agreement as described in paragraph (a)(xi) of Clause 2.1 (The Facilities).

        "Cash Bridge Facility B Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Cash Bridge Facility B Commitment" in Part II of Schedule 1 (The Original Lenders) and the

    amount of any Cash Bridge Facility B Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Cash Bridge Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Cash Bridge Facility B Lender" means:

  (a)
  any Original Cash Bridge Facility B Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Cash Bridge Facility B Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Cash Bridge Facility B Lender in accordance with the terms of this Agreement.

        "Cash Bridge Facility B Repayment Date" means the Termination Date applicable to Cash Bridge Facility B.

        "Cash Bridge B Loan" means a loan made or to be made under the Cash Bridge Facility B or the principal amount outstanding for the time being of that loan.

        "Cash Collateralised" means, in respect of any Cash Bridge Loan, the amount (in euro, or the equivalent thereof in other currencies) of Cash, Cash Equivalent Investments and other marketable securities owned by the Borrower of that Cash Bridge Loan that are secured in favour of the Security Agent pursuant to Transaction Security Documents.

        "Cash Equivalent Investments" means:

  (a)
  debt securities or other investments in marketable obligations issued by, or unconditionally guaranteed by, the government of the United States of America, the United Kingdom, Switzerland, Denmark, any member state of the European Economic Area or any Participating Member State which are not convertible into any other form of security and having not more than one year to final maturity;

  (b)
  open market commercial paper or other debt securities for which a recognised trading market exists which are not convertible into any other form of security and having not more than one year to final maturity, at all times rated at least P-1 by Moody's or A-1 by S&P or Fitch and which are not issued or guaranteed by any member of the Group;

  (c)
  certificates of deposit issued by, and acceptances by, banking institutions rated at least P-1 by Moody's or A-1 by S&P or Fitch;

  (d)
  any bonds or notes issued and having not more than one year to final maturity and, at the time of acquisition, having a rating of at least BBB—from S&P or Fitch, or at least Baa3 from Moody's;

  (e)
  bills of exchange issued in the United States of America, the United Kingdom, Switzerland, Japan, Denmark, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

  (f)
  investments in money market funds or enhanced yield funds at all times rated at least P-1 by Moody's or A-1 by S&P or Fitch which invest substantially all their assets in securities of the type described in sub-paragraphs (a) to (c) above;

  (g)
  investments accessible within 30 days in:

  (i)
  AAA money market funds; and

  (ii)
  enhanced yield funds within a minimum rating of AA; and

  (h)
  other securities (if any) approved in writing by the Facility Agent,

to which any member of the Group is beneficially entitled at that time and which in each case is not subject to any Security (other than pursuant to any Transaction Security Document or, for the purposes of Clause 24 (Financial covenants), Security securing other indebtedness included in the calculation of Consolidated Total Net Debt and which is denominated and payable in euro, Swiss Francs, Sterling, US Dollars or Danish Kroner (or any currency of a country in which a member of the Group has operations provided that such currency is freely convertible into one or more of euro, Swiss Francs, Sterling, US Dollars or Danish Kroner) and the proceeds of which are capable of being remitted to a member of the Group.

        "Certain Funds Period" means the period from and including the date of this Agreement to and including the earlier of:

  (a)
  the later of:

  (i)
  the date which is the originally scheduled maturity date of the 2006 Target Bonds; and

  (ii)
  the date falling four Months after the Closing Date; and

  (b)
  the date on which the Offer is withdrawn or terminated.

        "CIBOR" means in relation to any Loan in Danish Kroner:

  (a)
  the applicable Screen Rate; or

  (b)
  (if no Screen Rate is available for the currency or period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Copenhagen interbank market, as of the Specified Time on the Quotation Day for the offering of deposits of Danish Kroner and for a period comparable to the Interest Period for that Loan.

        "Closing Date" means the date on which the first Utilisation under this Agreement is made.

        "Commencement Date" means, in relation to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

        "Commitment" means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment, a Cash Bridge Facility A Commitment, a Cash Bridge Facility B Commitment or a Revolving Commitment.

        "Compliance Certificate" means a certificate substantially in the form set out in Schedule 9 (Form of quarterly Compliance Certificate).

        "Compulsory Acquisition Procedures" means:

  (a)
  compulsory acquisition pursuant to the Articles of Association (in Danish: "Vedtaegtsbesternt tvangsindløsning") pursuant to Section 79(2) ((3)) of the Danish Public Companies Act; or

  (b)
  the procedure established by Sections 20(b) to 20(e) of the Danish Public Companies Act,

in both cases requiring any remaining minority shareholders of the Target below a certain level after the Closing Date to sell to Bidco all of their respective Target Shares such that, following the implementation and completion thereof, Bidco owns all of the Target Shares.

        "Connected Person" means:

  (a)
  any Investor; and

  (b)
  any person (which is not a member of the Group) through which the Investors hold their interest in the Group.

        "Consideration" has the meaning given to that term in sub-paragraph (b)(viii)(A) of Clause 25.7 (Acquisitions).

        "Consolidated Cashflow" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Consolidated EBITDA" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Consolidated Total Net Debt" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Core Assets" means:

  (a)
  each member of the Target Group incorporated in Denmark, other than TDC Services A/S and the TDC Directories business;

  (b)
  the companies and businesses trading as or known as TDC Song; and

  (c)
  Bidco,

and any other member of the Group to which a substantial portion of the assets of any member of the Group referred to above has been transferred after the date of this Agreement.

        "Danish FSA" means the Danish Financial Services Authority ("Finanstilsynet").

        "Danish Obligor" means an Obligor incorporated or established under the laws of the Kingdom of Denmark.

        "Danish Public Companies Act" means the Danish Companies Consolidated Act No.1001 of 8 October 2004 with later amendments.

        "Danish Securities Trading Act" means the Danish Securities Trading etc. Consolidated Act No 843 of 7 September 2005.

        "Danish Takeover Order" means the Executive Order no. 618 of 23 June 2005 issued pursuant to the Danish Securities Trading Act.

        "DCCA" means the Danish Commerce and Companies Agency.

        "Debt Cover" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Debt Pushdown" means the borrowing of debt by members of the Target Group and the repayment of debt borrowed by the Company under the Facilities substantially in the manner contemplated by the Structure Memorandum and in compliance with the requirements set out in Clause 3.2 (Debt Pushdown) or such other manner as has been previously approved in writing by the Majority Lenders acting reasonably and any Lender (such Lender also forming part of the Majority Lenders) the position of which would be prejudiced as a result of such other manner being implemented when compared to their respective position if the approach specified in the Structure Memorandum was implemented as contemplated therein.

        "Debt Pushdown Loan" means a Term Loan made so as to enable the Debt Pushdown to occur.

        "Deed of Accession" means a deed of accession delivered to the Security Agent in accordance with the Intercreditor Agreement.

        "Default" means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Senior Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

        "Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

        "Designated Person" means a person:

  (a)
  listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

  (b)
  owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

  (c)
  with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

  (d)
  that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

  (e)
  named as a "specially designated national and blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

        "Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

        "Environmental Law" means any applicable law or regulation which relates to:

  (a)
  the pollution or protection of the environment;

  (b)
  harm to or the protection of human health; or

  (c)
  the health of animals or plants.

        "Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

        "Equity Percentage" means, at any time, the proportion of the total use of funds in relation to:

  (a)
  the Offer (including the purchase of any shares in Target, any warrants, or any other acquisition of any Target Shares (pursuant to the Compulsory Acquisition Procedures or otherwise) by a member of the Group or, if any such shares are contributed to the Group, the value attributable to the shares so contributed but excluding any proceeds applied in payment of any amount payable in connection with the redemption, repayment or refinancing of any Target Bonds that does not correspond to principal outstanding thereunder and/or accrued interest in respect thereof); and

  (b)
  the total net Financial Indebtedness of the Group including the Target Group (including any Transaction Costs (together with other fees and expenses incurred by the Target Group in connection with the acquisition of the Target) that are paid or payable in connection therewith), provided to the Company, as at such time, directly or indirectly and whether by way of subscription for ordinary shares or Permitted Subordinated Debt (excluding any proceeds from the PIK Facility or the proceeds of any on-loan from the PIK Facility and excluding any proceeds applied in payment of any amount payable in connection with the redemption, repayment or refinancing of any Target Bonds that does not correspond to principal outstanding thereunder and/or accrued interest in respect thereof) by the Initial Investors (expressed as a percentage).

        "Establishment" has the meaning given in Article 2(h) of Council Regulation (EC) No. 1346/2000 of 29 May 2000.

        "EURIBOR" means, in relation to any Loan or overdue amount in euro:

  (a)
  the applicable Screen Rate; or

  (b)
  (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

        "Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

        "Excess Cashflow" has the meaning given to that term in Clause 24.1 (Financial definitions).

        "Excluded Non-Core Asset Proceeds" has the meaning given to such term in paragraph (a) of Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds).

        "Executive Order" means the US Executive Order No. 13224 on Terrorist Financing, which came into effect on 24 September 2001.

        "Existing Debt" means any Financial Indebtedness of the Target Group existing at the Closing Date.

        "Facility" means Facility A, Facility B, Facility C, the Cash Bridge Facility or the Revolving Facility.

        "Facility A" means Facility A1 and/or Facility A2 and/or Facility A2 Swiss, in each case as the context requires.

        "Facility A Commitment" means, in relation to a Lender, its Facility A1 Commitment and/or its Facility A2 Commitment and/or its Facility A2 Swiss Commitment, in each case as the context requires.

        "Facility A Lender" means a Facility A1 Lender and/or a Facility A2 Lender and/or a Facility A2 Swiss tender, in each case as the context requires.

        "Facility A Loan" means a Facility A1 Loan and/or a Facility A2 Loan and/or a Facility A2 Swiss Loan, in each case as the context requires.

        "Facility A Repayment Date" means each of the dates specified in paragraph (a)(i) of Clause 10.1 (Repayment of Term Loans) or, if applicable, paragraph (a)(iii) of Clause 10.1 (Repayment of Term Loans) as a Repayment Date.

        "Facility A Repayment Instalment" means each instalment for repayment of the Facility A Loans referred to in paragraph (a)(i) of Clause 10.1 (Repayment of Term Loans) as the same may be adjusted by the operation of paragraph (a)(ii) of Clause 10.1 (Repayment of Term Loans), or, if applicable, referred to in paragraph (a)(iii) of Clause 10.1 (Repayment of Term Loans).

        "Facility A1" means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

        "Facility A1 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility A1 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A1 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility A1 Lender" means:

  (a)
  any Original Facility A1 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility A1 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility A1 Lender in accordance with this Agreement.

        "Facility A1 Loan" means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

        "Facility A2" means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

        "Facility A2 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility A2 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility A2 Lender" means:

  (a)
  any Original Facility A2 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility A2 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility A2 Lender in accordance with this Agreement.

        "Facility A2 Loan" means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

        "Facility A2 Swiss" means the term loan facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

        "Facility A2 Swiss Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility A2 Swiss Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A2 Swiss Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility A2 Swiss Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility A2 Swiss Lender" means:

  (a)
  any Original Facility A2 Swiss Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility A2 Swiss Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility A2 Swiss Lender in accordance with this Agreement.

        "Facility A2 Swiss Loan" means a loan made or to be made under Facility A2 Swiss or the principal amount outstanding for the time being of that loan.

        "Facility B" means Facility B1 and for Facility B2 and/or Facility B2 Swiss, in each case as the context requires.

        "Facility B Commitment" means, in relation to a Lender, its Facility B1 Commitment and/or its Facility B2 Commitment and/or its Facility B2 Swiss Commitment, in each case as the context requires.

        "Facility B Lender" means a Facility B1 Lender and/or a Facility B2 Lender and/or a Facility B2 Swiss Lender, in each case as the context requires.

        "Facility B Loan" means a Facility B1 Loan and/or a Facility B2 Loan and/or a Facility B2 Swiss Loan, in each case as the context requires.

        "Facility B Repayment Date" means the Termination Date applicable to Facility B.

        "Facility B1" means the term loan facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities).

        "Facility B1 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility B1 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B1 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility B1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility B1 Lender" means:

  (a)
  any Original Facility B1 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility B1 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility B1 Lender in accordance with the terms of this Agreement.

        "Facility B1 Loan" means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

        "Facility B2" means the term loan facility made available under this Agreement as described in paragraph (a)(v) of Clause 2.1 (The Facilities).

        "Facility B2 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility B2 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B2 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility B2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility B2 Lender" means:

  (a)
  any Original Facility B2 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility B2 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility B2 Lender in accordance with the terms of this Agreement.

        "Facility B2 Loan" means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

        "Facility B2 Swiss" means the term loan facility made available under this Agreement as described in paragraph (a)(vi) of Clause 2.1 (The Facilities).

        "Facility B2 Swiss Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility B2 Swiss Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B2 Swiss Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility B2 Swiss Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility B2 Swiss Lender" means:

  (a)
  any Original Facility B2 Swiss Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility B2 Swiss Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility B2 Swiss Lender in accordance with the terms of this Agreement.

        "Facility B2 Swiss Loan" means a loan made or to be made under Facility B2 Swiss or the principal amount outstanding for the time being of that loan.

        "Facility C" means Facility C1 and/or Facility C2 and/or Facility C2 Swiss, in each case as the context requires.

        "Facility C Commitment" means, in relation to a Lender, its Facility C1 Commitment and/or its Facility C2 Commitment and/or its Facility C2 Swiss Commitment, in each case as the context requires.

        "Facility C Lender" means a Facility C1 Lender and/or a Facility C2 Lender and/or a Facility C2 Swiss Lender, in each case as the context requires.

        "Facility C Loan" means a Facility C1 Loan and/or a Facility C2 Loan and/or a Facility C2 Swiss Loan, in each case as the context requires.

        "Facility C Repayment Date" means the Termination Date applicable to Facility C.

        "Facility C1" means the term loan facility made available under this Agreement as described in paragraph (a)(vii) of Clause 2.1 (The Facilities).

        "Facility C1 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility C1 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any Facility C1 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility C1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility C1 Lender" means:

  (a)
  any Original Facility C1 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility C1 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility C1 Lender in accordance with this Agreement.

        "Facility C1 Loan" means a loan made or to be made under Facility C1 or the principal amount outstanding for the time being of that loan.

        "Facility C2" means the term loan facility made available under this Agreement as described in paragraph (a)(viii) of Clause 2.1 (The Facilities).

        "Facility C2 Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility C2 Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any Facility C2 Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility C2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility C2 Lender" means:

  (a)
  any Original Facility C2 Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility C2 Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility C2 Lender in accordance with this Agreement.

        "Facility C2 Loan" means a loan made or to be made under Facility C2 or the principal amount outstanding for the time being of that loan.

        "Facility C2 Swiss" means the term loan facility made available under this Agreement as described in paragraph (a)(ix) of Clause 2.1 (The Facilities).

        "Facility C2 Swiss Commitment" means:

  (a)
  in relation to an Original Lender, the amount set opposite its name under the heading "Facility C2 Swiss Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any Facility C2 Swiss Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount of any Facility C2 Swiss Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

        "Facility C2 Swiss Lender" means:

  (a)
  any Original Facility C2 Swiss Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Facility C2 Swiss Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility C2 Swiss Lender in accordance with this Agreement.

        "Facility C2 Swiss Loan" means a loan made or to be made under Facility C2 Swiss or the principal amount outstanding for the time being of that loan.

        "Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

        "Fee Letter" means any letter or letters entered into by reference to this Agreement between any one or more of the Finance Parties and the Company setting out any of the fees referred to in Clause 15 (Fees).

        "Finance Company" means a company which is a (direct or indirect) wholly-owned Subsidiary of the Company, is a sister company, and not a Subsidiary of, Bidco, and does not own any shares or interest in any other person.

        "Finance Party" means the Facility Agent, the Arrangers, the Security Agent, the Issuing Bank, a Lender, a Hedge Counterparty, a Fronted Ancillary Lender, a Fronting Ancillary Lender or an Ancillary Lender.

        "Financial Indebtedness" means (without double counting) any indebtedness for or in respect of:

  (a)
  monies borrowed;

  (b)
  any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

  (c)
  any amount raised pursuant to any note purchase facility or the issue of bonds (other than any performance or advance payment bond), notes, debentures, loan stock or any similar instrument;

  (d)
  the amount of any Capitalised Lease Obligation;

  (e)
  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

  (f)
  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the amount of any derivative transaction, only the marked to market value shall be taken into account (provided that for the purposes of Clause 26.5 (Cross default) only the net amount not paid or which is payable by the relevant member of the Group shall be included);

  (g)
  the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier or from the contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

  (h)
  any counter-indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary letter of credit or any other instrument issued by a bank or financial institution (each an "instrument") provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

  (i)
  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing which is treated as such under the Accounting Principles; and

  (j)
  the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition,

but excluding for the avoidance of doubt all pension related liabilities.

        "Financial Quarter" has the meaning given to that term in Clause 24.1 (Financial definitions).

        "Financial Statements" means Annual Financial Statements, Quarterly Financial Statements or Monthly Financial Statements, as applicable.

        "Fitch" means Fitch Ratings Ltd. or any successor to its ratings business.

        "Fronted Ancillary Commitment" means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the commitment of that Lender under the Fronted Ancillary Facility as notified by the Fronted Ancillary Lender to the Facility Agent pursuant to Clause 9.4 (Ancillary Facility Request) to the extent that amount is not cancelled or reduced under this Agreement or the Fronted Ancillary Documents relating to that Fronted Ancillary Facility.

        "Fronted Ancillary Document" means each document evidencing the terms of a Fronted Ancillary Facility.

        "Fronted Ancillary Facility" has the meaning given to it in Clause 9.2 (Fronted Ancillary Facility).

        "Fronted Ancillary Lender" has the meaning given to it in Clause 9.2 (Fronted Ancillary Facility).

        "Fronted Ancillary Portion" means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender's commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility.

        "Fronting Ancillary Commitment" means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the commitment of that Fronting Ancillary Lender under that part of the Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 9.11 (Fronted Ancillary Commitment Indemnities), as notified by the Fronting Ancillary Lender to the Facility Agent pursuant to Clause 9.4 (Ancillary Facility Request) to the extent that amount is not cancelled or reduced under this Agreement or the Fronted Ancillary Documents relating to that Fronted Ancillary Facility.

        "Fronting Ancillary Lender" has the meaning given to it in Clause 9.2 (Fronted Ancillary Facility).

        "Funds Flow Memorandum" means:

  (a)
  the funds flow memorandum in the Agreed Form containing details of the indicative flow of funds on the Closing Date and, in respect of other Utilisations permitted to be made under the Term Facilities, on the Utilisation Dates such Utilisations are expected to occur, such details having been prepared on the basis of information available at the time of preparation and applying assumptions which were, at the time it was compiled, considered by the Company and the Facility Agent to be reasonable; and

  (b)
  any replacement Funds Flow Memorandum that may from time to time be agreed between the Company and the Facility Agent, it being understood that they will to the extent it is required (as appropriate) discuss in good faith with a view to preparing and agreeing a revised funds flow memorandum.

        If a precise funds flow memorandum is not able to be settled as contemplated above at the time of a Utilisation of the Term Facilities, to the extent it has not and it is relevant to the proposed Utilisation, references in this Agreement to payment being made in accordance with the Funds Flow Memorandum (or similar) shall be construed as being a reference to payment being made in a manner such that, where applicable, the obligations of Bidco in respect of the Offer will be able to be fulfilled (to the extent of the relevant Utilisation) and in all other respects, so as to fulfil the transactions to which such Utilisation relates as contemplated in this Agreement and provided further, any amount relating to Transaction Costs payable by members of the Group shall not exceed the amount agreed between the Company and the Arrangers as the same is provided for in the agreed sources and uses.

        "GAAP" means:

  (a)
  in relation to the consolidated financial statements of the Group, International Financial Reporting Standards; and

  (b)
  in relation to any member of the Group, generally accepted accounting principles in its jurisdiction of incorporation or, as the case may be, International Financial Reporting Standards.

        "Gross Non-Core Asset Disposal Proceeds" means the Consideration received for the Disposal of a Non-Core Asset to the extent that the same would constitute Disposal Proceeds (ignoring for this purpose any deductions in respect of Disposal Proceeds pursuant to paragraphs (i) to (vi) of the definition of "Disposal Proceeds") and adding back any costs relating to that Disposal to the extent that they have been deducted therefrom and not ignored as aforesaid provided that only one Disposal during the life of the Facilities shall be capable of giving rise to such Gross Non-Core Asset Disposal Proceeds and those Gross Non-Core Asset Disposal Proceeds, less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Company has identified to the Facility Agent as being potential Re-investment Proceeds) must, in order to constitute Gross Non-Core Asset Disposal Proceeds, be equal to or greater than €2,000,000,000 (or its equivalent in other currencies).

        "Group" means the Company and its Subsidiaries.

        "Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

        "Hedge Counterparty" means:

  (a)
  a Lender or an Affiliate of a Lender or a person that was a Lender or an Affiliate of Lender at the time that it entered into the relevant Hedging Agreement;

  (b)
  where no Lender or Affiliate of any Lender has offered rates that are competitive with those that are being offered to the relevant member of the Group by a reputable third party hedge counterparty, any such third party hedge counterparty that has entered into a Hedging Agreement; or

  (c)
  a third party hedge counterparty that is at the Closing Date providing a hedging arrangement;

which in each case has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement provided that no Hedge Counterparty shall be entitled to benefit from the Transaction Security Documents save to the extent that the hedging arrangements it provides are in respect of the Group's exposure to interest rate and/or currency fluctuations under or in respect of this Agreement, the Target Bonds, the Bridge Facility Documents or, as the case may be, the High Yield Documents.

        "Hedging Agreement" means any agreement entered into or to be entered into by the Company or any other member of the Group and a Hedge Counterparty and not prohibited by the terms of this Agreement for the purpose of implementing the hedging strategy required by the Hedging Strategy Letter and the hedging arrangements referred to in the definition of "Hedge Counterparty" in relation to interest rate protection and foreign currency exchange rate protection.

        "Hedging Strategy Letter" means a letter dated on or about the date of this Agreement between the Arrangers and the Company setting out the hedging strategy agreed in relation to the Facilities.

        "High Yield Engagement Letter" means the engagement letter to be entered into on or about the date of this Agreement between the Company and the Arrangers relating to the issue of the High Yield Notes.

        "High Yield Inter-Company Loan Agreement" shall have the same meaning as "Notes On-Loan" in the Intercreditor Agreement.

        "High Yield Noteholders" means the holders of the High Yield Notes.

        "High Yield Notes" means high yield notes due no earlier than 9.5 years after the Closing Date to be issued by the High Yield Notes Issuer on terms consistent with the Intercreditor Agreement for the purposes of replacing or refinancing the Bridge Facility or, if the High Yield Notes are able to be issued on or before the Closing Date such that a drawing is not required to be made under the Bridge Facility, making payment in lieu of the Bridge Lenders under the Bridge Facility Agreement and, if applicable, for the purpose of refinancing part of the Facilities (and shall include, for the avoidance of doubt, "Demand Securities" as defined in the Bridge Facility Agreement or any other demand securities or other debt instrument other than any "Exchange Notes" (as defined in the Bridge Facility Agreement) issued by the High Yield Notes Issuer in compliance with the "Notes Major Terms" and the "Notes Guarantee Maturity Provisions" (each as defined in the Intercreditor Agreement)).

        "High Yield Notes Documents" means the High Yield Notes Indenture, any guarantee or guarantor accession agreement under the High Yield Notes Indenture, any associated fee and engagement letters, the High Yield Inter-Company Loan Agreement, the High Yield Notes Security Documents and any other documents designated as such by the High Yield Notes Trustee and the Company in each case on terms consistent with the Intercreditor Agreement.

        "High Yield Notes Finance Parties" means the High Yield Notes Trustee, the High Yield Noteholders and the Security Agent.

        "High Yield Notes Indenture" means the indenture to be executed by the High Yield Notes Issuer and the trustee of the High Yield Notes pursuant to which the High Yield Notes are issued.

        "High Yield Notes Issuer" means the Company, any Holding Company of the Company, any Affiliate of any Holding Company of the Company that is not a member of the Group or any Finance Company.

        "High Yield Notes Outstandings" means the aggregate amount outstanding at any time in respect of principal under the High Yield Notes.

        "High Yield Notes Security Documents" shall have the same meaning as "Notes Security Documents" in the Intercreditor Agreement.

        "High Yield Notes Trustee" means the trustee of the High Yield Notes under the High Yield Notes Indenture.

        "Holdcos" means each of Topco, InterCo, PIKCo, the Company, Bidco, the Finance Company and any other entity through which the Company holds, directly or indirectly, an interest in the Finance Company.

        "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

        "IBOR" means CIBOR, EURIBOR or LIBOR, as appropriate.

        "Information Memorandum" means the document in the form approved by the Company concerning the Group which, at the request of the Company and on its behalf, is to be prepared in relation to this transaction and distributed by the Arrangers to selected institutions prior to the Syndication Date in connection with the syndication of the Facilities.

        "Initial Investors" means:

  (a)
  funds or partnerships managed or advised by Apax Partners Worldwide LLP or an Affiliate thereof;

  (b)
  Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone FI Communications Partners (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Participation Partnership (Cayman) IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them or by The Blackstone Group International Limited;

  (c)
  KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership and funds or partnerships related, managed or advised by Kohlberg Kravis Roberts & Co. Ltd. or any of them or any Affiliate of any of them;

  (d)
  funds advised by Permira Advisers KB or an Affiliate thereof; and

  (e)
  Providence Equity Offshore Partners V L.P., Providence Equity Operating Partners V L.P., Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them.

        "Insurance" means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim.

        "Intellectual Property" means:

  (a)
  any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

  (b)
  the benefit of all applications and rights to use such assets of each member of the Group.

        "InterCo" means Nordic Telephone Company Administration ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29176396) having its seat in Denmark and registered office at Langelinie Alle 35, 2100 Københaven Ø, Denmark, which is, as at the Closing Date, the immediate Holding Company of PIKCo and the immediate Subsidiary of Topco.

        "Intercreditor Agreement" means the intercreditor agreement entered into or to be entered into between. amongst others, the Facility Agent, the Security Agent, the Issuing Bank, the Lenders, the Hedging Banks, the Bridge Agent, and, after issue of the High Yield Notes, the High Yield Notes Trustee (or in the case of any other refinancing of the Bridge Facility, the equivalent under that other refinancing), PIKCo, the Original Intercompany Lenders and the Original Intercompany Borrowers (as defined in the intercreditor agreement) and the Obligors in the Agreed Form.

        "Interest Cover" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 13.1 (Selection of Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

        "Investor Documents" means:

  (a)
  the memorandum and articles of association of the Company;

  (b)
  any subscription agreement for shares of the Company;

  (c)
  any Permitted Subordinated Debt Document;

  (d)
  the Intercreditor Agreement; and

  (e)
  the Investors' Equity Commitment Letter.

        "Investors" means the Initial Investors and any of their assignees or transferees and any assignee or transferee (direct or indirect) of any interest in the Company.

        "Investors' Equity Commitment Letter" means the letters dated on or about the date of this Agreement in the Agreed Form between the Initial Investors and the Holdcos containing, amongst other things, a commitment by the Initial Investors to make available directly or indirectly to Bidco an amount such that (when taken together, and without double continuing) the Equity Percentage is not less than 17 per cent. or, if greater, such other amount as per the agreed sources and uses in the manner contemplated in the Structure Memorandum.

        "Investors' Reports Recoveries Letter" means the letter agreement dated on or about the date of this Agreement between the Security Agent and the Initial Investors relating to obligations of the Initial Investors in respect of claims brought by them against the authors or providers of Reports.

        "Issuing Bank Accession Agreement" means an agreement substantially in the form of Schedule 7 (Form of Issuing Bank Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

        "Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which in any such case is not a member of the Group but in which a member of the Group has a direct or indirect equity or similar interest.

        "LC Term" means, in respect of a Letter of Credit, the period during which the Issuing Bank may be under a liability under such Letter of Credit.

        "Legal Due Diligence Report" means:

  (a)
  the legal due diligence report prepared by Bech Bruun, in relation to Danish law-governed matters, with input from Abel & Skovgård Larsen Law Firm in relation to Danish labour law and works council matters, Baker & McKenzie Zurich, Switzerland in relation to Swiss-law governed matters, Gleiss-Lutz in relation to Polish-law governed matters and relating to the Target Group in the Agreed Form; and

  (b)
  the legal due diligence report prepared by Simpson Thacher & Bartlett LLP, in relation to English and New York law-governed matters relating to the Target Group in the Agreed Form.

        "Legal Reservations" means:

  (a)
  the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

  (b)
  the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; and

  (c)
  any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) or delivered in connection with the accession of an Additional Borrower or an Additional Guarantor or under any other provision of or otherwise in connection with any Senior Finance Document (provided that where any such legal opinion has been delivered in relation to a particular Obligor and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Obligor and/or document (other than in the case where the definition is used in respect of a person and/or a document in respect of which a legal opinion has not been rendered under this Agreement where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document)).

        "Lender" means a Facility A1 Lender, a Facility A2 Lender, a Facility A2 Swiss Lender, a Facility B1 Lender, a Facility B2 Lender, a Facility B2 Swiss Lender, a Facility C1 Lender, a Facility C2 Lender, a Facility C2 Swiss Lender, a Cash Bridge A Lender, a Cash Bridge B Lender or a Revolving Facility Lender.

        "Letter of Credit" means a letter of credit, guarantee, bond or other instrument issued or to be issued by the Issuing Bank under this Agreement.

        "Letter of Credit Limit" means €250,000,000 or, if the aggregate principal amount of letters of credit (or similar instruments) issued by banks or financial institutions on behalf of members of the Target Group as at the Closing Date exceeds that amount, subject to the approval of the Original Lenders (such approval not to be unreasonably withheld) such amount plus (in either case) such other amount as is agreed between the Company and the Majority Revolving Facility Lenders (acting reasonably) after negotiations to determine an appropriate limit have been conducted in good faith (taking into account historical and prospective requirements of the Target Group) or, in any event, if less, the Total Revolving Facility Commitments.

        "LIBOR" means, in relation to any Loan or overdue amount denominated in any currency other than euro:

  (a)
  the applicable Screen Rate; or

  (b)
  if no Screen Rate is available for the relevant currency or that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period.

        "Licence" means any licence or authorisation issued to a member of the Target Group for the undertaking of:

  (a)
  in Denmark, a universal mobile telecommunications service;

  (b)
  in Denmark, Germany, Poland, Sweden and Switzerland, a DCS/GSM cellular mobile telecommunications service;

  (c)
  In Denmark, a voice telephony service;

  (d)
  in Denmark, the construction and operation of a telecommunications network;

  (e)
  in Denmark, the provision of data services over telecommunications networks; and

  (f)
  in Denmark, the resale of capacity on telecommunications networks,

(together, the "Initial Licences") and any other licence or authorisation issued to a member of the Target Group by any relevant authority in connection with the Initial Licences or for cellular mobile telephony under a different technology standard in each case to the extent that any such licence or authorisation is required under applicable law for the designated purpose.

        "Loan" means a Term Loan, a Revolving Capex Loan or a Revolving Facility Loan.

        "Loss Sharing Date" means the Acceleration Date or the date (if any) on which the Facilities are cancelled under Clause 11.7 (Exit).

        "Majority Cash Bridge Facility A Lenders" means, at any time, a Cash Bridge Facility A Lender or Cash Bridge Facility A Lenders whose Available Commitments under Cash Bridge Facility A and participations in the Cash Bridge Facility Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Cash Bridge Facility A and the Cash Bridge Facility A Loans then outstanding.

        "Majority Cash Bridge Facility B Lenders" means, at any time, a Cash Bridge Facility B Lender or Cash Bridge Facility B Lenders whose Available Commitments under Cash Bridge Facility B and participations in the Cash Bridge Facility Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Cash Bridge Facility B and the Cash Bridge Facility B Loans then outstanding.

        "Majority Facility A Lenders" means, at any time, a Facility A Lender or Facility A Lenders whose Available Commitments under Facility A and participations in the Facility A Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility A and the Facility A Loans then outstanding.

        "Majority Facility A1 Lenders" means, at any time, a Facility A1 Lender or Facility A1 Lenders whose Available Commitments under Facility A1 and participations in the Facility A1 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility A1 and the Facility A1 Loans then outstanding.

        "Majority Facility A2 Lenders" means, at any time, a Facility A2 Lender or Facility A2 Lenders whose Available Commitments under Facility A2 and participations in the Facility A2 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility A2 and the Facility A2 Loans then outstanding.

        "Majority Facility A2 Swiss Lenders" means, at any time, a Facility A2 Swiss Lender or Facility A2 Swiss Lenders whose Available Commitments under Facility A2 Swiss and participations in the Facility A2 Swiss Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility A2 Swiss and the Facility A2 Swiss Loans then outstanding.

        "Majority Facility B Lenders" means, at any time, a Facility B Lender or Facility B Lenders whose Available Commitments under Facility B and participations in the Facility B Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility B and the Facility B Loans then outstanding.

        "Majority Facility B1 Lenders" means, at any time, a Facility B1 Lender or Facility B1 Lenders whose Available Commitments under Facility B1 and participations in the Facility B1 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility B1 and the Facility B1 Loans then outstanding.

        "Majority Facility B2 Lenders" means, at any time, a Facility B2 Lender or Facility B2 Lenders whose Available Commitments under Facility B2 and participations in the Facility B2 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility B2 and the Facility B2 Loans then outstanding.

        "Majority Facility B2 Swiss Lenders" means, at any time, a Facility B2 Swiss Lender or Facility B2 Swiss Lenders whose Available Commitments under Facility B2 Swiss and participations in the Facility B2 Swiss Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility B2 Swiss and the Facility B2 Swiss Loans then outstanding.

        "Majority Facility C Lenders" means, at any time, a Facility C Lender or Facility C Lenders whose Available Commitments under Facility C and participations in the Facility C Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility C and the Facility C Loans then outstanding.

        "Majority Facility C1 Lenders" means, at any time, a Facility C1 Lender or Facility C1 Lenders whose Available Commitments under Facility C1 and participations in the Facility C1 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility C1 and the Facility C1 Loans then outstanding.

        "Majority Facility C2 Lenders" means, at any time, a Facility C2 Lender or Facility C2 Lenders whose Available Commitments under Facility C2 and participations in the Facility C2 Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility C2 and the Facility C2 Loans then outstanding.

        "Majority Facility C2 Swiss Lenders" means, at any time, a Facility C2 Swiss Lender or Facility C2 Swiss Lenders whose Available Commitments under Facility C2 Swiss and participations in the Facility C2 Swiss Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under Facility C2 Swiss and the Facility Swiss Loans then outstanding.

        "Majority Lenders" means, at any time, a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 66 2/3 per cent. of the Available Facilities and the Utilisations then outstanding.

        "Majority Revolving Facility Lenders" means, at any time, a Lender or Lenders whose Available Commitments under Revolving Facility and participations in Utilisations under Revolving Facility then outstanding aggregate more than 66 2/3 per cent. of the Available Facility under the Revolving Facility and the Utilisations under the Revolving Facility then outstanding.

        "Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

        "Margin" means:

  (a)
  in relation to any Facility A Loan, 2.25 per cent. per annum;

  (b)
  in relation to any Facility B Loan, 2.75 per cent. per annum;

  (c)
  in relation to any Facility C Loan, 3.25 per cent. per annum;

  (d)
  in relation to any Cash Bridge Loan, to the extent it is borrowed by a member of the Target Group and is Cash Collateralised 0.75 per cent. per annum and in all other cases 2.25 per cent. per annum;

  (e)
  in relation to any Revolving Capex Loan or Revolving Facility Loan, 2.25 per cent. per annum; and

  (f)
  in relation to any Unpaid Sum which is referable to a particular Facility, the rate per annum specified above relating to such Facility and in all other cases 2.25 per cent. per annum, in each case applied in accordance with the mechanism set out in Clause 12.3 (Default interest), provided that if:

    (i)
    no Event of Default has occurred which is continuing (provided that if an Event of Default is subsequently remedied or waived the Margin shall, if applicable, be reduced to the level otherwise applicable);

    (ii)
    a period of at least 12 Months has expired since the Closing Date; and

    (iii)
    the ratio of Consolidated Total Net Debt at the end of the most recently completed Relevant Period to Consolidated EBITDA for such Relevant Period is within the range set out below (as shown by the Quarterly Financial Statements for that Relevant Period and the related Compliance Certificate delivered by the Company to the Facility Agent), then the Margin for each Loan under Facility A, Facility B and the Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Consolidated Total Net Debt to Consolidated EBITDA	Facility A and Revolving Facility Margin % p.a.	Facility B Margin % p.a.
Greater than 4.75:1	2.25	2.75
Equal to or less than 4.75:1 but greater than 4.25:1	2.00	2.50
Equal to or less than 4.25:1 but greater than 3.75:1	1.75	2.50
Equal to or less than 3.75:1 but greater than 3.25:1	1.50	2.25
Equal to or less than 3.25:1	1.25	2.25

  However:

    (i)
    Any adjustment to the Margin as set out above shall take effect on the Business Day (the "Margin Adjustment Date") on which the Facility Agent receives the Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 23.2 (Compliance Certificate) provided that they are received prior to 11.00 a.m. on such Business Day, and if not, the Margin Adjustment Date shall be the next following Business Day.

    (ii)
    The adjusted Margin shall apply for the immediately following Financial Quarter, provided that on the next Margin Adjustment Date, the Margin applicable to each Loan under Facility A, Facility B and the Revolving Facility shall be calculated in accordance with the table above by reference to the ratio of Consolidated Total Net Debt to Consolidated EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent.

    (iii)
    If the Margin for a Loan is reduced for any period but the audited Annual Financial Statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Facility Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Margin for that Loan shall be the rate per annum specified opposite the relevant range set out in the table above and the revised ratio of Consolidated Total Net Debt to Consolidated EBITDA calculated using the figures in that Compliance Certificate. The Company shall promptly and in any event within five Business Days of being so requested pay to the Facility Agent any amount necessary to put the Facility Agent and Lenders in the position they would have been in had the appropriate rate of the Margin applied during that period.

    (iv)
    While an Event of Default is continuing, the Margin applicable to each Loan under Facility A, Facility B and the Revolving Facility shall revert to the rates specified in paragraphs (a), (b) and (e) above respectively.

    (v)
    For the purpose of determining the Margin, Consolidated Total Net Debt to Consolidated EBITDA and Relevant Period shall be determined in accordance with Clause 24.1 (Financial definitions).

        "Margin Stock" has the meaning given to that term in Regulation U of the Board as in effect from time to time.

        "Market Purchase Agreement" means the agreement dated on or about the date of this Agreement between, inter alia, the Company, Bidco and [JPMorgan Chase Bank, N.A.].

        "Market Purchase Facility Agreement" means a €1,050,000,000 market purchase facility agreement entered into between the Company and The Royal Bank of Scotland plc on or about the date of this Agreement.

        "Market Purchases" means market and other purchases of Target Shares (other than pursuant to the offer or any Compulsory Acquisition Procedure).

        "Market Report" means a market report prepared by Bain & Company in relation to the Group in the Agreed Form.

        "Material Adverse Effect" means any event or circumstance which has a material adverse effect on:

  (a)
  the business, assets or financial condition of the Group taken as a whole (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

  (b)
  the ability of the Group taken as a whole to perform its payment obligations under the Senior Finance Documents (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

  (c)
  the validity or enforceability of the Transaction Security Documents taken as a whole which is materially adverse to the interests of the Lenders taken as a whole.

        "Material Company" means, at any time:

  (a)
  the Company;

  (b)
  any other Obligor;

  (c)
  a member of the Group which:

  (i)
  has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but excluding intra-Group items) representing five per cent. or more of Consolidated EBITDA; or

  (ii)
  has gross assets (excluding intra-Group items) representing five per cent. or more of the gross assets of the Group,

    in each case calculated on a consolidated basis;

  (d)
  each Holding Company (provided that it is a member of the Group) of any company that is a Material Company pursuant to paragraph (b) or (c) above; and

  (e)
  a Subsidiary of the Company to which it has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Company.

        For the purposes of this definition if a Subsidiary becomes a Material Company under paragraph (e) above, the Material Company by which the relevant transfer was made shall, subject to paragraphs (b), (c) and (d) above, cease to be a Material Company.

        Compliance with the conditions set out in paragraphs (c)(i) and (c)(ii) above shall be determined by reference to the most recent annual Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group (or (in either case) if such audited financial statements are not available or required by law, such other accounts as available).

        However if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary.

        A report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

        "Maturity Date" means, in respect of a Letter of Credit, the last day of its LC Term.

        "Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

  (a)
  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

  (b)
  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

  (c)
  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

        The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

        "Monthly Financial Statements" means any financial statements delivered pursuant to paragraph (c) of Clause 22.11 (Financial statements).

        "Moody's" means Moody's Investors Service Limited or any successor to its ratings business.

        "Net Debt Service" has the meaning given to such term in Clause 24.1 (Financial covenants).

        "New Equity" means:

  (a)
  a subscription for ordinary shares in the Company; or

  (b)
  any other form of equity contribution to the Company previously agreed to by the Facility Agent (acting reasonably) in writing,

in each case where such subscription or contribution does not result in a Change of a Control.

        "Non-Core Asset" means a member of the Group together with, where applicable, its Subsidiaries (that were Subsidiaries of such member of the Group as at the date of this Agreement) or any of the assets of such member of the Group that is not and does not constitute all or any part of the Core Assets.

        "Non-Core Asset Disposal" means a disposal of the entire issued share capital of a Non-Core Asset or all or any part of any of its businesses.

        "Notes Guarantee" has the meaning given to such item in the Intercreditor Agreement.

        "Obligor" means a Borrower or a Guarantor.

        "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

        "Offer" means the offer to be made by Bidco to acquire the Target Shares substantially on the terms and conditions set out in the Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.

        "Offer Advertisement" means an advertisement to be published through the Copenhagen Stock Exchange A/S and published, issued or otherwise placed in one or more daily Danish national newspapers by or on behalf of Bidco announcing or otherwise setting out the terms and conditions of the Offer in accordance with Section 9 of the Danish Takeover Order.

        "Offer Documents" means the Offer Advertisement and the Offering Circular, each in the Agreed Form and any amendments or supplements thereto not in breach of this Agreement.

        "Offering Circular" means the public offer document approved by the Copenhagen Stock Exchange A/S setting out the terms of the Offer.

        "Optional Currency" means:

  (a)
  Danish Kroner, US Dollars, Sterling and Swiss Francs; and

  (b)
  such other currency which is readily available in the amount required and freely convertible into euro in the Relevant Interbank Market on the Rate Fixing Date and the first day of that Interest Period, in the case of a Loan, and on the Utilisation Date, in the case of a Letter of Credit.

        "Original Cash Bridge Facility A Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Cash Bridge Facility A Commitment.

        "Original Cash Bridge Facility B Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Cash Bridge Facility B Commitment.

        "Original Facility A1 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility A1 Commitment.

        "Original Facility A2 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility A2 Commitment.

        "Original Facility A2 Swiss Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility A2 Swiss Commitment.

        "Original Facility B1 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility B1 Commitment.

        "Original Facility B2 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility B2 Commitment.

        "Original Facility B2 Swiss Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility B2 Swiss Commitment.

        "Original Facility C1 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility C1 Commitment.

        "Original Facility C2 Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility C2 Commitment.

        "Original Facility C2 Swiss Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility C2 Swiss Commitment.

        "Original Financial Statements" means the consolidated audited financial statements for the Target and its Subsidiaries for the financial year ended 31 December 2004.

        "Original Obligor" means an Original Borrower or an Original Guarantor.

        "Original Revolving Capex Facility Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Revolving Facility Commitment.

        "Original Revolving Facility Lender" means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Revolving Facility Commitment.

        "Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

        "Party" means a party to this Agreement.

        "Perfection Requirements" means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

        "Permitted Acquisition" means an acquisition satisfying the requirements of paragraph (b)(viii) of Clause 25.7 (Acquisitions).

        "Permitted Junior Securities" has the meaning given to such term in the Intercreditor Agreement.

        "Permitted Notes On-Loan Payments" has the meaning given to such term in the Intercreditor Agreement.

        "Permitted Payments" means:

  (a)
  the payment:

  (i)
  of any amount payable under the Senior Finance Documents by the Company;

  (ii)
  of any amount payable under the Bridge Finance Documents by the Company or any High Yield Notes Issuer which is in the nature of interest, fees, costs and expenses only;

  (iii)
  of any amount payable under the Bridge Finance Documents by the Company or any High Yield Notes Issuer which is in the nature of principal:

  (A)
  in full or in part with the proceeds of the High Yield Notes or the proceeds of any Notes On-Loan made by the High Yield Notes Issuer to the Company or Permitted Junior Securities; or

  (B)
  if applicable, following election by the Company pursuant to Clause 2.2 (Term Facilities adjustment/cancellation), in part with the proceeds of Facility A1 Loans, Facility B1 Loans and Facility C1 Loans; or

  (C)
  if applicable, in part with Required Disposal Proceeds to the extent contemplated by Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds);

  (iv)
  of any amount payable under the High Yield Notes Documents by any Notes Issuer or Notes On-Loan Borrower which is in the nature of interest, fees, costs and expenses only;

  (v)
  Permitted Notes On-Loan Payments;

    (vi)
    of any amount payable under the Permitted Subordinated Debt Documents which would be permitted as, and is in lieu of, a dividend under paragraph (b) of the definition below;

    (vii)
    of any amount to the Company to enable it to satisfy obligations permitted by the terms of this Agreement to be incurred by the Company on behalf of or in respect of the obligations of other members of the Group;

    (viii)
    of any amount payable in respect of Transaction Costs;

    (ix)
    of reasonable third party costs and expenses incurred by the Investors in connection with the Offer (and its financing) and the Transaction Documents in accordance with the agreed sources and uses;

    (x)
    of the financial arrangement fees of the Initial Investors in accordance with the agreed sources and uses;

    (xi)
    of an annual monitoring fee to the Investors in accordance with the Business Plan;

    (xii)
    to any of the Investors or an advisor to any Investor (not constituting part of any management or monitoring fee, royalty fee or similar fee or other investment return) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arms' length commercial terms;

    (xiii)
    by the Company of amounts in order, and to the extent necessary, to:

    (A)
    enable the Holding Companies of the Company to pay (aa) their operating costs and any audit fees, legal fees, directors' endowments, directors' insurance and any other proper and necessary incidental expenses required to register and maintain their corporate existence, up to a maximum of €5,000,000 in aggregate for all such Holding Companies in each financial year of the Company and (bb) charges, fees and other expenses relating to the PIK Facility or any similar or replacement facility up to (other than in the case of annual agency fees (provided that these are in an amount that is not materially different to the amount of the first annual PIK agency fee set out in the agreed sources and uses) and other amounts set out in the agreed sources and uses) the amount approved by the Facility Agent (acting on the instructions of the Majority Lenders) and, outside of any default or distress situation, any consent fee for the amendment of the PIK Facility Agreement which is reasonable and customary for that type of amendment;

    (B)
    acquire the shares of any management leavers under any share option or other management incentive plan (and/or to purchase or repay any related loans) and/or to make other compensation payments to management leavers;

    (C)
    pay all Taxes for which the Company's Holding Companies are liable to the extent that those Taxes are attributable to the business of the Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement, provided that no member of the Group may make any payment in respect of Taxes to any of the Company's Holding Companies unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

    (D)
    after the date on which Senior Pushdown occurs, pay any fees, expenses or other costs incurred by the Company in acting as or maintaining its existence as a holding company or arising by operation of law or in the course of the ordinary administration of its business or for any Transaction Costs payable by the Company;

    (E)
    after the date on which Senior Pushdown occurs, to pay for any liabilities of the Company for or in connection with any Taxes, provided that no member of the

        Group may make any payment in respect of Taxes to the Company unless the amount so paid is required by it in order to make a payment to the relevant tax authorities;

      (F)
      after the date on which Senior Pushdown occurs, to pay for any amount due under any employment contracts for employees of the Company or service contracts for directors of the Company; and

      (G)
      after the date on which the Senior Pushdown occurs, pay for an amount equal to any insurance premiums, fees or costs payable by the Company;

    provided in all cases (save in the case of (aa) sub-paragraphs (i) to (viii) inclusive and (bb) sub-paragraph (xiii) (other than in respect of the PIK Facility)) that no Event of Default is outstanding or, in the case of sub-paragraphs (ii) to (viii) inclusive and sub-paragraphs (xiii)(D) to (xiii)(G) inclusive, to the extent permitted under the Intercreditor Agreement;

  (b)
  to the extent lawful under applicable law, the payment (in cash) of interim and final dividends or the repayment or prepayment of any amount payable under the Bridge Finance Documents by the Company which is in the nature of principal provided that:

  (i)
  such dividend or repayment or prepayment is funded entirely from Disposal Proceeds (excluding the Non-Core Asset Disposal Proceeds) and:

  (A)
  the ratio of Consolidated Total Net Debt to Consolidated EBITDA was at the end of the most recent complete Relevant Period less than or equal to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if any applicable proceeds from such disposal had been applied in prepayment on the last day of the most recent complete Relevant Period and by reference to the Company's then most recent financial statements as delivered to the Facility Agent); and

  (B)
  no Event of Default is outstanding; or

  (ii)
  such dividend is funded entirely from the Excluded Non-Core Assets Proceeds not otherwise applied in accordance with, and as required by, the terms of this Agreement, provided that:

  (A)
  the Gross Non-Core Assets Disposal Proceeds were at least €2,000,000,000 (or the equivalent in other currencies) and the amount required under this Agreement to be prepaid as a result of the Non-Core Assets Disposal having been made has been prepaid in full in accordance with Clause 11.8 (Disposal, Insurance, Report and Floatation Proceeds); and

  (B)
  no Event of Default is outstanding; or

  (c)
  any payments that are contemplated to be made to the Company under or pursuant to any step set out in the Structure Memorandum.

        "Permitted Reorganisation" means:

  (a)
  an acquisition by way of merger (not involving any Holdcos other than Bidco) provided that the acquisition is a Permitted Acquisition or is contemplated by the Structure Memorandum; and

  (b)
  an amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction on a solvent basis of a member of the Group (not involving the Company, any Holdco or any Borrower) whether in relation to the business or assets or shares of that member of the Group or otherwise, where all of the business and assets of that member remain within the Group (unless otherwise permitted under Clause 25.11 (Disposals), excluding for this purpose sub-paragraph (b)(x) of that Clause) and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors and:

    (i)
    to the extent such action results in a merger, the surviving entity of that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction is liable for the obligations to the Finance Parties under the Senior Finance Documents of the member of the Group it has merged with;

    (ii)
    the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group (or, if a merger relates to two or more members of the Group, the same jurisdiction as one of those members of the Group); and

    (iii)
    the Facility Agent and the Security Agent are given 15 Business Days' notice by the Company of that proposed amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction and, in the case of an Obligor, the Security Agent, acting reasonably, is satisfied that the Finance Parties will in all material respects enjoy at least the same or equivalent Transaction Security (if any) over the same assets and over that member of the Group and the shares in it (or the shares of the surviving entity); and

  (c)
  any other amalgamation, demerger, merger, consolidation or corporate reconstruction to which the Majority Lenders have given their consent; and

  (d)
  any step or other matter set out in or contemplated by the Structure Memorandum (including the Debt Pushdown); and

  (e)
  any step or other matter arising as a consequence of an undertaking or other obligation in this Agreement.

        "Permitted Subordinated Debt" means any loan made to the Company or other Financial Indebtedness borrowed by the Company:

  (a)
  which:

  (i)
  does not provide for any cash pay interest;

  (ii)
  has a maturity date later than the date falling 11 years after the Closing Date;

  (iii)
  does not receive any credit support from any member of the Group other than the Company as borrower on an unsecured basis; and

  (iv)
  is subject to the terms of, and the creditor of the loan is party as an Investor to, the Intercreditor Agreement; or

  (b)
  which, if it does not fall within paragraph (a) above, is otherwise on terms acceptable to, and approved by, the Majority Lenders (acting reasonably).

        "Permitted Subordinated Debt Document" means each document evidencing Permitted Subordinated Debt.

        "Permitted Swiss Non-Qualifying Lender" has the meaning given to such term in Clause 25.34 (Swiss Non-Qualifying Bank Creditors).

        "Phase One Debt Pushdown Date" means the first date on which Term Loans originally advanced to the Company are pushed down in whole or in part by means of the declaration and payment of the Phase One Dividend.

        "Phase One Dividend" has the meaning given to that term in Clause 25.31 (Target dividends).

        "Phase Two Debt Pushdown Date" means the date (if any) on which further Term Loans up to the balance of the Facilities advanced to the Company are pushed down by means of the declaration and payment of the Phase Two Dividend.

        "Phase Two Dividend" has the meaning given to that term in Clause 25.31 (Target dividends).

        "PIK Facility Agent" means Deutsche Bank AG, London Branch.

        "PIK Facility Agreement" means the €350,000,000 subordinated PIK Facility Agreement dated on or about the date of this Agreement and made between (amongst others) PIKCo, the PIK Facility Arrangers and the PIK Facility Lenders.

        "PIK Facility Arranger" means Deutsche Bank AG, London Branch.

        "PIK Facility Documents" means the PIK Facility Agreement, the PIK Facility Fee Letter and any other document designated as such by the PIK Facility Agent and the Company.

        "PIK Facility Fee Letter" means any letter or letters dated on or about the date of the PIK Facility Agreement between the PIK Facility Arrangers and PIKCo setting out any fees referred to in the PIK Facility Agreement.

        "PIK Facility Lenders" means each of the banks and financial institutions named as Lenders in the PIK Facility Agreement.

        "PIK Finance Party" means the PIK Facility Agent, the PIK Facility Arrangers and the PIK Facility Lenders.

        "PIKCo" means Nordic Telephone Company Finance ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark which is a wholly owned direct subsidiary of Topco.

        "Polkomtel" means the Target's interest in the Polish mobile phone business of Polkomtel S.A..

        "Prepayment Account" means the account of the Company with the Security Agent as designated by the Security Agent for this purpose.

        "Pro Rata Share" means the proportion which a Lender's Commitment under a Facility bears to all the Commitments under that Facility.

        "Quarterly Financial Statements" means any financial statements delivered pursuant to paragraph (b) of Clause 23.1 (Financial statements).

        "Rate Fixing Day" means:

  (a)
  the first day of an Interest Period for a Loan denominated in sterling;

  (b)
  the second Business Day before the first day of an Interest Period for a Loan denominated in any other currency (other than euro); or

  (c)
  the second TARGET Day before the first day of an Interest Period for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one date, the Rate Fixing Day will be the last of those days).

        "Reference Banks" means the principal offices in London of Credit Suisse First Boston International, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc or such other banks as may be appointed by the Facility Agent in consultation with the Company.

        "Re-investment Proceeds" means disposal proceeds that are contracted to be used or are used to purchase or invest in assets to be used in the business of the Group in the manner contemplated by sub-paragraph (b)(vi) of Clause 25.11 (Disposals) or as otherwise agreed under this Agreement, but do not include Polkomtel Disposal Proceeds.

        "Related Fund" means, in relation to a trust, fund or other entity, another trust, fund or other entity which:

  (a)
  is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and

  (b)
  has the same fund manager or asset manager or, if managed by different fund managers or asset managers, the fund managers or asset managers are Affiliates, or is owned by the same person as the first trust, fund or other entity.

        "Relevant Interbank Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market or, if applicable, the Copenhagen interbank market.

        "Relevant Jurisdiction" means, in relation to an Obligor:

  (a)
  its jurisdiction of incorporation; and

  (b)
  the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

        "Relevant Period" has the meaning given to such term in Clause 24.1 (Financial definitions).

        "Renewal Request" has the meaning given to that term in paragraph (a) of Clause 6.5 (Renewal of a Letter of Credit).

        "Repeating Representations" means the representations and warranties in Clauses 22.1 (Status), 22.2 (Binding obligations), 22.3 (Non-conflict with other obligations), 22.4 (Power and authority), 22.5 (Authorisations), 22.8 (No default) and 22.17 (Good title as to assets).

        "Reports" means the Accounting Report, the Legal Due Diligence Reports and the Market Report.

        "Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

        "Retained Excess Cash" means Excess Cashflow in respect of any financial year of the Company ending on or after 1 January 2006 not required to be applied in prepayment of the Facilities in accordance with Clause 11.10 (Excess cash).

        "Retained Proceeds" means the aggregate of:

  (a)
  any New Equity received by the Company and on-lent to, or subscribed for equity in, a member of the Group after the Closing Date;

  (b)
  any Permitted Subordinated Debt;

  (c)
  any Retained Excess Cash;

  (d)
  any Flotation Proceeds that the Company is not required to apply in prepayment of the Facilities in accordance with Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds); and

  (e)
  any Unused Amount that is, at such time, able to have been carried forward to that financial year pursuant to Clause 24.2(d) (Capital Expenditure),

provided that no such amount may be used to increase a limit or basket under this Agreement or utilised for a purpose permitted under this Agreement more than once.

        "Revolving Capex Loan" means any Loan made under the Revolving Facility for any purpose set out in paragraph (e) of Clause 3.1(Purpose).

        "Revolving Capex Repayment Date" means each of the dates specified in Clause 10.2 (Repayment of Revolving Capex Loans).

        "Revolving Capex Repayment Instalment" means each instalment for repayment of the Revolving Capex Loans referred to in Clause 10.2 (Repayment of Revolving Capex Loans).

        "Revolving Capex Sub-Limit" means €200,000,000 or, if less, the Total Revolving Facility Commitments.

        "Revolving Commitment" means, in relation to a Lender, its Revolving Facility Commitment.

        "Revolving Facility" means the revolving credit facility made available under this Agreement as described in sub-paragraph (a)(xii) of Clause 2.1 (The Facilities), part of which may be designated as Ancillary Facilities or Fronted Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities and Fronted Ancillary Facilities) and part of which may, subject to Revolving Capex Loans having been drawn, be termed out following the Term Out Date.

        "Revolving Facility Commitment" means:

  (a)
  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part II of Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

  (b)
  in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities and Fronted Ancillary Facilities)).

        "Revolving Facility Lender" means:

  (a)
  any Original Revolving Facility Lender; and

  (b)
  any bank, financial institution, trust, fund or other entity which has become a Revolving Facility Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Revolving Facility Lender in accordance with this Agreement.

        "Revolving Facility Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan, other than a Revolving Capex Loan.

        "Revolving Utilisation" means a Revolving Facility Loan or a Letter of Credit issued under the Revolving Facility.

        "Rollover Credit" means one or more Revolving Facility Loans or Letters of Credit:

  (a)
  made or to be made on the same day where:

  (i)
  a maturing Revolving Facility Loan is due to be repaid;

  (ii)
  a Borrower is obliged to pay to the Facility Agent for the Issuing Bank the amount of any claim under a Letter of Credit; or

  (iii)
  an Ancillary Facility or a Fronted Ancillary Facility is to be cancelled or terminated (other than as a result of a notice having been given under Clause 26.18 (Acceleration) or Clause 11.7 (Exit)) in whole or in part and a Borrower is obliged to pay to the relevant Ancillary Lender or, as the case may be, Fronting Ancillary Lender thereunder an amount equal to the Ancillary Outstandings thereunder or the portion due and payable;

  (b)
  the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan, amount of any claim under a Letter of Credit or the relevant Ancillary Outstandings (as the case may be);

  (c)
  in the same currency as the relevant maturing Revolving Facility Loan, the relevant claim under a Letter of Credit or, as the case may be, the relevant Ancillary Outstandings; and

  (d)
  made or to be made to the same Borrower for the purpose of:

  (i)
  refinancing that maturing Revolving Facility Loan;

  (ii)
  satisfying the obligations of that Borrower to pay the amount of any claim under a Letter of Credit; or

  (iii)
  satisfying the obligations of that Borrower to pay the amount of Ancillary Outstandings due and payable under the relevant Ancillary Facility or, as the case may be, Fronted Ancillary Facility.

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

        "Screen Rate" means:

  (a)
  for LIBOR, the British Bankers Association Interest Settlement Rate;

  (b)
  for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union; and

  (c)
  for CIBOR, the arithmetic mean (rounded upwards to four decimal places) of the offered quotations in Danish Kroner for the relevant period (under the caption "CIBOR fixing"),

for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Security" means:

  (a)
  any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security or security interest or any other agreement or arrangement having a substantially similar effect; and

  (b)
  a transaction under which any member of the Group will:

  (i)
  sell, transfer or otherwise dispose of any of its assets on terms whereby they are contractually required to be leased to or re-acquired by any other member of the Group;

  (ii)
  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

  (iii)
  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

  (iv)
  enter into any other arrangement with the effect of conferring a preferential right to assets in an insolvency,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

        The "Security Coverage Test" is passed if both of the following statements are true:

  (a)
  the aggregate earnings before interest, tax depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the members of the Group which are Guarantors (calculated on a consolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) equals or exceeds 85 per cent. of Consolidated EBITDA; and

  (b)
  the aggregate of the gross assets of the members of the Group which are Guarantors (calculated on a consolidated basis) equals or exceeds 85 per cent. of the gross assets of the Group,

provided that, if any member of the Group is not eligible to become a Guarantor pursuant to the Agreed Security Principles, the earnings before interest, tax depreciation and amortisation and gross assets of that member of the Group shall not be included in Consolidated EBITDA or the gross assets of the Group when calculating compliance with the Security Coverage Test (provided further that the total aggregate amount of earnings before interest, tax depreciation and amortisation and gross assets of members of the Group so excluded may not exceed five per cent. of the Consolidated EBITDA or of the total gross assets of the Group).

        "Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility or a Revolving Capex Loan.

        "Senior Finance Document" means each of:

  (a)
  this Agreement;

  (b)
  any Fee Letter;

  (c)
  the Hedging Strategy Letter;

  (d)
  the Syndication Side Letter;

  (e)
  any Accession Letter;

  (f)
  any Issuing Bank Accession Agreement;

  (g)
  any Resignation Letter;

  (h)
  any Ancillary Document;

  (i)
  any Transaction Security Document;

  (j)
  the Intercreditor Agreement;

  (k)
  the Investors' Report Recoveries Letter;

  (l)
  any Compliance Certificate;

  (m)
  any Utilisation Request;

  (n)
  any Letter of Credit;

  (o)
  any Hedging Agreement;

  (p)
  any Transfer Certificate; and

  (q)
  any other document or agreement designated as such by the Facility Agent and the Company.

        "Senior Management" means each of the chief executive officer, chief operating officer and the chief financial officer of the Group.

        "Senior Pushdown" has the meaning given to such term in the Intercreditor Agreement.

        "Specified Time" means a time determined in accordance with Schedule 10 (Timetables).

        "Structure Memorandum" means the structure reports relating to the Offer and the Facilities prepared by Bech-Bruun and PricewaterhouseCoopers LLP in the Agreed Form.

        "Subsidiary" means, in relation to any company or corporation, a company or corporation:

  (a)
  which is controlled, directly or indirectly, by the first mentioned company or corporation; or

  (b)
  more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

  (c)
  which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

        "Super Majority Lenders" means, at any time, a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 90 per cent. of the Available Facilities and participations in the Utilisations then outstanding.

        "Swiss Borrower" means a Borrower incorporated or established under the laws of, or for tax purposes resident in, Switzerland.

        "Swiss Non-Qualifying Lender" means any person or legal entity that is not a Swiss Qualifying Bank.

        "Swiss Obligor" means an Obligor incorporated or established under the laws of, or for tax purposes resident in, Switzerland.

        "Swiss Qualifying Bank" means any entity which effectively conducts banking activities with its own infrastructure and staff as principal purpose and which is recognised as a bank by the banking laws in force in the jurisdiction of its incorporation (as per the explanatory notes of the Swiss Federal Tax Administration No. S-02.123 (9.86) as amended, restated, supplemented or otherwise modified from time to time).

        "Swiss Qualifying Lender" means:

  (a)
  a Swiss Qualifying Bank; or

  (b)
  a Permitted Swiss Non-Qualifying Lender.

        "Swiss Real Estate Withholding Tax" means a withholding tax (tax at source) due under the applicable Swiss Cantonal and Federal Tax laws as a result of Loans being secured by real estate in Switzerland.

        "Swiss Withholding Tax" means a tax under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz Vom 13. Oktober 1965 über die Verrechnungssteuer).

        "Syndication" means primary syndication (which is to follow the sub-underwriting phase) of the Facilities.

        "Syndication Date" means the day which is 6 Months after the Closing Date or such earlier date specified by the Arrangers as the day on which Syndication of the Facilities is completed.

        "Syndication Side Letter" means the letter dated on or about the date of this Agreement between the Arrangers and the Company relating to Syndication.

        "Target" means TDC A/S.

        "Target Bonds" means:

  (a)
  the DEM 500,000,000 5.00% Notes due 2008, (ISIN: XS0088684849) issued by the Target;

  (b)
  the JPY 3,000,000,000 1.28% Notes due 2008, (ISIN: XS0131967613) issued by the Target;

  (c)
  the €350,000,000 5.625% Notes due 2009, (ISIN: XS0142545796) issued by the Target;

  (d)
  the €1,000,000,000 5.20% Notes due 2010, (ISIN: XS0161466254) issued by the Target;

  (e)
  the €700,053,000 3.875% Notes due 2011, (ISIN: XS0207600528) issued by the Target; and

  (f)
  the €750,000,000 6.50% Notes due 2012, (ISIN: XS0146556385) issued by the Target.

        "Target Group" means the Target and its Subsidiaries to be acquired by Bidco pursuant to the Offer.

        "Target Shares" means the shares the subject of the Offer, being all of the issued shares in the capital of the Target (including any Treasury Stock and any shares of the Target issued while the Offer remains open for acceptance and any shares represented by ADRs) and any such shares issued or to be issued following the exercise of any stock options.

        "TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

        "TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

        "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

        "Tax Deduction" has the meaning given to such term in Clause 16.1 (Tax definitions).

        "Tender" means any tender offer or call for or market or other purchase or redemption of any Target Bonds (and/or any consent solicitation with respect to any Target Bonds) to the extent launched, offered, called or made such that it is able to be completed prior to the date falling four Months after the Closing Date.

        "Term Facility" means Facility A, Facility B, Facility C or the Cash Bridge Facility.

        "Term Loan" means a Facility A Loan, a Facility B Loan, a Facility C Loan, a Cash Bridge A Loan or a Cash Bridge B Loan.

        "Term Optional Currency" means DKK or Swiss Francs, or in relation to Facility B or Facility C only, US Dollars.

        "Term Out Date" means the date falling 36 Months after the Closing Date.

        "Termination Date" means:

  (a)
  in relation to Facility A1, the date falling 84 Months after the Closing Date;

  (b)
  in relation to Facility A2, the date falling 84 Months after the Closing Date;

  (c)
  in relation to Facility A2 Swiss, the date falling 84 Months after the Closing Date;

  (d)
  in relation to Facility B1, the date falling 96 Months after the Closing Date;

  (e)
  in relation to Facility B2, the date falling 96 Months after the Closing Date;

  (f)
  in relation to Facility B2 Swiss, the date falling 96 Months after the Closing Date;

  (g)
  in relation to Facility C1, the date falling 108 Months after the Closing Date;

  (h)
  in relation to Facility C2, the date falling 108 Months after the Closing Date;

  (i)
  in relation to Facility C2 Swiss, the date falling 108 Months after the Closing Date;

  (j)
  in relation to Cash Bridge Facility A, the date falling 90 days after the Closing Date;

  (k)
  in relation to Cash Bridge Facility B, the earlier of the Adjustment Date and the date falling four Months after the Closing Date; and

  (l)
  in relation to the Revolving Facility, the date falling 84 Months after the Closing Date.

        "Topco" means Nordic Telephone Company Investment ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173141) having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark which is owned directly or indirectly by the Investors.

        "Total Ancillary Limit" means €250,000,000 or such other amount as is agreed between the Company and the Majority Revolving Facility Lenders (acting reasonably) following negotiations in respect thereof, having been conducted in good faith, taking into account historical and prospective requirements of the Group plus the ability to utilise the Revolving Facility or in any event, if less, the Total Revolving Facility Commitments.

        "Total Bridge Facility Commitments" means the aggregate Commitments under (and as defined in) the Bridge Facility Agreement.

        "Total Cash Bridge Facility A Commitments" means the aggregate of the Cash Bridge Facility A Commitments, being €1,100,000,000 at the date of this Agreement.

        "Total Cash Bridge Facility B Commitments" means the aggregate of the Cash Bridge Facility B Commitments, being €1,100,000,000 at the date of this Agreement.

        "Total Cash Bridge Facility Commitments" means the Total Cash Bridge Facility A Commitments and/or the Total Cash Bridge Facility B Commitments as the context requires.

        "Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Cash Bridge Facility A Commitments, the Total Cash Bridge Facility B Commitments and the Total Revolving Facility Commitments, being €10,700,000,000 (of which no more than €9,600,000,000 in aggregate may be utilised at any one time) at the date of this Agreement.

        "Total Facility A Commitments" means the aggregate of the Facility A1 Commitments and Facility A2 Commitments, being €2,100,000,000 at the date of this Agreement subject to reduction in accordance with Clause 2.2 (Term Facilities adjustment/cancellation).

        "Total Facility B Commitments" means the aggregate of the Facility B1 Commitments and the Facility B2 Commitments, being €2,850,000,000 at the date of this Agreement subject to reduction in accordance with Clause 2.2 (Term Facilities adjustment/cancellation).

        "Total Facility C Commitments" means the aggregate of the Facility C1 Commitments and the Facility C2 Commitments, being €2,850,000,000 at the date of this Agreement.

        "Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being €700,000,000 at the date of this Agreement.

        "Total Term Facility Commitments" means the aggregate of Total Facility A Commitments, Total Facility B Commitments, Total Facility C Commitments, Total Cash Bridge Facility A Commitments and Total Cash Bridge Facility B Commitments.

        "Transaction Costs" means all non-periodic fees, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any member of the Group (or any Holding Company of the Company) in connection with the Transaction Documents and/or the Offer (or the financing thereof) and/or any Tender in an amount previously agreed by the Company and the Arrangers (as the same is provided for in the agreed sources and uses).

        "Transaction Documents" means:

  (a)
  the Offer Documents;

  (b)
  the Senior Finance Documents;

  (c)
  the Bridge Finance Documents;

  (d)
  the High Yield Notes Documents; and

  (e)
  the Investor Documents.

        "Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

        "Transaction Security Documents" means each of the following documents:

  (a)
  the charges, pledges and assignments and other security documents identified in Part I of Schedule 13 (Transaction Security Documents);

  (b)
  the charges, pledges and assignments and other security documents delivered to the Facility Agent under Clause 25.28 (Security) or Part II of Schedule 2 (Conditions precedent to be delivered by an Additional Obligor), or entered or required to be entered into pursuant to Clause 25.26 (Further assurance); and

  (c)
  any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Senior Finance Documents.

        "Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or in any other form agreed between the Facility Agent and the Company.

        "Transfer Date" means, in relation to a transfer, the later of:

  (a)
  the proposed Transfer Date specified in the Transfer Certificate; and

  (b)
  the date on which the Facility Agent executes the Transfer Certificate.

        "Treasury Stock" means any issued share capital of the Target held by the Target.

        "Treasury Transaction" means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

        "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Senior Finance Documents.

        "US" or "United States" means the United States of America.

        "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

        "Utilisation" means a Loan or a Letter of Credit (but not a utilisation of an Ancillary Facility or a Fronted Ancillary Facility).

        "Utilisation Date" means each date on which a Facility is utilised by the drawing of a Loan or the issue of a Letter of Credit.

        "Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

        "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

        "Vendor Financing" means any Financial Indebtedness of a member of the Group to a vendor of equipment (or its Affiliate) in respect of or arising under or in connection with the supply of equipment by such vendor to a member of the Group on arms' length terms (or better).

1.2
Construction

(a)
Unless a contrary indication appears, a reference in this Agreement to:

(i)
the "Arrangers", any "Ancillary Lender", the "Facility Agent", any "Finance Party", any "Fronting Ancillary Lender", any "Fronted Ancillary Lender", any "Hedge Counterparty", the "Issuing Bank", any "Lender", any "Obligor", any "Party", the "Security Agent", or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as security agent or security agents in accordance with this Agreement;

(ii)
an "agreement" includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(iii)
an "amendment" includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and "amend" and "amended" shall be construed accordingly;

(iv)
"assets" includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)
"Barclays Capital" means Barclays Capital, the Investment Banking Division of Barclays Bank PLC;

(vi)
a "company" includes a company, a corporation or a limited partnership;

(vii)
a "consent" includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)
a "disposal" includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and "dispose" will be construed accordingly;

(ix)
the "European interbank market" means the interbank market for sterling, euro or other currencies operating in Participating Member States;

(x)
the "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent's spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(xi)
a "guarantee" includes:

(A)
indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any person; and

(B)
any other obligation of any person, whether actual or contingent:

(i)
to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)
to be responsible for the performance of any obligations by or the solvency of any other person,

    and "guaranteed" and "guarantor" shall be construed accordingly;

  (xii)
  "including" means including without limitation and "includes" and "included" shall be construed accordingly;

  (xiii)
  "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

  (xiv)
  a "participation" of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

  (xv)
  a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

  (xvi)
  a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

  (xvii)
  "shares" includes shares or limited partnership interests and share capital includes partnership capital;

  (xviii)
  a Senior Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Senior Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement or instrument;

  (xix)
  a claim being made under a Letter of Credit or such a claim being paid by the Issuing Bank, shall include a reference to the inclusion of any amount due (actually or contingently) from the Issuing Bank under that Letter of Credit in any account taken for the purposes of Rule 4.90 or Rule 2.85 of the Insolvency Rules 1986 in the insolvency proceedings of the beneficiary of that Letter of Credit or any other person;

  (xx)
  a provision of law is a reference to that provision as amended or re-enacted;

  (xxi)
  a time of day is a reference to London time; and

  (xxii)
  the singular includes the plural (and vice versa).

(b)
Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Senior Finance Document or in any notice given under or in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement.

(d)
Representations and warranties made on or before the Closing Date in respect of matters relating to members of the Target Group are qualified by the awareness of the Obligor giving those representations and warranties.

(e)
Representations and warranties qualified by the awareness of the Obligor giving those representations and warranties are made by reference to, and are limited to, the actual knowledge of the Obligor at the relevant time.

(f)
A Default or an Event of Default is continuing if it has not been remedied (in respect of an Event of Default under Clause 24.2 (Financial condition), in accordance with Clause 24.3 (Equity cure right) or Clause 24.4 (Deemed remedy)) or waived.

(g)
Any accounting or financial term shall, unless otherwise indicated, be construed in accordance with the Accounting Principles.

(h)
No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by a director, officer or employee save in the case of gross negligence or fraud in which case liability (if any) will be determined in accordance with applicable law.

(i)
Where a person (the "first person") is required to "ensure" or "procure" certain acts or circumstances in relation to any other person (the "second person") and the first person owns 90 per cent. or less of the equity in the second person and the balance of the equity is not owned by an Affiliate of the first person, such first person shall only be obliged to use its best efforts, subject to all limitations and restrictions on the influence it may exercise as a parent or shareholder over such second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts or circumstances.

(j)
A Letter of Credit or Ancillary Outstandings are "repaid" or "prepaid" to the extent that:

(i)
a Borrower provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)
in the case of a Letter of Credit, a Borrower has made a payment under paragraph (b) of Clause 7.4 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement in respect of that Letter of Credit under paragraph (d) of Clause 7.5 (Indemnities);

(iii)
the maximum amount payable under the Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be) is reduced in accordance with its terms;

(iv)
in the case of a Letter of Credit, the Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled; or

(v)
the Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further liability under that Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be).

          The amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (i) to (v) above is the amount of the relevant cash cover, payment, release, cancellation, or reduction.

(k)
A Borrower provides "cash cover" for a Letter of Credit, Ancillary Facility or Fronted Ancillary Facility if it pays an amount in the currency of the Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)
the account is with the Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit) or with the relevant Ancillary Lender or Fronted Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility or a Fronted Ancillary Facility);

(ii)
until no amount is or may be outstanding under that Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be), withdrawals from the account may only be made to pay the Issuing Bank, Ancillary Lender or Fronted Ancillary Lender for which the cash cover is provided in or towards reducing the outstandings under such Letter of Credit, Ancillary Facility or Fronted Ancillary Facility as the case may be; and

  (iii)
  if required by the Issuing Bank, the Ancillary Lender or the Fronted Ancillary Lender (as the case may be), the Borrower has executed and delivered a security document over that account, which creates a first ranking fixed Security over that account.

          Unless the Acceleration Date has occurred, any interest accruing on any such account will be paid to the order of the relevant Borrower.

(l)
The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount of cash cover provided in respect of that Letter of Credit which has not been applied in payment to the Issuing Bank or any Lender.

(m)
In the event that the High Yield Notes are not issued and the Group undertakes an alternative refinancing of the Bridge Facility, references in this Agreement to the High Yield Notes and related definitions shall be construed to apply to such alternative refinancing provided that, to the extent applicable, such alternative refinancing is on terms which are subject to or substantially consistent with the Intercreditor Agreement.

(n)
In relation to:

(i)
the "permitted acquisitions" general basket annual limit specified in sub-paragraph (b)(viii)(A)(X) of Clause 25.7 (Acquisitions), but excluding for this purpose any amount by which this is increased by the addition of Retained Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds at any time;

(ii)
the "permitted joint venture investments" general basket annual limits specified in sub-paragraphs (b)(iii) and (c) of Clause 25.8 (Joint Ventures); and

(iii)
the "permitted disposals" general basket annual limit specified in sub-paragraph (b)(xxi) of Clause 25.11 (Disposals),

  (each an "original basket amount"),

  in any financial year of the Company (the "Original Financial Year"), an amount equal to 50 per cent. of each original basket amount that is not applied in that Original Financial Year (the "Available Amount") may be carried forward to the immediately following financial year (the "Carry Forward Year") and added to the relevant corresponding basket in the Carry Forward Year so that the amount of such basket is increased by an amount equal to the Available Amount, provided that in any Carry Forward Year, any available basket amount shall be applied after any Available Amount carried forward into such Carry Forward Year.

1.3
Currency Symbols and Definitions

(a)
"€" and "euro" mean the single currency unit of the Participating Member States.

(b)
"US$" and "US Dollars" mean the lawful currency for the time being of the United States of America.

(c)
"DKK" and "Danish Kroner" means the lawful currency for the time being of the Kingdom of Denmark.

(d)
"CHF" and "Swiss Francs" means the lawful currency for the time being of Switzerland.

(e)
"£" and "Sterling" means the lawful currency for the time being of the United Kingdom.

1.4
Third party rights

(a)
Other than:

(i)
a Hedge Counterparty in relation to Clause 21 (Guarantee and Indemnity); or

  (ii)
  unless expressly provided to the contrary in a Senior Finance Document,

  a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

(b)
Notwithstanding any term of any Senior Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement or any Senior Finance Document at any time.

1.5
Intercreditor Agreement

        This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

SECTION 2

THE FACILITIES

2.     THE FACILITIES

2.1
The Facilities

(a)
Subject to the terms of this Agreement, the Lenders (to the extent applicable) make available:

(i)
a multicurrency term loan facility in an aggregate amount equal to the Total Facility A1 Commitments;

(ii)
a multicurrency term loan facility in an aggregate amount equal to the Total Facility A2 Commitments;

(iii)
a term loan facility (being a sub-set of, and not in addition to, Facility A2) in Swiss Francs in an aggregate amount equal to the Total Facility A2 Swiss Commitments;

(iv)
a multicurrency term loan facility in an aggregate amount equal to the Total Facility B1 Commitments;

(v)
a mulitcurrency term loan facility in an aggregate amount equal to the Total Facility B2 Commitments;

(vi)
a term loan facility (being a sub-set of, and not in addition to, Facility B2) in Swiss Francs in an aggregate amount equal to the Total Facility B2 Swiss Commitments;

(vii)
a multicurrency term loan facility in an aggregate amount equal to the Total Facility C1 Commitments;

(viii)
a multicurrency term loan facility in an aggregate amount equal to the Total Facility C2 Commitments;

(ix)
a term loan facility (being a sub-set of, and not in addition to, Facility C2) in Swiss Francs in an aggregate amount equal to the Total Facility C2 Swiss Commitments;

(x)
a multicurrency term loan facility in an aggregate amount equal to the Total Cash Bridge Facility A Commitments;

(xi)
a multicurrency term loan facility in an aggregate amount equal to the Total Cash Bridge Facility B Commitments; and

(xii)
a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments (part of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities).

(b)
The Term Facilities will be available to the Company and, subject to their acceding to this Agreement as an Additional Borrower in accordance with the terms of Clause 28.2 (Additional Borrower), to the Target and any other member of the Group.

(c)
The Revolving Facility includes an option for the Borrowers to request the Issuing Bank to issue Letters of Credit up to the Letter of Credit Limit counter-indemnified by the Lenders.

(d)
Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Revolving Facility.

(e)
Subject to the terms of this Agreement and the Fronted Ancillary Documents, a Fronting Ancillary Lender may make available a Fronted Ancillary Facility to any of the Borrowers in an amount equal to the aggregate of the relevant Fronted Ancillary Commitments from time to time.

2.2
Term Facilities adjustment/cancellation

(a)
If on the Adjustment Date any Target Bonds remain outstanding, the amount of each of the Facility A Commitments, the Facility B Commitments and the Facility C Commitments shall, on the Adjustment Date, be adjusted and, to the extent reduced, cancelled such that, as from (and including) the Adjustment Date the following shall apply:

(i)
The amount of the Total Facility A Commitments shall reduce and be equal to:

    €800,000,000 + (B*(€2,045,000,000 - €800,000,000)) + €250,000,000

    plus, at the option of the Company having given prior written notice to the Facility Agent, the amount of the Facility A1 Commitments shall increase by an amount equal to (€55,000,000*B).

    Where:

    "B" is the percentage of the aggregate par value of all Target Bonds redeemed or otherwise acquired pursuant to the Tenders.

  (ii)
  The amount of the Total Facility B Commitments shall reduce and be equal to:

    €1,850,000,000 + (B*(€2,765,000,000 - €1,850,000,000))

    plus, at the option of the Company, having given prior written notice to the Facility Agent, the amount of the Facility B1 Commitments shall increase by an amount equal to (€85,000,000*B).

    Where:

    "B" is the percentage of the aggregate par value of all Target Bonds redeemed or otherwise acquired pursuant to the Tenders.

  (iii)
  The amount of the Total Facility C Commitments shall reduce and be equal to:

    €1,850,000,000 + (B*(€2,765,000,000 - €1,850,000,000))

    plus, at the option of the Company, having given prior written notice to the Facility Agent, the amount of the Facility C1 Commitments shall increase by an amount equal to (€85,000,000*B).

    Where:

    "B" is the percentage of the aggregate par value of all Target Bonds redeemed or otherwise acquired pursuant to the Tenders.

  Provided that in each case the Company shall exercise its options in respect of all of sub-paragraphs (a)(i) to (a)(iii) inclusive to increase each of the Facilities as stated above, or not at all and provided further that the maximum amount by which the Company may require that the Facilities are increased (in aggregate) as from (and including) the Adjustment Date shall be the higher of:

  (A)
  the amounts determined at the option of the Company in accordance with the formulae stated above; and

  (B)
  the lower of:

  (i)
  €225,000,000; and

  (ii)
  the amount of additional distributable reserves of the Target (as determined by its Board of Directors) available to enable the Company, as a result of a Debt Pushdown, to refinance the Bridge Facility by the corresponding amount taking into consideration all other Financial Indebtedness of the Company at that time and during the period of 24 Months following the Closing Date.

(b)
Any reduction in the Total Facility A Commitments, the Total Facility B Commitments or the Total Facility C Commitments in accordance with this Clause 2.2 shall reduce rateably the Commitments of the Lenders under that Facility.

2.3
Finance Parties rights and obligations

(a)
The obligations of each Finance Party under the Senior Finance Documents are several. Failure by a Finance Party to perform its obligations under the Senior Finance Documents does not affect the obligations of any other Party under the Senior Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Senior Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Senior Finance Documents are separate and independent rights and any debt arising under the Senior Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)
A Finance Party may, except as otherwise stated in the Senior Finance Documents, separately enforce its rights under the Senior Finance Documents.

3.     PURPOSE

3.1
Purpose

(a)
Each Term Loan made under Facility A1, Facility B1 and Facility C1 may only be drawn by the Company and used in or towards:

(i)
financing the consideration payable by Bidco for the acquisition by it of Target Shares from accepting shareholders pursuant to the Offer and the cash settlement of any Treasury Stock and/or Target warrants or, the acquisition by it of those Target Shares to be acquired by it as a result of implementing any of the Compulsory Acquisition Procedures, the making of Market Purchases on or after the Closing Date, the refinancing of expenditure incurred by or on behalf of Midco or Bidco in making Market Purchases prior to the Closing Date provided that, such Target Shares are, or, upon the relevant Loan being made will be owned by Bidco or subscribing for shares in (or making another type of capital contribution to) Bidco to enable it to carry out any such Transaction and subject to the adjustment procedure set out in Clause 2.2 (Term Facilities Adjustments/Cancellation) up to €225,000,000 in aggregate for the purpose of refinancing a portion of the Bridge Facility or purchasing Danish Kroner (for the purpose of financing one or more of the preceding purposes in this paragraph) pursuant to Treasury Transactions permitted under paragraph (c) of Clause 25.27 (Hedging Arrangements and Treasury Transactions) which are contemplated in the Funds Flow Memorandum;

(ii)
refinancing the Financial Indebtedness outstanding under Cash Bridge Facility A; and

(iii)
financing Transaction Costs associated with any of the purposes specified in sub-paragraph (a)(i) above,

  in each case in accordance with the Funds Flow Memorandum (and the Company irrevocably authorises and directs the Facility Agent to make the payments to the relevant recipients on its behalf as described in the Funds Flow Memorandum).

(b)
Each Term Loan made under Facility A2, Facility B2 and Facility C2 may only be used in or towards:

(i)
refinancing indebtedness of the Target Group outstanding on the Closing Date (that is not part of paragraphs (ii) or (iii) below);

  (ii)
  financing the repayment of the 2006 Target Bonds;

  (iii)
  financing the payment of any principal and accrued interest in respect of any Tender for the Target Bonds (including any related costs and expenses of any such Tender);

  (iv)
  financing the Phase One Dividend to be made pursuant to the Debt Pushdown on the Phase One Debt Pushdown Date;

  (v)
  financing any Phase Two Dividend; and

  (vi)
  financing Transaction Costs associated with any of the purposes specified in sub-paragraphs (i) to (v) inclusive above to the extent they can be assumed by a member of the Target Group in accordance with applicable laws, in each case in accordance with the Funds Flow Memorandum (and the Company irrevocably authorises and directs the Facility Agent to make the payments to the relevant recipients on its behalf as described in the Funds Flow Memorandum).

(c)
Each Term Loan made under Facility A2 Swiss, Facility B2 Swiss and Facility C2 Swiss may only be borrowed by a Swiss Borrower and applied in or towards:

(i)
refinancing indebtedness of the Target Group outstanding on the Closing Date (that is not part of paragraphs (ii) or (iii) below);

(ii)
financing the repayment of the 2006 Target Bonds;

(iii)
financing the payment of any principal and accrued interest in respect of any Tender for the Target Bonds (including any related costs and expenses of any such Tender);

(iv)
financing the Phase One Dividend to be made pursuant to the Debt Pushdown on the Phase One Debt Pushdown Date;

(v)
financing any Phase Two Dividend; and

(vi)
financing Transaction Costs associated with any of the purposes specified in sub-paragraphs (i) to (vi) inclusive above to the extent they can be assumed by a member of the Target Group in accordance with applicable laws, in each case in accordance with the Funds Flow Memorandum (and the Company irrevocably authorises and directs the Facility Agent to make the payments to the relevant recipients on its behalf as described in the Funds Flow Memorandum).

(d)
Cash Bridge Facility A may only be used in or towards financing the consideration payable by Bidco for the acquisition by it of Target Shares from accepting shareholders pursuant to the Offer and the cash settlement of any Treasury Stock and/or Target warrants or, the acquisition by it of those Target Shares to be acquired by it as a result of implementing the Compulsory Acquisition Procedures, the making of Market Purchases on or after the Closing Date or the refinancing of expenditure incurred by or on behalf of Midco or Bidco in making Market Purchases prior to the Closing Date provided that, such Target Shares are, or, upon the relevant Loan being made will be owned by Bidco, or subscribing for shares in (or making another type of capital contribution to) Bidco to enable it to carry out any such acquisition, or purchasing Danish Kroner (for the purpose of financing one or more of the preceding purposes in this paragraph) pursuant to Treasury Transactions permitted under paragraph (c) of Clause 25.27 (Hedging Arrangements and Treasury Transactions) which are contemplated in the Funds Flow Memorandum.

(e)
Cash Bridge Facility B may only be used in or towards financing:

(i)
the payment of any principal and accrued interest in respect of any Tender for the Target Bonds (including any related costs and expenses of any such Tender). From and including the

    Closing Date, to the extent that a member of the Target Group may utilise the Cash Bridge Facility B, the Company shall, to the maximum extent it is able to do so, and provided that to do so would not be prejudicial to the interests of the Group, ensure that Cash Bridge B Loans are borrowed by members of the Target Group; or

  (ii)
  to finance the Phase One Dividend to be made pursuant to the Debt Pushdown on the Phase One Debt Pushdown Date pursuant to Clause 3.2 (Debt Pushdown).

(f)
Each Revolving Capex Loan may only be used for:

(i)
financing Capital Expenditure requirements of the Group;

(ii)
refinancing expenditure (including the proceeds of any utilisation of the Revolving Facility) expended on Capital Expenditure after the Closing Date or refinancing expenditure expended on or after the date of this Agreement but prior to the Closing Date on Capital Expenditure provided that the Company confirms, together with the relevant Utilisation Request, that such expenditure was previously budgeted to have been spent after the Closing Date; and

(iii)
costs, Capital Expenditure and expenses related to restructuring (including, without limitation, costs and expenses relating to any relocations, redundancies, corporate reorganisations forming part of any Permitted Reorganisation) to the extent that they have been identified in the Business Plan.

(g)
Revolving Utilisations may only be used:

(i)
by members of the Target Group for financing the working capital requirements and the general corporate purposes of the Target Group; and

(ii)
by the Company for financing payments it is obliged to make in respect of Facility A1, Facility B1, Facility C1, Cash Bridge Facility A, the Revolving Facility, the Bridge Facility Documents (in respect of amounts payable thereunder excluding principal) and the High Yield Notes Documents plus an amount equal to the amounts that the Company, PIKCo, or, as the case may be Bidco or, if different, the High Yield Notes Issuer (limited, in the case of any High Yield Notes Issuer, to amounts of interest and fees, costs and expenses that it is obliged to pay under or pursuant to the High Yield Note Documents) is obliged or permitted to make, subject to the Senior Finance Documents at the date of the relevant Utilisation, provided that the Company shall not be entitled to utilise any part of the Revolving Facility after the date falling 24 Months after the Closing Date.
(h)
No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders' capital.
(i)	(i)
The Company and the Facility Agent shall negotiate in good faith so as to determine whether each of Facility A2, Facility B2 and Facility C2 may be utilised by any member of the Target Group that is an operating company or, as the case may be, is the owner of assets (excluding shares of a member of the Group) that is a Material Company (pursuant to sub-paragraph (c) of that definition) in the manner described at sub-paragraph (ii) below with a view to determining whether any such member of the Target Group may use the proceeds of such Loan to repay indebtedness owed by it to another member of the Group or, as the case may be, lend such proceeds to another member of the Group such that such proceeds may, directly or indirectly, be able to be applied by (or on behalf of) the relevant member of the Target Group in or towards satisfying one or more of the purposes described at paragraph (b) of Clause 3.1 (Purpose).

(ii)
As soon as it is practicable to do so the Company and the Facility Agent shall, in good faith, determine whether or not it is preferable to utilise Facility A2, Facility B2 and Facility C2 in the manner contemplated by sub-paragraph (i) above and the amount each such member of the Group (if any) should borrow and the manner in which each amount (if any) should be applied. It is agreed that no such arrangements shall be agreed to if to do so would be prejudicial to the interests of the Group including, without limitation, the tax position of the Group when compared to such Loans being borrowed directly by the member of the Group that owes the third party indebtedness being refinanced.
(iii)
No Term Loans may be utilised at any time after the date falling four Months after the Closing Date (the "Cut-Off Date") in or towards financing any amounts payable in respect of the Target Bonds save that up to €250,000,000 of Commitments (in aggregate) shall be made available by Facility A2 Lenders for a period of an additional two Months following the Cut-Off Date solely for the purpose of being applied in or towards financing the payment of principal and accrued interest in respect of the purchase or redemption of any Target Bonds (including any related administrative or professional costs and expenses), whether as a result of a Tender or otherwise, provided that no such Tender shall have been commenced after the Cut-Off Date.
3.2
Debt Pushdown

(a)
To the extent necessary in order to implement the Debt Pushdown, a member of the Target Group which has become an Additional Borrower (or in the case of any Phase Two Dividend, if applicable following a Permitted Reorganisation pursuant to paragraph (a) or paragraph (d) of the definition of "Permitted Reorganisation", Bidco) may, if all the Target Shares are owned by Bidco, borrow all or any part of a Term Facility (being a Facility A Loan, a Facility B Loan or, as the case may be, a Facility C Loan) or, as the case may be, the Revolving Facility previously advanced to the Company for application in the manner contemplated by this Clause 3.2.

(b)
On the date of any Debt Pushdown the relevant Lenders will advance Term Loans under Facility A2, Facility A2 Swiss, Facility B2, Facility B2 Swiss, Facility C2, Facility C2 Siwss and Cash Bridge Facility B or, as the case may be, Revolving Facility Loans under the Revolving Facility (in amounts which are proportionate to their respective outstandings at the date such Term Loans or, as the case may be, Revolving Facility Loans are made) to the Additional Borrower or Borrowers as are requested provided that each such Borrower will be a member of the Target Group. On each such date the Target shall pay a distribution to Bidco (or, if applicable following a Permitted Reorganisation pursuant to paragraph (a) or paragraph (d) of the definition of "Permitted Reorganisation", the surviving entity shall pay a distribution to the Company) in an amount equal to and in the same currency as, the Term Loans so advanced. On the same day as such Loans are made and such dividend is paid, or, as the case may be, where a Permitted Reorganisation regarding Bidco and the Target has taken place, on the date of any Debt Pushdown Bidco (or, if applicable, the surviving entity) shall pay a distribution, undertake a reduction in its share capital or, as the case may be, lend to the Company (or any combination thereof) an amount such that, as a result thereof, and on such date the Company is able to repay Term Loans advanced under Facility A1, Facility B1, Facility C1 and Cash Bridge Facility A or, as the case may be, Revolving Facility Loans advanced under the Revolving Facility in an amount equal to the amount so received.

(c)
The Term Loans and the Revolving Facility Loans advanced by the Lenders in the manner contemplated in paragraph (b) above shall only be made provided that each of the following conditions are or, as the case may be, will be satisfied:

(i)
each of the payments required to be made so as to enable the Company to repay Term Loans and Revolving Facility Loans borrowed by it in an amount equal to the amount received from

    Bidco on such date whether as a result of a distribution or loan received by Bidco from the Target or otherwise are all completed on the same day as the corresponding Term Loans extended under Facility A2, Facility A2 Swiss, Facility B2, Facility B2 Swiss, Facility C2, Facility C2 Swiss and Cash Bridge Facility B or, as the case may be, Revolving Facility Loans are made for such purpose;

  (ii)
  at the end of the relevant day, the aggregate amount of Facility A Loans, Facility B Loans, Facility C Loans, Cash Bridge Facility Loans and Revolving Facility Loans does not exceed the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Cash Bridge Facility Commitments or, as the case may be, the Total Revolving Facility Commitments;

  (iii)
  the Facility A1 Loans, Facility B1 Loans and Facility C1 Loans are repaid on such date in the same proportion as between themselves as the Facility A2 Loans, Facility A2 Swiss Loans, Facility B2 Loans, Facility B2 Swiss Loans, Facility C2 Loans and Facility C2 Swiss Loans that were made on the relevant date;

  (iv)
  the Cash Bridge Facility A Loans are repaid on such date and in the same amount as the Cash Bridge Facility B Loans that are made on that date;

  (v)
  any Loan reborrowed is under the same Term Facility and in the same amount and currency as the Loan to be prepaid;

  (vi)
  other than in respect of a Loan made for the purpose of effecting a Debt Pushdown during the Certain Funds Period, no Event of Default is continuing or would result from the reborrowing and, in respect of a Loan made for the purpose of effecting a Debt Pushdown during the Certain Funds Period there is not an Event of Default occurring in respect of the relevant Borrower under Clauses 26.6 (Insolvency) to Clause 26.8 (Creditors' process);

  (vii)
  each of the representations and warranties in Clauses 22.1 (Status) to 22.5 (Authorisations) in respect of each member of the Target Group that is to be a Borrower on that day are true in all material respects; and

  (viii)
  the prepayment and reborrowing take place on the same day and, if there is a physical movement of cash rather than book entries, such amount reborrowed is held in accounts which are subject to Transaction Security created pursuant to the Transaction Security Documents on terms such that the only withdrawal permitted from the account is in payment of the relevant distribution to Bidco and ultimately towards application in prepayment of the Term Loans or, as the case may be, Revolving Facility Loans borrowed by the Company, or other arrangements satisfactory to the Facility Agent (acting reasonably) are put in place, in each case at the cost of the relevant Borrower.

(d)
If, and to the extent, any Term Loan or Revolving Facility Loan is prepaid and reborrowed pursuant to this Clause 3.2, no Break Costs shall be payable if such prepayment and reborrowing does not occur at the end of the current Interest Period corresponding to the relevant Term Loan or Revolving Facility Loan and the duration of the first Interest Period of the Term Loan or Revolving Facility Loan resulting from such reborrowing shall be equal to the unexpired portion of the Interest Period of the corresponding Term Loan or Revolving Facility Loan that was prepaid by such reborrowing.

(e)
The provisions of Clause 4.4 (Maximum number of Utilisations) and paragraph (c) of Clause 5.3 (Lenders' participation) will not apply to Term Loans or, as the case may be, Revolving Facility Loans made as part of the Debt Pushdown provided that they will be made such that such Clauses are satisfied immediately following the Debt Pushdown.

(f)
Each Loan advanced under Facility A, Facility B or, as the case may be, Facility C for the purpose contemplated in this Clause 3.2 shall be a Facility A2 Loan, a Facility A2 Swiss Loan, a Facility B2 Loan, a Facility B2 Swiss Loan, a Facility C2 Loan or, as the case may be, a Facility C2 Swiss Loan and, on such date, the aggregate of the Facility A2 Commitments, the Facility A2 Swiss Commitments, the Facility B2 Commitments, the Facility B2 Swiss Commitments, the Facility C2 Commitments or, as the case may be, the Facility C2 Swiss Commitments shall be increased by the amount so advanced thereunder and the aggregate of the Facility A1 Commitments, Facility B1 Commitments and the Facility C1 Commitments shall be reduced by the same amount such that, at no time:

(i)
will the aggregate of the Facility A1 Commitments, the Facility A2 Commitments and the Facility A2 Swiss Commitments exceed €2,100,000,000 (or the Facility A2 Swiss Commitments €250,000,000);

(ii)
will the aggregate of the Facility B1 Commitments, the Facility B2 Commitments and the Facility B2 Swiss Commitments exceed €2,850,000,000 (or the Facility B2 Swiss Commitments €250,000,000);

(iii)
will the aggregate of the Facility C1 Commitments, the Facility C2 Commitments and the Facility C2 Swiss Commitments exceed €2,850,000,000 (or the Facility C2 Swiss Commitments €250,000,000).

(g)
On each date that a Utilisation is made under Cash Bridge Facility B to redeem or otherwise acquire Target Bonds Cash Bridge Facility A Loans shall be redesignated in an equivalent amount, in the proportion that each Facility referred to below bears to the aggregate of such Facilities, as a Facility A1 Loan, a Facility B1 Loan and a Facility C1 Loan. No Break Costs shall be payable and the duration of the first Interest Period of each such Term Loan shall (if applicable) be equal to the unexpired portion of the Interest Period of the Cash Bridge Facility A Loans so redesignated.

(h)
On the date on which any redesignation referred to in paragraph (g) above occurs, the Commitments of the Lenders under each of Facility A1, Facility B1 and Facility C1 shall increase by an amount equal to the amount of any Facility A1 Loan, Facility B1 Loan or, as the case may be, Facility C1 Loan so redesignated and its Commitment under Facility A2 shall reduce by the amount its Commitment under Facility A1 has increased on such date, its Commitment under Facility B2 shall reduce by the amount its Commitment under Facility B1 has increased and its Commitment under Facility C2 shall reduce by the amount its Commitment under Facility C1 has increased.

(i)
The Company and the Finance Parties will negotiate in good faith to implement any further amendments to this Agreement that are required in order to implement the requirements of paragraphs (a) to (h) above.

3.3
Monitoring

  No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.     CONDITIONS OF UTILISATION

4.1
Initial conditions precedent

        The Lenders shall only be obliged to comply with Clause 5.3 (Lenders' participation) in relation to any Loan or Clause 6.3 (Issue of Letter of Credit) in relation to any Letter of Credit if on or before the Utilisation Date for that Utilisation the Facility Agent has received in form and substance satisfactory to the Facility Agent (acting reasonably) all of the documents and evidence set out in Part I of Schedule 2 (Conditions Precedent to Signing). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2
Further conditions precedent—all Utilisations

        Subject to Clause 4.3 (Certain funds) and Clause 26.19 (Clean up period), the Lenders will only be obliged to participate in any Utilisation if on the date of the Utilisation Request (in respect of paragraphs (b) and (c) only) and (in respect of sub-paragraphs (a), (b) and (c)) on the proposed Utilisation Date:

(a)
in respect of the first Utilisation Date only, Bidco has received from the Company proceeds by way of equity subscription in an amount such that the Equity Percentage is at least 17 per cent. or, if greater, such other amount as per the agreed sources and uses;

(b)
in the case of a Rollover Credit, the Acceleration Date has not occurred and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(c)
in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 22 (Representations) or, in relation to any other Utilisations (other than a Rollover Credit), the Repeating Representations are true in all material respects.

4.3
Certain funds

(a)
Except as provided in paragraph (b) below and provided that paragraph (c) below has been complied with and notwithstanding any other term of this Agreement or any other Senior Finance Document, during the Certain Funds Period, the Finance Parties are not permitted or entitled to (in each case to the extent the relevant Utilisation is being drawn or has been drawn for a purpose set out in sub-paragraphs (a)(i), (a)(ii), (b)(i), (b)(ii), (b)(iii), (b)(iv), (c)(i), (c)(ii), (c)(iii), (c)(iv), (d) and (e) of Clause 3.1 (Purpose) or any Transaction Costs relating thereto):

(i)
refuse or fail to make available or participate in any Term Loan;

(ii)
cancel any Facility A Commitment, Facility B Commitment, Facility C Commitment, Cash Bridge Facility A Commitment or Cash Bridge Facility B Commitment;

(iii)
exercise any right of rescission, termination, or similar right or remedy (whether under this Agreement or under any applicable law) or any other right of enforcement which it may have in relation to any Term Loan or the related Commitment;

(iv)
accelerate, make demand or cause or require repayment or prepayment of any Term Loan or Revolving Facility Loan or take any other step under Clause 26.18 (Acceleration) or enforce any Transaction Security;

(v)
invoke any condition set out in Clause 4.2 (Further conditions precedent—all Utilisations) as a ground for refusing to make a Term Loan; or

(vi)
exercise any right of set-off or counterclaim in respect of any Term Loan or the proceeds thereof.

(b)
Paragraph (a) above does not apply if the entitlement arises because:

(i)
the Company has not delivered on or before the Utilisation Date all of the documents and evidence required under Clause 4.1 (Initial conditions precedent) (unless the delivery of any condition precedent has been waived in accordance with this Agreement);

(ii)
the Company has not delivered a Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request);

(iii)
the Offer has terminated or (unless the same is mandatorily imposed by the Danish FSA, or the Copenhagen Stock Exchange or other relevant regulatory body) an amendment or waiver of any of the material terms of the Offer (other than the extension of the Offer period) has been made by any member of the Group (or any person on their behalf) without the consent of the Majority Lenders (acting reasonably) where such amendment or waiver is reasonably likely to affect materially and adversely the interests of the Lenders save that it is agreed that, notwithstanding any imposition as aforesaid, or not, any amendment or waiver that has the effect of reducing the level of acceptances to the Offer to an amount whereby the Compulsory Acquisition Procedures may not be implemented immediately following the Closing Date is material and, if such an amendment or waiver was implemented or was imposed, it would be reasonably likely to affect materially and adversely the interest of the Lenders and the provisions of paragraph (a) are not applicable unless the Lenders otherwise agree;

(iv)
in respect of all Utilisations up to and including the Closing Date, the board of directors of the Target has not recommended, or has withdrawn its recommendation at any time prior to the last day on which the Offer remains open for acceptances, to the shareholders of the Target that they accept the Offer; or

(v)
in respect of a Debt Pushdown Loan only, of the application of Clause 3.2(c)(vi) to the Loan being requested.

(c)
The Company has delivered to the Facility Agent a certificate confirming that there has been:

(i)
no termination of the Offer; and

(ii)
having regard to paragraph (b) above the provisions of paragraph (a) are applicable to the requested Utilisation.

(d)
Subject to Clause 26.19 (Clean up period), nothing in this Clause 4.3 will affect the rights of any Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.4
Maximum number of Utilisations

        A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

  (a)
  more than 25 Facility A Loans would be outstanding; or

  (b)
  more than 25 Facility B Loans would be outstanding; or

  (c)
  more than 25 Facility C Loans would be outstanding; or

  (d)
  more than 25 Cash Bridge Facility A Loans would be outstanding; or

  (e)
  more than 25 Cash Bridge Facility B Loans would be outstanding; or

  (f)
  more than 25 Revolving Facility Loans and 50 Letters of Credit (or, in each case, such higher number as the Facility Agent may agree), would be outstanding.

4.5
Drawing of Facilities

(a)
No Term Loans shall be made:

(i)
under Facility A1, Facility B1 or Facility C1; or

(ii)
under Facility A2, Facility B2 or Facility C2; or

  unless, in each case, Loans are made at the same time and in the same proportion as the Available Facility under each of those Facilities bears to the aggregate of those Available Facilities.

(b)
No Facility B2 Swiss Loans or Facility C2 Swiss Loans may be made if, as a result, the aggregate amount of outstanding Facility A2 Swiss Loans would be less than the amount, in aggregate, of outstanding Facility B2 Swiss Loans and Facility C2 Swiss Loans.

(c)
No Facility B2 Swiss Loans and Facility C2 Swiss Loans shall be made unless, in each case, Loans are made under each of those Facilities pro rata.

4.6
Adjustment Date Equity Percentage

        On the Adjustment Date, Bidco must have received from the Company proceeds by way of equity subscription in an amount such that the Equity Percentage is at least 17 per cent. or, if greater, such other amount as per the agreed services and uses.

SECTION 3

UTILISATION

5.     UTILISATION—LOANS

5.1
Delivery of a Utilisation Request

        A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or in the case of a Loan to be made on the Closing Date such later time as the Facility Agent may agree).

5.2
Completion of a Utilisation Request

(a)
Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)
it identifies the Borrower for the relevant Loan;

(ii)
it identifies the Facility to be utilised;

(iii)
the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)
the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)
the proposed Interest Period complies with Clause 13 (Interest Periods); and

(vi)
until such time, if any, as the Base Currency Amount of Loans made under the Revolving Facility and designated as Revolving Capex Loans is equal to the Revolving Capex Sub-Limit, in the case of a Loan requested under Revolving Facility, it specifies whether it is a Revolving Capex Loan or not provided that any such Loan that is to be applied in or towards any purpose set out in sub-paragraph (f) of Clause 3.1 (Purpose) during the period of 36 Months commencing on the Closing Date and ending on the Term Out Date shall be identified as being a Revolving Capex Loan.

(b)
Save in respect of Utilisation Requests where the proposed Utilisation Date is the Closing Date, only one Loan may be requested in each Utilisation Request.

5.3
Currency and amount
(a)	(i)
The currency specified in a Utilisation Request must be the Base Currency or, in relation to Facility A, Facility B and Facility C only, a Term Optional Currency or, in relation to Facility A2 Swiss, Facility B2 Swiss and Facility C2 Swiss only, Swiss Francs or, in relation to the Revolving Facility only, an Optional Currency.

(ii)
If notified by the Facility Agent within 30 days of the Adjustment Date, by no later than the last day of the current Interest Period applicable to each relevant Loan or, if such date is 14 days or less after the date of such notification by the end of the following Interest Period, Facility B1 Loans, Facility B2 Loans, Facility C1 Loans or, as the case may be, Facility C2 Loans shall be redenominated into US Dollars in the manner and amount specified below. The allocation of all or any amount that is to be redenominated (if any) shall, subject to the table below, be at the direction of the Majority Lenders. The maximum amount that may be so redenominated shall be the amount in the second column opposite the relevant percentage specified in column 1.
Column 1	Column 2
The percentage of Target Bonds redeemed, refinanced or repurchased by the Group by the Adjustment Date (determined by reference to the principal amount of the Target Bonds outstanding at the time of the Tender)	Maximum amount of euro that may be redenominated in US Dollars (determined by reference to the Agent's Spot Rate of Exchange).
more than 75	€750,000,000
50 to less than 75	€400,000,000
0 to less than 50	zero
(b)
The amount of the proposed Loan must be:

(i)
if the currency selected is the Base Currency, a minimum of €100,000,000 for Facility A, €100,000,000 for Facility B, €100,000,000 for Facility C, €100,000,000 for Cash Bridge Facility A, €100,000,000 for Cash Bridge Facility B and €5,000,000 for the Revolving Facility or in each case, if less, the Available Facility; or

(ii)
if the currency selected is Danish Kroner, a minimum of DKK750,000,000 for Facility A, DKK750,000,000 for Facility B, DKK750,000,000 for Facility C and DKK40,000,000 for the Revolving Facility or in each case, if less, the Available Facility; or

(iii)
if the currency selected is Swiss Francs, a minimum of CHF150,000,000 for Facility A2 Swiss, CHF150,000,000 for Facility B2 Swiss, CHF150,000,000 for Facility C2 Swiss and CHF8,000,000 for the Revolving Facility or in each case, if less, the Available Facility; or

(iv)
if the currency selected is US Dollars, a minimum of US$100,000,000 for Facility A, US$100,000,000 for Facility B, US$100,000,000 for Facility C and US$5,000,000 for the Revolving Facility or in each case, if less, the Available Facility; or

(v)
in relation to the Revolving Facility, if the currency selected is an Optional Currency other than Danish Kroner, Swiss Francs or US Dollars, a minimum of the equivalent of €5,000,000 or such lower minimum amount agreed by the Facility Agent or, if less, the Available Facility;

(vi)
in relation to each Revolving Capex Loan, a minimum of €10,000,000 (or its equivalent in another currency) or, if less, the Available Facility;

(vii)
in relation to the Revolving Facility, if the requested Revolving Facility Loan is to be denominated in Swiss Francs, when aggregated with the Base Currency Amount of all other Revolving Facility Loans denominated in Swiss Francs, the aggregate does not exceed €250,000,000;

(viii)
in any event such that its Base Currency Amount is less than or equal to the Available Facility,

  or, in the case of (i) to (vii), such lesser amount as the Facility Agent may agree.

5.4
Revolving Capex Loans

        If the proposed Loan is a Revolving Capex Loan:

  (a)
  its Utilisation Date shall be no later than the Term Out Date;

  (b)
  the aggregate Base Currency Amount of Revolving Capex Loans made since the date of this Agreement shall not exceed the Revolving Capex Sub-Limit; and

  (c)
  the Borrower shall be a member of the Target Group.

5.5
Lenders' participation

(a)
The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)
The amount of each Lender's share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)
Subject to Clause 3.2 (Debt Pushdown), no Lender is obliged to participate in a Loan if as a result:

(i)
its share in the Utilisations under a Facility would exceed its Commitment for that Facility; or

(ii)
the Utilisations would exceed the Total Commitments.

(d)
If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available to the Facility Agent for the account of the relevant Borrower by the Utilisation Date through its Facility Office.

(e)
The amount of each Lender's participation in each Loan will be equal to the proportion borne by its relevant Available Commitment to the relevant Available Facility immediately prior to making the Loan.

5.6
Limitations on Loans

        The Revolving Facility shall not be utilised until a Term Facility has been utilised (or is being utilised on the Closing Date) in accordance with this Agreement.

6.     UTILISATION—LETTERS OF CREDIT

6.1
Delivery of a Utilisation Request

        A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued under the Revolving Facility by giving to the Facility Agent a duly completed Utilisation Request not later than the Specified Time (or in the case of a Letter of Credit to be made on the Closing Date, by such later time as the Facility Agent may agree), provided that the aggregate amount of Utilisations by way of Letter of Credit shall not, at any time, exceed the Letter of Credit Limit.

6.2
Completion of a Utilisation Request

        A Request for a Letter of Credit will not be duly made unless:

  (a)
  it identifies the Facility to be utilised and the Borrower;

  (b)
  it specifies that it is for a Letter of Credit;

  (c)
  the Utilisation Date is a Business Day falling within the relevant Availability Period;

  (d)
  the amount of the Letter of Credit requested is:

  (i)
  a minimum of €5,000,000 or an amount which complies with Clause 8 (Optional Currencies);

  (ii)
  the maximum undrawn amount available under the Revolving Facility on the proposed Utilisation Date or, if less, the Letter of Credit Limit; or

  (iii)
  such other lower amount as the Facility Agent and the Issuing Bank may agree (acting reasonably);

  (e)
  the form of Letter of Credit is attached to the Utilisation Request and has previously been agreed by the Issuing Bank and by the Facility Agent or is substantially in the form set out in Schedule 14 (Form of Letter of Credit);

  (f)
  the Maturity Date of the Letter of Credit provided that if any Letter of Credit has a Maturity Date ending after the Termination Date applicable to the Revolving Facility:

  (i)
  on such Termination Date each Letter of Credit with a Maturity Date falling after the said Termination Date shall continue as between the Issuing Bank and the relevant Group Member on a bilateral basis and not as part of, or under the, Finance Documents; and

  (ii)
  save for any rights and obligations against any other Finance Party under the Senior Finance Documents prior to such Termination Date, no such rights or obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, support any such Letter of Credit in respect of any claims that arise after such Termination Date; and

  (g)
  the delivery instructions for the Letter of Credit are specified.

        Only one Letter of Credit may be requested in a Utilisation Request.

6.3
Issue of Letter of Credit

(a)
The Facility Agent must promptly notify the Issuing Bank and each relevant Lender of the details of the requested Letter of Credit and the amount of such Lender's share of that Letter of Credit.

(b)
The amount of each Lender's share in a Letter of Credit will be equal to its Pro Rata Share of such Letter of Credit on the Utilisation Date.

(c)
If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the proposed Utilisation Date and promptly thereafter provide a copy of that Letter of Credit to the Facility Agent.

6.4
Conditions precedent

(a)
The Issuing Bank is not obliged to issue any Letter of Credit if as a result:

(i)
the Issuing Bank would breach any law or regulation applicable to it;

(ii)
a Lender's share in the outstanding Utilisations under Revolving Facility would exceed its Revolving Facility Commitment; or

(iii)
the outstanding Utilisations under Revolving Facility would exceed the Total Revolving Facility Commitments.

(b)
The Issuing Bank is not obliged to issue any Letter of Credit if either on the date of the Request (or, as the case may be, the Renewal Request) or the Utilisation Date:

(i)
other than in relation to a Renewal Request, the Repeating Representations are not correct in all material respects; and/or

(ii)
a Default is continuing or would result from the issue of that Letter of Credit (or, in relation to a Renewal Request, the Acceleration Date has not occurred).

(c)
The Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in this Clause 6.4 have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption.

6.5
Renewal of a Letter of Credit

(a)
A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent of a request (a "Renewal Request") in substantially similar form to a Utilisation Request for a Letter of Credit.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Renewal Request is 11:00 a.m. three Business Days before the proposed Utilisation Date.

(c)
The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (e) of Clause 6.2 (Completion of a Utilisation Request) shall not apply.

(d)
The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)
its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)
its date of issue shall be the date which was the Maturity Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Maturity Date specified in the Renewal Request.

(e)
If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.6
Revaluation of Letters of Credit

(a)
If any Letter of Credit is denominated in an Optional Currency, the Facility Agent shall at twelve monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

(b)
A Borrower shall, if requested by the Facility Agent within three Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Utilisations exceeding the Total Revolving Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

(c)
From the date of any calculation under paragraph (a) above, for the purpose of any subsequent calculation under this Agreement the Base Currency Amount of the relevant Letter of Credit shall be the most recent recalculated amount applicable thereto.

7.     LETTERS OF CREDIT

7.1
Immediately Payable

(a)
If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of the Letter of Credit must (in accordance with Clause 7.4 (Claims under a Letter of Credit) or otherwise) repay or prepay that Letter of Credit or that amount within three Business Days of demand.

(b)
The Issuing Bank shall immediately notify the Facility Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Facility Agent shall immediately on receipt of any such notice notify the Company, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the Revolving Facility.

7.2
Illegality

(a)
The Issuing Bank must notify the Company and the Facility Agent promptly if it becomes aware that it is unlawful in any jurisdiction for the Issuing Bank to perform any of its obligations under a Senior Finance Document or to have outstanding any Letter of Credit.

(b)
After notification under paragraph (a) above:

(i)
the Company shall use its reasonable endeavours to ensure the release of the liability of the Issuing Bank under each outstanding Letter of Credit relevant to such jurisdiction;

(ii)
failing this, each Borrower shall repay or prepay the share of each Lender in each relevant Letter of Credit on the date specified in paragraph (c) below; and

(iii)
no further Letters of Credit will be issued by that Issuing Bank to the extent that it would be unlawful for the Issuing Bank to issue and/or perform its obligations under any such Letters of Credit.

(c)
The date for repayment or prepayment of a Lender's share in a Letter of Credit will be the date specified by the Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.3
Fees in respect of Letters of Credit

(a)
Each Borrower must pay to the Facility Agent for the account of the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in an amount equal to 0.125 per cent. per annum of the face amount of the Letter of Credit (excluding the amount of the share of the Issuing Bank in the Letter of Credit if that Issuing Bank (or an Affiliate of it) is also a Lender), less any amount which has been repaid or prepaid, from and including the date of issue of the Letter of Credit to and including its Maturity Date (or the date of its repayment, prepayment or cancellation, if earlier), payable quarterly in arrear.

(b)
Each Borrower must pay to the Facility Agent a Letter of Credit fee computed at a rate equal to the then applicable Margin for Loans made under the Revolving Facility on the outstanding amount of each Letter of Credit requested by it (less any amount which has been repaid or prepaid) for the period from and including the date of the issue of that Letter of Credit until and including its Maturity Date (or the date of its repayment or cancellation, if earlier). This fee will be distributed to the Lenders according to each Lender's Pro Rata Share of the Letter of Credit on the Utilisation Date for that Letter of Credit adjusted to reflect any subsequent assignment or transfer in accordance with Clause 27.13 (Assignments and transfers—Issuing Bank).

(c)
The accrued Letter of Credit fee is payable quarterly in arrear and at the end of any shorter period that ends on the Maturity Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Letter of Credit.

7.4
Claims under a Letter of Credit

(a)
Each Borrower and Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower and which appears on its face to be in order (a claim).

(b)
Each Borrower which requests a Letter of Credit must within 3 Business Days of demand pay to the Facility Agent for the account of the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)
On receipt of any demand or notification under Clause 7.1 (Immediately Payable) the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Loan:

(i)
in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)
for an Interest Period of three Months or such other period of up to six Months as notified by the relevant Borrower to the Issuing Bank prior to the Utilisation Date applicable to such currency; and

(iii)
with a Utilisation Date on the date of receipt of the relevant demand or notification.

  The proceeds of any such Revolving Facility Loan shall be used to pay the relevant claim.

(d)
Each Borrower and each Lender acknowledges that the Issuing Bank:

(i)
is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)
deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person,

  and the Issuing Bank may assume that any demand, certificate, statement or document which appears on its face to be in order is correct and properly made.

(e)
The obligations of each Borrower and each Lender under this Clause 7.4 will not be affected by:

(i)
the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)
any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.5
Indemnities

(a)
A Borrower must promptly on demand indemnify the Issuing Bank against any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is caused by the negligence or wilful misconduct of, or breach of the terms of this Agreement by, the Issuing Bank.

(b)
Each Lender must promptly on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the negligence or wilful misconduct of, or breach of the terms of this Agreement by, the Issuing Bank.

(c)
A Lender's share of the liability or loss referred to in paragraph (b) above will be its share of such Letter of Credit on the Utilisation Date (as determined in accordance with paragraph (b) of Clause 6.3 (Issue of Letter of Credit)) for that Letter of Credit, adjusted to reflect any subsequent assignment or transfer in accordance with Clause 27.13 (Assignments and transfers—Issuing Bank).

(d)
The relevant Borrower must promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.5, except to the extent arising out of the negligence or wilful misconduct of, or breach of the terms of this Agreement by, such Lender.

(e)
The obligations of each Borrower and Lender under this Clause 7.5 are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)
The obligations of each Borrower and Lender under this Clause 7.5 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 7.5 (whether or not known to it or any other person). This includes:

(i)
any time or waiver granted to, or composition with, any person;

(ii)
any release of any person under the terms of any composition or arrangement;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)
any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)
any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)
any amendment (however fundamental) of a Senior Finance Document or any other document or security; or

(vii)
any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document or any other document or security.

7.6
Lender as Issuing Bank

        A Lender which is also the Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as the Issuing Bank.

7.7
Rights of contribution

        No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.7.

8.     OPTIONAL CURRENCIES

8.1
Selection

(a)
A Borrower (or the Company on its behalf) must select the currency of a Utilisation in its Utilisation Request.

(b)
The amount of a Loan in an Optional Currency will be its Base Currency Amount notionally converted into that Optional Currency at the Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Interest Period of that Loan.

(c)
Unless the Facility Agent otherwise agrees, the Utilisations may not be denominated at any one time in more than 8 currencies.

8.2
Revocation of currency

(a)
If before 9:30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)
as regards a Loan, the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)
participating in a Loan in the proposed Optional Currency would, or would reasonably be expected to, contravene any law or regulation applicable to it,

  the Facility Agent must give notice to the Company to that effect promptly and in any event before 11:00 a.m. on that day.

(b)
In this event:

(i)
that Lender must participate in the Loan in the Base Currency; and

(ii)
the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(c)
Any part of a Loan treated as a separate Loan under this Clause 8.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)
A Revolving Facility Loan will still be treated as a Rollover Credit if it is not denominated in the same currency as the maturing Revolving Facility Loan by reason only of the operation of this Clause 8.2.

8.3
Optional Currency equivalents

        The equivalent in the Base Currency of a Utilisation or part of a Utilisation in an Optional Currency for the purposes of calculating:

(a)
whether any limit under this Agreement has been exceeded;

(b)
the amount of a Utilisation;

(c)
the share of a Lender in a Utilisation;

(d)
the amount of any repayment or prepayment of a Utilisation; or

(e)
the undrawn amount of a Lender's Commitment,

is its Base Currency Amount.

8.4
Restrictions

(a)
Facility A may be utilised in the Base Currency, Danish Kroner or, in an amount not exceeding the equivalent of €250,000,000 (calculated by reference to the Base Currency Amount of the relevant Loans as to their respective Utilisation Dates) Swiss Francs.

(b)
Facility B may be utilised in the Base Currency, Danish Kroner or, in an amount not exceeding the equivalent of €250,000,000 (calculated by reference to the Base Currency Amount of the relevant Loans as to their respective Utilisation Dates) Swiss Francs.

(c)
Facility C may be utilised in the Base Currency, Danish Kroner or, in an amount not exceeding the equivalent of €250,000,000 (calculated by reference to the Base Currency Amount of the relevant Loans as to their respective Utilisation Dates) Swiss Francs.

(d)
The aggregate amount of Swiss Francs outstanding under Facility B and Facility C shall not, by reference to the Base Currency Amount of the relevant Loans as at their respective Utilisation Dates, exceed the equivalent of €250,000,000.

(e)
Not less than 75 per cent of the aggregate amount of Loans outstanding under Facility B and 75 per cent of the aggregate amount of Loans outstanding under Facility C must be, in each case, denominated in the Base Currency or US Dollars.

(f)
The Cash Bridge Facility may be utilised in the Base Currency, Danish Kroner or, in an amount not exceeding ten per cent. of the Cash Bridge Facility, Swiss Francs.

(g)
The Revolving Facility may be utilised in the Base Currency or any Optional Currency.

9.     ANCILLARY FACILITIES AND FRONTED ANCILLARY FACILITIES

9.1
Type of Facility

        An Ancillary Facility or a Fronted Ancillary Facility may be by way of:

(a)
an overdraft or other current account facility; or

(b)
a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)
a short term loan facility;

(d)
a derivatives facility;

(e)
a foreign exchange facility; or

(f)
any other facility or accommodation required in connection with the business of the Group and which is agreed to by the Company with an Ancillary Lender or a Fronting Ancillary Lender.

9.2
Fronted Ancillary Facility

        If the Company so requests and without prejudice to Clause 9.9 (Affiliates of Lenders as Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders), a Lender (each such Lender in this capacity a "Fronting Ancillary Lender") may provide an Ancillary Facility (a "Fronted Ancillary Facility") on a bilateral basis in respect of the Fronted Ancillary Portion of its Available Revolving Commitment and/or with their respective agreement the Revolving Commitments of Lenders other than its own Revolving Commitment (together "Fronted Ancillary Lenders") provided that each Fronted Ancillary Facility shall comply with all the terms of this Clause 9 (Ancillary Facilities) unless otherwise set out below.

9.3
Availability

(a)
If the Company and a Lender agree and subject as provided below, the Lender may provide an Ancillary Facility on a bilateral basis to a Borrower in place of all or part of that Lender's unutilised Revolving Commitment.

(b)
If the Company and a Lender agree and subject as provided below, that Lender may agree to provide a Fronted Ancillary Facility on a bilateral basis to a Borrower in place of all or part of that Lender's, and/or with their respective agreement in place of other Lenders', unutilised Revolving Commitments.

(c)
An Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall not be made available unless the Facility Agent has first been provided with the notice and other information contemplated by Clause 9.4 (Ancillary Facility Request).

9.4
Ancillary Facility Request

        Not less than five Business Days prior to the Commencement Date for an Ancillary Facility or a Fronted Ancillary Facility (or such lesser period as the Facility Agent may agree) the Company shall deliver to the Facility Agent:

(a)
duly completed Ancillary Facility Request or Fronted Ancillary Facility Request, specifying:

(i)
the proposed Borrower(s) (or Affiliate(s) of a Borrower) which may use the Ancillary Facility or the Fronted Ancillary Facility (as the case may be);

(ii)
the proposed Commencement Date (which must be a date within the Availability Period for the Revolving Facility) of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be);

(iii)
the proposed expiry date of the Ancillary Facility or Fronted Ancillary Facility (as the case may be) which must, unless otherwise agreed in writing with the relevant Ancillary Lender or relevant Fronting Ancillary Lender (and, to the extent that the Fronting Ancillary Lender is to continue to receive the benefit of any indemnities provided by Fronted Ancillary Lenders under Clause 9.11 (Fronted Ancillary Commitment Indemnities) pursuant to Clause 9.12 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), the Fronted Ancillary Lenders), fall on or before the Termination Date applicable to the Revolving Facility);

(iv)
the proposed type of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided (which must comply with Clause 9.1 (Type of Facility);

(v)
the proposed Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be);

(vi)
the proposed applicable Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) and the amount of that Ancillary Commitment or Fronted Ancillary Commitment specified as an amount in the Base Currency; and

(vii)
the proposed currency or currencies of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be); and

(b)
a copy of the proposed Ancillary Facility Document or Fronted Ancillary Facility Document (as the case may be).

  The Facility Agent shall promptly notify:

  (i)
  the Company and the Ancillary Lender of receipt of an Ancillary Facility Request; and

  (ii)
  the Company, the Fronting Ancillary Lender and the Fronted Ancillary Lenders of receipt of a Fronted Ancillary Facility Request.

9.5
Terms of Ancillary Facilities and Fronted Ancillary Facilities

(a)
Except as provided below, the terms of any Ancillary Facility or Fronted Ancillary Facility will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Company.

(b)
However, those terms:

(i)
must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)
may allow only Borrowers (or Affiliates of Borrowers in accordance with Clause 9.10 (Affiliates of Borrowers)) to use the Ancillary Facility or the Fronted Ancillary Facility Document (as the case may be);

  (iii)
  may not allow the Ancillary Outstandings to exceed the relevant Ancillary Commitment or the aggregate of Fronted Ancillary Commitments (as the case may be) or, when aggregated with the Ancillary Commitments and Fronted Ancillary Commitments under all other Ancillary Facilities and Fronted Ancillary Facilities in effect on the Commencement Date, the Total Ancillary Limit;

  (iv)
  may not allow the Ancillary Commitment or the Fronted Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender (ignoring for this purpose any reduction in the Available Commitment arising out of such Lender providing an Ancillary Commitment or a Fronted Ancillary Commitment as referred to in paragraph (a) of the definition of Available Commitment) or, if less, the Total Ancillary Limit; and

  (v)
  unless otherwise agreed with the relevant Ancillary Lender or relevant Fronting Ancillary Lender and, if applicable, each relevant Fronted Ancillary Lender in writing, must provide that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid, not later than the Termination Date for the Revolving Facility.

(c)
Subject to compliance with paragraph (b) above, no amendment or waiver of a term of any Ancillary Facility or a Fronted Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronted Ancillary Lender (as the case may be).

(d)
Subject to compliance with Clause 9.4 (Ancillary Facility Request):

(i)
the Lender concerned will become an Ancillary Lender or a Fronting Ancillary Lender (as the case may be); and

(ii)
the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

  with effect from the date agreed by the Company and the Ancillary Lender or the Fronting Ancillary Lender (as the case may be).

(e)
If there is any inconsistency between any term of an Ancillary Facility or a Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for Clause 35.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or a Fronted Ancillary Facility.

9.6
Refinancing of Ancillary Facility or Fronted Ancillary Facility

(a)
No Ancillary Lender or Fronting Ancillary Lender may demand repayment or prepayment of any amounts under its Ancillary Facility or Fronted Ancillary Facility unless:

(i)
the Total Revolving Facility Commitments have been cancelled in full, or the Facility Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable; or

(ii)
the Ancillary Outstandings under that Ancillary Facility or Fronted Ancillary Facility can be repaid by a Revolving Facility Loan (and not less than seven Business Days' notice is given to the relevant Borrower before payment becomes due).

(b)
For the purposes of repaying Ancillary Outstandings, unless the Facility Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable a Revolving Facility Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)
The share of the Ancillary Lender or the Fronted Ancillary Lender (as the case may be) in a Revolving Facility Loan being used to refinance that Ancillary Lender's Ancillary Facility or

  Fronted Ancillary Lender's Fronted Ancillary Facility will be that amount which will result (so far as possible) in:

  (i)
  the proportion which its share of all outstanding Utilisations under the Revolving Facility bears to the aggregate amount of the outstanding Utilisations under the Revolving Facility,

    being equal to:

  (ii)
  the proportion which its Available Commitment with respect to the Revolving Facility bears to the aggregate of the Available Commitments with respect to the Revolving Facility,

  in each case, assuming the repayment of the relevant Ancillary Facility or Fronted Ancillary Facility has taken place.

  The share of the other Lenders in any such Revolving Facility Loan will be adjusted accordingly.

9.7
Information

        Each Borrower, each Ancillary Lender and each Fronting Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility or a Fronted Ancillary Facility to which it is a party (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

9.8
Interest, commitment commission and fees

(a)
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility or Fronted Ancillary Facility shall be determined by agreement between the Ancillary Lender, or the Fronting Ancillary Lender and the Fronted Ancillary Lenders and the Borrower concerned (or the Company on behalf of that Borrower) based upon normal market rates and terms.

(b)
Accrued interest, commission, fees and other remuneration in respect of an Ancillary Facility shall also be payable to the Ancillary Lender on cancellation of the Ancillary Commitment in respect of that Ancillary Facility at the time the cancellation is effective if the Ancillary Commitment is cancelled in full.

(c)
Accrued interest, commission, fees and other remuneration in respect of a Fronted Ancillary Facility shall also be payable to the Fronting Ancillary Lender and Fronted Ancillary Lenders on cancellation of the Fronted Ancillary Commitment in respect of that Fronted Ancillary Facility at the time the cancellation is effective if the Fronted Ancillary Commitment is cancelled in full.

9.9
Affiliates of Lenders as Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender, a Fronting Ancillary Lender or a Fronted Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Commitment is the amount set out opposite the relevant Lender's name in Part II of Schedule 1 (The Original Lenders) or in any relevant Transfer Certificate. For the purposes of calculating the Lender's Available Commitment with respect to the Revolving Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)
The Company shall specify any relevant Affiliate of a Lender in any Ancillary Facility Request delivered by the Company to the Facility Agent pursuant to paragraph (a) of Clause 9.4 (Ancillary Facility Request).

(c)
An Affiliate of a Lender which becomes an Ancillary Lender, a Fronting Ancillary Lender or a Fronted Ancillary Lender shall accede to this Agreement and the Intercreditor Agreement.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 27 (Changes to the Lenders)), its Affiliate shall cease to have any ongoing rights or obligations under this Agreement or under any Ancillary Document or Fronted Ancillary Document.

(e)
Where this Agreement or any other Senior Finance Document imposes an obligation on an Ancillary Lender or a Fronting Ancillary Lender and the relevant Ancillary Lender or Fronting Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.10
Affiliates of Borrowers

(a)
Subject to the terms of this Agreement, a Subsidiary of a Borrower that is also a Subsidiary of the Target may with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender and all the Fronted Ancillary Lenders become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be), provided that the relevant Borrower shall remain liable for any amounts borrowed under an Ancillary Facility or a Fronted Ancillary Facility by that Affiliate which becomes a borrower in accordance with this Clause 9.10.

(b)
The Company shall specify any relevant Affiliate of a Borrower that may become a borrower in any notice delivered by the Company to the Facility Agent pursuant to paragraph (a) of Clause 9.4 (Ancillary Facility Request).

(c)
If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 28.3 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement, any Ancillary Document or any Fronted Ancillary Document (unless that Affiliate is also the Affiliate of another Borrower).

9.11
Fronted Ancillary Commitment indemnities

(a)
A Borrower must promptly on demand indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it, except to the extent that the loss or liability is caused by the negligence or wilful misconduct of, or breach of the terms of this Agreement by, that Fronting Ancillary Lender.

(b)
Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the negligence or wilful misconduct of, or breach of the terms of this Agreement by, the Fronting Ancillary Lender.

(c)
The relevant Borrower which requested the Fronted Ancillary Facility must promptly on demand reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the negligence or wilful misconduct of, or breach of the terms of this Agreement by such Fronted Ancillary Lender.

(d)
The obligations of each Borrower and each Fronted Ancillary Lender under this Clause 9.11 are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)
The obligations of each Borrower and each Fronted Ancillary Lender under this Clause 9.11 will not be affected by any act, omission or thing which, but for this Clause 9.11, would reduce, release or prejudice any of its obligations under this Clause 9.11 (without limitation and whether or not known to it or any other person) including:

(i)
any time or waiver granted to, or composition with, any person;

(ii)
any release of any person under the terms of any composition or arrangement;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)
any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)
any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)
any amendment (however fundamental) of a Senior Finance Document or any other document or security; or

(vii)
any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document or any other document or security.

(f)
Rights of contribution/Subrogation

        No Obligor will be entitled to any right of subrogation, contribution or indemnity from any Finance Party for so long as any sum remains payable or capable of becoming payable under the Senior Finance Documents or in respect of any payment it may make under this Clause 9.11.

(g)
Settlement Conditional

        Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(h)
Exercise of Rights

        The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

  (i)
  to take any action or obtain judgment in any court against any Obligor;

  (ii)
  to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

  (iii)
  to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

9.12
Continuation of Ancillary Facilities and Fronted Ancillary Facilities

(a)
A Borrower and an Ancillary Lender or a Fronting Ancillary Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to the Revolving Facility or, as the case may be, the Revolving Commitments are cancelled under this Agreement.

(b)
If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender or, as the case may be, the Fronting Ancillary Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Senior Finance Documents. Save for any rights and obligations against any Finance Party under the Senior Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility or, as the case may be, Fronted Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.   REPAYMENT

10.1
Repayment of Term Loans
(a) (i)	If all the Target Bonds have been purchased, redeemed or otherwise acquired by the Adjustment Date, the Borrowers shall repay, or procure the repayment of, the aggregate Facility A Loans in accordance with this sub-paragraph (a)(i). The aggregate Base Currency Amount paid by the Borrowers on each Facility A Repayment Date shall be an amount which, save as adjusted by Clause 11 (Prepayment and cancellation), reduces the outstanding Base Currency Amount of the Facility A Loans by an amount equal to the percentage set out opposite that date of the Facility A Loans outstanding as at the close of business in London at the end of the Availability Period applicable to Facility A in the table below:
Facility A Repayment Date	Facility A Repayment Instalment
31 December 2006	5.00%
30 June 2007	3.50%
31 December 2007	3.50%
30 June 2008	4.00%
31 December 2008	6.50%
30 June 2009	7.00%
31 December 2009	7.50%
30 June 2010	8.00%
31 December 2010	8.50%
30 June 2011	9.00%
31 December 2011	10.50%
30 June 2012	11.00%
31 December 2012	16.00%
Total	100%
  (ii)
  In the event that some but not all of the Target Bonds are purchased, redeemed or otherwise acquired by the Adjustment Date the table set out in sub-paragraph (a)(i) above shall be amended so that the Facility A Loans, together with the outstanding Target Bonds at such time, will have an average life to maturity calculated as from the Closing Date as close as possible equal to 4.75 years provided that in any event not less than €800,000,000 shall amortise with Repayment Dates being those set out in sub-paragraph (a)(i) above, the first of them being 31 December 2006, by no later than 31 December 2009. Further, there shall be a repayment of Facility A Loans of not less than €20,000,000 on each Facility A Repayment Date prior to its Termination Date. The Company and the Facility Agent each acting reasonably shall agree such amendments to the table set out in sub-paragraph (a)(i) above as are required to give effect to this sub-paragraph (a)(ii). If no such agreement is able to be reached within 30 days of such negotiations being commenced, the Facility A Loans shall be repaid on each Facility A Repayment Date in an amount stipulated by the Facility Agent having regard to the conditions referred to in this paragraph and further having regard, to the extent applicable, to amortisation schedules for Loans of a similar type in the European leveraged loan market.

  (iii)
  If none of the Target Bonds are purchased, redeemed or otherwise acquired by the Adjustment Date the Borrowers shall repay, or procure the repayment of the aggregate Facility A Loans in accordance with this sub-paragraph (a)(iii). The aggregate Base Currency Amount paid by the Borrowers on each Facility A Repayment Date shall be an amount which save as adjusted by Clause 11 (Prepayment and cancellation), reduces the outstanding Base Currency Amount of the Facility A Loans by an amount equal to the percentage set out opposite that date of the Facility A Loans outstanding as at the close of business in London at the end of the Availability Period applicable to Facility A in the table below:

Facility A Repayment Date	Facility A Repayment Instalment
31 December 2006	7.50%
30 June 2007	7.50%
31 December 2007	7.5%
30 June 2008	11.00%
31 December 2008	18.00%
30 June 2009	22.00%
31 December 2009	26.50%
Total	100%
(b)
Any amount of any Facility A Loan still outstanding on the Termination Date for Facility A shall be repaid on that date.

(c)
If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans exceeds the respective Facility A Repayment Instalment, the Company may select which of those Facility A Loans will be wholly or partially repaid so that the relevant Facility A Repayment Instalment is repaid in full on the relevant Facility A Repayment Date (provided that, subject to any legal restriction, any Facility A Loans in respect of which the Company is the Borrower shall be repaid prior to any Facility A Loans in respect of which a member of the Target Group is the Borrower and provided further that, after repayment of any Facility A Loans in respect of which the Company is the Borrower in full, Facility A2 Loans and Facility A2 Swiss Loans shall be repaid pro rata).

(d)
If the aggregate amount of the Facility A Loans outstanding at the end of the Availability Period for Facility A is less than the total amount specified in the last row of the table set out in sub-paragraph (a)(i) or the relevant amount determined in accordance with sub-paragraph (a)(ii) or, as the case may be, the total amount specified in the last row of the table set out in sub-paragraph (a)(iii) above, the amount of each Facility A Repayment Instalment shall be reduced accordingly on a pro rata basis.

(e)
Each Borrower shall repay, or shall procure the repayment of, the aggregate Facility B1 Loans, Facility B2 Loans and Facility B2 Swiss Loans made to it on the Facility B Repayment Date.

(f)
Each Borrower shall repay, or shall procure the repayment of, the aggregate Facility C1 Loans, Facility C2 Loans and Facility C2 Swiss Loans made to it on the Facility B Repayment Date.

(g)
Each Borrower shall repay, or shall procure the repayment of, the aggregate Cash Bridge Facility A Loans made to it on the Cash Bridge Facility A Repayment Date.

(h)
Each Borrower shall repay, or shall procure the repayment of, the aggregate Cash Bridge Facility B Loans made to it on the Cash Bridge Facility B Repayment Date.

(i)
Subject to Clause 3.2 (Debt Pushdown), no Borrower may re-borrow any part of a Term Facility which is repaid.

10.2
Repayment of Revolving Capex Loans

(a)
The Borrowers shall repay, or procure the repayment of, the aggregate Revolving Capex Loans by repaying or procuring the repayment on each Revolving Capex Repayment Date of a Base Currency Amount which, save as adjusted by the provisions of Clause 11 (Prepayment and cancellation), reduces the outstanding aggregate Base Currency Amount of Revolving Capex Loans by an amount equal to the percentage set out opposite that date of the Revolving Capex Loans outstanding as at the close of business in London on the Term Out Date as set out in the table below:

Revolving Capex Repayment Date	Revolving Capex Repayment Instalment (%)
30 June 2009	9.4
31 December 2009	9.7
30 June 2010	10.3
31 December 2010	11.0
30 June 2011	11.6
31 December 2011	13.5
30 June 2012	14.2
31 December 2012	20.3
Total	100
(b)
Any amount of any Revolving Capex Loan still outstanding on the Termination Date for the Revolving Facility shall be repaid on that date.

(c)
If, in relation to a Revolving Capex Repayment Date, the aggregate amount of the Revolving Capex Loans exceeds the respective Revolving Capex Repayment Instalment, the Company may select which of those Revolving Capex Loans will be wholly or partially repaid so that the relevant Revolving Capex Repayment Instalment is repaid in full on the relevant Revolving Capex Repayment Date.

(d)
No Borrower may reborrow any part of the Revolving Facility utilised as a Revolving Capex Loan which is repaid.

10.3
Repayment of Revolving Facility Loans

(a)
Each Borrower which has drawn a Revolving Loan (other than a Revolving Capex Loan) shall repay that Loan on the last day of its Interest Period.

(b)
Any amount of any Revolving Facility Loan still outstanding on the Termination Date for the Revolving Facility shall be repaid on that date.

(c)
Subject to the other terms of this Agreement, any amount repaid or prepaid under the Revolving Facility (that is not a Revolving Capex Loan) may be reborrowed.

10.4
Repayment of Letters of Credit

(a)
If not previously repaid, each Borrower must repay each Letter of Credit issued on its behalf in full on the date stated in that Letter of Credit to be its expiry date.

(b)
Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

(c)
Any Letter of Credit still outstanding on the Termination Date for the Revolving Facility shall be repaid on that date.

11.   PREPAYMENT AND CANCELLATION

11.1
Illegality of a Finance Party

        If at any time after a Finance Party becomes a party to this Agreement it becomes unlawful in any applicable jurisdiction for such Finance Party to perform any of its obligations as contemplated by this Agreement, any Ancillary Document or any Fronted Ancillary Document respectively or to make, fund, issue or maintain its participation in any Utilisation or, in the case of an Ancillary Lender, a Fronting Ancillary Lender or a Fronted Ancillary Lender, any utilisation under any Ancillary Facility or Fronted Ancillary Facility, as the case may be:

  (a)
  that Finance Party shall promptly notify the Facility Agent upon becoming aware of that event and upon the Facility Agent notifying the Company:

  (i)
  the Commitments of that Lender, Ancillary Lender or Fronted Ancillary Lender as the case may be, shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and/or

  (ii)
  the Issuing Bank shall not be obliged to issue any Letter of Credit or, as the case may be, that Ancillary Lender or Fronting Ancillary Lender shall not be obliged to issue any guarantee, bond or letter of credit under that Ancillary Facility or Fronted Ancillary Facility;

  (b)
  the Company shall ensure that the relevant Borrower shall use its best endeavours to procure the release of each outstanding Letter of Credit without being obliged to expend any monies;

  (c)
  if the event relates to any Issuing Bank, the Revolving Facility shall cease to be available for the issue of Letters of Credit by any such Issuing Bank;

  (d)
  the Company shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law):

  (i)
  repay that Lender's participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Senior Finance Documents) or, if required by the Company, that Lender's participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer); and

  (ii)
  repay that Lender's participation in or, as the case may be, the Issuing Bank's maximum contingent liability under, or procure the transfer to a Lender willing to accept that transfer at par (to the extent it is lawful for such Lender, or, as the case may be, such Issuing Bank to undertake such transfer), each Letter of Credit requested by that Borrower; and/or

  (iii)
  repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility or Fronted Ancillary Facility of that Ancillary Lender or Fronting Ancillary Lender as the case may be.
11.2
Voluntary cancellation

(a)
Subject to paragraph (b) below the Company may, if it gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Available Facility being, in the case of a cancellation in part, a minimum amount of €10,000,000 for the Term Facilities or €5,000,000 for the Revolving Facility. Any cancellation under this Clause 11.2 shall reduce rateably the Commitments of the Lenders under that Facility.

(b)
The Company shall not cancel any part of the Facility A Available Commitment, the Facility B Available Commitment or the Facility C Available Commitment:

(i)
unless at the same time it cancels a pro rata amount of the Available Commitments (if any) for each other such Term Facility; and

(ii)
if the proposed cancellation is to take effect before the Adjustment Date, the Facility Agent is satisfied (acting reasonably) that the Group will be able to meet its payment obligations in respect of any Tender.

11.3
Mandatory cancellation

(a)
If:

(i)
it is not possible to complete the Offer prior to the end of the Availability Period applicable to Utilisations which are able to be used for the purpose specified in sub-paragraph (a)(i) of Clause 3.1 (Purpose); or

(ii)
the Offer is withdrawn or terminates,

  all the Commitments will be immediately and automatically cancelled.

(b)
On the date falling 60 days after the Closing Date, if not already cancelled or otherwise reduced to that level, the Total Commitments under Cash Bridge Facility B shall be reduced to €250,000,000 and the Company shall ensure that the Borrowers thereunder repay such amount (if any) as is required so as to reduce the aggregate outstandings under the Cash Bridge Facilities to €250,000,000.

(c)
On the date falling two months after the Closing Date, Facility A2 shall be cancelled by an amount equal to €250,000,000 less the par value amount of Target Bonds plus accrued interest in respect of such Target Bonds and administrative and professional costs and expenses relating thereto that have been purchased or paid by the Company since the Adjustment Date using the proceeds of Facility A2 Loans drawn for that purpose.

11.4
Voluntary prepayment of Term Loans and Revolving Capex Loans

(a)
Subject to paragraphs (b) and (c) below, any Borrower may, if the Company gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Cash Bridge Facility Lenders, the Majority Facility A1 Lenders, the Majority Facility A2 Lenders, the Majority Facility A2 Swiss Lenders, the Majority Facility B1 Lenders, the Majority Facility B2 Lenders, the Majority Facility B2 Swiss Lenders, the Majority Facility C1 Lenders, the Majority Facility C2 Lenders, the Majority Facility C2 Swiss Lenders, and/or, as the case may be, the Majority Revolving Facility Lenders may agree) prior notice, prepay the whole or any part of the Cash Bridge Facility Loans, the Facility A1 Loans, Facility A2 Loans, Facility A2 Swiss Loans, Facility B1 Loans, Facility B2 Loans, Facility B2 Swiss Loans. Facility C1 Loans, Facility C2 Loans or Facility C2 Swiss Loans or Revolving Capex Loans (but, if in part, being an amount that reduces the amount of the relevant Loan by a minimum Base Currency Amount of €10,000,000).

(b)
The Company may elect to apply a prepayment made under this Clause 11.4 against any or all of the Cash Bridge Facility Loans, Facility A1 Loans, Facility A2 Loans, Facility A2 Swiss Loans, Facility B1 Loans, Facility B2 Loans, Facility B2 Swiss Loans, Facility C1 Loans, Facility C2 Loans, Facility C2 Swiss Loans or, as the case may be, Revolving Capex Loans in such proportions as it selects (unless, in accordance with and to the extent permitted by Clause 11.16 (Prepayment elections), a Facility B Lender or Facility C Lender elects to waive its share of the prepayment in which case the amount of such waived prepayment shall be applied in accordance with Clause 11.16 (Prepayment elections)).

(c)
For the purpose of this Clause 11.4 any amount prepaid in an Optional Currency shall be translated into the Base Currency at the Agent's Spot Rate of Exchange.

11.5
Voluntary prepayment of Revolving Facility Loans

        The Borrower to which a Revolving Facility Loan has been made may, if it or the Company gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Revolving Facility Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Revolving Facility Loan by a minimum Base Currency Amount of €5,000,000).

11.6
Right of repayment and cancellation in relation to a single Lender

(a)
If:

(i)
any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)
any Lender claims indemnification from the Company or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased Costs); or

(iii)
any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae);

(iv)
any Lender becomes a Non-Consenting Lender or a Non-Funding Lender; or

(v)
any Lender which is a Swiss Qualifying Lender on the date on which it becomes a party to this Agreement becomes a Swiss Non-Qualifying Lender after the date on which it becomes a party to this Agreement and on such date it is not a Permitted Swiss Non-Qualifying Lender, the Company may, while (in the case of paragraphs (i) or (ii) above) the circumstance giving rise to the requirement for increased payment or indemnification continues or while (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, either (x) require the transfer of the whole of that Lender's (the transferring Lender) Commitments and participations in Utilisations to another bank or institution willing to accept that transfer on the last day of the then current Interest Period or (y) give the Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in outstanding Utilisations together with accrued interest and unpaid fees then due or (z) (in the case of paragraph (v) above only) require the transfer of the Facility A2 Swiss Loans, Facility B2 Swiss Loans and Facility C2 Swiss Loans made by that Lender to one or more Swiss Borrowers to one or more non-Swiss Borrowers and the redesignation of those Facility A2 Swiss Loans, Facility B2 Swiss Loans and Facility C2 Swiss Loans as Facility A2 Loans, Facility B2 Loans and Facility C2 Loans, such that the duration of the first Interest Period of each such Term Loan shall (if applicable) be equal to the unexpired portion of the Interest Period of the Facility A2 Swiss Loans, Facility B2 Swiss Loans and Facility C2 Swiss Loans so redesignated.

(b)
On receipt of a notice referred to in paragraph (a)(y) above, the Commitments of the relevant Lender shall immediately be reduced to zero.

(c)
Any notice delivered under paragraph (a)(x) above shall be accompanied by a Transfer Certificate complying with Clause 27.5 (Procedure for transfer), duly executed by the New Lender proposed by the Company, which Transfer Certificate shall be immediately accepted by the transferring Lender.

(d)
On the last day of the Interest Period in which the Company has given notice under paragraph (a)(y) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay the relevant Lender's participation in that Loan.

(e)
Any notice delivered under paragraph (a)(z) above shall be accompanied by an Accession Letter from the Additional Borrower or Additional Borrowers to whom the relevant Loans are to be transferred (to the extent that they have not already acceded as a Borrower) complying with the requirements of Clause 28.2 (Additional Borrowers), duly executed by the Additional Borrower(s) and the Company.

11.7
Exit

(a)
For the purpose of this Clause 11.7 and Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds):

        "Change of Control" means:

  (i)
  prior to a Flotation:

  (A)
  the Initial Investors, together, ceasing to directly or indirectly beneficially own 50.1 per cent. or more of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 50.1 per cent. of the voting rights in, the Company; or

  (B)
  persons appointed, nominated or voted for by the Initial Investors, taken together, ceasing to form a majority of the board of directors (or equivalent body) of the Company; or

  (C)
  prior to the date of any Permitted Reorganisation resulting in the merger of Bidco and the Target:

  (i)
  the Company ceasing to directly beneficially own all of the issued share capital of Bidco (save for any such shares required by applicable law to be issued to a director or other officer of Bidco); or

  (ii)
  Bidco ceasing to directly beneficially own at least the percentage of the issued shares in the Target owned by it on the Closing Date or, if after, the settlement date relating to the Offer, being, in any event, not less than 90 per cent.; or

  (D)
  after the date of any Permitted Reorganisation resulting in the merger of Bidco and the Target, the Company ceasing to directly beneficially own at least the percentage (directly or indirectly) of the issued shares in the surviving entity owned by it on such date; or

  (ii)
  after a Flotation:

  (A)
  the Initial Investors, together, ceasing to directly or indirectly beneficially own at least 30 per cent. of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 30 per cent. of the voting rights in, the Company; or

  (B)
  any other person or group of persons acting in concert obtaining beneficial ownership (directly or indirectly) of more voting shares in, or (directly or indirectly) the right to exercise more of the voting rights in, the Company than the Initial Investors taken together.

        "acting in concert" means a group of persons (excluding, for the purposes of this definition, the management of the Company, other than in their capacity as shareholders) who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, either directly or indirectly.

        "Flotation" means a listing of all or any part of the share capital of any Holdco or the Target or any Holding Company of them on any recognised investment exchange or any other sale or issue by way of flotation or public offering in relation to any Holdco or the Target or any Holding Company of any of them (but does not include any admission, dealing or listing of the Target Shares in existence on the date of this Agreement).

(b)
Upon the occurrence of:

(i)
the sale of the whole or substantially the whole of the business and assets of the Group to persons who are not members of the Group (whether in a single transaction or in a series of related transactions); or

  (ii)
  a Change of Control,

  the Facilities shall be cancelled in full and the Term Loans, Revolving Facility Loans and Letters of Credit shall be prepaid in full together with interest thereon and all other amounts accrued and owing by each of the Obligors under the Senior Finance Documents save to the extent that any Ancillary Lender, Fronted Ancillary Lender or, as the case may be, the Issuing Bank may, as between itself and the relevant member of the Group agree to continue to provide such Ancillary Facility, Fronted Ancillary Facility or, as the case may be, Letter(s) of Credit, in which case, after notification thereof to the Facility Agent such arrangements shall continue on a bilateral basis and not as part of, or under the Senior Finance Documents and save for any rights and obligations against any other Finance Party under the Senior Finance Documents prior to such cancellation, no such rights or obligations in respect of the Letter(s) of Credit, Fronted Ancillary Facility or, as the case may be, Ancillary Facility shall, as between the Senior Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, support any such Letter(s) of Credit, Fronted Ancillary Facility or Ancillary Facility in respect of any claims that arise after such cancellation.

11.8
Disposal, Insurance, Report and Flotation Proceeds

(a)
For the purposes of this Clause 11.8:

        "Disposal" means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

        "Disposal Proceeds" means the consideration received in cash by any member of the Group (including any amount received in cash from a person who is not a member of the Group in repayment of intercompany debt) for any Disposal made by any member of the Group to a person who is not a member of the Group after deducting:

  (i)
  fees and expenses incurred by any member of the Group with respect to that Disposal to person(s) who are not members of the Group;

  (ii)
  any Tax incurred and required to be paid (or, on the basis of professional advice, reserved against as evidenced in reasonable detail to the Facility Agent on request) by the seller in connection with that Disposal;

  (iii)
  any amount retained in respect of any possible warranty or indemnity claim against such disposal as evidenced in reasonable detail to the Facility Agent on request, provided that to the extent no such warranty or indemnity claim is able to be made such amount shall constitute Disposal Proceeds;

  (iv)
  any amount required to be applied in prepaying any Financial Indebtedness (other than any amount outstanding under the Senior Finance Documents) permitted under Clause 25.18 (Financial Indebtedness) which is secured over the asset disposed of as permitted under Clause 25.10 (Negative pledge) to the extent that such Financial Indebtedness was not incurred prior to such disposal for the purpose of that disposal;

  (v)
  any related reasonable out-of-pocket, redundancy, relocation, closure or restructuring costs arising in connection with or as a result of or preparatory such Disposal as evidenced in reasonable detail to the Facility Agent on request; and

  (vi)
  any amount received in respect of a Disposal which is to be paid into the Bond Redemption Account in accordance with the terms of Clause 11.14 (Bond Redemption Account) and which is so paid.

  but does not include any consideration for any Disposal:

    (A)
    referred to in paragraphs (b)(i), (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xii), (xiv) save to the extent such proceeds are required to be prepaid pursuant to that sub-paragraph, (xvii) save to the extent that if the agreement to make such Disposal had been concluded after the Closing Date the proceeds would have been required to be prepaid, (xix), (xx) or (xviii) of Clause 25.11 (Disposals);

    (B)
    of a kind contemplated by paragraph (b)(vi) of Clause 25.11 (Disposals), to the extent such proceeds are used (or committed to be used, as applicable) within the timeframes set out in, and in the purchase of assets as permitted by that paragraph;

    (C)
    being either a licence of Intellectual Property or a lease or licence of real property unless the consideration is received by way of a capital sum rather than periodic payment; or

    (D)
    in an amount (after the deductions referred to in paragraphs (i) to (vi) above) of €2,500,000 or less.

        "Excluded Polkomtel Disposal Proceeds" means an amount equal to 25 per cent. of the Polkomtel Disposal Proceeds.

        "Excluded Non-Core Asset Proceeds" means the lower of:

  (i)
  €350,000,000 (or its equivalent in other currencies); and

  (ii)
  the aggregate amount of the Non-Core Asset Disposal Proceeds less the amount of those proceeds (if any) necessary, when applied in prepayment of the Facilities, to reduce Debt Cover ratio (adjusted on a pro forma basis to take account of the Non-Core Asset Disposal and calculated as if such Non-Core Asset Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period and by reference to the Company's then most recent financial statements as delivered to the Facility Agent pursuant to Clause 23.1 (Financial statements)) to the lowest of:

  (A)
  the Debt Cover ratio as at the end of the most recent complete Relevant Period;

  (B)
  the Debt Cover ratio appearing at Clause 24.2 (Financial condition) in respect of the Relevant Period ending as at the end of the next Financial Quarter, adjusted so that Consolidated Net Debt is increased by five per cent); and

  (C)
  the Opening Debt Cover ratio.

        "Flotation Proceeds" means the proceeds of any Flotation received by any Holdco or the Target or any Holding Company of them in cash (after deducting any Tax incurred in connection with that Flotation and any fees and expenses properly incurred by any Holdco or the Target or any Holding Company of them to persons who are not members of the Group or any such Holding Company) provided that where Flotation Proceeds have been received and the required proportion of such Flotation Proceeds has been applied in prepayment as required by paragraph (b) below, and monies derived from the remaining part of such Flotation Proceeds (after such prepayment) are subsequently paid (otherwise than in breach of this Agreement) to the Company or any other Holding Company of the Company, such monies shall not, merely by reason of their receipt by the Company or such other Holding Company, constitute Flotation Proceeds in the hands of the recipient necessitating a further prepayment under paragraph (b) below.

        "Insurance Proceeds" means the proceeds of any insurance claim received by any member of the Group in cash for loss or damage to property (and for the avoidance of doubt excluding any third party or public liability claim or claim under any business interruption or similar Insurance) of any member of the Group (after deducting any fees and expenses properly incurred in relation to that claim by any member of the Group to persons who are not members of the Group that are not Connected Persons)

but not any proceeds which (a) are applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made or towards the purchase of other assets to be used in the Group's business within 12 Months of receipt of such proceeds (or within 18 Months of receipt if the same are, within 12 Months of receipt, contractually committed to be so applied) or such longer period as agreed by the Majority Lenders or are applied to reimburse a member of the Group for amounts expended to replace, reinstate or repair the asset in respect of which the claim was made or (b) are less than €2,500,000 (or the equivalent in other currencies) in respect of any single claim or, when aggregated with the amount of proceeds of any other insurance claims received by members of the Group, are less than €20,000,000 (or the equivalent in other currencies) in any financial year of the Company.

        "Non-Core Asset Disposal Proceeds" are Disposal Proceeds arising from the Disposal of a Non-Core Asset to the extent the same would constitute Disposal Proceeds and which are identified by the Company as being the Required Disposal Proceeds for the purpose of sub-paragraph (ii) of that definition.

        "Opening Debt Cover ratio" means a Debt Cover ratio of 5.7:1.0.

        "Polkomtel Disposal Proceeds" means Disposal Proceeds arising from the Disposal of the Group's interest in Polkomtel (whether occurring on, prior to or after the Closing Date).

        "Report Proceeds" means the proceeds received in cash by a member of the Group of a claim against any adviser who prepared a Report (after deducting any fees and expenses properly incurred in relation to that claim by any member of the Group) but not any proceeds which are applied:

  (i)
  to satisfy (or reimburse a member of the Group who has discharged) any liability, charge or claim upon a member of the Group by a person who is not a member of the Group; or

  (ii)
  in the replacement, reinstatement and/or repair of assets of a member of the Group or towards the purchase of other assets to be used in the Group's business,

in each case as a result of the events or circumstances giving rise to that claim, if those proceeds are so applied within 12 Months of receipt of those proceeds (or within 18 Months of receipt if the same are, within 12 Months of receipt, contractually committed to be so applied) or such longer period as agreed by the Majority Lenders, but excluding any proceeds in an amount of less than €2,500,000 (or the equivalent in other currencies) in respect of any single claim or, when aggregated with the amount of proceeds of any other claims received by members of the Group, less than €5,000,000 (or the equivalent in other currencies) in any financial year of the Company.

        "Required Disposal Proceeds" means the aggregate of:

  (i)
  in respect of Disposal Proceeds that are not Non-Core Asset Disposal Proceeds or Polkomtel Disposal Proceeds:

  (A)
  the proportion, up to a maximum of the portion, up to a maximum of 100 per cent., of any Disposal Proceeds which would, if applied in prepayment of the Facilities, reduce the Debt Cover ratio to 4.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period); and

  (B)
  the proportion, up to a maximum of 100 per cent., of any remaining Disposal Proceeds after application of any amount pursuant to paragraph (i) above, which would, if applied in prepayment of the Facilities and the Bridge Facility (such amount to be applied between the Facilities and the Bridge Facility pro rata according to the proportion which on the date of prepayment, the Total Term Facility Commitments and the Total Bridge Facility Commitments respectively bear to the aggregate of the Total Term Facility

      Commitments and the Total Bridge Facility Commitments), reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period);

  (ii)
  on one occasion only during the life of the Facilities in respect of Disposal Proceeds that are Non-Core Asset Disposal Proceeds if the aggregate Gross Non-Core Asset Disposal Proceeds less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Company has identified to the Facility Agent as being potential Re-investment Proceeds (any such amount(s) so used being "Disapplied Non-Core Asset Proceeds") is equal to or greater than €2,000,000,000 (or its equivalent in other currencies):

  (A)
  the proportion, up to a maximum amount of 100 per cent, of any Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) less (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Company and (ii) any amount of Non-Core Asset Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 11.14 (Bond Redemption Account) which would, if applied in prepayment of the Facilities reduce the Debt Cover ratio to 4.5.1 (adjusted on a pro forma basis to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period); and

  (B)
  the proportion, up to a maximum amount of 100 per cent., of any Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) less (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Company and (ii) any amount of Non-Core Asset Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 11.14 (Bond Redemption Account) which would, if applied in prepayment of the Facilities and the Bridge Facility (such amount to be applied between the Facilities and the Bridge Facility pro rata according to the proportion which, on the date of prepayment the Total Term Facility Commitments and the Total Bridge Facility Commitments respectively bear to the aggregate of the Total Term Facility Commitments and the Total Bridge Facility Commitments) reduce the Debt Cover ratio to 3.5.1 (adjusted on a pro forma basis to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period); and

  (iii)
  in respect of Disposal Proceeds that are Polkomtel Disposal Proceeds:

  (A)
  where such Disposal Proceeds can be applied in prepayment of the Facilities within three months of the Closing Date, at the option of the Company:

  (X)
  as set out in sub-paragraph (iii)(B) below; or

  (Y)
  up to a maximum amount of 100 per cent. of any Polkomtel Disposal Proceeds less any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 11.14 (Bond Redemption Account) (such amount to be applied in prepayment of the Facilities and the Bridge Facility (up to 66.67 per cent. of such amount to be applied in prepayment of the Facilities and up to 33.33 per cent. less at the option of the Company an amount up to the amount equal to the Excluded Polkomtel Disposal Proceeds (which amount may be retained by the Group and applied as permitted by the terms of the Agreement), of such amount to be applied in prepayment of the Bridge Facility, provided that in all circumstances an amount at least equal to €500,000,000 must be applied in prepayment of the Facilities)); or

    (B)
    where such Disposal Proceeds cannot be applied in prepayment of the Facilities within three months of the Closing Date:

    (X)
    the proportion, up to a maximum amount of 100 per cent., of any Polkomtel Disposal Proceeds less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 11.14 (Bond Redemption Account) which would, if applied in prepayment of the Facilities reduce the Debt Cover ratio to 4.5.1 (adjusted on a pro forma basis to take account of the Disposal of the Group's interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period); and

    (Y)
    the proportion, up to a maximum amount of 100 per cent., of any Polkomtel Disposal Proceeds less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 11.14 (Bond Redemption Account) which would, if applied in prepayment of the Facilities and the Bridge Facility (such amount to be applied between the Facilities and the Bridge Facility pro rata according to the proportion which, on the date of prepayment the Total Term Facility Commitments and the Total Bridge Facility Commitments respectively bear to the aggregate of the Total Term Facility Commitments and the Total Bridge Facility Commitments) reduce the Debt Cover ratio to 3.5.1 (adjusted on a pro forma basis to take account of the Disposal of the Group's interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period).

        "Required Flotation Proceeds" means the proportion, up to a maximum of 50 per cent., of any Flotation Proceeds which would, if applied to prepayment of the Facilities, reduce the Debt Cover ratio to 3.75:1 (calculated as if such proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period).

(b)
The Company shall ensure that the Borrowers prepay Utilisations in an amount equal to the Required Disposal Proceeds (save for any amount that is to be applied in prepayment of the Bridge Facility as aforesaid), Insurance Proceeds, Report Proceeds and Required Flotation Proceeds, within five Business Days of receipt by any member of the Group (or, in the case of Required Flotation Proceeds, by any Holdco or the Target or any Holding Company of them), subject to Clause 11.16 (Prepayment elections) provided that:

(i)
no prepayment shall be required in relation to Required Disposal Proceeds except to the extent that the aggregate amount thereof in any financial year of the Company exceeds €20,000,000 (or its equivalent in other currencies);

(ii)
provided further that (for the avoidance of doubt) amounts of consideration received for any Disposal of a kind contemplated by sub-paragraph (b)(vii) of Clause 25.11 (Disposals) shall not count towards such €20,000,000 threshold, and shall not be required to be applied in prepayment, except to the extent that such amounts are not, within the time limits set out in sub-paragraph (b)(vii) of Clause 25.11 (Disposals), used for the purposes described in that clause; and

(c)
The prepayments shall be applied in accordance with Clause 11.13 (Application of prepayments).

(d)
The Company shall not be obliged to make or ensure that the Borrowers make, and no Borrower shall be required to make, a prepayment to the extent that:

(i)
it is illegal for a Borrower to (or in breach of the fiduciary or statutory duties of the relevant officers or directors to do so or gives rise to a material risk of personal liability) make a prepayment required under paragraph (b) above in relation to Required Disposal Proceeds, Insurance Proceeds, Report Proceeds or Required Flotation Proceeds or for any member of the Group which received any such Required Disposal Proceeds, Insurance Proceeds, Report Proceeds or Required Flotation Proceeds to pay or distribute any such amount to a Borrower to enable it to make any such prepayment; or

(ii)
the cost of any Borrower making any such prepayment in relation to Required Disposal Proceeds, Report Proceeds or Insurance Proceeds or of a member of the Group paying or distributing such amount to a Borrower to enable it to make any such prepayment would be material, provided that:

    (A)
    the Company and the relevant other members of the Group shall use all reasonable endeavours to overcome or avoid any such illegality or cost and the relevant prepayment shall be made upon the relevant Borrowers or other members of the Group overcoming such illegality or cost. If the illegality or cost relates only to the prepayment of certain Utilisations then such amount shall be applied pro rata in prepayment of the other Utilisations and otherwise in accordance with Clause 11.13 (Application of prepayments); and

    (B)
    if cash required for making such prepayment is available to any other member of the Group and such cash is not projected to be required by any member of the Group during the next three months ("Free Cash") and paragraphs (i) and (ii) above will not apply to a prepayment made using the Free Cash, such other members of the Group shall apply the amount of Free Cash towards any applicable prepayment (or, as applicable, towards paying or distributing such Free Cash to any Borrower to enable it to make such prepayment) to the extent such prepayment is not made from the applicable Required Disposal Proceeds, Report Proceeds or Insurance Proceeds.

11.9 Mandatory prepayment—Excess Takeout Proceeds

(a)
In this Clause 11.9:

        "Excess Takeout Proceeds" means, in relation to the proceeds raised by the issue of the High Yield Notes (or by any other debt securities, the proceeds of which have not been expressly agreed between the Company and the Arrangers to be exempt from this Clause 11.9), the amount of such proceeds remaining after all Bridge Debt has been repaid in full, net of all Taxes incurred or reasonably estimated by the Company to be incurred (as certified by the Company to the Facility Agent and after taking into account all applicable tax credits, reductions and allowances) and net of all related costs, commissions, fees and expenses owed to persons who are neither members of the Group nor Connected Persons and in each case which are incurred by any member of the Group as a result of the issue of the High Yield Notes.

(b)
Any Excess Takeout Proceeds shall be applied in accordance with Clause 11.13 (Application of prepayments) until the Facilities have been repaid in full unless the Majority Lenders otherwise agree.

11.10
Excess cash

        At the end of any financial year of the Company commencing after 31 December 2005, the Company shall procure that the Borrowers prepay Utilisations in an aggregate amount equal to 50 per cent. of the amount of Excess Cashflow for that financial year (for the purposes of this Clause 11.10, the "Reference Financial Year") which is in excess of €30,000,000; provided, however, that the amount required to be prepaid shall not in any event exceed such an amount as would, if had it been applied in prepayment on the last day of the Reference Financial Year, have resulted in the ratio of Consolidated Total Net Debt to Consolidated EBITDA adjusted so as to take into account such prepayment (calculated in accordance with the provisions of Clause 24 (Financial covenants)) for the Reference Financial Year being less than 3.75:1. The prepayment shall be made within 20 Business Days of delivery of the Annual Financial Statements of the Company for the Reference Financial Year under Clause 23.1 (Financial statements) or, if applicable, the dates specified in Clause 11.16 (Prepayment elections).

11.11
Prepayment of Company Utilisations

        If not previously repaid or prepaid, the Company shall prepay, or procure the prepayment of, the outstanding amount of all Utilisations made to the Company in full on the date falling 24 Months after the Closing Date.

11.12
Prepayment Account

(a)
Unless otherwise applied in prepayment in accordance with Clause 11.13 (Application of prepayments) or in prepayment of the Bridge Facility in accordance with the terms of this Agreement, the Company shall ensure that all Non-Core Asset Disposal Proceeds, other than (i) the Excluded Non-Core Asset Proceeds and, if applicable, (ii) an amount equal to the amount paid into the Bond Redemption Account in respect of the Non-Core Asset Disposal Proceeds to the extent permitted by Clause 11.14 (Bond Redemption Account), (or an equal amount) that are Required Disposal Proceeds are paid directly into (or as soon as practicable after receipt are transferred into) the Prepayment Account.

(b)
Within five Business Days after the date (the "Receipt Date") on which any such Non-Core Asset Disposal Proceeds have been received by any member of the Group (or have become Non-Core Asset Disposal Proceeds), the Company shall notify the Facility Agent of the Receipt Date, the amount in the Base Currency equal or equivalent to those proceeds and the proposed date of prepayment of those Non-Core Asset Disposal Proceeds (the "Prepayment Date") (which must be at least five Business Days after the date of that notice).

(c)
No amount may be withdrawn or transferred from the Prepayment Account except:

(i)
to make the prepayments required under Clause 11.13 (Application of prepayments);

(ii)
to make any prepayment required under the Bridge Facility and permitted under the terms of this Agreement; or

(iii)
with the prior consent of all the Majority Lenders.

(d)
The Company irrevocably authorises the Facility Agent to withdraw amounts credited to the Prepayment Account at the end of the corresponding Interest Periods (if any) and apply such amounts against cancellations and prepayments which are due under this Agreement in accordance with Clause 11.13 (Application of prepayments).

(e)
Interest which has accrued on the Prepayment Account may be withdrawn by the Company in accordance with the mandate relating to the Prepayment Account.

11.13
Application of prepayments

(a)
Subject to Clause 11.16 (Prepayment elections) and paragraph (b) below, any amount to be applied in prepayment of Utilisations, other than any amount to be prepaid pursuant to:

(i)
Clause 3.2 (Debt Pushdown);

(ii)
Clause 11.1 (Illegality of a Lender);

(iii)
Clause 11.4 (Voluntary prepayment of Term Loans and Revolving Capex Loans);

(iv)
Clause 11.5 (Voluntary prepayment of Revolving Facility Loans); or

(v)
Clause 11.6 (Right of repayment and cancellation in relation to a single Lender),

  must be applied:

    (A)
    first, if the Company elects, to prepay and permanently reduce up to 50 per cent. of the next four Facility A Repayment Instalments falling due pro rata;

    (B)
    second, to prepay and permanently reduce the Facility A Loans, the Facility B Loans, the Facility C Loans and, after the last day of the Availability Period in respect of Revolving Capex Loans, the Revolving Capex Loans pro rata (unless, in accordance with and to the extent permitted by Clause 11.16 (Prepayment elections), a Facility B Lender or Facility C Lender elects to waive its share of the prepayment in which case the amount of such waived prepayment shall be applied in accordance with Clause 11.16 (Prepayment elections)); and

    (C)
    third, to cancel the Total Revolving Facility Commitments pro rata and to prepay, first, the Revolving Facility Loans pro rata and then the Letters of Credit pro rata, to the extent that after such cancellation the amount of the Utilisations outstanding under the Revolving Facility exceeds the Total Revolving Facility Commitments, provided that if less than 50 per cent. of the Target Bonds (determined by reference to their respective par value) are successfully tendered prior to the date falling four Months after the Closing Date the first €500,000,000 (or its equivalent in other currency) of Required Disposal Proceeds shall be applied as above, save that any such amount that is applied as per paragraph (B) above shall, until such time as the Facility A has been repaid and cancelled in full, be applied against Facility A only.

(b)
Any amount prepaid shall, as between Loans under any Facility and subject to it not being unlawful to do so, be applied first in prepayment of Loans in respect of which the Company is the Borrower.

(c)
Any prepayment of the Facility A Loans or Revolving Capex Loans in part shall be applied:

(i)
in the case of a voluntary prepayment pursuant to Clause 11.4 (Voluntary prepayment of Term Loans and Revolving Capex Loans) against the outstanding Facility A Repayment Instalments or, as the case may be, Revolving Capex Repayment Instalments as the Company may specify (and, in the absence of such instructions, pro rata); or

(ii)
in the case of a prepayment pursuant to Clause 11.1 (Illegality of a Lender), Clause 11.6 (Right of repayment and cancellation in relation to a single Lender), Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), Clause 11.10 (Excess cash), Clause 11.11 (Prepayment of Company Utilisations) or, Clause 11.14 (Bond Redemption Account) against any outstanding Facility A Repayment Instalments or, as the case may be, (other than in respect of a prepayment pursuant to Clause 11.11 (Prepayment of Company Utilisations) which shall be applied against outstanding Facility A Repayment Instalments only) Revolving Capex Repayment Instalments, pro rata.

11.14
Bond Redemption Account

(a)
In this Clause 11.14

        "Relevant Percentage" means:

  25% × (1-(X/Y))

  where:

  "X" is the aggregate par value of all Target Bonds redeemed or otherwise acquired pursuant to a Tender; and

  "Y" is the aggregate par value of all Target Bonds as at the Closing Date.

(b)
The Company may elect to deposit up to the Relevant Percentage of any Disposal Proceeds in the Bond Redemption Account provided that:

(i)
in respect of Disposal Proceeds that are Non-Core Asset Disposal Proceeds the maximum amount that may be so deposited in the Bond Redemption Account is an amount equal to the Relevant Percentage of Non-Core Asset Disposal Proceeds having first deducted therefrom Excluded Non-Core Asset Proceeds to the extent that they have been or are to be paid to the Investors; and

(ii)
in respect of Disposal Proceeds that are Polkomtel Disposal Proceeds the maximum amount that may be so deposited in the Bond Redemption Account is an amount equal to the Relevant Percentage of an amount equal to 75 per cent. of Polkomtel Disposal Proceeds.

        Prior to completion of the Tenders (if any) the Relevant Percentage shall be 25 per cent.

(c)
If any Disposal Proceeds deposited in the Bond Redemption Account prior to completion of the Tenders are in excess of the amount that would have been able to be deposited in the Bond Redemption Account following completion of the Tenders, the Company may, within 60 days of the completion of the Tenders request that an amount equal to such excess be withdrawn from the Bond Redemption Account. Any such account shall be treated, for the purpose of this Clause 11.14 as if it had not been deposited in the Bond Redemption Account.

(d)
Subject to paragraph (e) below, the Company may deposit further amounts (in addition to any amount of Disposal Proceeds deposited pursuant to paragraph (b) above) in the Bond Redemption Account:

(e)
The Company shall only be permitted to deposit any amount in the Bond Redemption Account pursuant to paragraph (d) above up to the amount of the available Excess Cashflow of the Group for the Relevant Period (but, for the purposes of this calculation, by adding back any amounts that would otherwise be deducted from Consolidated Cashflow as a result of such amounts having already been credited to the Bond Redemption Account, to the extent that such amounts have not been subsequently debited from the Bond Redemption Account.

(f)
If the aggregate amount standing to the credit of the Bond Redemption Account at any time exceeds the aggregate outstanding amount of the Target Bonds (including by reason of the fact that all Target Bonds have been redeemed) or the amount credited to the Bond Redemption Account in respect of any financial year is in excess of the amount permitted to be so credited as a result of sub-paragraph (e) above or otherwise the Company shall promptly notify the Facility Agent (such excess amount being the "Excess Amount"). The Excess Amount shall within 10 Business Days of such notification be withdrawn from the Bond Redemption Account and the Required Excess Amount shall be applied in prepayment of the Facilities in accordance with Clause 11.13 (Application of prepayments). The Company may, following such application in full and provided that paragraph (d) of Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds) does not apply to such amount, use or apply the remainder of the Excess Amount at its discretion as otherwise permitted by this Agreement.

        "Required Excess Amount" means the aggregate of:

  (i)
  the proportion, up to a maximum of 100 per cent., of any Excess Amount which would, if applied in prepayment of the Facilities, reduce the ratio of Consolidated Total Net Debt to

    Consolidated EBITDA to 4.5:1 (calculated as if such amount had been applied in prepayment on the last day of the most recent complete Relevant Period); and

  (ii)
  the proportion, up to a maximum of 50 per cent., of any remaining Excess Amount (after application of any amount pursuant to paragraph (i) above) which would, if applied in prepayment of the Facilities, reduce the ratio of Consolidated Total Net Debt to Consolidated EBITDA to 3.5:1 (calculated as if such proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period).

(g)
If the amount credited to the Bond Redemption Account in respect of any financial year is less than the amount permitted to be so credited under this Clause 11.14 the Company shall promptly notify the Facility Agent (such shortfall being the "Shortfall Amount"). The Company may, within 30 days of delivery of the Annual Financial Statements under this Agreement that identifies the relevant Shortfall Amount, and following such notification credit an amount to the Bond Redemption Account up to the relevant Shortfall Amount.

(h)
The Company may withdraw any amount standing to the credit of the Bond Redemption Account for the purpose of acquiring, repaying or redeeming any Target Bonds at (provided that amounts withdrawn from the Bond Redemption Account may only be used to pay an amount equal to the par value (or less) of any Target Bonds) provided that, on the date of withdrawal, no Event of Default is continuing or would occur as a result thereof and the ratio of Consolidated Net Senior/Bond Debt as at the end of the most recently completed Relevant Period to Consolidated EBITDA for such period is equal to or lower than the relevant ratio set out below:

Year Of Withdrawal	Ratio
31 December 2006	4.00
31 March 2007	4.00
30 June 2007	4.00
30 September 2007	4.00
31 December 2007	4.00
31 March 2008	4.00
30 June 2008	4.00
30 September 2008	4.00
31 December 2008	4.00
31 March 2009	3.60
30 June 2009	3.50
30 September 2009	3.40
31 December 2009	3.30
31 March 2010	3.15
30 June 2010	3.10
30 September 2010	3.10
31 December 2010	3.10
31 March 2011	2.70
30 June 2011	2.60
30 September 2011	2.45
31 December 2011	2.35
31 March 2012	2.15
30 June 2012	2.15
30 September 2012	2.15
31 December 2012	2.15
and each Quarter Date thereafter	2.15

        "Consolidated Net Senior/Bond Debt" means, at any time, the aggregate principal amount outstanding under Facility A, Facility B, Facility C and the aggregate principal amount of the outstanding Target Bonds and 2006 Target Bonds less any Cash or Cash Equivalent Investments held by any member of the Group (including any amount standing to the credit of the Bond Redemption Account).

(i)
A Finance Party with which the Bond Redemption Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to that account and that the account holder shall, provided that the Acceleration Date is continuing, be entitled to receive such interest (which shall be paid to the order of the account holder) and (ii) such account is subject to the Transaction Security.

11.15
Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with (i) accrued interest on the amount prepaid and (ii) Break Costs.

(c)
Other than in accordance with Clause 3.2 (Debt Pushdown), no Borrower may reborrow any part of a Term Facility or a Revolving Capex Utilisation which is prepaid.

(d)
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)
The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)
If the Facility Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lenders, as appropriate.

11.16
Prepayment elections

(a)
Any prepayment required to be made under Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), Clause 11.9 (Excess Takeout Proceeds), Clause 11.10 (Excess Cash), Clause 11.11 (Prepayment of Company Utilisations), Clause 11.14 (Bond Redemption Account) or Clause 24.3 (Equity cure right) on a day which is not the last day of an Interest Period relating to the Loan to be prepaid may, if the Company gives the Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of that Loan instead on the last day of the current Interest Period relating to that Loan.

(b)
If the Company makes an election under paragraph (a) above then that Loan will become due and payable in the required amount on the last day of that Interest Period.

(c)
The Facility Agent shall notify the Lenders as soon as possible of any prepayment of any Facility B Loan or Facility C Loan to be made under Clause 11.4 (Voluntary prepayment of Term Loans and Revolving Capex Loans), Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), Clause 11.9 (Excess Takeout Proceeds), Clause 11.10 (Excess Cash), Clause 11.11 (Prepayment of Company Utilisations) or Clause 11.14 (Bond Redemption Account).

(d)
Unless all Facility B Loans or, as the case may be, Facility C Loans are proposed to be prepaid in full by the proposed prepayment (or there are no Facility A Loans outstanding or all Facility A Loans are to be repaid or prepaid in full on the same day) a Lender may, if it gives the Facility Agent notice not later than two Business Days after the Facility Agent gives notice to the Lenders of the proposed prepayment, elect to waive its share (the "Declined Amount") of that partial prepayment of Facility B or Facility C (other than any payment made under Clause 11.1 (Illegality of a Lender), Clause 11.6 (Right of repayment and cancellation in relation to a single Lender) or Clause 11.11 (Prepayment of Company Utilisations). Any Declined Amount shall be applied against the participations of the other Lenders in the Facility B Loans or, as the case may be, the Facility C Loans (subject to any such Lenders' right to decline hereunder) and thereafter against the participations of the Lenders in the Facility A Loans.

SECTION 5

COSTS OF UTILISATION

12.   INTEREST

12.1
Calculation of interest

        The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

  (a)
  Margin;

  (b)
  IBOR; and

  (c)
  Mandatory Cost (if any) for the Lenders incurring it and notifying the Facility Agent accordingly.

12.2
Payment of interest

        The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if any Interest Period is longer than 6 Months, on the dates falling at 6 Monthly intervals after the first day of that Interest Period).

12.3
Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Senior Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)
If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)
the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

12.4
Notification of rates of interest

        The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

12.5
Minimum Interest for Swiss Borrowers

(a)
If a Tax Deduction is required by law to be made by a Swiss Borrower in respect of any interest payable by it under a Loan and should it be unlawful for such Swiss Borrower to comply with paragraph (c) of Clause 16.2 (Tax Gross-up) for any reason (where this would otherwise be required by the terms of Clause 16.2 (Tax Gross-up) taking into account the exclusions set out in paragraphs (g) and (i) of that Clause), (A) the applicable interest rate in relation to that interest payment (as provided for in Clause 12.1 (Calculation of interest) in the absence of this Clause 12.5, divided by (ii) 1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1), and (B) (a) the Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Clause 12.5, (b) the Swiss Borrower shall make the Tax Deduction on the interest so recalculated, and (c) all references to a rate of interest under such Loan shall be construed accordingly.

(b)
To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and each Swiss Borrower shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Swiss Borrower to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax.

13.   INTEREST PERIODS

13.1
Selection of Interest Periods

(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan or Revolving Capex Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan or Revolving Capex Loan was made not later than the Specified Time.

(c)
If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be one Month.

(d)
Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period of one, two, three or 6 Months (or any other period shorter than 6 months as agreed between the Company and the Facility Agent) or any other period longer than 6 months as agreed between the Company and all Lenders participating in that Loan. In addition a Borrower (or the Company on its behalf) may select an Interest Period of less than one Month, if necessary to ensure that:

(i)
there are sufficient Facility A Loans or, as the case may be, Revolving Capex Loans which have an Interest Period ending on a Facility A Repayment Date or, as the case may be, Revolving Capex Repayment Date for the Borrowers to make payment of the Facility A Repayment Instalment or, as the case may be, Revolving Capex Repayment Instalments due on that date; or

(ii)
there are sufficient Term Loans which have an Interest Period ending on the date of any Debt Pushdown for the Company to repay the Term Loans due to be repaid on such date or, in the case of Cash Bridge Facility A Loans, the date upon which they may be redesignated.

(e)
An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)
Each Interest Period for a Term Loan or a Revolving Capex Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

(g)
A Revolving Facility Loan has one Interest Period only.

(h)
Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Facility Agent and the Company may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

13.2
Changes to Interest Periods

(a)
Prior to determining the interest rate for a Facility A Loan or Revolving Capex Loan and after consultation with the Company, the Facility Agent may shorten an Interest Period for that Facility A Loan or Revolving Capex Loan to ensure that there are sufficient Facility A Loans or, as the case may be, Revolving Capex Loans which have an Interest Period ending on a Facility A Repayment Date or, as the case may be, Revolving Capex Repayment Date for the Borrowers to make the Facility A Repayment Instalment or, as the case may be, Revolving Capex Repayment Instalment due on that date.

(b)
If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Company and the Lenders.

13.3
Consolidation of Loans

        If two or more Interest Periods:

(a)
all relate to Loans in the same currency of the same Term Facility or Revolving Capex Loans made under the Revolving Facility, as the case may be, and made to the same Borrower; and

(b)
end on the same date,

  those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan relating to that Term Facility or, as the case may be, the Revolving Facility on the last day of the Interest Period.

13.4
Division of Loans

        If a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice (having an aggregate amount equal to the amount of the Term Loan immediately before its division).

14.   CHANGES TO THE CALCULATION OF INTEREST

14.1
Absence of quotations

        Subject to Clause 14.2 (Market disruption), if IBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, IBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2
Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)
the Margin;

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

  (iii)
  the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)
In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Facility Agent to determine IBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receiving notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that by reason of circumstances affecting the relevant interbank market generally the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of IBOR.

14.3
Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Loan.

(b)
Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

14.4
Break Costs

(a)
Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Utilisation or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.   FEES

15.1
Commitment fee

(a)
The Company (or any other Borrower) shall pay to the Facility Agent (for the account of each Lender) a commitment fee in euro on that Lender's Available Commitments under each Facility, computed at the rate of:

(i)
0.375 per cent. per annum from the date falling 30 days after the date of this Agreement to and including the Closing Date; and

(ii)
0.625 per cent. per annum from the Closing Date to and including the last day of the Availability Period applicable to the relevant Facility,

  provided that no commitment fee shall be payable unless the Closing Date occurs.

(b)
For the purpose of calculating the Commitment fees payable in respect of Cash Bridge Facility A and Cash Bridge Facility B to a Lender, that Lender's Available Commitment at any time shall be the amount, under both Facilities, that is, at such time the maximum amount that may be drawn thereunder that would, as a result of such drawing, increase the aggregate participation of that Lender in Cash Bridge Facility A Loans and Cash Bridge Facility B Loans.

(c)
Each Lender acknowledges that until such time (if any) as the Company exercises its options under Clause 2.2 (Term Facilities adjustment/cancellation) its Available Commitment under each of

  Facility A, Facility B and Facility C shall, for the purpose of this Clause 15, be deemed to be equal to "X" where:

X =	(B - €225,000,000)	× A

B

  A = the relevant Available Commitment.

  B = the sum of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

(d)
The accrued commitment fee is payable:

(i)
on the Closing Date in respect of the period ending on such date;

(ii)
after the Closing Date, on the last day of each successive period of three Months which ends during the relevant Availability Period;

(iii)
on the last day of the relevant Availability Period;

(iv)
in respect of each Term Facility, on the date on which the remaining Available Facility is fully drawn; and

(v)
on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

15.2
Arrangement fee

        The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3
Agency fee

        The Company shall pay to (or procure payment to) the Facility Agent (for its own account) an agency fee in the aggregate amount and at the times agreed in a Fee Letter.

15.4
Security Agency fee

        The Company shall pay to (or procure payment to) the Security Agent (for its own account) a security agency fee in the aggregate amount and at the times agreed in a Fee Letter.

15.5
Completion

        No fees, costs or expenses are payable by the Company or any other member of the Group under any of the Senior Finance Documents unless the Closing Date occurs, other than legal costs and expenses incurred by the Finance Parties in negotiating the Senior Finance Documents to the extent agreed separately in writing between the Arrangers and the Initial Investors.

15.6
Allocation and recharging of fees

        Notwithstanding any other term of the Senior Finance Documents, the Company may at its sole discretion allocate or recharge fees, costs and expenses paid or payable under any Senior Finance Document to any member of the Group.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.   TAX GROSS-UP AND INDEMNITIES

16.1
Tax definitions

        In this Clause 16:

        "Obligor's Tax Jurisdiction" means the jurisdiction in which an Obligor is resident for Tax purposes.

        "Exempt Lender" means, in relation to an Obligor, a Lender which is (otherwise than by reason of being a Treaty Lender) entitled to receive interest from that Obligor without a Tax Deduction imposed by the relevant Obligor's Tax Jurisdiction.

        "Protected Party" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Senior Finance Document.

        "Qualifying Lender" means:

  (a)
  in respect of any Borrower (other than a Swiss Borrower), a Lender which is:

  (i)
  a Treaty Lender; or

  (ii)
  an Exempt Lender; and

  (b)
  in respect of a Swiss Borrower, a Swiss Qualifying Lender.

        "Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

        "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Senior Finance Document.

        "Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

        "Treaty Lender" means, in relation to an Obligor, a Lender which:

  (a)
  is entitled under the provisions of an applicable double taxation agreement with the relevant Obligor's Tax Jurisdiction to full exemption from Tax on interest imposed by that Obligor's Tax Jurisdiction; and

  (b)
  does not carry on a business in that Obligor's Tax Jurisdiction through a permanent establishment with which the payment of interest is effectively connected.

        Unless a contrary indication appears, in this Clause 16 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

16.2
Tax gross-up

(a)
Each Obligor shall make all payments to be made by it to any Finance Party under any Senior Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor. Failure by any Finance Party to give such notice shall not affect the obligation of the Obligors under this Clause 16 (Tax gross up and indemnities).

(c)
Subject to paragraph (g) below, if a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (or prior to any material interest or penalty accruing in respect thereof) and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)
Each Treaty Lender and Exempt Lender and each Obligor shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(g)
An Obligor is not required to make an increased payment under paragraph (c) above:

(i)
except as provided in paragraph (h) below:

(A)
to a Lender that is not, or has on the date on which payment falls due ceased to be, a Qualifying Lender in respect of that Obligor; or

(B)
where the relevant Tax has been imposed as a result of the failure of the relevant Lender to comply with its obligations under paragraph (f) above; or

(ii)
which arises:

(A)
as a result of the failure of a Lender to that Swiss Borrower to comply with its obligations under paragraph (k) of Clause 27.2 (Conditions of assignment or transfer);

(B)
as a result of a failure by a Lender to that Swiss Borrower to give a confirmation required under either paragraph (j) or paragraph (k) of Clause 16.2 (Tax gross-up);

(C)
as a result of a confirmation given by a Lender to that Swiss Borrower under either paragraph (j) or paragraph (k) of Clause 16.2 (Tax gross-up) being incorrect.

(h)
Paragraph (g) above will not apply if the Lender:

(i)
is not or has ceased to be a Qualifying Lender in respect of that Obligor by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority;

(ii)
is not or has ceased to be a Qualifying Lender in respect of that Obligor by reason of any act or omission of that Obligor or any member of the Group;

(iii)
is not a Qualifying Lender in respect of an Additional Obligor which is incorporated in a jurisdiction other than Denmark, Sweden, German, Norway or Switzerland; or

(i)
A Guarantor will not be obliged to make an or any increased payment pursuant to this Clause 16 (Tax Gross-up and Indemnities) with respect to a payment by it of a liability due for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make a payment or increased payment pursuant to this Clause 16 (Tax Gross-up and Indemnities).

(j)
Each Facility A2 Swiss Lender, Facility B2 Swiss Lender and Facility C2 Swiss Lender and each Revolving Facility Lender which makes any Revolving Facility Loan to a Swiss Borrower shall confirm to the relevant Swiss Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Swiss Qualifying Lender or a Swiss Non-Qualifying Lender and each Original Lender by its execution of this Agreement confirms that, as at the date of this Agreement, it is a Swiss Qualifying Bank.

(k)
Each Facility A2 Swiss Lender, Facility B2 Swiss Lender and Facility C2 Swiss Lender and each Revolving Facility Lender which makes any Revolving Facility Loan to a Swiss Borrower shall, if requested to do so by the relevant Swiss Borrower, within 10 Business Days of receiving such request confirm, as at the date on which it gives such confirmation, whether it is a Swiss Qualifying Lender or a Swiss Non-Qualifying Lender (or, if it requires a confirmation by the Swiss Federal Tax Administration in order to be able to give such confirmation, a request for such a confirmation shall be filed by the relevant Facility A2 Swiss Lender, Facility B2 Swiss Lender, Facility C2 Swiss Lender or Revolving Facility Lender with the Swiss Federal Tax Administration within 10 Business Days of it receiving such request and, upon receipt of the required confirmation from the Swiss Federal Tax Administration, the necessary confirmation by the relevant Facility A2 Swiss Lender, Facility B2 Swiss Lender, Facility C2 Swiss Lender or Revolving Facility Lender shall be made within 10 Business Days of such confirmation being received by it).

16.3
Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Senior Finance Document.

(b)
Paragraph (a) above shall not apply:

(i)
with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)
under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

    if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

  (ii)
  to the extent a loss, liability or cost:

  (A)
  is compensated for by an increased payment under Clause 16.2 (Tax gross-up) or an increased rate of interest as calculated pursuant to Clause 12.5 (Minimum Interest for Swiss Borrowers); or

  (B)
  would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) or an increased rate of interest as calculated pursuant to Clause 12.5 (Minimum Interest for Swiss Borrowers) but was not so compensated solely because one of the exclusions in paragraph (g) or (i) of Clause 16.2 (Tax gross-up) applied.

  (iii)
  to the extent a loss, liability or cost arises:

  (A)
  as a result of the failure of a Lender to that Swiss Borrower to comply with its obligations under paragraph (k) of Clause 27.2 (Conditions of assignment or transfer);

  (B)
  as a result of a failure by a Lender to that Swiss Borrower to give a confirmation required under either paragraph (j) or paragraph (k) of Clause 16.2 (Tax gross-up); or

  (C)
  as a result of a confirmation given by a Lender to that Swiss Borrower under either paragraph (j) or paragraph (k) of Clause 16.2 (Tax gross-up) being incorrect.

(c)
A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)
A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Facility Agent.

16.4
Tax Credit

        If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

  (a)
  a Tax Credit is attributable to that Tax Payment; and

  (b)
  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5
Stamp Taxes

(a)
Subject to paragraph (b) below the Company shall, within three Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, notarial, registration and other similar Taxes or fees payable in respect of any Senior Finance Document (other than any Transfer Certificate) or any judgment given in connection with them.

(b)
Paragraph (b) above shall not apply in respect of any Swiss stamp tax particularly Umsatzabgabe incurred by any Finance Party in respect of any Senior Finance Document entered into in breach of the requirements of paragraph (k) of Clause 27.2 (Conditions of assignment or transfer).

(c)
Any New Lender which acquires its participation in Loans under any Transfer Certificate (or other document of transfer or assignment) entered into in (breach of the requirements of paragraph (k) of Clause 27.2 (Conditions of assignment or transfer) shall reimburse the relevant Swiss Borrower in respect of any Swiss stamp tax particularly Emissionsabgabe which that Swiss Borrower incurs as a result of such a transfer.

16.6
Value Added Tax

(a)
All amounts set out, or consideration expressed to be payable, under a Senior Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under or in connection with a Senior Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Senior Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that neither it nor any member of a group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority of the VAT.

17.   INCREASED COSTS

17.1
Increased Costs

(a)
Subject to Clause 17.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date it became a party to this Agreement or (ii) compliance with any law or regulation made after the date it became a party to this Agreement.

(b)
In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)
an additional or increased cost; or

(iii)
a reduction of any amount due and payable under any Senior Finance Document,

  which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Senior Finance Document.

17.2
Increased Cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall as soon as reasonably practical notify the Facility Agent of the event giving rise to the claim and whether it intends to make a claim, following which the Facility Agent shall promptly notify the Company.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of the Increased Cost) confirming the amount of its Increased Costs.

17.3
Exceptions

(a)
Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)
attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied) or because of any failure to complete necessary procedural formalities under paragraph (f) of Clause 16.2 (Tax Gross-up), which is attributable solely to a Lender);

  (iii)
  compensated for by the payment of the Mandatory Cost;

  (iv)
  attributable to the breach by the relevant Finance Party or its Affiliates of:

  (A)
  any law or regulation; or

  (B)
  the terms of any Senior Finance Document; or

  (v)
  attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)
In this Clause 17.3 reference to a Tax Deduction has the same meaning given to the term in Clause 16.1 (Tax definitions).

18.   OTHER INDEMNITIES

18.1
Currency indemnity

(a)
If any sum due from an Obligor under the Senior Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)
making or filing a claim or proof against that Obligor; or

(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor,

  then:

    (A)
    that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that

    (B)
    if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless the Acceleration Date has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)
Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Senior Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2
Other indemnities

        The Company shall (or shall procure that an Obligor will), within three Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded),

indemnify each Finance Party against any cost, loss or liability (but excluding any loss of Margin) incurred by that Finance Party as a result of:

  (a)
  the occurrence of any Event of Default;

  (b)
  a failure by an Obligor to pay any amount due under a Senior Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

  (c)
  funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

  (d)
  a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company or as required by this Agreement.

18.3
Indemnity to the Facility Agent

        The Company shall (or shall procure that an Obligor will) promptly upon, and in any event within five Business Days of, demand (which demand must be accompanied by reasonable calculations or details of the amount demanded) indemnify the Facility Agent against any reasonable third party cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

  (a)
  the Facility Agent or its representatives investigating any event or matter which the Facility Agent reasonably believes is a Default or might reasonably be expected to be a Default or an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders; or

  (b)
  acting or relying on any notice, request or instruction from an Obligor, an Affiliate of an Obligor, an Investor, an Affiliate of an Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

19.   MITIGATION BY THE LENDERS

19.1
Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 11.1 (Illegality of a Lender), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Senior Finance Documents to an Affiliate or Facility Office.

(b)
Paragraph (a) above does not in any way limit the obligations of any Obligor under the Senior Finance Documents.

19.2
Limitation of liability

(a)
The Company shall (or shall procure that an Obligor will) within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)
A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

20.   COSTS AND EXPENSES

20.1
Transaction expenses

        The Company shall promptly on demand pay (or shall procure that an Obligor will pay) the Facility Agent, the Security Agent and the Arrangers the amount of all reasonable third party costs and expenses (including legal fees, notarial costs and accounting fees) reasonably incurred by any of them in connection with the transactions contemplated by this Agreement and the negotiation, preparation, printing, execution and perfection of:

  (a)
  the Facilities and this Agreement and any other related documents referred to in this Agreement and the Transaction Security; and

  (b)
  any other Senior Finance Documents executed after the date of this Agreement (save for Transfer Certificates),

subject in each case to any limits agreed between the Arrangers and the Company from time to time or otherwise set out in any Fee Letter.

        Any costs and expenses incurred in connection with the syndication of the Facilities are to be paid by the Arrangers.

20.2
Amendment costs

        If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of currency), the Company shall, within one Month of demand, reimburse (or procure reimbursement of) each of the Facility Agent and the Security Agent for the amount of all reasonable third party costs and expenses (including legal fees and notarial costs) reasonably incurred by the Facility Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3
Enforcement and preservation costs

        The Company shall, within five Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees and notarial costs) incurred by that Finance Party, Arranger or Delegate in connection with the enforcement of or the preservation of any rights, powers and remedies under any Senior Finance Document and the Transaction Security.

20.4
Payment of fees and expenses

        Without prejudice to Clause 15.5 (Allocation and recharging of fees), the agreed fees (including any costs, expenses or disbursement therein) from the Company on the Closing Date pursuant to Clause 15 (Fees) will be paid by a deduction from the proceeds of the first Loan. The Facility Agent shall, if requested, provide reasonable details (including hours worked, rates and individuals involved) of any costs and expenses required to be paid by any member of the Group under the Senior Finance Documents.

20.5
Transfer costs and expenses

        Notwithstanding any other term of the Senior Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the Senior Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Transaction Security).

SECTION 7

GUARANTEE

21.   GUARANTEE AND INDEMNITY

21.1
Guarantee and indemnity

        Each Guarantor irrevocably and unconditionally jointly and severally:

  (a)
  guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's payment obligations under the Senior Finance Documents;

  (b)
  undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Senior Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Obligor; and

  (c)
  indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it in this Agreement is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, subject to any limitation referred to in Clause 21.12 (Limitations) or in any Accession Letter by which it became a Guarantor.

21.2
Continuing guarantee

        This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Senior Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3
Reinstatement

        If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

  (a)
  the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

  (b)
  each Finance Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4
Waiver of defences

        The obligations of each Guarantor under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

  (a)
  any time, waiver or consent granted to, or composition with, any Obligor or other person;

  (b)
  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

  (c)
  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

  (d)
  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

  (e)
  any amendment (however fundamental) or replacement of a Senior Finance Document or any other document or security provided that an Obligor shall be a party thereto;

  (f)
  any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document or any other document or security; or

  (g)
  any insolvency or similar proceedings.

21.5
Immediate recourse

        Each Guarantor waives any right it may have of first requiring any Finance Party (or any Security Agent or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Senior Finance Document to the contrary.

21.6
Appropriations

        Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full, each Finance Party (or any Security Agent or agent on its behalf) may:

  (a)
  refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

  (b)
  hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor's liability under this Clause 21.

21.7
Deferral of Guarantor's rights

        Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Senior Finance Documents:

  (a)
  to be indemnified by an Obligor;

  (b)
  to claim any contribution from any other guarantor of any Obligor's obligations under the Senior Finance Documents; and/or

  (c)
  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Senior Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Senior Finance Documents by any Finance Party.

21.8
Additional security

        This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.9
Release of Guarantors' right of contribution

        If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Senior Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

  (a)
  that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Senior Finance Documents; and

  (b)
  each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Senior Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Senior Finance Document or of any other security taken pursuant to, or in connection with, any Senior Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10
Limitations on Guarantees by Swiss Obligors

(a)
If and to the extent that obligations of a Swiss Obligor under the Senior Finance Documents are for the benefit of its Affiliates (other than its Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr) a violation of the legally protected reserves (gesetzlich geschütze Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung), the following provisions shall apply.

(b)
The aggregate obligations of the Swiss Obligor under the Senior Finance Documents, including, without limitation, under Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), Clause 12.5 (Minimum interest For Swiss Borrowers), Clause 16,2 (Tax gross-up), Clause 18.2 (Other indemnities) and this Clause 21, shall be limited to the maximum amount of the Swiss Obligor's profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671(1) to (3) and 675(2) of the Swiss Code of Obligations, (the "Available Amount") at the time the Swiss Obligor makes any payment under the Senior Finance Documents (provided that this is a requirement under applicable law at that time).

(c)
Immediately after having been requested to make a payment under the Senior Finance Documents, the Swiss Obligor shall:

(i)
provide the Facility Agent, within 30 Business Days, with (a) an interim balance sheet audited by the statutory auditors of the Swiss Obligor, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of the Swiss Obligor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves; and

(ii)
immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, pay the Available Amount (less, if required, any Swiss Anticipatory Tax) to the Facility Agent.

(d)
If so required under applicable law (including double tax treaties) at the time it is required to make a payment under the Senior Finance Documents, the Swiss Obligor:

(i)
may deduct the Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any payment under the Senior Finance Documents;

(ii)
may pay the Swiss Withholding Tax to the Swiss Federal tax administration; and

  (iii)
  shall notify and provide evidence to the Facility Agent that the Swiss Withholding Tax has been paid to the Swiss Federal tax administration.

(e)
The Swiss Obligor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Finance Parties for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Senior Finance Documents, provided that this should not in any way limit any obligations of the Company under the Senior Finance Documents to indemnify the Finance Parties in respect of the deduction of the Swiss Withholding Tax, including, without limitation, in accordance with Clause 16.3 (Tax indemnity) of this Agreement. The Swiss Obligor shall use its best efforts to ensure that any person which is, as a result of a payment under the Senior Finance Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Facility Agent upon receipt any amount so refunded.

(f)
The Swiss Obligor shall take and cause to be taken all and any other action, including the passing of any shareholders' resolutions to approve any payment under the Senior Finance Documents, which may be required as a matter of Swiss mandatory law in force at the time it is required to make a payment under the Senior Finance Documents in order to allow a prompt payment under the Senior Finance Documents.

21.11
Limitations on Guarantees by Danish Guarantors

(a)
Notwithstanding anything set out to the contrary in this Agreement, the obligations and liabilities of any Danish Obligor:

(i)
shall be limited if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance, including, but not limited to, if such Danish Obligor is incorporated as a private limited company (in Danish anpartsselskab), Sections 49(1) and (2) and 50(1) and (2) of the Danish Public Companies Act or, if such Danish Obligor is incorporated as a public limited company (in Danish aktieselskab), Sections 115(1) and (2) and 115a(1) and (2) of the Danish Public Companies Act and shall, accordingly, inter alia, not be an obligation of a Danish Obligor in respect of:

(A)
any indebtedness or obligations ("Acquisition Debt") incurred or undertaken in relation to the financing of any direct acquisition of shares in such Danish Obligor or in any parent company of such Danish Obligor incorporated under the laws of a member state of the European Union (EU) or the European Economic Area (EEA) (a "Qualifying Parent Company") including, without limitation, any Revolving Facility Loans made to the Company; and

(B)
any indebtedness or obligations (including, without limitation, Acquisition Debt) of any parent company of such Danish Obligor which is not a Qualifying Parent Company; or

(ii)
if and to the extent that such obligations and/or liabilities shall guarantee or secure any indebtedness of another Obligor, shall be limited to an amount equivalent to the higher of:

(A)
the equity (egenkapital) of such Danish Obligor on the date of this Agreement calculated in accordance with applicable Danish generally applied accounting principles (including, if applied by that Danish Obligor, International Financial Reporting Standards); and

(B)
the equity (egenkapital) of such Danish Obligor at the time or times that payment is requested from it calculated in accordance with applicable Danish generally applied accounting principles (including, if applied by that Danish Obligor, International Financial Reporting Standards),

      save that these limitations shall not apply to any obligations and liabilities of the Danish Obligor in respect of amounts relating to this Agreement borrowed or owed by the Danish Obligor or any of its Subsidiaries from time to time or put at the disposal of the Danish Obligor or any of its Subsidiaries from time to time by a Borrower or another member of the Group by way of a loan or otherwise.

(b)
Notwithstanding anything else to the contrary contained in any of the Senior Finance Documents, no Danish Obligor shall be liable for any amount in its capacity as Guarantor or security provider greater than the highest amount for which it can under applicable law be liable without causing any of the directors or officers of that Danish Obligor to incur personal liability for breach of fiduciary duty or otherwise under applicable law.

21.12
Limitations

        The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in any relevant Accession Letter.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.   REPRESENTATIONS

        The Company and (unless otherwise stated) each Obligor (in the case of any Obligor other than the Company, only in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries which are a Material Company and/or other Subsidiaries (if any)) makes the following representations and warranties to each Finance Party at the times specified in Clause 22.26 (Times on which representations are made).

22.1
Status

(a)
It and each of its Subsidiaries which is a Material Company is either a stock corporation, a limited liability company or corporation or a limited partnership, duly incorporated, or established and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)
It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted.

22.2
Binding obligations

        Subject to the Legal Reservations and, in the case of any Transaction Security Document and any High Yield Notes Security Document only, the Perfection Requirements, the obligations expressed to be assumed by each Obligor in each Transaction Document are legal, valid, binding and enforceable obligations.

22.3
Non-conflict with other obligations

        The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which such Obligor is a party do not conflict with:

  (a)
  any law or regulation applicable to it where (other than as regards the Senior Finance Documents) such conflict would have a Material Adverse Effect;

  (b)
  its or any of its Subsidiaries which is a Material Company constitutional documents in any material respect; or

  (c)
  any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets where such conflict in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

22.4
Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)
No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

22.5
Authorisations

        All material Authorisations required:

  (a)
  to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Transaction Documents to which it is a party;

  (b)
  subject to any applicable Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document and its jurisdiction of incorporation; or

  (c)
  to make the Offer,

have been (or will by the required date be) obtained or effected and are (or will be) in full force and effect.

22.6
Governing law and enforcement

(a)
Subject to the Legal Reservations, the choice of English or the applicable (as stated in the relevant Senior Finance Documents) other law as the governing law of the Senior Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)
Subject to the Legal Reservations, any judgment obtained in England in relation to a Senior Finance Document will be recognised and enforced in its Relevant Jurisdictions and, in relation to a Senior Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Senior Finance Document.

22.7
Insolvency

(a)
None of the circumstances described in Clause 26.6 (Insolvency) exists in relation to any Obligor or Material Company.

(b)
No:

(i)
corporate action, legal proceeding or other formal procedure or step described in paragraph (a) of Clause 26.7 (Insolvency proceedings) (as qualified by paragraph (b) of Clause 26.7 (Insolvency proceedings)); or

(ii)
creditors' process described in Clause 26.8 (Creditors' process),

  has been taken in relation to any Obligor or Material Company which has not been or is not in the process of being discharged or revoked or otherwise lapsed.

22.8
No default

(a)
No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Transaction Document..

(b)
No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

22.9
Accuracy of information

(a)
So far as the Company is aware, all material factual information contained in the Information Memorandum and the Business Plan and all material factual information supplied by the Group in the preparation of the Reports was, taken as a whole, true and accurate in all material respects in the context of the transactions contemplated by the Senior Finance Documents and so far as the Company is aware no factual information was omitted from the Information Memorandum or the Business Plan the omission of which resulted in the factual information contained in the

  Information Memorandum, the Business Plan being untrue or misleading in any material respect in the context of the transactions contemplated by the Senior Finance Documents:

  (i)
  in relation to the Information Memorandum, as at the date of the Information Memorandum or, if earlier, the date attributed to such factual information in the Information Memorandum and, save as disclosed to the Facility Agent prior to the Syndication Date, as at the Syndication Date;

  (ii)
  in relation to the Business Plan, as at the date of the relevant factual document containing the information or, if earlier, the date attributed to such factual information in the Business Plan; and

  (iii)
  in relation to the Reports, as at the date of the relevant factual information was supplied or, if earlier, the date attributed to such factual information in the relevant Report.

(b)
So far as the Company is aware, all expressions of opinion or intention by, and all financial projections or forecasts provided by or on behalf of, an Obligor and contained in the Information Memorandum and/or the Business Plan have been prepared on the basis of publicly available historical information and on the basis of assumptions which the Company considered at the time they were prepared to be fair and reasonable (as at the date of the Information Memorandum or as at the date on which the Business Plan is agreed, as the case may be) and, in each case, were arrived at after careful consideration.

(c)
So far as the Company is aware, as at the date of issuance of the Information Memorandum and, save as disclosed to the Facility Agent prior to the Syndication Date, as at the Syndication Date no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the material factual information contained in the Information Memorandum being untrue or misleading in any material respect in the context of the transactions contemplated by the Senior Finance Documents.

(d)
So far as the Company is aware, all other material written factual information provided under this Agreement by any Obligor (including its advisers) to the Arrangers, the Facility Agent or the Security Agent was, taken as a whole, true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect in the context of the transactions contemplated by the Senior Finance Documents and did not omit to state any material fact necessary in order to make that information, taken as a whole, not misleading in any material respect in the context of the transactions contemplated by the Senior Finance Documents in light of the circumstances in which such information was given.

22.10
Offer Documents

        As at the date of this Agreement, the Offer Documents contain all the material terms and conditions of the Offer.

22.11
Financial Statements

(a)
So far as the Company is aware, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or the notes thereto), save as expressly disclosed to the Facility Agent in writing to the contrary prior to the date of this Agreement.

(b)
So far as the Company is aware, the Original Financial Statements give a true and fair view of or fairly present in all material respects (if audited) or fairly present in all material respects (if unaudited) the consolidated financial condition and operations of the Target Group in respect of, and as at the end of, the periods with respect to which they were prepared, save as expressly disclosed to the Facility Agent in writing to the contrary prior to the date of this Agreement.

(c)
The Business Plan was prepared in accordance with the GAAP and financial reference periods of the Target Group consistently applied as at the date of this Agreement.

(d)
Each set of Financial Statements of the Group delivered pursuant to Clause 23.1 (Financial Statements):

(i)
were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Financial Statements (or the notes thereto), save as expressly disclosed to the Facility Agent in writing to the contrary prior to the date of delivery of those Financial Statements; and

(ii)
give a true and fair view in all material respects of or fairly present in all material respects (if audited) or fairly present in all material respects (if unaudited), the consolidated financial condition and operations of the Group in respect of, and as at the end of, the period with respect to which those Financial Statements were drawn up subject, in the case of Monthly Financial Statements or Quarterly Financial Statements, to year-end adjustments.

22.12
Pari passu ranking

        Its payment obligations under the Senior Finance Documents rank at least pari passu with all its other present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

22.13
No proceedings pending or threatened

(a)
So far as the Company is aware, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which are reasonably likely to be determined adversely to it and which, if so adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

(b)
So far as the Company is aware, no labour disputes, which would, or would reasonably be expected to, have a Material Adverse Effect, have been started or threatened in writing against it or any of its Subsidiaries.

22.14
Environmental and other laws

(a)
So far as the Company is aware, each member of the Group is in compliance with Clause 25.3 (Environmental compliance) and so far as the Company is aware no circumstances have occurred which would prevent that performance or observation.

(b)
So far as the Company is aware, no Environmental Claim has been commenced or (to the best of the Company's knowledge and belief) is threatened against any member of the Group, which is likely to be determined adversely to such member of the Group and which, if determined against that member of the Group, would, or would reasonably be expected to, have a Material Adverse Effect.

(c)
So far as the Company is aware, no member of the Group is in breach of any other law or regulation in a manner or to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

22.15
Taxation

(a)
So far as the Company is aware, neither it (nor any of its Subsidiaries) is:

(i)
overdue in the filing of any Tax returns; or

(ii)
overdue in the payment of any amount in respect of Tax,

  to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)
No claims are being or, so far as the Company is aware, are reasonably likely to be asserted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is, or is reasonably likely to become, outstanding to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

22.16
Security, Financial Indebtedness and guarantees

(a)
No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 25.10 (Negative Pledge).

(b)
No member of the Group has any actual or contingent Financial Indebtedness or any guarantees outstanding other than as permitted by Clause 25.18 (Financial Indebtedness) or Clause 25.14 (No Guarantees or Indemnities).

22.17
Good title to assets

        So far as the Company is aware, members of the Group have a good title to, or valid leases or licences of or are otherwise entitled to use, the assets necessary to carry on the business of the Group as presently conducted to the extent that failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

22.18
Target Shares

        Forthwith:

  (a)
  after the Closing Date, the Target Shares of shareholders who have accepted the Offer;

  (b)
  upon completion of any of the Compulsory Acquisition Procedures in respect of any Target Shares (the "Compulsory Acquisition Shares"), those Compulsory Acquisition Shares; and

  (c)
  following any purchase of Target Shares directly or indirectly in the open market by Bidco or any of its Subsidiaries after the Closing Date or where any Target Shares are tendered after the Closing Date (the "Open Market Shares"), those Open Market Shares, will, in each case, be beneficially owned by Bidco and Bidco will be entitled to and will forthwith become the legal and beneficial owner of all such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares free from any Security other than Transaction Security and all consents and filings necessary to permit the transfer of such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares to Bidco have been obtained or made save where failure to do so would not, or would not be reasonably be expected to, have a Material Adverse Effect.

22.19
Intellectual Property

(a)
So far as the Company is aware, it and its Subsidiaries are the sole legal and beneficial owners of or have licensed to them or are otherwise entitled to use all Intellectual Property used in their businesses where failure to have such ownership or licensee rights or right of use would, or would reasonably be expected to, have a Material Adverse Effect. So far as the Company is aware after due and careful enquiry, there are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries' Intellectual Property which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)
No member of the Group has infringed any Intellectual Property of any third party in any material respect where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

(c)
So far as it is aware, there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group, other than as disclosed in the Legal Due Diligence Report, where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

22.20
Group structure

(a)
So far as the Company is aware, the Group Structure Chart delivered to the Facility Agent prior to the date of this Agreement is (assuming the Closing Date occurs) true, complete and accurate in all material respects and shows:

(i)
each member of the Group as at the date of this Agreement and as it will be immediately after the Closing Date; and

(ii)
the jurisdiction of incorporation or establishment of each person shown in it.

22.21
Accounting reference date

        The Annual Accounting Date is 31 December (save to the extent altered without breaching the terms of this Agreement).

22.22
Holdcos

        In the case of the Holdcos only, prior to the date of this Agreement except:

  (a)
  as may arise under the Offer, the Tenders, the Transaction Documents, the Market Purchase Facility Agreement, the Market Purchase Agreement or the High Yield Engagement Letter or in connection with the transactions contemplated therein;

  (b)
  as may arise under any Treasury Transactions which are permitted under paragraph (c) of Clause 25.27 (Hedging Arrangements and Treasury Transactions) and which are contemplated in the Funds Flow Memorandum;

  (c)
  for liabilities for Tax and other customary liabilities for a Holding Company;

  (d)
  (in the case of Topco) ownership of the shares in InterCo;

  (e)
  (in the case of InterCo) ownership of the shares in PIKCo;

  (f)
  (in the case of PIKCo) ownership of the shares in the Company;

  (g)
  (in the case of the Company) ownership of the shares in Bidco;

  (h)
  for establishment and administration costs;

  (i)
  pursuant to the steps and matters set out in or contemplated by the Structure Memorandum, and

  (j)
  in connection with any Market Purchases, including Financial Indebtedness that has been used to make Market Purchases prior to the Closing Date, provided that the same is repaid in full and the facilities therefore are cancelled on or prior to the first Utilisation Date.

it has not traded or carried on business and does not have any material assets or any material liabilities or commitments (actual or contingent, present or future).

22.23
Investor Documents and Bridge Finance Documents

(a)
The Investor Documents:

(i)
contain all the terms of the agreement and arrangements between the Investors (and/or any of their respective Affiliates (other than the Holdcos or any member of the Group)) and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Offer; and

  (ii)
  subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the first Utilisation Request, will be in full force and effect.

(b)
The Bridge Finance Documents:

(i)
contain all the terms of the agreement and arrangements between the Bridge Finance Parties and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Bridge Facility; and

(ii)
subject to any conditionality in relation to the other Transaction Documents, and other than the "Extended Loan Credit Agreement" and the "Exchange Documents" (each as defined in the Bridge Facility Agreement) are or, on the date of the first Utilisation Request, will be in full force and effect.

22.24
Anti-Terrorism Laws

        No Obligor or any of its Affiliates, to the knowledge of any Obligor, or any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Facilities:

  (a)
  is a Designated Person;

  (b)
  conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

  (c)
  deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

  (d)
  engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

22.25
Documents

        As at the date of this Agreement and at the Closing Date, the documents delivered to the Facility Agent by or on behalf of any Obligor under Clause 4.1 (Initial conditions precedent) are genuine and complete in all material respects (or, in the case of copy documents, are in all material respects true, complete and accurate copies of originals which are genuine and complete), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended, except to the extent amended in a manner or way which, in any such case, could not reasonably be expected to materially and adversely affect the interests of the Lenders.

22.26
Times on which representations are made

(a)
All the representations and warranties in this Clause 22 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in:

(i)
Clause 22.9 (Accuracy of information) relating to the Information Memorandum which are deemed to be made by the Company on the date that the Information Memorandum is approved by the Company and (provided that the Facility Agent has given the Company not less than 10 Business Days' prior written notice of the occurrence of the Syndication Date) on the Syndication Date;

(ii)
paragraph (d) of Clause 22.11 (Financial Statements) which are deemed to be made by the Company on the date of delivery of the relevant Financial Statements; and

(iii)
Clause 22.18 (Target Shares), which shall not be made on the date of this Agreement but shall be made:

(A)
in the case of paragraph (a) of Clause 22.18 (Target Shares), on the Closing Date;

    (B)
    in the case of paragraph (b) of Clause 22.18 (Target Shares), on the date of completion of any Compulsory Acquisition Procedures by Bidco; and

    (C)
    in the case of paragraph (c) of Clause 22.18 (Target Shares), on the date of completion of the acquisition of any Open Market Shares by the Company.

(b)
The Repeating Representations are deemed to be made by each Obligor and/or the Company (as applicable) to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period.

(c)
The representations and warranties in Clause 22.1 (Status) to 22.5 (Authorisations) (inclusive) are deemed to be made by each Additional Obligor to each Finance Party on the day on which it becomes an Additional Obligor.

(d)
Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

23.   INFORMATION UNDERTAKINGS

        The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Senior Finance Documents or any Commitment is in force.

23.1
Financial Statements

        Subject to paragraph (b) below, the Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

  (a)
  as soon as they are available, but in any event within 120 days after the end of each of its financial years:

  (i)
  the audited consolidated financial statements of the Group for that financial year;

  (ii)
  if separately prepared and requested by the Facility Agent, the audited financial statements (consolidated if appropriate) of each Obligor for that financial year; and

  (iii)
  in respect of any Obligor which does not prepare audited financial statements, if separately prepared and requested by the Facility Agent, the unaudited financial statements of such Obligor for that financial year;

  (b)
  as soon as they are available, but in any event within 45 days (or in respect of each of the first two Financial Quarters after the Closing Date, 60 days) after the end of each Financial Quarter, its consolidated management accounts or interim financial statements for that Financial Quarter; and

  (c)
  as soon as they are available, but in any event within 45 days (or in respect of the first 6 Months following the Closing Date, 60 days) after the end of each Month, its consolidated management accounts for that Month, subject in each case to any confidentiality or regulatory restrictions (including pursuant to the Danish Securities Trading Act) relating to the supply of information relating to the Target or members of the Target Group.

23.2
Compliance Certificate

(a)
The Company shall supply a Compliance Certificate to the Facility Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements, in either case for an annual accounting period or quarterly accounting period ending on or after 31 December 2006.

(b)
Each Compliance Certificate delivered under paragraph (a) above shall:

(i)
set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants) and the Margin computations set out in the definition of Margin and, in the case of a Compliance Certificate delivered with its Annual Financial Statements, Clause 11.10 (Excess cash) each as at the date as at which those Financial Statements were drawn up; and

(ii)
confirm, so far as the Company is aware, that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)
Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company's auditors (provided that the Facility Agent (or the Security Agent) has entered into a reliance letter with the auditors in customary form and provided further that such auditors have not adopted a general policy that they will not provide such reports) in the form agreed by the Company and the Facility Agent (acting reasonably) or otherwise in a form reasonably satisfactory to the Facility Agent (taking into account current practice of international accountancy firms in relation to similar engagements).

23.3
Requirements as to Financial Statements

(a)
Subject to paragraph (e) below, each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements delivered pursuant to Clause 23.1 (Financial Statements) (other than under paragraph (a)(ii) and (a)(iii)):

(i)
shall in the case of such statements of the Group (other than Monthly Financial Statements) be certified by a director of the relevant company (without personal liability) as fairly presenting its financial condition and operations as at the date as at which, and for the period in relation to which, those Financial Statements were drawn up subject, in the case of Quarterly Financial Statements, to year end adjustments;

(ii)
shall (other than in the case of Monthly Financial Statements) be accompanied by a statement by a member of Senior Management of the Company commenting on the performance of the Group for the period to which the Financial Statements relate and any material developments or proposals affecting the Group or its business; and

(iii)
shall (other than in the case of the Monthly Financial Statements) be prepared using GAAP, accounting practices and financial reference periods in each case in respect of financial statements relating to the Group consistent with the Accounting Principles unless, in relation to any set of Financial Statements, the Company notifies the Facility Agent of any change in any respect to GAAP, the accounting practices or the financial reference periods and either such change is not material and does not impact upon the manner provided in this Agreement for determining "Excess Cashflow", the "Margin" or compliance with any of the financial covenants provided for at Clause 24 (Financial covenants) or, if it is material, or does impact upon the manner provided in this Agreement for determining "Excess Cashflow", the "Margin" or compliance with any of the financial covenants provided for at Clause 24 (Financial covenants) the Company (or as the case may be the relevant Obligor) deliver to the Facility Agent a statement (the "Reconciliation Statement") containing:

(A)
a description of any change necessary for those Financial Statements to reflect the Accounting Principles, accounting practices and reference periods used as a basis for the preparation of the Business Plan; and

(B)
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of Margin and to determine the amount of any prepayments to be made from Excess Cashflow under Clause 11.10 (Excess cash) and to make an accurate comparison between the financial position indicated in those Financial Statements and the Business Plan, and any reference in this Agreement to those Financial Statements shall be construed in a reference to those Financial Statements as adjusted to reflect the Accounting Principles.

(b)
If the Company notifies the Facility Agent of a change in accordance with paragraph (a)(iii) above then the Company and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)
whether or not the change might result in any alteration into the commercial effect of any of the terms of this Agreement; and

(ii)
if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in either the Finance Parties or the Obligors being in a worse position in relation to the determination of the "Margin", their respective rights and obligations under Clause 11.10 (Excess cash) and Clause 24 (Financial Covenants) than if the change had not been made, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(c)
If no agreement is reached under paragraph (b) above on the required amendments to this Agreement, the Company shall:

(i)
(if a Reconciliation Statement is required by the Facility Agent under paragraph (a)(iii) above) ensure that each set of financial statements is accompanied by a Reconciliation Statement or, at the option of the Company provide financial statements prepared on the basis most recently agreed (in accordance with this Agreement); or

(ii)
instruct the auditors of the Company to determine any amendment to Clause 24.2 (Financial condition), the Margin computations set out in the definition of Margin, Clause 11.10 (Excess cash) and any other terms of this Agreement which those auditors (acting as experts and not as arbitrators) consider appropriate to ensure the change does not result in either the Finance Parties or the Obligors being in a worse position than if the change had not been made. Those amendments shall take effect when so determined by those auditors. The cost and expense of those auditors shall be for the account of the Company.

(d)
The Company shall procure that each set of Annual Financial Statements shall be audited by any of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or such other internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group as the Facility Agent may approve (acting reasonably).

(e)
Subject to paragraph (f) below, the Company shall procure that each set of Quarterly Financial Statements and Monthly Financial Statements shall be in an agreed form or otherwise in a form reasonably acceptable to the Facility Agent and include a balance sheet, profit and loss account and cashflow statement.

(f)
Prior to the date falling 6 Months after the Closing Date, any financial statements or accounts required to be delivered under this Agreement may be in a form consistent with the reporting practices of the Target Group for the relevant period as at the Closing Date or, in respect of monthly financial statements, such monthly information as may be available to include if available, the following information:

(i)
gross debt for the relevant monthly reporting period;

(ii)
net debt for the relevant monthly reporting period;

(iii)
EBITDA for the relevant monthly reporting period; and

(iv)
sales for the relevant monthly reporting period.

23.4
Budget

(a)
The Company shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not more than 30 days after the start of each of its financial years (commencing with the financial year starting 1 January 2007), an annual Budget for each financial year.

(b)
The Company shall ensure that the Budget:

(i)
is in an agreed form, or in a form consistent with the Business Plan or otherwise in a form reasonably acceptable to the Facility Agent and includes a projected consolidated profit and loss account (or income statement), balance sheet and cashflow statement for the Group, projected disposals and projected Capital Expenditure for the Group, projected financial covenant calculations and descriptions of the proposed activities of the Group for the financial year to which the Budget relates. The projections shall relate to the 12-month period comprising, and each Financial Quarter in, that financial year;

(ii)
is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to the Financial Statements under Clause 23.1 (Financial Statements); and

(iii)
has been approved by the board of directors of the Company.

(c)
The Company shall, if it adopts a revised budget which materially changes the projections in the Budget, promptly and in any event within 10 Business Days supply to the Facility Agent in sufficient copies for the Lenders the revised projections with a description of the material changes.

23.5
Group companies

        The Company shall, when it delivers each set of Annual Financial Statements pursuant to Clause 23.1 (Financial statements), supply to the Facility Agent a list of the Material Companies accompanied, where so requested by the Majority Lenders, by a report by the auditors (such report to be addressed to the Finance Parties (subject to execution of any necessary reliance or engagement letter), and setting out computations showing in reasonable detail how such list was calculated) and confirm that it is in compliance with Clause 25.25 (Guarantors). If any such report prepared by the auditors confirms the accuracy of the corresponding list prepared by the Company, the cost of the auditors preparing such report shall be for the account of the Finance Parties.

23.6
Annual presentation

        If requested by the Facility Agent, once in every financial year (commencing with the financial year starting on 1 January 2006 (provided that no such request may be made by the Facility Agent prior to the date falling 6 months after the Closing Date) at least two executive directors of the Company (one of whom shall be a member of Senior Management) shall give a presentation to the Finance Parties, at a time being not later than 30 days after a request to that effect from the Facility Agent (or such other date as may be agreed) and venue agreed with the Facility Agent, about the business and financial performance of the Group.

23.7
Year-end

        The Company shall not change its financial year-end or the date to which consolidated or aggregated financial statements are prepared from 31 December without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld or delayed) (in which event the Facility Agent may require such changes to the financial covenants contained in Clause 24 (Financial Covenants), the provisions of clause 11.10 (Excess Cash) and the definition of "Margin" as are necessary to compensate for such change).

23.8
Information: miscellaneous

        The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

  (a)
  all documents (or, in the case of item (2), other information) dispatched or made available by (1) the Company to its shareholders (or any class of them) as required by law, or (2) by the Company or any other Obligor to (other than in the ordinary course of its business) its creditors generally (in each case) at the same time as the foregoing are dispatched or made available;

  (b)
  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have, or reasonably be expected to have, a Material Adverse Effect;

  (c)
  promptly, such information or projections regarding the financial condition, business or assets of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request, subject to any confidentiality restrictions or other legal restrictions on the provision of such information to the Facility Agent or the Lenders (provided that such restrictions have not been entered into with a view to circumventing this requirement);

  (d)
  promptly upon request by any Finance Party (through the Facility Agent), a copy of the shareholder register (or equivalent) of the Company;

  (e)
  reasonable details of any Tender made for any of the Target Bonds (including details as to the level of acceptances received relating to any such Tender);

  (f)
  promptly, details of any member of the Senior Management (or any replacement of any Senior Management) resigning or terminating his/her office or ceasing to be employed by the Company; and

  (g)
  promptly, details of any disposal, report or insurance claim which will require a prepayment of Loans under Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds),

subject in each case (other than pursuant to paragraphs (d) to (g) above inclusive) to any confidentiality or regulatory restrictions relating to the supply of information relating to the Target or members of the Target Group.

23.9
Notification of default

(a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly and, in any event, within three Business Days of becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Facility Agent, if it has reasonable grounds for believing there is an outstanding Default, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that so far as it is aware no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.10
Use of websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

  (i)
  the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

  (ii)
  both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

  (iii)
  the information is in a format previously agreed between the Company and the Facility Agent.

        If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)
The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)
the Designated Website cannot be accessed due to technical failure;

(ii)
the password specifications for the Designated Website change;

(iii)
any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)
any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)
the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

        If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

23.11
"Know your customer" checks

(a)
If:

(i)
the introduction of any change in (or in the interpretation administration or application of any law or regulation made after the date of this Agreement;

(ii)
any change in the status of any Obligor;

(iii)
a proposed assignment or transfer by a Lender of its rights and obligations under this Agreement to a person who is not currently a Lender,

  obliges any Finance Party (or, in the case of paragraph (iii) above, prospective Lender) to comply with "know your customer" or equivalent identification procedures where the information required by it is not otherwise available to it, the Company and each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Finance Party) to enable a Finance Party or prospective new Finance Party to carry out and be satisfied with the results of all applicable "know your customer" checks or other similar checks under all applicable laws and regulations.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Senior Finance Documents.

(c)
The Company shall, by not less than five Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, the Company must promptly on the request of any Finance Party supply, or procure the supply of, to that Finance Party (to the extent such documentation or other evidence is not already available to that Finance Party) any documentation or other evidence which is reasonably requested by that Finance Party to enable it to carry out and be satisfied with the results of all applicable "know your customer" checks or other similar checks under all applicable laws and regulations relating to the accession of such Additional Obligor.

24.   FINANCIAL COVENANTS

24.1
Financial definitions

        "Borrowings" means, at any time, Financial Indebtedness excluding:

  (a)
  any liabilities of the type referred to in paragraph (f) of the definition of Financial Indebtedness; and

  (b)
  any Permitted Subordinated Debt.

        "Capital Expenditure" means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (other than permitted acquisitions or investments in Joint Ventures and any non cash expenditure, and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange).

        "Cashflow Cover" means, for any Relevant Period, the ratio of Consolidated Cashflow for that Relevant Period to Net Debt Service for that Relevant Period.

        "Consolidated Cashflow" means, for any Relevant Period, Consolidated EBITDA for such period:

  (a)
  plus the amount of any rebate or credit in respect of any Tax on profits, gains or income actually received in cash by any member of the Covenant Group during such period;

  (b)
  plus the amount (net or any applicable withholding tax) of any dividends or other profit distributions received in cash by any member of the Covenant Group during such period from any entity which is not itself a member of the Covenant Group;

  (c)
  plus, to the extent not included in Consolidated EBITDA or any other paragraph in this definition, Net Proceeds received by the Covenant Group in that Relevant Period which are permitted to be retained by the Covenant Group;

  (d)
  minus all Capital Expenditure actually paid by members of the Covenant Group during such period except to the extent funded from:

  (i)
  Net Proceeds permitted to be retained for this purpose;

  (ii)
  Excess Cashflow arising from a previous financial year which the Company is not obliged to prepay (including any de minimis amount which has been permitted to be deducted in calculating that Excess Cashflow in a previous financial year);

  (iii)
  any Financial Indebtedness permitted to be incurred by the terms of this Agreement;

  (iv)
  Capitalised Lease Obligations;

  (v)
  capital contributions received from landlords in relation to real property in respect of which a member of the Covenant Group is a tenant; or

  (vi)
  a utilisation of the Revolving Facility which is a Revolving Capex Loan;

  (e)
  minus the aggregate of the consideration paid for or cost of any permitted acquisitions and the amount of any investments in Joint Ventures (net of any repayment or prepayment of any loan or reduction in the amount of any such investment during such Relevant Period) made or falling due for payment in cash during that period to the extent not included in Consolidated EBITDA and in each case except to the extent funded from Excess Cashflow arising in any previous financial year which the Company is not obliged to prepay (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt;

  (f)
  plus the amount of any loan which was made in respect of a Joint Venture investment which is repaid in cash to a member of the Covenant Group;

  (g)
  minus all amounts of Tax on profits, gains or income actually paid and/or which fell due for payment during such period and minus the amount of any withholding tax withheld from any amount paid to any member of the Covenant Group which has been taken into account in calculating Consolidated EBITDA for such period;

  (h)
  plus any decrease and minus any increase of Working Capital between the beginning and end of such Relevant Period;

  (i)
  to the extent not taken into account in any other paragraph in this definition minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

  (j)
  to the extent not taken into account in any other paragraph in this definition plus any positive and minus (except to the extent funded from Excess Cashflow arising from any previous financial year which the Company is not obliged to prepay (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt) any negative one-off, non-recurring, extraordinary or exceptional items received or which are paid or fall due for payment by any member of the Covenant Group in cash during such period (other than the costs associated with any restructuring programme) to the extent not already taken into account in calculating Consolidated EBITDA for such period;

  (k)
  to the extent included in Consolidated EBITDA or in any other paragraph of this definition, excluding the effect of all cash movements associated with the Offer, the Transaction Costs, any share options relating to any member of the Covenant Group existing at the Closing Date;

  (l)
  plus (except to the extent already added to Consolidated EBITDA) the aggregate of the amounts received during the period and prior to the delivery of the Compliance Certificate, or within 20 Business Days of delivery of the Compliance Certificate in compliance with Clause 24.3 (Equity Cure) in relation to that period:

  (i)
  by way of New Equity; and

  (ii)
  by way of Permitted Subordinated Debt;

  (m)
  deducting any fees, cash or charges of a non-recurring nature related to any equity offering, compensation payments to departing management, investments, acquisitions or permitted Financial Indebtedness (whether or not successful) except to the extent funded from Excess Cashflow arising from any previous financial year which the Company is not obliged to prepay (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement or the relevant equity proceeds;

  (n)
  deducting the amount of management, consulting, investor and advisory fees paid to the Investors (other than any upfront fees paid to any of the Investors) to the extent not taken into account in Consolidated EBITDA (except to the extent funded from any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt);

  (o)
  plus, to the extent not already taken into account in calculating Consolidated EBITDA for such period, the proceeds of any business interruption insurance;

  (p)
  minus the aggregate amount paid to the Bond Redemption Account during that Relevant Period to the extent that any such amount would, were it not for this paragraph (q), be otherwise included in Consolidated Cashflow; and

  (q)
  plus any amount released from the Bond Redemption Account during that Relevant Period to the extent not applied in redemption or repayment of Target Bonds required to be applied prepaying the Utilisations.

  (r)
  after adding (to the extent not already included) are realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Covenant Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever);

  (s)
  minus any cash payments made in respect of pensions to the extent not deducted in Consolidated EBITDA;

  (t)
  minus any non cash credits and plus any non cash debits made in respect of pensions in Consolidated EBITDA;

  (u)
  minus any cash amounts in respect of restructuring costs not included in Consolidated EBITDA,

and, for the avoidance of doubt, proceeds applied in mandatory prepayment of the Facilities shall not be included in the calculation of Consolidated Cashflow.

        "Consolidated EBITDA" means, for any Relevant Period, the consolidated profits of the Covenant Group from ordinary activities:

  (a)
  before deducting Interest Payable, any other Interest for which any member of the Covenant Group is liable and any deemed finance charge in respect of any pension liabilities and any deemed finance charges in respect of other provisions;

  (b)
  before deducting any amount of Tax on profits, gains or income paid or payable by any member of the Covenant Group;

  (c)
  after adding back (to the extent otherwise deducted) any amount attributable to any amortisation whatsoever (including amortisation of any goodwill arising on the Offer or any permitted acquisition or Transaction Costs), any depreciation whatsoever and any costs or provisions relating to any share option schemes of the Covenant Group existing at the Closing Date and any costs or provisions relating to any management equity programme implemented on or after the Closing Date;

  (d)
  after deducting (to the extent included) Interest Receivable and/or any other Interest accruing in favour of any member of the Covenant Group;

  (e)
  excluding any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature (including without limitation the costs associated with any restructuring programme);

  (f)
  after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Covenant Group (other than the Target) which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

  (g)
  after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Covenant Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

  (h)
  after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Covenant Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

  (i)
  after adding back (i) Transaction Costs and (ii) costs incurred in issuing the High Yield Notes or any other refinancing of the Bridge Facility (whether or not such issue is successful), in each case to the extent deducted;

  (j)
  after deducting (to the extent not otherwise deducted) the amount of any dividends or other profit distributions paid in cash by any member of the Covenant Group during such period to companies which are not members of the Covenant Group (excluding any dividend paid to a third party shareholder of the Target in connection with any Debt Pushdown);

  (k)
  after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, in the consolidated income from operations of the Covenant Group as a result of a revaluation of assets and liabilities of members of the Group which would not have occurred but for the occurrence of the Offer, in each case during such period;

  (l)
  plus if elected by the Company the aggregate of the amounts received during the period and prior to the delivery of the Compliance Certificate, or within 20 Business Days of delivery of the Compliance Certificate in compliance with Clause 24.3 (Equity Cure) in relation to that period:

  (i)
  by way of New Equity; and

  (ii)
  by way of Permitted Subordinated Debt;

  (m)
  before deducting (to the extent otherwise included) any unrealised exchange gains and losses including those arising on translation of current debt;

  (n)
  after adding back (to the extent deducted in calculating consolidated profit) the amount of management, consulting, investor and advisory fees paid to the Investors (other than any upfront fees paid to any of the Investors);

  (o)
  after adding back, to the extent deducted (or deducting to the extent added) in determining profits of the Covenant Group from ordinary activities, any cash or non cash payments or receipts in respect of pensions;

  (p)
  after adding back (to the extent otherwise deducted) any fees, costs or charges of a non-recurring nature related to any equity offering, compensation payments to departing management investments (including any Joint Venture investment), acquisitions or permitted Financial Indebtedness (whether or not successful); and

  (q)
  after deducting the amount of profit of any entity (which is not a member of the Covenant Group) in which any member of the Covenant Group has an ownership interest to the extent that the amount of such profit included in the accounts of the Covenant Group exceeds the amount (net or any applicable withholding tax) received in cash by members of the Covenant Group through distributions by that entity.

        "Consolidated Net Finance Charges" means, for any Relevant Period, the amount of Interest Payable during that period less Interest Income during that period.

        "Consolidated Total Net Debt" means, at any time, the aggregate principal amount of all obligations of the Covenant Group for or in respect of Borrowings but:

  (a)
  including, in the case of finance leases, only the capitalised value therefore; and

  (b)
  deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Covenant Group (including any amount in the Bond Redemption Account); and

and so that no amount shall be included or excluded more than once.

        "Current Assets" means the aggregate of inventory, trade and other receivables of each member of the Covenant Group including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve Months from the date of computation and excluding:

  (a)
  receivables in relation to tax rebates or credits on profits;

  (b)
  insurance claims;

  (c)
  extraordinary items, exceptional items and other non-operating items; and

  (d)
  any accrued Interest owing to, and repayment of Borrowings receivable by, any member of the Covenant Group.

        "Covenant Group" means the Group excluding Hungarian Telephone and Cable Corporation.

        "Current Liabilities" means the aggregate of all liabilities (including trade creditors, accruals, provisions and prepayments of each member of the Covenant Group) falling due within twelve Months from the date of computation but excluding:

  (a)
  liabilities for Borrowings and Interest Payable;

  (b)
  liabilities for Tax on profits;

  (c)
  extraordinary items, exceptional items and other non-operating items; and

  (d)
  liabilities in relation to dividends declared but not paid by the Company.

        "Debt Cover ratio" means for any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

        "Excess Cashflow" means, for any financial year of the Company, Consolidated Cashflow for that period less:

  (a)
  Net Debt Service;

  (b)
  mandatory payments due (other than in respect of Excess Cashflow calculated for the immediately preceding financial year) during such period (to the extent not already deducted through the application of the definition of "Net Proceeds"); and

  (c)
  any voluntary prepayments made during such period;

  (d)
  any amount received by way of New Equity or by way of Permitted Subordinated Debt;

  (e)
  the amount of Net Proceeds received by the Covenant Group which are permitted to be retained by the Covenant Group;

  (f)
  Transaction Costs to the extent not included within the agreed sources and uses;

  (g)
  the proceeds of any business interruption insurance;

  (h)
  any permitted payment of a dividend by the Company, a permitted payment of interest on or repayment of principal of Permitted Subordinated Debt or a permitted reduction of share capital of the Company;

  (i)
  any payment of a dividend, payment of interest, repayment of principal or loan by the Company to enable its Holding Companies to make payment of administrative costs, directors fees, tax and professional fees, regulatory costs and to fund payment of a monitoring fee to the Investors (in each case to the extent permitted under this Agreement) and less the Company's administrative costs, fees, tax and other professional charges;

  (j)
  any payment of a dividend or distribution of share premium reserve or redemption, repurchase, defeasement, retirement or repayment of its share capital by a member of the Covenant Group (other than the Company) (in each case to the extent permitted under this Agreement);

  (k)
  any payment to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management; and

  (l)
  any Unused Amount permitted to be carried forward to the next financial year of the Company and plus any Unused Amount carried forward from the previous financial year of the Company to the current financial year in accordance with paragraph (iii) of Clause 24.2(d) (Capital Expenditure) to the extent not spent in such financial year.

        "Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

        "Interest" means interest and amounts in the nature of interest in respect of any Borrowings including, without limitation:

  (a)
  the interest element of Capitalised Lease Obligations;

  (b)
  discount and acceptance fees payable (or deducted) in respect of any Borrowings;

  (c)
  fees payable in connection with the maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a member of the Covenant Group;

  (d)
  repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

  (e)
  commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding

    (ii)
    any agent's arrangement, underwriting or other front-end fee in respect of any Financial Indebtedness; and

    (iii)
    any interest accrued on any shareholder loan or any PIK interest on any Permitted Subordinated Debt.

        "Interest Cover" means, for any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

        "Interest Income" means, for the Relevant Period, the amount of Interest accrued (whether or not received) due to members of the Covenant Group during such period.

        "Interest Payable" means for the Relevant Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Covenant Group during that testing period but:

  (a)
  excluding any amortisation of fees, costs and expenses incurred in connection with the raising of any Borrowings; and

  (b)
  excluding any capitalised Interest, the amount of any discount amortised and other non-cash interest charges during the Relevant Period (provided that any interest which has been capitalised in respect of the Bridge Debt which becomes payable upon any refinancing of the Bridge Facility shall be excluded pursuant to this sub-paragraph (b)), and calculated on the basis that:

  (c)
  the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Covenant Group under hedging agreements in respect of Interest in relation to that Relevant Period; and

  (d)
  the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Covenant Group under hedging agreements in respect of Interest in relation to that Relevant Period.

        "Interest Receivable" means, for any Relevant Period, the amount of Interest accrued due to members of the Covenant Group during such period.

        "Net Debt Service" means, in respect of any Relevant Period, the aggregate of:

  (a)
  Consolidated Net Finance Charges;

  (b)
  the aggregate of all scheduled payments of principal of any Borrowings (and in the case of the Facilities and the Bridge Facility as adjusted as the result of any voluntary or mandatory prepayments) falling due but excluding:

  (i)
  any amounts falling due under any overdraft or revolving facility (including, without limitation, any Ancillary Facility) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation or any amount under any other permitted Borrowings to the extent repaid or refinanced with new permitted Borrowings;

  (ii)
  any amounts falling due under the Target Bonds to the extent repaid with proceeds withdrawn from the Bond Redemption Account;

  (iii)
  any amount falling due under any Tender or other purchase or redemption of Target Bonds to the extent repaid with the proceeds of any Utilisation;

  (iv)
  any amounts falling due under the 2006 Target Bonds to the extent repaid with a Utilisation;

  (v)
  any amounts falling due under the Target Bonds to the extent repaid with the proceeds of indebtedness permitted to be incurred under the terms of this Agreement; and

  (vi)
  any scheduled payment of the Cash Bridge Facility;

  (c)
  the amount of the capital element of any payments in respect of that Relevant Period payable under any Capitalised Lease Obligation entered into by any member of the Covenant Group,

and so that no amount shall be included more than once.

        "Net Proceeds" means Disposal Proceeds, Flotation Proceeds, Insurance Proceeds and Report Proceeds.

        "Quarter Date" means each of 31st March, 30th June, 30th September and 31st December.

        "Relevant Period" means each period of twelve months ending on any Quarter Date.

        "Unused Amount" means, in respect of any financial year of the Company, the amount by which Capital Expenditure of the Covenant Group (calculated as provided for in paragraph (d) of Clause 24.2 (Financial Condition)) for the previous financial year is less than the Scheduled Capex Amount for that previous financial year that could have been spent and still complying with Financial Covenants.

        "Working Capital" means on any date Current Assets less Current Liabilities.

24.2
Financial condition

        The Company shall ensure that:

  (a)
  Cashflow Cover

    Cashflow Cover in respect of any Relevant Period (commencing with the Relevant Period ending on 31 December, 2006) shall not, at the end of that Relevant Period, be less than 1.00:1.

  (b)
  Interest Cover

    the ratio of Consolidated EBITDA for any Relevant Period ending on any Quarter Date specified in Column 1 below, to Consolidated Net Finance Charges in respect of that Relevant Period shall not be less than the ratio set out in Column 2 in the situation where less than 50 per cent of the Target Bonds (by value) are outstanding and Column 3 in the situation where

    50 per cent or more of the Target Bonds (by value) are outstanding below opposite the expiry date for that Relevant Period.

Column 1 Relevant Period expiring on:	Column 2 Ratio	Column 3 Ratio
31 December 2006	2.00	2.00
31 March 2007	2.00	2.00
30 June 2007	2.10	2.05
30 September 2007	2.15	2.10
31 December 2007	2.20	2.15
31 March 2008	2.20	2.20
30 June 2008	2.25	2.20
30 September 2008	2.30	2.25
31 December 2008	2.35	2.30
31 March 2009	2.35	2.35
30 June 2009	2.40	2.35
30 September 2009	2.45	2.40
31 December 2009	2.50	2.45
31 March 2010	2.60	2.45
30 June 2010	2.60	2.50
30 September 2010	2.60	2.55
31 December 2010	2.65	2.60
31 March 2011	2.90	2.60
30 June 2011	2.95	2.65
30 September 2011	3.00	2.70
31 December 2011	3.00	2.75
31 March 2012	3.00	2.80
30 June 2012	3.00	2.85
30 September 2012	3.00	2.90
31 December 2012	3.00	2.95
and each Quarter Date thereafter	3.00	3.00
  (c)
  Debt Cover

    The ratio of Consolidated Total Net Debt on each date set out in Column 1 below to Consolidated EBITDA for any Relevant Period ending on any Quarter Date specified in Column 1 below shall not exceed the ratio set out in Column 2 in the situation where less than 50 per cent of the Target Bonds (by value) are outstanding and Column 3 in the situation where 50 per cent or more of Target Bonds (by value) are outstanding below opposite such date.

Column 1 Relevant Period expiring on:	Column 2 Ratio	Column 3 Ratio
31 December 2006	6.95	6.95
31 March 2007	6.85	6.85
30 June 2007	6.80	6.80
30 September 2007	6.75	6.75
31 December 2007	6.40	6.40
31 March 2008	6.20	6.20
30 June 2008	6.10	6.05
30 September 2008	5.90	5.90
31 December 2008	5.70	5.70
31 March 2009	5.60	5.60
30 June 2009	5.50	5.50
30 September 2009	5.35	5.35
31 December 2009	5.20	5.20
31 March 2010	5.10	5.10
30 June 2010	5.00	5.00
30 September 2010	4.80	4.85
31 December 2010	4.65	4.70
31 March 2011	4.50	4.55
30 June 2011	4.40	4.45
30 September 2011	4.20	4.30
31 December 2011	4.10	4.10
31 March 2012	3.90	4.00
30 June 2012	3.80	3.85
30 September 2012	3.60	3.70
31 December 2012	3.40	3.50
and each Quarter Date thereafter	3.40	3.50
  (d)
  Capital Expenditure

  (i)
  The aggregate Capital Expenditure of the Group in respect of any financial year of the Company specified in the Column 1 below shall not exceed the amount (the Scheduled Capex Amount) set out in Column 2 below opposite that financial year.

Column 1 Financial year ending on 31st December in:	Column 2 Amount (DKK million)
2006	6,373.20
2007	6,408.00
2008	6,228.00
2009	6,256.80
2010	5,925.60
2011	5,614.80
2012	5,666.40
2013	5,722.80
2014	5,782.80
2015	5,869.20

    (ii)
    No Capital Expenditure funded from:

    (A)
    Disposal Proceeds (or proceeds to which Clause 25.11(b)(vii) (Disposals) applies), Insurance Proceeds, Report Proceeds or Flotation Proceeds as permitted under terms of this Agreement;

    (B)
    Capitalised Lease Obligations;

    (C)
    retained Excess Cashflow (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in a previous financial year);

    (D)
    New Equity or Permitted Subordinated Debt; or

    (E)
    a Utilisation of the Revolving Facility that is designated as a Revolving Capex Loan;

      shall be included for the purpose of calculating compliance with the requirements set out in (i) above.

    (iii)
    The maximum aggregate permitted Capital Expenditure of the Covenant Group shall be increased in any financial year by an amount equal to fifty per cent. of the Unused Amount for the previous financial year. In any financial year, the original Scheduled Capex Amount for that financial year shall be treated as having been incurred after any Unused Amount carried forward into such financial year.

      No amount of Capital Expenditure may be carried forward otherwise than in accordance with this paragraph and no amount of Capital Expenditure may be carried forward for more than one financial year.

    (iv)
    The Covenant Group may in any financial year spend up to 50 per cent. of the Scheduled Capex Amount for the next financial year (the "Next Financial Year"). The Scheduled Capex Amount for that Next Financial Year shall be reduced by the amount of Capital Expenditure attributable to the Next Financial Year which has already been spent in the current financial year.

    (v)
    If the Covenant Group makes an acquisition permitted by the terms of this Agreement which increases Consolidated EBITDA by 10 per cent. or more, the Scheduled Capex Amount for each financial year shall be increased by an amount equal to 115% of the budgeted Capital Expenditure for the entities acquired pursuant to that acquisition.

24.3
Equity cure right

(a)
If the requirements of any of paragraphs (a) to (c) of Clause 24.2 (Financial condition) (a "Relevant Financial Covenant") are not met in respect of a Relevant Period, the cash proceeds (the "Cure Amount") received by the Company pursuant to any New Equity (a "Cure Subscription") or additional shareholder loans or Permitted Subordinated Debt (a "Cure Loan") (in each case in accordance with this Agreement) after the end of that Relevant Period but prior to the end of the period of 20 Business Days following the date on which the Compliance Certificate setting out the calculations in respect of the relevant covenant determination is required to be delivered pursuant to Clause 23.2 (Compliance Certificate) shall be included in a recalculation of the Relevant Financial Covenant(s) by making a pro forma adjustment to Consolidated EBITDA (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant(s) and not for any other purpose) such that Consolidated EBITDA is increased by an amount equal to the Cure Amount.

(b)
If, after giving effect to the recalculation referred to in paragraph (a) above, the requirements of the Relevant Financial Covenant(s) are met, then (subject to the other provisions of this Clause 24.3) the requirements of paragraphs (a) to (c) of Clause 24.2 (Financial condition) shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for the purposes of the Senior Finance Documents.

(c)
The relevant Cure Amount shall be added to and considered to be part of Consolidated EBITDA solely for the purpose of ascertaining compliance with that Relevant Financial Covenant(s) as at the end of the Relevant Period immediately prior to the receipt and application of such Cure Amount in accordance with this Clause 24.3 and as at the end of the next three following Relevant Periods.

(d)
Not more than one Cure Subscription or Cure Loan may occur in any twelve Month period and not more than four Cure Subscriptions or Cure Loans may occur prior to the Termination Date in respect of Facility C.

(e)
Any Cure Amount must be applied in prepayment of Loans as provided for in Clause 11.4 (Voluntary prepayment of Term Loans and Revolving Capex Loans).

(f)
Prior to a Cure Subscription or Cure Loan, the Company shall deliver to the Facility Agent a certificate signed by two directors of the Company setting out the reasons for the breach of the Relevant Financial Covenant(s) and the nature of the remedial action being taken, confirming that to the best of their knowledge the requirements of the Relevant Financial Covenant will be met after the Cure Subscription or Cure Loan (taking account of the effect of any prepayment of Loans pursuant to paragraph (e) above) and accompanied by an updated set of projections approved by a member of Senior Management of the Company and in form satisfactory to the Facility Agent (acting reasonably) demonstrating compliance with the Relevant Financial Covenant until the Termination Date in respect of Facility C.

24.4
Deemed Remedy

        If on any Quarter Date the requirements of Clause 24.2 (Financial condition) are not met but on the next Quarter Date the requirements of Clause 24.2 (Financial condition) are complied with, the Event of Default caused by the failure to meet the requirements of 24.2 (Financial condition) on the former Quarter Date (and any resulting Event of Default) shall be deemed remedied for all purposes under the Senior Finance Documents to the satisfaction of the Facility Agent.

24.5
Financial Testing

(a)
The financial covenants set out in Clause 24.2 (Financial condition) shall be tested by reference to each of the Quarterly Financial Statements and Annual Financial Statements and each Compliance Certificate delivered pursuant to Clause 23.2 (Compliance Certificate).

(b)
The Available Commitment in respect of, and Utilisations under, Cash Bridge Facility A and Cash Bridge Facility B shall be excluded from any calculation or testing of Cashflow Cover, Debt Dover or Interest Cover.

(c)
For any Relevant Period ending on or before the date which is 12 Months after the Closing Date, for the purposes of Clause 24.2 (Financial Condition):

(i)
in respect of the Debt Cover ratio only, the amount of Consolidated EBITDA in respect of the Relevant Period after the Closing Date shall be deemed to be annualised by multiplying the Consolidated EBITDA for the period from the Closing Date until the relevant Quarter Date by 365 divided by the number of days elapsed since the Closing Date; and

(ii)
in respect of the Cashflow Cover ratio and the Interest Cover ratio only, for the purposes of calculating the amount of Consolidated EBITDA, Consolidated Net Finance Charges and Net Debt Service, periods occurring prior to the Closing Date shall be ignored and "Relevant Period" shall mean the period from the Closing Date to the end of the relevant Financial Quarter in respect of which ratios are being tested.

(d)
In respect of any Relevant Period, the exchange rate used in relation to Consolidated Total Net Debt shall be the average for the same period as the exchange rate used for Consolidated EBITDA.

(e)
For the purpose of calculation of any of the financial covenants set out in Clause 24.2 (Financial condition) (the Acquisition and Disposal Adjustment):

(i)
there shall be included in determining Consolidated EBITDA and Consolidated Cashflow for any period (including the portion thereof occurring prior to the relevant acquisition):

(A)
the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an Acquired Entity or Business); and

(B)
if material (unless, in relation to any material adjustment which could be made as a result of net cost savings, the Company elects not to include such net cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period; and

(ii)
there shall be excluded in determining Consolidated EBITDA and Consolidated Cashflow for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a Sold Entity or Business);

(iii)
Consolidated Net Finance Charges and Net Debt Service will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business.

(f)
"Pro Forma Adjustment" shall mean, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the Consolidated EBITDA and Consolidated Cashflow of that Acquired Entity or Business, the pro forma increase or decrease in such Consolidated EBITDA and Consolidated Cashflow projected by the Company in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period by combining the operations of such Acquired Entity or Business with the operations of the Group, provided that so long as such net cost savings or additional net costs will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow, that such net cost savings or additional net costs will be realisable during the entire such period, provided further that any such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow shall be without duplication for net cost savings or additional net costs actually realised during such period and already included in such Consolidated EBITDA and Consolidated Cashflow.

(g)
In calculating the components of each of the financial covenants set out in clause 24.2 (Financial Conditions), no item shall be included or excluded more than once.

25.   GENERAL UNDERTAKINGS

        The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Senior Finance Documents or any Commitment is in force.

25.1
Authorisations

(a)
Each Obligor shall promptly:

(i)
obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)
if requested by the Facility Agent, supply copies to the Facility Agent of,

  any material Authorisation required under any law or regulation of a Relevant Jurisdiction to:

    (A)
    enable it to perform its material obligations under the Senior Finance Documents;

    (B)
    ensure (subject to the Legal Reservations and the Perfection Requirements) the legality, validity and enforceability in all material respects and admissibility in evidence of each Senior Finance Document; and

    (C)
    enable it to own its property and assets and to carry on its business, as currently conducted, except to the extent that failure to obtain or comply with or maintain those Authorisations would not have, or would not reasonably be expected to have, a Material Adverse Effect.
(b)
The Company shall ensure that the Perfection Requirements are complied with as required under the Agreed Security Principles.

25.2
Compliance

        Each Obligor shall, and the Company shall ensure that each member of the Group shall, comply in all respects with all laws and regulations to which it is subject, if failure so to comply would have, or would reasonably be expected to have, a Material Adverse Effect.

25.3
Environmental compliance

        Each Obligor shall (and the Company shall ensure that each member of the Group shall):

  (a)
  comply with all Environmental Laws; and

  (b)
  obtain, maintain and ensure compliance with any Environmental Permits required in connection with its business, where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.
25.4
Taxation

(a)
Each Obligor shall (and the Company shall ensure that each member of the Group shall) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to so pay and discharge would have or would reasonably be expected to have a Material Adverse Effect.

(b)
No Obligor may change its jurisdiction of residence for tax purposes where to do so would materially adversely affect the interests of the Lenders.

25.5
Merger

        No Obligor shall (and the Company shall ensure that no other Material Company will) enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by paragraph (b) of Clause 25.7 (Acquisitions) or paragraph (b) of Clause 25.11 (Disposals) or a Permitted Reorganisation.

25.6
Change of business

        The Company shall procure that, save for any acquisition or disposal permitted by the terms of this Agreement, no substantial change is made to the general nature of the business of the Group as a whole from that carried on by the Target Group at the date of this Agreement.

25.7
Acquisitions

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or acquire or invest in shares (including making capital contributions) or equity securities or a business or undertaking.

(b)
Paragraph (a) above shall not apply to:

(i)
any acquisition of shares (including ADRs, stock options and/or warrants) in the Target;

(ii)
an acquisition of securities which are Cash Equivalent Investments;

(iii)
an acquisition of shares or equivalent ownership interests of a member of the Group which are issued in accordance with Clause 25.15 (Share capital);

(iv)
an acquisition by a member of the Group permitted pursuant to paragraph (b)(ii) of Clause 25.11 (Disposals);

(v)
an acquisition as part of a Permitted Reorganisation;

(vi)
an acquisition or investment permitted pursuant to paragraph (b) of Clause 25.8 (Joint Ventures);

(vii)
any acquisition of a shelf company or establishment of a new wholly-owned subsidiary of any member of the Group, with no material assets or liabilities at the time of acquisition;

(viii)
any acquisition by a member of the Group that is a Subsidiary of Bidco of at least 50.01 per cent. (taking into account any issued share capital in the relevant entity already owned at such time by the relevant member of the Group) (or in any relevant jurisdiction, such higher percentage as will allow the Group to pass both ordinary special or extraordinary resolutions (howsoever described under the law of such jurisdiction and to convene both ordinary and extraordinary shareholder meetings) the issued share capital and voting rights of a limited liability company (or equivalent ownership interest in another limited liability entity) or, if acquired through a special purpose company which itself is a limited liability company, the assets and undertaking of a business (each a "Proposed Target") where:

(A)
the consideration (including any Financial Indebtedness prepaid or repaid, net of adjustments after completion, deferred consideration and the costs of the acquisition) (the "Consideration") for the Proposed Target, when aggregated with the Consideration for any other Proposed Target acquired by any member of the Group that was not funded by Excluded Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds during the same financial year of the Company (in respect of financial years ending on or before 31 December 2007) does not exceed (X) €100,000,000 (or its equivalent in other currencies), as the same may be increased as a result of the operation of sub-paragraph (n)(i) of Clause 1.2 (Consideration) or (Y) €250,000,000 (or its equivalent in other currencies) during the life of this Agreement or is funded with:

(i)
Retained Proceeds; or

(ii)
Re-investment Proceeds (provided that. the aggregate amount of Consideration funded with Re-Investment Proceeds during the life of the Facility shall not exceed €250,000,000 (or the equivalent in other currencies); or

      (iii)
      Excluded Polkomtel Disposal Proceeds (to the extent not otherwise applied, at the option of the Company pursuant to Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), in prepayment of the Bridge Facility), provided further that the aggregate amount of Consideration paid in respect of Proposed Targets by members of the Group from any source other than Retained Proceeds shall not exceed €500,000,000 (or the equivalent in other currencies) during the life of the Facility;

    (B)
    the acquired company or business is incorporated or established, and carries on its principal business, in a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in a jurisdiction bordering a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in the European Union, Bulgaria, Croatia, Norway, Romania or the United States;

    (C)
    the business of the Proposed Target is similar or complementary to that of a member of the Group;

    (D)
    no Event of Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition;

    (E)
    the Proposed Target had

    (A)
    positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 24 (Financial Covenants)) on a pro forma stand alone basis; or

    (B)
    had negative earnings before interest, tax, depreciation and amortisation that when aggregated with any other acquisitions that had negative earnings before interest, tax, depreciation and amortisation, of entitles that had negative earnings before interest, tax, depreciation and amortisation made in such financial year, were no greater than €10,000,000 (or the equivalent in other currencies) during such period (calculated on the same basis) as Consolidated EBITDA, as defined at Clause 24 (Financial Covenants) on a proforma stand alone basis, in each case (after taking into account projected cost savings and synergies that would reasonably be expected to arise by combining the operations of such Proposed Target with the operations of the Group and for which supporting calculations are provided signed by a member of the Senior Management) during the 12 month period ending on the most recent month end prior to the date of acquisition (or, if not ascertainable, for the financial year of such Proposed Target most recently ended prior to its acquisition);

    (F)
    to the extent required by Clause 25.28 (Security), and subject to the Agreed Security Principles, Security is given over all of the shares or assets of the acquired company or business (and of any Subsidiary of it) as soon as practicable after and in any event within 45 days after its acquisition in favour of (and in form and substance satisfactory to) the Security Agent for the Finance Parties by the acquired company and/or it Subsidiary or Subsidiaries (if any) and/or by the member of the Group that is the acquired company's Holding Company;

    (G)
    the member of the Group making such acquisition will have access, whether by way of dividend, distribution or loan, to the earnings before interest, tax, depreciation and amortisation of the Proposed Target to the extent of its ownership interest therein;

    (H)
    the Proposed Target does not have, so far as the Company is aware having made such enquiries as are reasonable in the circumstances and which the Company considers to be prudent, any contingent, off-balance sheet environmental, litigation or tax liabilities which would be material to the Group (including such Proposed Target), taken as a whole (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer);

    (I)
    if the Consideration for the Proposed Target exceeds €50,000,000 (or its equivalent in other currencies), the Company has provided to the Facility Agent at least 10 Business Days prior to the completion of such acquisition:

    (i)
    copies of the most recent consolidated audited (or, if not available, unaudited) financial statements of the Proposed Target for the previous financial year;

    (ii)
    confirmation that, on a look forward basis, the Company would reasonably be expected to be able to comply with its obligations under Clause 24 (Financial Covenants) for the Relevant Period ending on the last day of the fourth Financial Quarter following the date of the proposed acquisition (determined on a proforma basis, taking into account projected cost savings and synergies as a result of the acquisition that would reasonably be expected to be achieved and for which reasonable supporting calculations are provided by a member of the Senior Management by reference to the Company's knowledge with regard to the information reasonably available at such time); and

    (J)
    if the Consideration for the Proposed Target exceeds €200,000,000 (or its equivalent in other currencies), the Company has provided to the Facility Agent at least 10 Business Days prior to the completion of such acquisition an updated business plan (including profit and loss statement, balance sheet and cash flow projections) in relation to the Group for the period of 3 years from the anticipated date of the proposed acquisition (and assuming completion of the acquisition of the Proposed Target) and (subject to the Facility Agent signing any required confidentiality or hold harmless letter) copies of any third party due diligence reports (or, if not then in final form, drafts of such reports) received by the Company in relation to such proposed acquisition; and

  (ix)
  the acquisition of shares held by directors or employees on their ceasing to be employed or appointed by any members of the Group.
25.8
Joint Ventures

(a)
No Obligor shall (and the Company shall ensure that no member of the Group will):

(i)
acquire (or agree to acquire) any shares, stocks, equity securities or other interest in any Joint Venture;

(ii)
transfer any assets or lend to or guarantee or indemnify or give Security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give Security for the obligations of a Joint Venture); or

(iii)
acquire a minority interest in any company (provided that, for the avoidance of doubt, this paragraph shall not prevent the acquisition of minority interests in current members of the Group held by third parties).

(b)
Paragraphs (a)(i) and (a)(ii) above (each a "Joint Venture Investment") do not apply to:

(i)
any Joint Venture Investment already made or contractually required to be made by any member of the Group as at the Closing Date;

  (ii)
  ordinary course trading with a Joint Venture on arm's length terms; and

  (iii)
  any Joint Venture Investment in any Joint Venture which is a limited liability company (or other limited liability entity), or an investment made through a special purpose company which is itself a limited liability company, where the aggregate amount or value invested, lent or transferred or for which a guarantee, indemnity or Security is granted by any member of the Group pursuant to this paragraph (b) (valued at the time of the making or giving thereof and without giving effect to any write-downs or write-offs thereof and valuing any guarantee, indemnity or Security as being the full amount thereby guaranteed, indemnified or secured) (but less the amount of any loan to or investment in a Joint Venture which has been repaid, redeemed or realised or in the case of a guarantee or indemnity cancelled) does not exceed in any financial year €25,000,000 (as the same may be increased as a result of the operation of sub-paragraph (n)(ii) of Clause 1.2 (Construction) (or its equivalent in other currencies) or, when aggregated with the amount of minority interests acquired pursuant to paragraph (c) below, €60,000,000 in aggregate at any time plus any amount of Joint Venture Investments funded out of the proceeds of any Permitted Subordinated Debt or New Equity or Floatation Proceeds that the Company is not required to apply in prepayment after Facilities in accordance with Clause 11.8 (Disposal, Insurance, Report and Floatation Proceeds) not previously applied where in each case:

  (A)
  the relevant Joint Venture carries on, or is in a business that it the same or similar or complementary to that carried on by the Group;

  (B)
  the Joint Venture is incorporated or established, and carries on its principal business, in a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in a jurisdiction bordering a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in the European Union, Bulgaria, Croatia, Norway, Romania or the United States; and

  (C)
  the Joint Venture does not have any material contingent, off-balance sheet, environmental, litigation or other liability (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer).
(c)
Paragraph (a)(iii) above does not apply to the extent that the aggregate consideration for all acquisitions of minority interests (excluding the acquisition of minority interests in current members of the Group held by third parties) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Company and, when aggregated with all Joint Venture Investments, does not exceed €60,000,000 (or its equivalent in other currencies) at any time plus any amount of minority interests funded out of the proceeds of any Permitted Subordinated Debt, New Equity or Flotation Proceeds that the Company is not required to apply in prepayment of the Facilities in accordance with Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds) not previously applied or, the acquisition of the minority interest is such that the provisions of Clause 25.7(b)(viii) (Acquisitions) applies.

25.9
Pari passu ranking

        Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Senior Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.10
Negative pledge

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)
Paragraph (a) above does not apply to:

(i)
any netting or set-off arrangement entered into by any member of the Group arising in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group provided that such arrangement does not give rise to Security over the assets of Obligors in support of the liabilities of members of the Group that are non-Obligors in excess of the amount of Financial Indebtedness permitted under paragraph (b)(ix) of Clause 25.18 (Financial Indebtedness);

(ii)
any rights of set-off arising in respect of any member of the Group in the ordinary course of its trading and not securing Financial Indebtedness;

(iii)
any Security arising by operation of law (or by contract to the same extent) in the ordinary course of trading;

(iv)
any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)
the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)
the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)
the Security is removed or discharged within three months of the date of acquisition of such asset;

(v)
any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)
the Security was not created in contemplation of the acquisition of that company;

(B)
the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)
the Security is removed or discharged within 6 months of that company becoming a member of the Group, unless and to the extent the same is permitted to remain in place following such period pursuant to this paragraph (b);

(vi)
any netting or set-off arrangement entered into by any member of the Group under a Treasury Transaction permitted under the term of this Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(vii)
any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms;

(viii)
any Security over goods or documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(ix)
any Security securing liabilities under the Target Bonds or the 2006 Target Bonds;

  (x)
  the Transaction Security and any other Security arising under the Senior Finance Documents;

  (xi)
  any Security over any assets of the Target Group existing on the Closing Date provided that such Security is released and discharged within three months of the Closing Date;

  (xii)
  any Security securing liabilities under the Bridge Finance Documents or the High Yield Notes Documents (in each case to the extent permitted by the Intercreditor Agreement);

  (xiii)
  payments into court or any Security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith (which do not otherwise constitute or give rise to an Event of Default);

  (xiv)
  Security arising in connection with any unpaid Tax by any member of the Group where the liability to pay such Tax is being contested in good faith by the member of the Group by appropriate proceedings (which do not otherwise constitute or give rise to an Event of Default) and in respect of which adequate reserves are being maintained;

  (xv)
  any Security created with the consent of the Majority Lenders;

  (xvi)
  Security by way of set-off or pledge over bank accounts (in favour of the account-holding bank) arising by operation of law or under standard banking terms and conditions;

  (xvii)
  Security arising in respect of any Capitalised Lease Obligations, to the extent over the assets being utilised or acquired under such arrangements, provided such arrangements are permitted under paragraph (b)(v) of Clause 25.18 (Financial Indebtedness);

  (xviii)
  any Security arising on rental deposits in connection with the occupation of leasehold premises in the ordinary course of business provided that the aggregate principal amount deposited at any time does not exceed an amount which is customary for such rental deposits;

  (xix)
  any Security arising under a Vendor Financing permitted under paragraph (b)(xi) of Clause 25.18 (Financial Indebtedness) on the equipment supplied pursuant to such Vendor Financing;

  (xx)
  any Security arising in connection with an acquisition or disposal permitted by the terms of this Agreement (including Security over any cash paid into an escrow account);

  (xxi)
  any Security granted or arising over any shares issued (including shares issued prior to the date of this Agreement) in connection with any employee or management incentive scheme operated by any member of the Group;

  (xxii)
  any Security which arises under any sale and leaseback transaction permitted by paragraph (b)(xiii) of Clause 25.11 (Disposals);

  (xxiii)
  any Security over Target Shares acquired using the proceeds of any loan made to finance any Market Purchases prior to the Closing Date provided that such Security is fully discharged and released on or before the Closing Date;

  (xxiv)
  any Security which is limited in recourse to the assets of HTCC;

  (xxv)
  at any time during the period of three Months following the Closing Date, any Security granted over the marketable securities portfolio owned by the Target Group at the Closing Date in connection with the disposal thereof to a third party; and

  (xxvi)
  any Security which secures indebtedness the principal outstanding amount of which (when aggregated with the principal amount of any other outstanding indebtedness which has the benefit of Security other than any permitted under paragraphs (c)(i) to (xxv) above) does not exceed at any time €100,000,000 (or its equivalent in other currencies).

25.11
Disposals

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) whether in a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) sell, lease, transfer or otherwise dispose of any asset.

(b)
Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)
of assets made in the ordinary course of trading of the disposing entity and on arm's length terms;

(ii)
of any asset by a member of the Group (the "Disposing Company"), other than shares in another member of the Group, to another member of the Group (the "Acquiring Company"), provided that if either:

(A)
the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor and if the asset being disposed of or transferred was subject to Transaction Security must give equivalent Transaction Security over the asset concerned, unless the disposal is permitted by paragraph (B) below; or

(B)
the Disposing Company is an Obligor and the Acquiring Company is not an Obligor, the market value of the assets so disposed of (when aggregated with the market value of all other assets disposed of pursuant to this paragraph (b)(ii)(B)) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Company;

(iii)
of obsolete, surplus or redundant vehicles, plant, machinery or equipment or real estate not required for the operation of the business of the Group, in each case, on arm's length terms;

(iv)
of cash or Cash Equivalent Investments where that disposal is not otherwise prohibited by the Senior Finance Documents;

(v)
arising as a result of any Security permitted under Clause 25.10 (Negative pledge);

(vi)
of assets that do not form all, or any part of any Core Assets (including shares of any member of the Group that is not part of the Core Assets) for cash on arm's length terms where the net proceeds of disposal are contracted to be used within 12 months of receipt of such proceeds to purchase or invest in assets to be used in the business of the Group and are so used within 18 months of such date or are applied in prepayment in accordance with the provisions of paragraph (b) of Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds);

(vii)
disposals of assets (not including shares in, or the business of, a member of the Group or any interest in any Joint Venture or any material Intellectual Property) in exchange for or for investment in other assets which are comparable or superior as to type, value and quality for use in the business;

(viii)
of assets with the consent of the Majority Lenders;

(ix)
of assets to a Joint Venture permitted pursuant to Clause 25.8 (Joint Ventures);

(x)
forming part of a Permitted Reorganisation;

(xi)
constituting dealings with trade debtors with respect to book debts in the ordinary course of trading;

(xii)
of the shares of any Holdco or the Target which is the subject of a Flotation, provided the Flotation Proceeds are applied as required by Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds);

  (xiii)
  of assets pursuant to any sale and leaseback transaction where the net consideration receivable (when aggregated with the net consideration receivable for any other disposal by a member of the Group pursuant to a sale and leaseback transaction) does not exceed €75,000,000 (or its equivalent in other currencies) in any financial year of the Company;

  (xiv)
  the sale or discounting of receivables on arm's length terms and in compliance with the terms of the Senior Finance Documents, provided that if the programmes or arrangements pursuant to which such sales were effected exceed in aggregate €200,000,000 (or its equivalent in other currencies) at any time such excess net proceeds of such disposal are applied (where required) in prepayment of the Facilities pursuant to Clause 11 (Prepayment and Cancellation);

  (xv)
  constituted by way of a licence of Intellectual Property, provided that (in the case of any exclusive licence) such Intellectual Property is not required for the operation of the business of the Group;

  (xvi)
  a lease or licence of real property in the ordinary course of business (which shall not include masts or the real property on which they are situated) provided that such real property is not required for the business of the Group;

  (xvii)
  of any asset pursuant to a contractual arrangement existing at the Closing Date;

  (xviii)
  an assignment by the Company to the Target of rights under any Tender documents which occurs no later than four months after the Closing Date;

  (xix)
  of any interest in any Treasury Transaction for cash provided that immediately following any such sale, transfer or disposal the provisions of Clause 25.27 (Hedging Arrangements and Treasury Transactions) are complied with;

  (xx)
  of any of the marketable securities portfolio owned by the Target Group at the Closing Date;

  (xxi)
  of assets for cash on arm's length terms where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, transfer or other disposal by the Group not allowed under the preceding paragraphs (i) to (xx)) does not exceed €50,000,000 (or its equivalent in other currencies) in any financial year of the Company (as the same may be increased as a result of the operation of sub-paragraph (n)(iii) of Clause 1.2 (Construction), provided that the aggregate amount of such net consideration receivable when aggregated with the amount of such net consideration receivable for any other disposal permitted under this paragraph (xxi) does not exceed €300,000,000 (or its equivalent in other currencies) in total at any time during the life of this Agreement.

        Disposals which give rise to an obligation to apply the proceeds of that disposal in full or partial prepayment of the Facilities pursuant to Clause 11 (Prepayment and Cancellation) must be on terms that the consideration payable in respect of the asset(s) being disposed of is for an amount equal to at least 85 per cent. in cash payable, no later than the date of the relevant disposal.

25.12
Arm's length basis

(a)
Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no other member of the Group will) enter into any transaction with any Connected Person other than on arm's length terms.

(b)
The following transactions shall not be a breach of this Clause 25.12:

(i)
the transactions pursuant to the Investor Documents or as envisaged by the Structure Memorandum or under paragraph (b)(viii) of Clause 25.11 (Disposals);

  (ii)
  payment of reasonable fees and costs for non-executive directors of the Company who are nominees of the Investors if the amount of those fees and costs does not exceed €1,000,000 (or its equivalent in other currencies) in aggregate in any financial year of the Company;

  (iii)
  transactions between Obligors or loans by Obligors to members of the Group which are not Obligors to the extent permitted by paragraph (b)(vii) of Clause 25.13 (Loans or credit) or guarantees given by Obligors in respect of the liabilities of non-Obligors;

  (iv)
  transactions between non-Obligors or transactions between non-Obligors and Obligors, provided that such transactions are on arm's length terms or are more favourable to the Obligor party than the non-Obligor party;

  (v)
  fees, costs and expenses payable under the Transaction Documents in the amounts set out in the agreed sources and uses delivered to the Facility Agent prior to the Closing Date or agreed by the Facility Agent;

  (vi)
  any payment permitted under paragraph (b) of Clause 25.16 (Dividends) or paragraph (b) of Clause 25.17 (Subordinated debt, etc.);

  (vii)
  the issuance of shares in accordance with Clause 25.15 (Share capital);

  (viii)
  any transaction which is a Permitted Reorganisation;

  (ix)
  any Permitted Subordinated Debt;

  (x)
  any transaction with any member of management of any member of the Group pursuant to a management participation or incentive scheme;

  (xi)
  any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment; and

  (xii)
  loans to or guarantees of indebtedness of directors or employees of members of the Group to the extent permitted under paragraph (b)(iv) of Clause 25.13 (Loans or credit) or paragraph (b)(viii) of Clause 25.14 (No guarantees or indemnities).

25.13
Loans or credit

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) make any loans or grant any credit representing Financial Indebtedness.

(b)
Paragraph (a) above does not apply to:

(i)
any loan made or credit granted in the ordinary course of trading and on usual terms;

(ii)
a loan by a member of the Group to another member of the Group to the extent that loan exists on the Closing Date;

(iii)
a Joint Venture Investment by a member of the Group, to the extent permitted under Clause 25.8 (Joint Ventures);

(iv)
a loan by a member of the Group to an employee or director of any member of the Group for any purpose (other than funding or refinancing any (direct or indirect) equity or other investment by such employee or director in the Company or any of its direct or indirect Holding Companies) if the outstanding amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group and the maximum actual and contingent liabilities under all guarantees or indemnities by members of the Group in respect of liabilities or obligations of employees or directors of members of the Group permitted under paragraph (b)(viii) of Clause 25.14 (No guarantees or indemnities) does not exceed €10,000,000 (or its equivalent in other currencies) plus the aggregate amount of such loans in existence as at the Closing Date outstanding at any time;

  (v)
  a loan by an Obligor to an Obligor;

  (vi)
  a loan by a member of the Group which is not an Obligor to a member of the Group;

  (vii)
  a loan by an Obligor to a member of the Group which is not an Obligor provided that the amount of such loan when aggregated with:

  (A)
  the amount of all other loans made pursuant to this paragraph (vii) and outstanding at such time;

  (B)
  amounts payable by non-Obligors to Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 25.11 (Disposals) other than in the ordinary course of trading;

  (C)
  all guarantees outstanding at such time pursuant to paragraph (b)(iv) of Clause 25.14 (No guarantees or indemnities); and

  (D)
  the amount of all share issues by non-Obligors to Obligors referred to in paragraph (b) of Clause 25.15 (Share capital) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Obligors in favour of Obligors which have been made since the date of this Agreement), does not at any time after the date falling 90 days after the Closing Date exceed the aggregate of €125,000,000 (the "Permitted Loan Amount") (or its equivalent in other currencies);

  (viii)
  any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment, provided that in respect of any loan made by a member of the Group to another member of the Group such member of the Group has complied with its obligations (if any) under Clause 25.33 (Intercompany Debt);

  (ix)
  any credit balance held in the ordinary course of its banking arrangements with an Acceptable Bank;

  (x)
  any deferred consideration arising in connection with a disposal permitted by the terms of this Agreement, up to a limit of 15 per cent. (if required to be applied in prepayment of the Facilities) or 25 per cent. (if not required to be applied in prepayment of the Facilities) of the relevant disposal consideration, provided that such consideration is not deferred for a period of more than 18 Months;

  (xi)
  any loan made by a member of the Target Group in existence on the Closing Date or contractually committed on or before the Closing Date to be made;

  (xii)
  any loan to a trust or special purpose entity to fund the acquisition of shares of directors or employees who cease to be employed or appointed by any member of the Group in an aggregate amount outstanding at any time not exceeding €5,000,000 (or its equivalent in other currencies);

  (xiii)
  any loan made by a member of the Group to any Holdco in connection with the payment of Taxes which are attributable to the business of the Group;

  (xiv)
  any loan made by any member of the Group in order to comply with its obligations under Clause 25.23 (Cash); and

  (xv)
  any loans or credit not otherwise permitted by paragraphs (i) to (vi) above in an aggregate amount outstanding at any time not exceeding €50,000,000 (or its equivalent in other currencies).

25.14
No guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) give any guarantee in respect of any Financial Indebtedness.

(b)
Paragraph (a) does not apply to a guarantee which is:

(i)
given pursuant to the Senior Finance Documents;

(ii)
given pursuant to the Bridge Finance Documents or the High Yield Notes Documents (in each case to the extent permitted by the Intercreditor Agreement);

(iii)
given by the Company or any of its Subsidiaries in respect of the obligations of a Joint Venture in which such member of the Group has a Joint Venture Investment to the extent permitted under Clause 25.8 (Joint Ventures);

(iv)
given by an Obligor in respect of the obligations of another member of the Group which is not an Obligor, if the maximum actual or contingent liability under such guarantee when aggregated with:

(A)
the amount of all loans made pursuant to paragraph (b)(vii) of Clause 25.13 (Loans or credit) and outstanding at such time;

(B)
all other guarantees outstanding at such time pursuant to this paragraph (iv);

(C)
amounts payable but not yet paid by non-Obligors to Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 25.11 (Disposals) other than in the ordinary course of trading; and

(D)
the amount of all share issues by non-Obligors to Obligors referred to in paragraph (b) of Clause 25.15 (Share capital) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Obligors in favour of Obligors which have been made since the date of this Agreement), does not exceed the Permitted Loan Amount;

does
not at any time after the date falling 90 days after the Closing Date exceed the Permitted Loan Amount;

(v)
given by the Company or any of its Subsidiaries in favour of:

(A)
a purchaser of assets from a member of the Group which has disposed of such assets pursuant to paragraph (b) of Clause 25.11 (Disposals), to the extent customary to do so;

(B)
any lessor of any real estate leased by a member of the Group; or

(C)
a person who has sold or who has agreed to sell any assets to a member of the Group which such Group member is permitted to acquire under the Senior Finance Documents on arm's length terms and not to or for the benefit of, nor in respect of the liabilities or obligations of, a Connected Person, where the maximum aggregate liability outstanding at any time pursuant to this paragraph (v) does not, when aggregated with the amount of any guarantees permitted under paragraph (xiii) below, exceed €25,000,000 (or its equivalent in other currencies) plus the amount of any guarantees given by a member of the Target Group as at the Closing Date

    (provided that the additional amount above such €25,000,000 limit shall be reduced by the amount of any such pre-existing guarantees that expire after the Closing Date (provided that those guarantees may not be renewed));

  (vi)
  given by an Obligor in respect of obligations of another Obligor;

  (vii)
  given by a non-Obligor in respect of obligations of another member of the Group;

  (viii)
  given in respect of the obligations of a director or employee of any member of the Group if the outstanding amount of any such guarantees when aggregated with the outstanding amount of loans to employees or directors under paragraph (b)(iv) of Clause 25.13 (Loans or Credit) does not exceed €10,000,000 (or its equivalent in other currencies) in excess of the amount outstanding in respect thereof as at the Closing Date at any time;

  (ix)
  given in respect of the Target Bonds or the 2006 Target Bonds as at the Closing Date (or any indebtedness incurred in accordance with paragraph (b)(xvi) of Clause 25.18 (Financial Indebtedness));

  (x)
  the endorsement of negotiable instruments in the ordinary course of trade;

  (xi)
  any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of members of the Group, provided that such arrangement does not give rise to guarantees in support of the liabilities of members of the Group that are non-Obligors in excess of the amount of Financial Indebtedness permitted under paragraph (ix) of Clause 25.18 (Financial Indebtedness);

  (xii)
  until the date which is three Months after the Closing Date, any guarantee issued in respect of Existing Debt (and thereafter any such guarantee to the extent it falls within one of the other paragraphs of this definition); and

  (xiii)
  any guarantees given by a member of the Target Group prior to the Closing Date in connection with any Financial Indebtedness permitted under paragraph (xxi) of Clause 25.18 (Financial Indebtedness); and

  (xiv)
  (not being in respect of any obligation or liability of any Connected Person) any guarantee not otherwise allowed under the preceding paragraphs of this Clause 25.14 under which the aggregate liability (actual or contingent) of all members of the Group does not, when aggregated with the amount of any guarantees permitted under paragraph (v) above, exceed €75,000,000 (or its equivalent in other currencies) at any time, provided that, neither the Company nor any of its Subsidiaries may guarantee any obligations of any Holding Company of the Company or any Holdco (other than Bidco or, prior to Senior Pushdown occurring, the Company), other than in each case:

    (A)
    any guarantee given under the Senior Finance Documents;

    (B)
    any guarantee given under the Bridge Finance Documents; or

    (C)
    any Notes Guarantee.

25.15
Share capital

(a)
Except as provided in paragraph (b) below, no member of the Group may:

(i)
redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

  (ii)
  (other than a member of the Target Group to another member of the Group) issue any shares (or any instrument convertible into Shares) which by their terms are redeemable or carry any right to a return prior to the Termination Date applicable to Facility C; or

  (iii)
  issue any shares or share capital (or any instrument convertible into Shares or Share Capital) to any person, other than (subject to paragraph (c) below) an issue by a direct or indirect Subsidiary of the Company to its existing shareholders or any direct or indirect Subsidiary of the Company or as part of a Permitted Reorganisation where (if any shares of the issuing entity are the subject of Transaction Security) the newly-issued shares also become subject to that Transaction Security on the same terms.

(b)
Subject to paragraph (c) below, paragraph (a) does not apply to:

(i)
any transaction contemplated in the Structure Memorandum;

(ii)
the issue of shares for cash by the Company to its shareholders where either such shares are issued pursuant to Clause 24.3 (Equity Cure Right) or are otherwise of the same class(es) and on the same terms as those initially issued by the Company and by their terms do not carry a right to periodic returns prior to, and not redeemable before, the Termination Date applicable to Facility C provided that the shareholder is a party to the Intercreditor Agreement in such capacity;

(iii)
any transaction which is a Permitted Reorganisation;

(iv)
the issue of shares pursuant to any employee or management incentive scheme operated by any member of the Group;

(v)
an issue of shares by any Holdco or the Target as part of a Flotation;

(vi)
any redemption or purchase of shares from any person who has ceased or is ceasing to be an employee or director of any member of the Group;

(vii)
any redemption, purchase, defeasance, retirement or repayment of shares by any Obligor (other than the Company) pro rata to its existing shareholders;

(viii)
where required by law to have more than one shareholder, an issue of shares by a member of the Group to the extent legally required to employees or management;

(ix)
the redemption, purchase, defeasance, retirement or repayment of its shares for cash by a non-Obligor; or

(x)
any redemption, purchase, defeasance, retirement or repayment of shares to the extent that the proceeds realised constitute a Permitted Payment or are required to facilitate a Permitted Payment.

(c)
In respect of any shares issued by a non-Obligor to an Obligor the consideration payable by the Obligor in respect of such share issue, when aggregated with:

(i)
the amount of all loans made pursuant to paragraph (b)(vii) of Clause 25.13 (Loans or credit) and outstanding at such time;

(ii)
all guarantees outstanding at such time pursuant to paragraph (b)(iv) of Clause 25.14 (No guarantees or indemnities);

(iii)
amounts payable by non-Obligors to Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 25.11 (Disposals) other than in the ordinary course of trading; and

  (iv)
  the amount of all share issues by non-Obligors to Obligors referred to in this paragraph (c) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Obligors in favour of Obligors which have been made since the date of this Agreement), does not at any time after the date falling 90 days after the Closing Date exceed the Permitted Loan Amount and provided if such non-Obligor subsequently becomes an Obligor any shares issued by it shall be ignored for the purpose of this Clause.

25.16
Dividends and other restricted payments

(a)
Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Company may not (and, in the case of sub-paragraph (iv) below only, will ensure that no other member of the Group will):

(i)
declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)
repay or distribute any share premium account;

(iii)
(and nor may any other member of the Group) make any payment to any Investor or Connected Person (or any other direct or indirect shareholder in the Company) or any of their respective Affiliates that are not members of the Group in respect of any advisory, monitoring, management or other fees or expenses; or

(iv)
pay any fee or commission to any connected person.

(b)
Paragraph (a) above does not apply to any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment.

25.17
Subordinated debt, etc.

(a)
Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Company may not (and will ensure that no other member of the Group will):

(i)
purchase, redeem, defease or discharge or repay or prepay any amount (whether of principal, fee, interest, premium or other charge) outstanding under any Bridge Finance Document or High Yield Notes Document;

(ii)
repay or prepay any amount (whether of principal, fee, interest, premium or other charge) outstanding under any Investor Document; or

(iii)
purchase, redeem, defease or discharge or provide any guarantee or security for or sub-participate in any Investor Document or any amount outstanding under any Investor Document.

(b)
Paragraph (a) above does not apply to:

(i)
any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment; or

(ii)
any conversion or exchange of "Initial Loans" for "Extended Loans" and "Exchange Notes", "Extended Loans" for "Exchange Notes" or "Floating Rate Notes" for "Fixed Rate Notes" (each as defined in the Bridge Facility Agreement).

25.18
Financial Indebtedness

(a)
Except as permitted under paragraph (b) or paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)
Paragraph (a) above does not apply to:

(i)
Financial Indebtedness which is incurred under the Senior Finance Documents;

(ii)
Financial Indebtedness which is incurred under the Bridge Finance Documents in the form delivered as a condition precedent to this Agreement (or, in the case of the "Extended Loan Credit Agreement" and the "Exchange Documents" (each as defined in the Bridge Facility Agreement), on terms consistent with those set forth in Schedule 13 and 14 of the Bridge Facility Agreement) as amended from time to time in accordance with this Agreement (and to the extent permitted under the Intercreditor Agreement);

(iii)
any Financial Indebtedness arising under the High Yield Notes Documents as amended from time to time in accordance with this Agreement, provided that, upon their issuance, the Financial Indebtedness arising under the Bridge Facility Agreement is repaid in part;

(iv)
any Financial Indebtedness arising under:

(i)
any on-loan of the proceeds of the PIK Facility made by PIKCo to the Company; or

(ii)
the High Yield Inter-Company Loan Agreement (if any),

    that is, in each case, subordinated pursuant to the Intercreditor Agreement;

  (v)
  Capitalised Lease Obligations incurred by the Company or any of its Subsidiaries provided that such Capitalised Lease Obligations are with another member of the Group or:

  (A)
  do not result in a breach of the undertaking as to maximum Capital Expenditure in paragraph (d) of Clause 24.2 (Financial condition);

  (B)
  are on arm's length terms; and

    (C)
    to the extent that the aggregate amount of the principal element of such Capitalised Lease Obligations, calculated in accordance with the Accounting Principles, does not at any time exceed €75,000,000 (or its equivalent in other currencies);

  (vi)
  monies borrowed under a loan from another member of the Group which is permitted under Clause 25.13 (Loans or credit), or any guarantee given by a member of the Group which is permitted under Clause 25.14 (No guarantees or indemnities);

  (vii)
  Financial Indebtedness to the extent covered by a Letter of Credit or other letter of credit, guarantee or indemnity issued under an Ancillary Facility or a Fronted Ancillary Facility;

  (viii)
  Financial Indebtedness in respect of any transaction which is:

  (A)
  a Hedging Agreement; or

  (B)
  a Treasury Transaction permitted by Clause 25.27 (Hedging Arrangements and Treasury Transactions);

  (ix)
  any Financial Indebtedness arising under any cash management or cash pooling arrangement to the extent entered into in the ordinary course of its banking arrangements for the purpose of netting balances of members of the Group at the end of each day and provided that at all times following the date falling three Months after the Closing Date, the aggregate of debit balances of members of the Group other than Obligors under all such arrangements that are supported by Obligors does not exceed €125,000,000 (or its equivalent in other currencies) in aggregate at any time;

  (x)
  the discounting of bills or notes in the ordinary course of trading, provided that, for avoidance of doubt, this does not permit the entering into of receivables discounting facilities on a with recourse basis;

  (xi)
  any Financial Indebtedness arising under any Vendor Financing;

  (xii)
  any Financial Indebtedness under an Investor Document or a Permitted Subordinated Debt Document as amended from time to time in accordance with this Agreement;

  (xiii)
  any Financial Indebtedness incurred by any member of the Group as a result of the implementation or completion of any step set out in the Structure Memorandum;

  (xiv)
  any Financial Indebtedness of the Target Group outstanding on the Closing Date provided such indebtedness is repaid or prepaid within three Months of the Closing Date (save as otherwise permitted in this sub-paragraph (b));

  (xv)
  any Financial Indebtedness under the Target Bonds and the 2006 Target Bonds;

  (xvi)
  any Financial Indebtedness incurred for the purpose of repaying or redeeming amounts outstanding under or otherwise acquiring any Target Bonds provided that:

  (A)
  the scheduled maturity date of such Financial Indebtedness does not fall prior to the Termination Date in respect of Facility C;

  (B)
  the borrower of such Financial Indebtedness shall be the borrower of the Target Bonds to be repaid, redeemed or otherwise acquired; and

  (C)
  any guarantee or Security provided to any creditor of such Financial Indebtedness shall (to the extent that any such guarantee or Security was not provided to the creditors of the Target Bonds being repaid or redeemed) be on terms which require the release of such guarantee or Security in that event that, pursuant to any fair value sale or other disposal, the relevant Obligor is to leave the Group in connection with any enforcement action taken in respect of the Facilities;

  (xvii)
  any Financial Indebtedness incurred which falls under paragraph (g) of the definition of Financial Indebtedness;

  (xviii)
  Financial Indebtedness of any person acquired by a member of the Group after the Closing Date which is outstanding under arrangements in existence at the date of that acquisition (provided that:

  (A)
  the Financial Indebtedness was not incurred in contemplation of the acquisition of that entity by a member of the Group;

  (B)
  the principal amount of such Financial Indebtedness is not increased in contemplation of, or after the date of, the acquisition (otherwise than by the capitalisation of interest); and

  (C)
  such Financial Indebtedness is repaid within 6 Months of the date of the acquisition);

  (xix)
  any Financial Indebtedness of HTCC;

  (xx)
  any loan made by a Holdco to any member of the Group in connection with the payment of Taxes which are attributable to the business of the Group which are on terms satisfactory to the Facility Agent (acting reasonably);

  (xxi)
  any Financial Indebtedness incurred under the "Qualified Technological Equipment Lease" US cross-border sale and leaseback transactions entered into by one or more members of the Target Group prior to the date of this Agreement; and

  (xxii)
  any Financial Indebtedness of the Company or any of its Subsidiaries not otherwise permitted by the preceding paragraphs (i) to (xxi) (inclusive) in an aggregate principal amount outstanding not exceeding €100,000,000 (or its equivalent in other currencies) at any time.

(c)
The Company may not, prior to the Closing Date, incur any Financial Indebtedness for the purpose of financing Market Purchases unless:

(i)
such Financial Indebtedness is Permitted Subordinated Debt; or

(ii)
such Financial Indebtedness is provided by third party lenders on terms such that it will be capable of being refinanced on, and any Security provided in support of that Financial Indebtedness will be released on, the Closing Date.

        The Company shall be obliged:

    (A)
    to refinance any Financial Indebtedness incurred by it under sub-paragraph (ii) above, through a Utilisation of the Facilities;

    (B)
    to cancel any available facility in respect of Market Purchases made available to it in accordance with sub-paragraph (ii) above;

    (C)
    procure the release of any Security which it has granted in support of any Financial Indebtedness incurred by it under sub-paragraph (ii) above; and

    (D)
    provide a certificate from the relevant third party lender that it has no further claims against the Company in respect of any such Financial Indebtedness incurred by it under, or facility made available to in accordance with sub-paragraph (ii) above, in each case on or before the first Utilisation Date.

25.19
Insurance

(a)
Each Obligor shall maintain insurances (including under any Group policy) on and in relation to its business and material assets against those risks and to the extent as is usual in all material respects for companies carrying on the same or substantially similar business where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)
All insurances must be with reputable independent insurance companies or underwriters.

25.20
Pensions

(a)
The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are:

(i)
funded to the extent required by law and the terms of such schemes based on reasonable actuarial assumptions; and

(ii)
operated or maintained as required by law and the terms of such schemes,

  where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)
The Company shall deliver to the Facility Agent copies of those actuarial reports relating to its material pension schemes which are prepared in order to comply with the then current statutory or auditing requirements.
25.21
Access

        While an Event of Default is (or where the Facility Agent reasonably suspects an Event of Default is) continuing under Clause 26.1 (Non-Payment), paragraph (a) of Clause 26.2 (Breach of certain obligations), Clause 26.6 (Insolvency) or Clause 26.7 (Insolvency Proceedings), each Obligor shall (and the Company shall ensure that each member of the Group shall) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent, after consultation with the Company, free access at all reasonable times and on reasonable notice to:

  (a)
  inspect and take copies and extracts from the books, accounts and records of each Obligor;

  (b)
  view the premises of each Obligor; and

  (c)
  meet and discuss matters with Senior Management,

in each case only to the extent the Facility Agent (acting reasonably) considers to be necessary to investigate the Event of Default referred to above. If an Event of Default referred to above was continuing at the time such accountants or other professional advisers or contractors were appointed the costs of such persons shall be for the account of the Company, otherwise it shall be for the account of the Lenders.

25.22
Intellectual Property

        Each Obligor shall:

  (a)
  preserve and maintain the subsistence and validity of the Intellectual Property owned by members of the Group;

  (b)
  use reasonable endeavours to prevent any infringement of that Intellectual Property;

  (c)
  make registrations and pay all registration fees and taxes necessary to maintain that Intellectual Property in full force and effect and record its interest in that Intellectual Property;

  (d)
  not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such Intellectual Property; and

  (e)
  not discontinue the use of that Intellectual Property,

where failure to do so would in any such case have, or would reasonably be expected to have, a Material Adverse Effect.

25.23
Cash

(a)
No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, intercompany loan, redemption of shares or otherwise, which would, or would be reasonably likely to, affect materially and adversely the Obligors' (taken as a whole) ability to meet their payment obligations under this Agreement.

(b)
Paragraph (a) above does not apply to any restriction contained in a Senior Finance Document or, for the avoidance of doubt, any restriction on any member of the Target Group in existence on the Closing Date.

(c)
Subject to paragraph (d) below, each Obligor will procure that none of its Subsidiaries which is not an Obligor will, at any time, hold Cash or Cash Equivalent Investments greater than required for its projected cashflow requirements for the next 120 days (the amount of such excess being the "Cash Balance") and any such Cash Balance shall be lent by that non-Obligor to an Obligor which is its Holding Company provided that such loan shall be permitted to be repaid to such non-Obligor in circumstances where such non-Obligor requires the Cash to meet its working capital or other projected needs.

(d)
No Obligor shall be obliged at any time to procure that a Subsidiary lends any Cash Balance under paragraph (c):

(i)
at a time when to do so would cause the Obligor or the Subsidiary to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date or to incur any other material cost; or

(ii)
if to do so would be unlawful or result in (or any material risk of) personal liability for that Subsidiary's directors or other management; or

(iii)
if the amount to be lent by any particular Subsidiary was €10,000,000 (or its equivalent in other currencies) or less.

25.24
Amendments

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) amend or terminate any of its constitutional documents or any of the documentary conditions precedent to signing in a way which could reasonably be expected to materially and adversely affect the interests of the Lenders.

(b)
No Obligor shall (and the Company shall procure that no member of the Group shall) amend or terminate or waive any term of the Bridge Finance Documents, High Yield Notes Documents or Investor Documents other than:

(i)
any amendment, variation, novation or supplement which is of a minor or technical nature;

(ii)
the termination of the Bridge Finance Documents in circumstances where the Bridge Facility has been fully repaid as permitted under the Intercreditor Agreement;

(iii)
as expressly permitted or required pursuant to this Agreement or the Intercreditor Agreement; or

  (iv)
  in a way which would not, or would not reasonably be expected to, materially and adversely affect the interests of the Lenders and which is not otherwise prohibited under the terms of the Intercreditor Agreement.

25.25
Guarantors

(a)
The Company shall ensure that, subject to paragraphs (b) and (c) below, the Security Coverage Test is satisfied at all times after, and the Transaction Security which is required to be delivered pursuant to Clause 25.28 (Security) is so delivered on or before, the date which is 90 days after the Closing Date.

(b)
The Company shall ensure, subject to the Agreed Security Principles, if on any Annual Accounting Date falling after the date which is 90 days after the Closing Date the Security Coverage Test was not satisfied, within 15 Business Days of delivery of the Annual Financial Statements for the relevant financial year such other members of the Group shall accede as Additional Guarantors until the requirement is satisfied (calculated as if such Additional Guarantors had been Guarantors on such Annual Accounting Date).

(c)
Subject to the Agreed Security Principles, each member of the Target Group which is a Material Company shall accede as an Additional Guarantor on or before the date which is 90 days after the Closing Date.

25.26
Further assurance

(a)
Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each other member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Senior Finance Documents or by law; and/or

(ii)
to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Subject to the Agreed Security Principles each Obligor shall (and the Company shall procure that each member of the Group shall) take all such action as is reasonably requested of it by the Security Agent (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Senior Finance Documents.

(c)
In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver a Transaction Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable, any such guarantee or Transaction Security Document which is presented to it for execution.

25.27
Hedging arrangements and Treasury Transactions

(a)
The Company shall ensure that the hedging arrangements required by the Hedging Strategy Letter are effected (and are maintained in effect) in accordance with the terms of the Hedging Strategy

  Letter and shall not take any action to terminate or close out any such hedging arrangements (other than as permitted under the Intercreditor Agreement) without the prior written consent of the Facility Agent.

(b)
At or before the time that any member of the Group enters into any Hedging Agreement with a Hedge Counterparty, the Company shall use reasonable endeavours to ensure that the relevant hedge counterparty accedes as a Hedge Counterparty to the Intercreditor Agreement.

(c)
No member of the Group may enter into any Treasury Transaction, other than:

(i)
the hedging transactions entered into by the relevant Obligors contemplated by paragraph (a) above and documented by the Hedging Agreements;

(ii)
Treasury Transactions hedging currency rate risk or swapping currencies entered into by members of the Group in connection with payments required in relation to the Offer, any acquisition of Shares in the Target (whether by way of Market Purchase or pursuant to any Compulsory Acquisition Procedure) or any Tender;

(iii)
Treasury Transactions entered into by members of the Target Group prior to the Closing Date;

(iv)
spot and forward delivery foreign exchange contracts entered into in the ordinary course of business but not for speculative purposes; and

(v)
any Treasury Transaction entered into for the hedging of actual or projected exposures arising in the ordinary course of the trading activities of any member of the Group or in respect of Financial Indebtedness permitted under Clause 25.18 (Financial Indebtedness) and not for speculative purposes.
25.28
Security

(a)
The Company shall ensure that in the event that any member of the Group becomes an Additional Obligor, there is granted in favour of the Finance Parties:

(i)
in the case of any Additional Obligor which accedes on the Closing Date, by the date which is 90 days after the Closing Date; and

(ii)
in the case of any other Additional Obligor as soon as reasonably practicable after such member of the Group accedes as an Additional Obligor and in any event within 90 days of such Obligors' accession, the following Security:

    (A)
    Security over all of the shares of such Additional Obligor which are held by any other member of the Group (except in the case of the Target Shares) subject to and on terms consistent with the Agreed Security Principles; and

    (B)
    Security over the material assets of such Additional Obligor which are of the type over which Security has been granted by any other Obligor incorporated in the same jurisdiction as that Additional Obligor under the Transaction Security Documents, subject to, or if there is no Obligor incorporated in the same jurisdiction in accordance with, the Agreed Security Principles.
(b)
Bidco shall not be required to grant any Transaction Security or to give any guarantee or indemnity under any Senior Finance Document or become an Additional Guarantor until the date on which it is the surviving entity, if applicable, following a Permitted Reorganisation pursuant to paragraph (a) or paragraph (d) of the definition of "Permitted Reorganisation", following which it will, if required by the Lenders, become an Additional Guarantor and grant Transaction Security subject, in each case, to the Agreed Security Principles and provided that it would not be unlawful for it to do so and doing so would not have resulted in it suffering any material adverse tax implications.

25.29
Holding companies

(a)
The Company shall ensure that none of the Holdcos shall trade, carry on any business, own any material assets or incur any material liabilities other than:

(i)
carrying on business as a holding company;

(ii)
the ownership of shares:

(A)
in InterCo by Topco;

(B)
in PIKCo by InterCo;

(C)
in the Company by PIKCo;

(D)
in (aa) Bidco or as the case may be following any Permitted Reorganisation resulting in a merger shares in whichever is the surviving entity and (bb) (directly or indirectly) in the Finance Company, in each case by the Company; or

(E)
in the Target by Bidco;

(iii)
having rights and liabilities under the Transaction Documents, the PIK Facility Documents or any replacement or similar financing arrangements of PIKCo or any Holding Company of PIKCo (in respect of the period prior to the date of issue of the High Yield Notes (if any), to the extent that the principal amount outstanding under the PIK Facility (excluding capitalised interest) or any replacement or similar does not exceed €350,000,000 (or its equivalent in other currencies), and the High Yield Engagement Letter to which it is a party and in respect of professional fees and administration costs in the ordinary course of business as a holding company of the Group and providing administrative services to the other members of the Group;

(iv)
having rights and liabilities under any Treasury Transactions which are permitted under paragraph (c) of Clause 25.27 (Hedging Arrangements and Treasury Transactions) and which are contemplated in the Funds Flow Memorandum;

(v)
granting the Transaction Security;

(vi)
incurring liabilities for or in connection with Taxes provided that for the avoidance of doubt, no member of the Group may take any payment in respect of Taxes to any Holdco (other than Bidco or, prior to Senior Pushdown occurring, the Company) unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

(vii)
incurring liabilities arising by operation of law;

(viii)
in respect of any employment contracts for any employee of that Holdco;

(ix)
in relation to the Company only, incurring liabilities under the Bridge Finance Documents or the High Yield Engagement Letter and making any Permitted Payment in respect thereof;

(x)
in relation to any Notes Issuer, Notes On-Loan Lender or Notes On-Loan Borrower only, incurring liabilities under the High Yield Notes Documents and making any Permitted Payment in respect thereof;

(xi)
in relation to PIKCo or any Holding Company of PIKCo only, incurring liabilities under the PIK Facility Documents or any documents relating to any replacement or similar facility;

  (xii)
  making loans, acquiring shares or other assets and incurring liabilities in each case as referred to in any step set out in the Structure Memorandum or incurring rights or liabilities in connection with any Tender;

  (xiii)
  any arrangement in respect of, or the making of, a Permitted Payment or the making of a payment or entering into a transaction to facilitate a Permitted Payment;

  (xiv)
  making loans or giving guarantees otherwise permitted by this Agreement;

  (xv)
  incurring rights and liabilities under the Permitted Subordinated Debt Documents;

  (xvi)
  incurring rights and liabilities under the Market Purchase Facility Agreement and/or the Market Purchase Agreement;

  (xvii)
  holding Cash or Cash Equivalents;

  (xviii)
  pursuant to a Permitted Reorganisation;

  (xix)
  the taking of any administrative actions necessary to maintain its existence; and

  (xx)
  making Market Purchases of Target Shares, provided that Bidco is the legal and beneficial owner of such Target Shares by the Closing Date, incurring Financial Indebtedness in respect thereof and granting Security in support of such Financial Indebtedness in each case provided that such Financial Indebtedness and Security is discharged in full no later than the Closing Date.
(b)
No member of the Group that is not a Holdco shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, the Company) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(c)
Neither Bidco nor the Company shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any other Holdco (other than Bidco or, prior to Senior Pushdown occurring, the Company) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(d)
After Senior Pushdown has occurred, any cash which is retained by the Company at such time in an amount which, when aggregated with other amounts retained by the Company after such date, exceeds €5,000,000 in any financial year (or its equivalent in other currencies) and which is not required for application towards a Permitted Payment shall, at the option of the Company:

(i)
be pushed down to the Target either by way of cash loan or equity subscription; or

(ii)
be retained by the Company, provided that first-ranking Transaction Security will be granted by the Company over the cash on terms such that its release (including pre-enforcement) will be automatic provided that it is required to make a Permitted Payment or to facilitate a Permitted Payment or to fund the making of any cash loan or equity subscription under sub-paragraph (d)(i) above and in each case provided that the Acceleration Date has not occurred.

(e)
Any such payment made by a member of the Group, if made by way of loan, to the extent that the proceeds thereof are not required to be used by the entity that is the borrower under the Bridge Facility, the issuer of the High Yield Notes or the Borrower under the PIK Facility Documents (or similar or replacement facility) shall not be made via or through such entity but shall, provided it is not unlawful to do so and there are no adverse implications to the Group or any Holdco make the payment direct to the actual entity with the payment obligation or, as the case may be, liability.

25.30
Offer

(a)
The Company shall procure that Bidco shall:

(i)
ensure that the Offer Advertisement is issued, published or otherwise placed and that the Offer Document is posted no later than 10 Business Days after the date of this Agreement;

(ii)
keep the Facility Agent informed as to the progress of the Offer and of any material development in relation to the Offer, including details of the level of acceptances achieved under the Offer and promptly on request provide the Facility Agent with any material information received in relation to the Offer (subject to any confidentiality or other restrictions relating to such information);

(iii)
promptly deliver to the Facility Agent copies of all material press and other announcements made by Bidco in connection with or in relation to the Offer and any material documents or statements issued by the Danish FSA in relation to the Offer;

(iv)
ensure that the Offer Documents comply in all material respects with all applicable laws and regulations and Bidco shall comply in all material respects with applicable laws and regulations relating to the Offer where failure to do so would, or would reasonably be expected to have, have a Material Adverse Effect;

(v)
comply with any directions from the Danish FSA or the Copenhagen Stock Exchange A/S or other relevant regulatory authority in relation to the Offer and the acquisition of the Target Shares in all respects material in the context of the Offer;

(vi)
not, without the consent of the Majority Lenders (acting reasonably) or unless required to by the Danish FSA or the Copenhagen Stock Exchange A/S, amend or waive any material term of the Offer (other than an extension of the Offer period) where such amendment or waiver is reasonably likely to affect materially and adversely the interest of the Finance Parties.
(b)
If Bidco becomes entitled to initiate any Compulsory Acquisition Procedure it shall initiate that procedure promptly upon becoming entitled to do so unless another Compulsory Acquisition Procedure has been or will, imminently, be initiated.

(c)
Bidco shall not, and the Company shall ensure that no action is taken by either of them or by any Person acting in concert with any member of the Group which:

(i)
would require any mandatory offer to be issued in accordance with Section 31 of the Danish Securities Trading Act at a higher offer price or on terms financially more favourable to the offerees than the price offered in accordance with the Offer;

(ii)
would require an increase in the offer price for the Target Shares, or the maximum total consideration payable for all the Target Shares to which the Offer relates, above the level agreed between the Company, Bidco and the Majority Lenders from time to time save to the extent that any such increase will be funded solely by the proceeds of the PIK Facility, New Equity or, as the case may be, Permitted Subordinated Debt; or

  except with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(d)
Bidco shall not agree to waive, vary or amend the condition contained in the Offer Document that Bidco must obtain acceptances comprising more than 90 per cent. of the Target Shares without the prior consent of each of the Lenders.

25.31
Target dividends

(a)
The Company shall procure that:

(i)
as soon as reasonably practicable following the Closing Date, the Target shall appoint auditors to review an interim balance sheet of the Target and confirm the amount of distributable reserves of the Target;

  (ii)
  to the extent it is legally entitled to do so, as soon as reasonably practicable following the Closing Date, it or Bidco will appoint representatives to the board of directors of the Target;

  (iii)
  to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target), (having regard to the amount of borrowing by the Company under this Agreement at such time and the future borrowings under this Agreement by the Company (if any) and interest thereon) as soon as reasonably practicable following the Closing Date (and, if Bidco is entitled to complete or carry out such procedure, completion of any Compulsory Acquisition Procedures), the Target shall declare and pay to Bidco (and any other shareholders in the Target so entitled) a special interim dividend or repayment of capital (the "Phase One Dividend"); and

  (iv)
  to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of Bidco), (having regard to the amount of borrowing by the Company under this Agreement at such time and the future borrowings under this Agreement by the Company (if any) and interest thereon) the proceeds of the Phase One Dividend received by Bidco are immediately paid to the Company by way of dividend or, if applicable, in repayment of any shareholder loan then owing from the Target (or, if it is the surviving entity, Bidco) to the Company pursuant to which any of the proceeds of the Facilities were on-loaned by the Company to Bidco.
(b)
The Company shall procure that, if and to the extent that any amounts remain outstanding from the Company under this Agreement, then to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target (or, if applicable, Bidco)) (having regard to the amount of borrowing by the Company under this Agreement at such time and the future borrowings to be made under this Agreement by the Company (if any) and interest thereon), as soon as possible following the date on which the relevant steps set out in the Structure Memorandum are completed, the Target (or, if applicable, Bidco) shall declare and pay to the Company (and any other shareholders in Target or Bidco, as the case may be, so entitled) a further special interim dividend (the "Phase Two Dividend") or, if applicable, repay any shareholder loan then owing from the Target (or, if applicable, Bidco) to the Company pursuant to which any of the proceeds of the Facilities were on-loaned by the Company to Bidco.

(c)
To the extent the Phase One Dividend and/or the Phase Two Dividend are financed with the proceeds of any of the Term Facilities, the Company shall procure that any proceeds of the Phase One Dividend and the Phase Two Dividend, or in each case the repayment of shareholder loans (if any) (as the case may be) received (through Bidco or otherwise) by the Company are immediately applied in prepayment of any corresponding Term Loans borrowed by the Company.

25.32
Centre of main interests

        No Obligor incorporated in a member state of the European Union will cause or allow its registered office or centre of main interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation where to do so would materially adversely affect the interests of the Lenders.

25.33
Intercompany Debt

        At all times following the date that is 90 days after the Closing Date, the Company shall (subject to any applicable legal limitations) ensure that each member of the Group which is or becomes a borrower or a creditor in respect of Financial Indebtedness in either case exceeding €25,000,000 (or its equivalent in another currency or currencies) of any other member of the Group accedes to the Intercreditor Agreement as an "Intercompany Borrower" (as defined in the Intercreditor Agreement) or, as the case may be, an "Intercompany Lender" (as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement.

25.34
Swiss Non-Qualifying Bank Creditors

        Provided that the Lenders have, to the extent applicable complied with the relevant provisions of paragraph (k) of Clause 27.2 (Conditions of assignment or transfer), each Swiss Borrower shall ensure that while it is a Borrower:

  (i)
  the aggregate number of Lenders of a Swiss Borrower under this Agreement (or per Facility if so agreed with the Swiss Federal Tax Administration by the Swiss Borrower in a written tax ruling) which are not Swiss Qualifying Banks must not exceed ten (10), (the 10 Non-Bank Creditor Rule) (as per the explanatory notes of the Swiss Federal Tax Administration S-02.122.1 (4.99), S-02.130.1 (4.99) and S-02.128 (1.2000), as amended, restated, supplemented or otherwise modified from time to time); and

  (ii)
  the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks of a Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20) (the 20 Non-Bank Creditor Rule) (as per the explanatory notes of the Swiss Federal Tax Administration S-02.122.1 (4.99), S-02.122.2 (4.99) and S-02.128 (1.2000), as amended, restated, supplemented or otherwise modified from time to time), in each case where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

  (b)
  Each Swiss Borrower will for the purposes of determining the total number of creditors which are Swiss Non-Qualifying Lenders for the purposes of the 20 Non-Bank Creditor Rule ensure that at all times at least 10 Lenders that are Swiss Non-Qualifying Lenders are permitted as Lenders (the Permitted Swiss Non-Qualifying Lenders) (irrespective of whether or not there are, at any time, any such Permitted Swiss Non-Qualifying Lenders).

25.35
De-Listing

        The Company shall use commercially reasonable efforts to procure that the Target, within 30 Business Days following the settlement of the Offer in accordance with the terms and conditions set forth in the Offer Document, files with the SEC an application to de-list all its securities from the New York Stock Exchange and submits the appropriate de-listing Target board resolutions with the New York Stock Exchange under Rule 806.02. of the NYSE Listed Company Manual.

25.36
High Yield Notes Issuer

        If, at the time immediately prior to any High Yield Notes issue, the Company has drawn and has not repaid, or is entitled to draw, any amount under the Facilities (other than the Revolving Facility), the High Yield Notes Issuer must be the Finance Company or a Holding Company of the Company and the Company shall not be entitled to be the High Yield Notes Issuer.

25.37
Release Conditions

        For the purposes of this Clause 25.37:

        "Release Condition" means any of the following conditions:

  (a)
  the Debt Cover ratio is less than 3.5:1, tested as at the last day of the last two consecutive Financial Quarters (on a rolling 12 month basis); or

  (b)
  the long-term corporate local currency credit rating of the Target Group is equal to or better than Baa3 according to Moody's and equal to or better than BBB- according to at least one of S&P or Fitch.

        During the period (if any) that the Release Condition is satisfied, the following obligations and restrictions shall be expanded and shall not apply:

  (i)
  the restrictions on acquisitions set out in Clause 25.7 (Acquisitions);

  (ii)
  the requirement to prepay part of Excess Cashflow (as provided for in Clause 11.10 (Excess Cash)) and the requirement to prepay part of any Disposal Proceeds, Insurance Proceeds, Flotation Proceeds or Report Proceeds (as provided for in Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds));

  (iii)
  the restrictions on incurring Financial Indebtedness set out in Clause 25.18 (Financial Indebtedness); and

  (iv)
  any restriction on payment of dividends by the Company or Bidco out of the proceeds of Excess Cashflow.

        If at any time after the Release Condition has been satisfied the Release Condition ceases to be satisfied any breach of this Agreement that arises solely as a result of the obligations and restrictions referred to above ceasing to be suspended shall not (provided it did not constitute an Event of Default at the time the relevant date or event or occurrence took place) be an Event of Default.

26.   EVENTS OF DEFAULT

        Each of the events or circumstances set out in this Clause 26 is an Event of Default.

26.1
Non-payment

        An Obligor does not pay on the due date any amount payable pursuant to a Senior Finance Document at the place at and in the currency in which it is expressed to be payable unless:

  (a)
  in the case of principal or interest, payment is made within three Business Days of its due date;

  (b)
  in the case of fees and other amounts not constituting principal or interest or costs and expenses, payment is made within 7 Business Days of its due date;

  (c)
  in the case of costs and expenses, payment is made within 20 Business Days of the due date.

26.2
Breach of certain obligations

(a)
Any requirement of Clause 24 (Financial covenants) is not satisfied, subject to Clauses 24.3 (Equity cure right) and 24.4 (Deemed remedy).

(b)
The requirement of Clause 4.6 (Adjustment Date Equity Percentage) is not satisfied on the Adjustment Date unless such condition is subsequently satisfied within five Business Days of that date.

(c)
An Obligor does not comply with the provisions of Clauses 11.11 (Prepayment of Company Utilisations), 25.15 (Share capital), 25.16 (Dividends) or 25.17 (Subordinated debt).

26.3
Other obligations

(a)
Subject to paragraph (b) below an Obligor does not comply with any provision of the Senior Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Breach of certain obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Company or the relevant Obligor becoming aware of the failure to comply.

26.4
Misrepresentation

        Any representation or statement made or deemed to be made by an Obligor in the Senior Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Senior Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Company or the relevant Obligor becoming aware of the failure to comply.

26.5
Cross default

(a)
Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period.

(b)
Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity in either case as a result of an event of default (however described).

(c)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)
No Event of Default will occur under paragraphs (a) to (c) above if:

(i)
the Financial Indebtedness is covered by a Letter of Credit (or the equivalent issued under an Ancillary Facility); and/or

(ii)
the Financial Indebtedness is due to another member of the Group; and/or

(iii)
the Financial Indebtedness is Permitted Subordinated Debt; and/or

(iv)
the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above (together) is €50,000,000 (or its equivalent in any other currency or currencies) or less; and/or

(v)
it is in respect of the Target Bonds or the 2006 Target Bonds prior to the date falling four Months after the Closing Date or, if after such date but prior to the date falling six Months after the Closing Date the aggregate amount of Financial Indebtedness falling due within paragraphs (a) to (c) above (together) is less than or equal to the sum of the Facility A2 Available Commitments at such time and the sole reason why the Event of Default under paragraphs (a) to (c) above occurred was as a result of Transaction Documents being entered into and the making of the Offer, and the performance of obligations arising as a result thereof and the Event of Default has ceased no later than the day falling four Months or, as the case may be, six Months (as applicable) after the Closing Date.

26.6
Insolvency

(a)
A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) (other than the Finance Parties) with a view to rescheduling any of its Financial Indebtedness.

(b)
A moratorium is declared in respect of any Financial Indebtedness of any Material Company.

(c)
Any analogous event described in paragraph (a) and/or (b) above occurs in any jurisdiction with respect to any Material Company.

26.7
Insolvency proceedings

(a)
Any corporate action, legal proceedings or other formal procedure is taken for:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)
a composition, compromise or assignment with any creditor of any Material Company; or

(iii)
the appointment of a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any Material Company or any of its material assets;

  or any analogous procedure or step is taken in any jurisdiction.

(b)
For the purposes of paragraph (a) above, where any corporate action, legal proceedings or other procedure or step is taken in relation to a Swiss Obligor or assets situated in Switzerland references to any corporate action, proceedings or steps include, without limitation, any corporate action, proceedings or steps taken in accordance with the provisions of the Swiss law on Debt Collection and Bankruptcy.

(c)
Paragraph (a) shall not apply to:

(i)
a Permitted Reorganisation; or

(ii)
any winding-up petition which is discharged, stayed or dismissed within 20 Business Days of commencement and prior to its advertisement and in the meantime is being contested in good faith.

26.8
Creditors' process

(a)
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more and is not stayed or discharged within 20 Business Days.

(b)
Any enforcement of Security affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more.

26.9
Unlawfulness, invalidity, rescission and repudiation

(a)
It is or becomes unlawful for an Obligor to perform any of its material obligations under the Senior Finance Documents to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Senior Finance Documents.

(b)
Subject to the Legal Reservations and Perfection Requirements, any material obligation or obligations of any Obligor under any Senior Finance Documents are not or cease to be legal, valid, binding or enforceable to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Senior Finance Documents.

(c)
An Obligor rescinds or repudiates a Senior Finance Document or evidences in writing an intention to rescind or repudiate a Senior Finance Document and the Majority Lenders reasonably consider such rescission or repudiation to be materially prejudicial to the interests of the Lenders taken as a whole under the Senior Finance Documents.

26.10
Intercreditor Agreement

        Any Holdco or member of the Group party to the Intercreditor Agreement fails to comply with the material provisions of, or does not perform its material obligations under, the Intercreditor Agreement and the interests of the Lenders under the Senior Finance Documents or any of them are, or would reasonably be expected to be, materially prejudiced by such failure.

26.11
Cessation of business

        Any Obligor or Material Company ceases (or threatens to cease) to carry on all or a substantial part of its business (other than as a result of a disposal of assets or merger permitted under this Agreement or a Permitted Reorganisation) and such cessation or threat has a Material Adverse Effect.

26.12
Audit qualification

        The auditors of the Group qualify their report on any audited consolidated financial statement of the Group on the basis of non disclosure and inability to prepare accounts on a going concern basis.

26.13
Expropriation

        The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which limitation or curtailment (taking into consideration any compensation or payment received in respect thereof) has, or would reasonably be expected to have, a Material Adverse Effect.

26.14
Litigation

        Any one or more final non-appealable judgments or orders or any judgment or order which is not being appealed in good faith is made against any member of the Group which would have, or would reasonably be expected to have, a Material Adverse Effect, unless all those judgments and orders are vacated or discharged within 20 Business Days of their being made.

26.15
Material Adverse Effect

        Any event or circumstance occurs which has a Material Adverse Effect.

26.16
Subordinated default

        Any event of default (however described) occurs and is continuing under the Bridge Facility Agreement or the High Yield Notes Indenture.

26.17
Licence

        Any Licence expires or is cancelled, revoked, withdrawn, suspended, breached, lost, terminated or otherwise ceases to be in full force and effect, or is modified or amended, which in each case has, or would reasonably be expected to have, a Material Adverse Effect.

26.18
Acceleration

        On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

  (a)
  cancel the Total Commitments and/or the Ancillary Commitments and/or the Fronted Ancillary Commitments whereupon they shall immediately be cancelled and any fees payable under the Senior Finance Documents in connection with those Commitments, Ancillary Commitment or Fronted Ancillary Commitments (as the case may be) shall be immediately due and payable;

  (b)
  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Senior Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

  (c)
  declare that all or part of the Loans and any other amounts accrued under the Senior Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

  (d)
  declare that full cash cover in respect of each Letter of Credit is immediately due and payable;

  (e)
  declare that full cash cover in respect of each Letter of Credit be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Revolving Facility Lenders;

  (f)
  declare all or any part of the Ancillary Outstandings to be immediately due and payable whereupon they shall become immediately due and payable;

  (g)
  declare that all or any part of the amounts outstanding under the Ancillary Facilities and/or the Fronted Ancillary Facilities be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

  (h)
  exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Senior Finance Documents.

26.19
Clean up period

(a)
Notwithstanding any other terms of this Agreement, during the period commencing on the Closing Date and expiring 120 days after the Closing Date, if any matter or circumstance that exists in respect of any member of the Target Group would constitute:

(i)
a breach of a representation or warranty made in Clause 22 (Representations); or

(ii)
a breach of an undertaking in Clause 23 (Information undertakings) or Clause 25 (General undertakings); or

(iii)
a Default or an Event of Default,

  (a "Relevant Default") then:

    (A)
    promptly upon becoming aware of its occurrence, the Company shall notify the Facility Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

    (B)
    subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default or an Event of Default and the Facility Agent shall not be entitled to give any notice under Clause 26.18 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:

    (i)
    the date immediately after the end of the Clean-up Period; and

    (ii)
    the date (if any) on which a Material Adverse Effect occurs as a result of that Relevant Default.

(b)
Paragraph (a)(B) above shall not apply with respect to any Relevant Default to the extent that:

(i)
the Relevant Default is not capable of remedy; or

  (ii)
  it is capable of remedy and reasonable steps are not being taken to remedy it within 20 Business Days of the Facility Agent giving notice to the Company or the Company becoming aware of the occurrence that Relevant Default; or

  (iii)
  the Relevant Default has been procured by or approved by the Company or Bidco.

(c)
For the avoidance of doubt, subject to Clause 4.3 (Certain Funds), paragraph (a)(B) above shall not restrict the Facility Agent's right to give any notice under Clause 26.18 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default.

SECTION 9

CHANGES TO PARTIES

27.   CHANGES TO THE LENDERS

27.1
Assignments and transfers by the Lenders

        Subject to this Clause 27, a Lender (the "Existing Lender") may:

  (a)
  assign any of its rights and benefits; or

  (b)
  transfer by novation any of its rights, benefits and obligations,

under the Senior Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") provided that a transfer by novation shall not in Switzerland be construed as meaning that a claim being transferred is extinguished and replaced by a new claim.

27.2
Conditions of assignment or transfer

(a)
Prior to the Syndication Date, an assignment or transfer by an Original Lender shall comply with the requirements of the Syndication Side Letter.

(b)
Prior to the Syndication Date, the consent of the Arrangers is required for an assignment or transfer by a Lender, save that no such consent is required for an assignment or transfer by a Lender to any of its Affiliates or a Related Fund.

(c)
Subject to paragraph (d) below, after the Syndication Date, the Company must be consulted before an assignment or transfer by an Existing Lender but no consent of the Company or any other Obligor shall be required for such assignment or transfer, provided that the Existing Lender shall notify the Company after such assignment or transfer is completed.

(d)
Following the occurrence of an Event of Default which is continuing, an assignment or transfer by an Existing Lender may be made without prior consultation with the Company and no consent of the Company or any other Obligor shall be required for such assignment or transfer.

(e)
Unless the Company and the Facility Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its share of the Facilities or of its rights and obligations under this Agreement to a person other than one of its Affiliates, another Lender or a Related Fund, such transfer or assignment must be:

(i)
where the Existing Lender is a bank, in a minimum amount of €5,000,000 or where the Existing Lender is another financial institution or fund, in a minimum amount of €1,000,000, or if it is a transfer or assignment of all of the Existing Lender's existing share in the Facilities, in an amount equal to such existing share;

(ii)
in an amount such that each of the Existing Lender and the New Lender has, after the transfer, a share in the Facilities in a minimum amount of €10,000,000 (if it is a bank) or €2,500,000 (if it is another financial institution or fund) or, if it is a transfer or assignment of all of the Existing Lender's existing share in the Facilities, in an amount equal to such existing share.

(f)
If on the same date two or more Existing Lenders are transferring part of their share in the Facilities to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than €5,000,000 (if it is a bank) or €1,000,000 (if it is another financial institution or fund) if the aggregate amount transferred to that transferee or assignee on that date is €5,000,000 or more (if that transferee or assignee is a bank) or €1,000,000 or more (if that transferee or assignee is another financial institution or fund).

(g)
No Lender may transfer or assign any of its rights, benefits or obligations under the Senior Finance Documents to, or enter into any participation arrangements with, any person to the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock.

(h)
An assignment will only be effective on:

(i)
receipt by the Facility Agent of a Deed of Accession and written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
the New Lender acceding to the Intercreditor Agreement in accordance with the Intercreditor Agreement; and

(iii)
the performance by the Facility Agent of all "know your customer" or similar other checks relating to any person that it is required to carry out under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(i)
If:

(i)
a Lender assigns or transfers any of its rights, benefits or obligations under the Senior Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(j)
Without prejudice to any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under the Senior Finance Documents, any Lender which is a Fund may, without the consent of the Company or the Facility Agent, pledge its share of any Loan to a trustee for the benefit of investors in that Fund and in support of its obligations to such investors or trustee. No such pledge will release the relevant Lender from its obligations under the Senior Finance Documents.

(k)
Any assignment or transfer by a Lender of rights and benefits under a Loan made to a Swiss Borrower:

(i)
to a Swiss Qualifying Lender, may be made without the consent of that Swiss Borrower; and

(ii)
to a Swiss Non-Qualifying Lender, may not be made without the prior written consent of that Swiss Borrower, except that such consent shall be given:

(A)
if it is to a Permitted Swiss Non-Qualifying Lender; or

(B)
if as a result of a change in Swiss tax laws, a violation of the 10 Non-Qualifying Bank Creditor Rule no longer results in the imposition of Swiss stamp tax and/or Swiss Withholding Tax.

(l)
No Lender shall assign or transfer all or any part of Facility A, Facility B, Facility C or, as the case may be, the Cash Bridge Facility unless, at the time of such assignment or transfer, the assignor or, as the case may be, transferor, assigns or, as the case may be, transfers to the assignee or, as the case may be, transferee:

(i)
in the case of Facility A, Facility A1 Loans and Facility A1 Commitment, Facility A2 Loans and Facility A2 Commitment and Facility A2 Swiss Loans and Facility A2 Swiss Commitment pro rata to the amount of Facility A1 Loans and Facility A1 Commitment, Facility A2 Loans and Facility A2 Commitment and Facility A2 Swiss Loans and Facility A2 Swiss Commitment held by such assignee or, as the case may be, transferee, immediately prior to such assignment or, as the case may be, transfer;

(ii)
in the case of Facility B, Facility B1 Loans and Facility B1 Commitment, Facility B2 Loans, Facility B2 Commitment and Facility B2 Swiss Loans and Facility B2 Swiss Commitment pro rata to the amount of Facility B1 Loans and Facility B1 Commitment, Facility B2 Loans and Facility B2 Commitment and Facility B2 Swiss Loans and Facility B2 Swiss Commitment held by such assignee or, as the case may be, transferee, immediately prior to such assignment or, as the case may be, transfer;

(iii)
in the case of Facility C, Facility C1 Loans and Facility C1 Commitment, Facility C2 Loans and Facility C2 Commitment and Facility C2 Swiss Loans and Facility C2 Swiss Commitment pro rata to the amount of Facility C1 Loans and Facility C1 Commitment, Facility C2 Loans and Facility C2 Commitment and Facility C2 Swiss Loans and Facility C2 Swiss Commitment held by such assignee or, as the case may be, transferee, immediately prior to such assignment or, as the case may be, transfer; and

(iv)
in the case of the Cash Bridge Facility, Cash Bridge Facility A Loans and Cash Bridge Facility A Commitment and Cash Bridge Facility B Loans and Cash Bridge Facility B Commitment pro rata to the amount of Cash Bridge Facility A Loans and Cash Bridge Facility A Commitment and Cash Bridge Facility B Loans and Cash Bridge Facility B Commitment held by such assignee or, as the case may be, transferee, immediately prior to such assignment, or as the case may be, transfer.

27.3
Assignment or transfer fee

        The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of €1,500 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Facilities.

27.4
Limitation of responsibility of Existing Lenders

(a)
Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)
the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents, the Transaction Security or any other documents;

(ii)
the financial condition of any Obligor;

(iii)
the performance and observance by any Obligor or any other member of the Group of its obligations under the Senior Finance Documents or any other documents; or

(iv)
the accuracy of any statements (whether written or oral) made in or in connection with any Senior Finance Document or any other document,

  and any representations or warranties implied by law are excluded.

(b)
Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Senior Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Senior Finance Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force.

(c)
Nothing in any Senior Finance Document obliges an Existing Lender to:

(i)
accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Senior Finance Documents or otherwise.

27.5
Procedure for transfer

(a)
In this Clause:

        "Transfer Date" means, for a Transfer Certificate, the later of:

  (i)
  the proposed transfer date specified in that Transfer Certificate; and

  (ii)
  the date on which the Facility Agent executes that Transfer Certificate.

(b)
An assignment, release and accession or a novation is effected if:

(i)
the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)
the Facility Agent executes the Transfer Certificate.

  The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)
Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)
On the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender the Existing Lender's rights expressed to be the subject of the assignment in the Transfer Certificate (and any corresponding rights conferred on it by the Intercreditor Agreement);

(ii)
the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate (and any corresponding obligations by which it is bound under the Intercreditor Agreement); and

(iii)
the New Lender will become party to this Agreement as a Lender and to the Intercreditor Agreement as a "Senior Lender" (as defined in the Intercreditor Agreement) and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)
As soon as reasonably practical following the Transfer Date, the Facility Agent shall notify the Company of the details of the New Lender.

(f)
An assignment, release, accession or novation may not be effected if it would cause a breach of Clause 27.1 (Assignments and transfers by the Lenders).

27.6
Sub-participations

        Any Lender may, without the consent of any Obligor, at any time sub-participate or sub-contract any of its rights or obligations under the Senior Finance Documents provided that such Lender remains liable under the Senior Finance Documents for any such obligation, except that the consent of a Swiss Borrower is required in relation to such an agreement which relates to any Facilities made available to that Swiss Borrower, unless an Event of Default is continuing, if such agreement gives such other person, whether upon the occurrence of any contingency or otherwise, any (i) legal rights or direct benefits under the Senior Finance Documents, (2) right to direct the exercise by the Lender of any rights it may have under the Senior Finance Documents, and/or (3) right to require assignment or transfer of any interest in the Senior Finance Documents under any circumstances. The Swiss Borrower shall not be required to consent to such an agreement unless the agreement is with (i) a Swiss Qualifying Bank or (ii) an Existing Lender, in each case of which the Swiss Borrower shall not be entitled to refuse its consent.

27.7
Disclosure of information

(a)
Subject (in the case of paragraphs (i) and (ii) below) to obtaining a confidentiality undertaking from such Affiliate or other person on which the Company can rely which is substantially in the form set out in Schedule 12 (Confidentiality undertaking) (provided that any material amendment thereto shall require the consent of the Company) or in any other form agreed between the Company and the Facility Agent, any Lender may disclose to any of its Affiliates and any other person:

(i)
to whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Senior Finance Documents;

(ii)
(provided that such person has been consented to by the Company or is not a competitor or shareholder of a competitor of the Group holding more than 20 per cent. of the voting share capital of that competitor, a Holding Company of a competitor or an Affiliate of any such competitor or shareholder) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Senior Finance Documents or any Obligor; or

(iii)
to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(iv)
which is a rating agency, or, with the prior written consent of the Company, any other person,

  any information about any Obligor, the Group and the Senior Finance Documents as that Lender shall consider appropriate.

(b)
Each Lender shall deliver to the Company (within 10 Business Days of execution) any confidentiality agreement referred to in paragraph (a) above to which it (or its agent) is party.

27.8
Affiliates of Lenders

(a)
An Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement and the Intercreditor Agreement by delivery to the Security Agent of a duly completed Deed of Accession.

(b)
Where this Agreement or any other Senior Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

(c)
Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender's obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(d)
If a Lender fulfils its obligations in respect of any Utilisation through an Affiliate, no Obligor shall be liable to pay any amount to such Affiliate under Clause 16 (Tax Gross-up and Indemnities) or Clause 17 (Increased Costs) in excess of the amount it would have been obliged to pay to that Lender had it not nominated such Affiliate to participate in the Utilisation. Each Lender shall promptly notify the Company and the Facility Agent of the Tax jurisdiction from which its Affiliate will participate in the relevant Utilisation and such other information regarding the Affiliate as the Company may reasonably request.

27.9
Assignment by way of Security

        In addition to the other rights provided in this Clause 27, each Lender may, without the consent of any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:

  (a)
  any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

  (b)
  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

  (i)
  release a Lender from any of its obligations under the Senior Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Senior Finance Documents; or

  (ii)
  require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Senior Finance Documents.

27.10
Initial and replacement Issuing Bank

(a)
Any Lender may (with the consent of the Facility Agent and the Company (in each case, such consent not to be unreasonably withheld)) become the Issuing Bank.

(b)
The Issuing Bank may (with the consent of the Facility Agent and the Company) resign on giving three months' notice (or such shorter period as the Facility Agent and the Issuing Bank may agree) to the Company and the Facility Agent. In this event, the Facility Agent may, with the consent of the Lender concerned and the Company, designate any Lender as a replacement Issuing Bank for future Letters of Credit. Any such resignation will not extend to or affect Letters of Credit issued before the resignation.

(c)
The relevant Lender will only become the initial or a replacement Issuing Bank when:

(i)
it delivers an Issuing Bank Accession Agreement to the Facility Agent;

(ii)
the Facility Agent notifies the other Finance Parties and the Company that the Issuing Bank Accession Agreement is in form and substance satisfactory to it; and

(iii)
the Facility Agent executes the Issuing Bank Accession Agreement.

  The Facility Agent must give this notification as soon as reasonably practicable.

27.11
Changes to Reference Banks

        If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.12
Affiliates of Lenders

(a)
Each Lender may fulfil its obligations in respect of any Utilisation through an Affiliate if:

(i)
the relevant Affiliate is specified in this Agreement as a Lender; and

(ii)
the Utilisations in which that Affiliate will participate are specified in this Agreement or in a notice given by that Affiliate to the Facility Agent and the Company.

  In this event, the Lender and the Affiliate will participate in that Utilisation in the manner provided for in the notice delivered under paragraph (ii) above.

(b)
If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders. Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender's obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(c)
If a Lender fulfils its obligations in respect of any Utilisation through an Affiliate, no Obligor shall be liable to pay any amount to such Affiliate under Clause 16 (Tax Gross-up and Indemnities) or Clause 17 (Increased Costs) in excess of the amount it would have been obliged to pay to that Lender had it not nominated such Affiliate to participate in the Utilisation. Each Lender shall promptly notify the Company and the Facility Agent of the Tax jurisdiction from which its Affiliate will participate in the relevant Utilisation and such other information regarding that Affiliate as the Company may reasonably request.

27.13
Assignments and transfers—Issuing Bank

(a)
The consent of the Issuing Bank is required for a transfer or assignment which relates to the Revolving Facility.

(b)
The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the Transfer Date will not be transferred unless agreed by the Issuing Bank and (if so agreed), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.5 (Indemnities) with respect to any Letter of Credit outstanding on the Transfer Date and expressed to be the subject of the transfer in the Transfer Certificate shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the transfer in the Transfer Certificate on the date that Letter of Credit was issued.

27.14
Assignments and transfers—Fronting Ancillary Lenders

(a)
The consent of the Fronting Ancillary Lender is required for a transfer or assignment which relates to any Revolving Utilisation by way of Fronted Ancillary Facility.

(b)
The rights and obligations of the Existing Lender in respect of any Ancillary Outstandings under a Fronted Ancillary Facility on the Transfer Date will not be transferred unless agreed by the Fronting Ancillary Lender and (if so agreed), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 9.11 (Fronted Ancillary Commitment indemnities) with respect to any Ancillary Outstandings under a Fronted Ancillary Facility outstanding on the Transfer Date and expressed to be the subject of the transfer in the Transfer Certificate shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the transfer in the Transfer Certificate on the date that the Fronted Ancillary Facility was first provided.

27.15
Maintenance of Register

(a)
The Company designates the Facility Agent to act as the Company's agent to maintain (solely for the purposes of this Clause 27.15) a register (the "Register") on which it will record the Commitments of and the outstanding amount of the Utilisations owing to each Lender.

(b)
Any failure to make or update the Register, or any error in the Register, will not affect any Obligor's obligations in respect of those Utilisations.

(c)
Notwithstanding any other provision of this Clause:

(i)
the transfer of any Commitment or any other right or obligation under the Senior Finance Documents will not be effective until that transfer is recorded on the Register maintained by the Facility Agent; and

(ii)
before its recording, all amounts owing by the Obligors under the Senior Finance Documents to the transferor with respect to those Commitments and Utilisations will remain owing to the transferor.

(d)
The Facility Agent will promptly update the Register upon the relevant Transfer Date.

(e)
The Facility Agent will provide a copy of the Register to the Company on request and in any event at 6 monthly intervals from the date of this Agreement.

28.   CHANGES TO THE OBLIGORS

28.1
Assignment and Transfers by Obligors

        No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Senior Finance Documents (other than as expressly contemplated by the terms of this Agreement).

28.2
Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.11 ("Know your customer" checks), the Company may request that any of its Subsidiaries which is, or becomes at the same time, a Guarantor becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

  (A)
  it is in the same jurisdiction as an existing Borrower; or

  (B)
  in the case of a Subsidiary which is not incorporated and resident for tax purposes in Denmark, Germany, Norway, Sweden or, in respect of the Revolving Facility or Facility A2 Swiss, Facility B2 Swiss or Facility C2 Swiss, Switzerland, or in one of the

      jurisdictions agreed in writing between the Facility Agent and Company on or prior to the date on which Syndication commences or in the case of a member of the Target Group which is not required to borrow or refinance any Financial Indebtedness existing at the Closing Date, all the Lenders approve the addition of that Subsidiary or, in the case of any such Subsidiary which is not incorporated and resident for tax purposes in Denmark, Germany, Norway, Sweden or Switzerland in one of the jurisdictions agreed in writing between the Facility Agent and Company on or prior to the date on which Syndication commences or in the case of a member of the Target Group which is not required to borrow or refinance any Financial Indebtedness existing at the Closing Date, and which is becoming a Borrower under particular Facilities only, all of the Lenders with a Commitment under the relevant Facilities approve the addition of that Subsidiary; and

  (ii)
  the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

  (iii)
  the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

  (iv)
  if required by the Facility Agent, subject to the Agreed Security Principles, that Subsidiary becomes an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantors); and

  (v)
  the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(b)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor).

28.3
Resignation of an Obligor

(a)
In this Clause 28.3, "Third Party Disposal" means the disposal of an Obligor (other than the Company) to a person which is not a member of the Group where that disposal is permitted under Clause 25.11 (Disposals) (and the Company has confirmed this is the case).

(b)
The Company may request that an Obligor (other than the Company) ceases to be a Borrower or, as the case may be, a Guarantor by delivering a Resignation Letter to the Facility Agent if:

(i)
that Obligor is the subject of a Third Party Disposal; or

(ii)
in the case of the resignation of a Borrower, any guarantee and Transaction Security provided by that Obligor are not affected by the resignation (unless such guarantee and Transaction Security are being or required to be released as part of a Third Party Disposal); or

(iii)
the Super Majority Lenders have consented to the resignation of that Obligor; or

(iv)
the conditions set out in paragraph (c)(i) below are satisfied.

(c)
The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)
the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter and that, in the case of the resignation of a Guarantor, it is not a Material Company and Clause 25.25 (Guarantors) would have been complied with if the resignation of such Guarantor (and, if applicable, the Third Party Disposal of such Guarantor or any Holding Company of it) had become effective on the immediately preceding Annual Accounting Date;

(ii)
where the Obligor is:

(A)
a Borrower, it is under no actual or contingent obligations as a Borrower under any Senior Finance Documents; or

(B)
a Guarantor, no payment is due and payable from a Guarantor under Clause 21.1 (Guarantee and indemnity); and

(iii)
where such Obligor is both a Borrower and a Guarantor the Company has confirmed that each of the conditions set out in paragraph (c)(ii) apply.

(d)
In the case of a Third Party Disposal, the Company shall ensure the Disposal Proceeds will be applied in accordance with Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds).

(e)
Subject to paragraph (f) below, upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that company shall cease to be a

  Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Senior Finance Documents as a Borrower or a Guarantor (as applicable).

(f)
The resignation of an Obligor which is the subject of a Third Party Disposal shall not be effective until the date of that disposal whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Senior Finance Documents as an Obligor.

28.4
Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.11 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)
A member of the Group shall become an Additional Guarantor if:

(i)
the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)
the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(c)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor).

(d)
The Facility Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Senior Finance Documents which in the opinion of the Facility Agent, based on the advice of its legal counsel, are necessary to overcome a prohibition referred to in paragraph (b) above or a risk that a guarantee by the potential Additional Guarantor will not be legal, valid, binding, enforceable and effective. The reasonable cost of the advice of legal counsel obtained pursuant to this paragraph (e) shall be for the account of the Company.

SECTION 10

THE FINANCE PARTIES

29.   ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS

29.1
Appointment of the Facility Agent

(a)
Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Senior Finance Documents.

(b)
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Senior Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2
Duties of the Facility Agent

(a)
The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Senior Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)
The Facility Agent's duties under the Senior Finance Documents are solely mechanical and administrative in nature.

29.3
Role of the Arrangers

        Except as specifically provided in the Senior Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Senior Finance Document.

29.4
No fiduciary duties

(a)
Nothing in this Agreement constitutes the Facility Agent or any Arranger as a trustee or fiduciary of any other person.

(b)
None of the Facility Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5
Business with the Group

        The Facility Agent and each Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6
Rights and discretions

(a)
The Facility Agent and each Arranger may rely on:

(i)
any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

  (ii)
  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)
The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)
no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)
any right, power, authority or discretion vested in any Party or any group of the Lenders has not been exercised; and

(iii)
any notice or request made by the Company (including any Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)
The Facility Agent and each Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)
The Facility Agent and each Lender may act in relation to the Senior Finance Documents through its personnel and agents and shall not be liable for the negligence or misconduct of such agents.

(e)
The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Senior Finance Document to the contrary, none of the Facility Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7
Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Senior Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)
Unless a contrary indication appears in a Senior Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Senior Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.8
Responsibility for documentation

        None of the Facility Agent or the Arrangers:

  (a)
  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arrangers, the Security Agent, an Obligor or any other person given in or in connection with any Senior Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Senior Finance Documents; or

  (b)
  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Senior Finance Document or the Transaction Security.
29.9
Exclusion of liability

(a)
Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Senior Finance Document or the Transaction Security, unless directly caused by its negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Senior Finance Document or any Transaction Document and each officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Senior Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent or the Arrangers to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers.

29.10
Lenders' indemnity to the Facility Agent

(a)
Subject to paragraph (b) below, each Lender shall (in the proportion that its Commitment bears to the Total Commitments) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Facility Agent (otherwise than by reason of its gross negligence or willful misconduct) in acting as Agent under the Senior Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Senior Finance Document).

(b)
If the Commitments are then zero, each Lender's indemnity under paragraph (a) above shall be in proportion to its Commitments to the Total Commitments immediately prior to their reduction to zero.

29.11
Resignation of the Facility Agent

(a)
The Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice not less than 10 Business Days to the other Finance Parties and the Company.

(b)
Alternatively the Facility Agent may resign by giving not less than 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent.

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Senior Finance Documents.

(e)
The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Senior Finance Documents but shall remain entitled to the benefit of this Clause 29.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

29.12
Confidentiality

(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Senior Finance Document to the contrary, none of the Facility Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)
The Facility Agent may forward any document that it is required to forward to a Lender to a professional advisor of that Lender where such professional advisor has been appointed by such Lender (and notified to the Facility Agent as such) in order to ensure that such Lenders does not receive any information relating to the Group that in accordance with any law or regulation it should not be in receipt of and in doing so the Facility Agent will be deemed to have fulfilled its obligation to forward such document to such Lender.

29.13
Relationship with the Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

29.14
Credit appraisal by the Finance Parties

        Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document, each Finance Party confirms to the Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Senior Finance Document including but not limited to:

  (a)
  the financial condition, status and nature of each member of the Group and the Target Group;

  (b)
  the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document or the Transaction Security;

  (c)
  whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Senior Finance Document, the Transaction Security, the transactions contemplated by the Senior Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document;

  (d)
  the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Senior Finance Document, the transactions contemplated by the Senior Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document; and

  (e)
  the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
29.15
Reference Banks

        If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16
Deduction from amounts payable by the Facility Agent or Security Agent

        If any Party owes an amount to the Facility Agent under the Senior Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Senior Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Senior Finance Documents that Party shall be regarded as having received any amount so deducted.

29.17
Reliance and engagement letters

        Each Finance Party confirms that each of the Arrangers and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or the Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Senior Finance Documents or the transactions contemplated in the Senior Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.   CONDUCT OF BUSINESS BY THE FINANCE PARTIES

        No provision of this Agreement will:

  (a)
  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

  (b)
  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

  (c)
  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.   SHARING AMONG THE FINANCE PARTIES

31.1
Payments to Finance Parties

        If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Senior Finance Documents then:

  (a)
  the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

  (b)
  the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

  (c)
  the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).
31.2
Redistribution of payments

        The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).

31.3
Recovering Finance Party's rights

(a)
On a distribution by the Facility Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4
Reversal of redistribution

        If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

  (a)
  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

  (b)
  that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
31.5
Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)
it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
(the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

(c)
This Clause 31:

(i)
shall not apply to any receipt or recovery by any Finance Party in its capacity as Ancillary Lender or, as the case may be, Fronted Ancillary Lender, at any time prior to the Acceleration Date nor to any receipt or recovery by an Ancillary Lender or, as the case may be, Fronted Ancillary Lender, as a result of exercising its rights under any Ancillary Documents, or, as the case may be, Fronted Ancillary Documents, respectively, to combine accounts, set-off or net sums due and payable by and to it under those documents in its capacity as an Ancillary Lender, or, as the case may be, Fronted Ancillary Lender, as the case may be, or as a result of exercising its rights under any charge over bank accounts granted to it under any such document (in each case, which the Ancillary Lender shall be entitled to do despite any charge over such bank accounts in favour of the Finance Parties); but

(ii)
shall apply to all other receipts or recoveries by Ancillary Lenders or, as the case may be, Fronted Ancillary Lender, which arise following the Acceleration Date otherwise than as a result of a payment made in accordance with Clause 31.6 (Loss sharing) or Clause 32.6 (Partial payments).

(d)
This Clause 31 shall not apply in respect of amounts that are paid to the Cash Bridge Facility B Lenders prior to the other Lenders under this Agreement as a result of the application of the relevant provisions in the Intercreditor Agreement.

31.6
Loss sharing

        If, at any time after the Loss Sharing Date, for any reason:

  (a)
  any outstandings under the Revolving Facility; any Ancillary Facility or, as the case may be, Fronted Ancillary Facility will not be repaid and/or discharged; and

  (b)
  any resulting loss is not shared between the Lenders under the Revolving Facility and the Ancillary Lenders or, as the case may be, Fronted Ancillary Lenders, pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date, the Lenders under the Revolving Facility and the Ancillary Lenders or, as the case may be, Fronted Ancillary Lenders, shall make such payments between themselves as the Facility Agent shall require to ensure that after taking into account such payments, any such loss is shared between the Lenders under the Revolving Facility and the Ancillary Lenders or, as the case may be, Fronted Ancillary Lenders, pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date.

SECTION 11

ADMINISTRATION

32.   PAYMENT MECHANICS

32.1
Payments to the Facility Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Senior Finance Document, that Obligor or Lender shall make the same available to the Facility Agent for the account of the relevant Party (unless a contrary indication appears in a Senior Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies by not less than five Business Days' notice.

32.2
Distributions by the Facility Agent

        Each payment received by the Facility Agent under the Senior Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3
Distributions to an Obligor

        The Facility Agent may with the consent of the relevant Obligor (or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Senior Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4
Clawback

        Where a sum is to be paid to the Facility Agent under the Senior Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

32.5
Refunding of Payments

        The Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

  (a)
  the person to whom the Facility Agent made that sum available shall on request refund it to the Facility Agent; and

  (b)
  the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that no Borrower will have any obligation to refund any such sum received by it in relation to the Offer, any Compulsory Acquisition Procedure, the 2006 Target Bonds, and any Tender and paid by it (or on its behalf);

  (i)
  to any third party in accordance with the Funds Flow Memorandum; or

  (ii)
  to shareholders of the Target in satisfaction of any purchase price paid in respect of their Target Shares or to the holders of the Target Bonds or the 2006 Target Bonds in respect of the purchase or redemption thereof.

32.6
Partial payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Senior Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Senior Finance Documents in the following order:

(i)
first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Arrangers and the Security Agent under the Senior Finance Documents;

(ii)
secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement or any Ancillary Document or Fronted Ancillary Document;

(iii)
thirdly, in or towards payment pro rata of any principal outstandings due but unpaid and any amount due but unpaid under Clause 7.4 (Claims under a Letter of Credit) or Clause 7.5 (Indemnities) under this Agreement or any Ancillary Document or Fronted Ancillary Document; and

(iv)
fourthly, in or towards payment pro rata of any other sum due but unpaid under the Senior Finance Documents or any Ancillary Document,

  provided that the Facility Agent shall not make any such payments to any Ancillary Lender or Fronted Ancillary Lender prior to the Acceleration Date or any date on which the Facilities are cancelled under Clause 11.7 (Exit).

(b)
The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)
Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7
No set-off by Obligors

        All payments to be made by an Obligor under the Senior Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 33.2 (Rollover Credits), without (and free and clear of any deduction for) set-off or counterclaim.

32.8
Business Days

(a)
Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

32.9
Currency of account

(a)
Subject to paragraphs (b) to (f) below and unless a Senior Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Senior Finance Documents is euro.

(b)
Interest is payable in the currency in which the relevant amount in respect of which it is payable was denominated when that interest accrued.

(c)
A repayment or prepayment of any principal amount or Unpaid Sum is payable in the currency in which that principal amount or Unpaid Sum is denominated on its due date.

(d)
Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)
Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)
Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

32.10
Change of currency

(a)
Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

33.   SET-OFF

33.1
Set-off

(a)
A Finance Party may, if an Event of Default is continuing, set off any matured obligation due from an Obligor under the Senior Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Lender or, as the case may be, a Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or, as the case may be, a Fronted Ancillary Facility shall on enforcement of the Senior Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or, as the case may be, that Fronted Ancillary Facility in accordance with its terms.

33.2
Rollover Credits

        On any date on which a Rollover Credit is to be advanced to fund repayment of an outstanding Revolving Facility Loan, unless otherwise requested by the relevant Borrower, the Lenders will set-off their obligations to advance such Rollover Credit against that Borrower's obligation to repay the Revolving Facility Loan so intended to be repaid and, to the extent of such set off, that Borrower's obligation shall be satisfied.

34.   NOTICES

34.1
Communications in writing

        Any communication to be made under or in connection with the Senior Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

34.2
Addresses

        The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Senior Finance Documents is:

  (a)
  in the case of the Company, that provided to the Facility Agent prior to the Closing Date;

  (b)
  in the case of each Lender, Ancillary Lender, Fronting Ancillary Lender, Fronted Ancillary Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

  (c)
  in the case of the address of the Facility Agent, the Issuing Bank or the Security Agent, as set out below or, in the case of the fax number and department or officer of the Facility Agent, the Issuing Bank or the Security Agent, as notified to the other Parties within five Business Days of the date of this Agreement:

    125 London Wall
    London
    EC2Y 5AJ
    United Kingdom
    Tel: +44 (0) 20 7777 2940
    Fax: +44 (0) 20 7777 2360/2085
    Email: lesley.x.pluck@jpmorgan.com or stephen.gillies@jpmchase.com
    For the attention of: Loans Agency Department

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

34.3
Delivery

(a)
Any communication or document made or delivered by one person to another under or in connection with the Senior Finance Documents will only be effective:

(i)
if by way of fax, when received in legible form; or

(ii)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)
if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice,

  and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)
All notices from or to an Obligor shall be sent through the Facility Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)
Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4
Notification of address, fax number and telex number

        Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 34.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

34.5
Electronic communication

(a)
Any communication to be made between the Facility Agent and a Lender under or in connection with the Senior Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)
agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)
notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)
notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.6
English language

(a)
Any notice given under or in connection with any Senior Finance Document must be in English.

(b)
All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any Senior Finance Document must be:

(i)
in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.   CALCULATIONS AND CERTIFICATES

35.1
Accounts

        In any litigation or arbitration proceedings arising out of or in connection with a Senior Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2
Certificates and Determinations

        Any certification or determination by a Finance Party of a rate or amount under any Senior Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3
Day count convention

        Any interest, commission or fee accruing under a Senior Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.   PARTIAL INVALIDITY

        If, at any time, any provision of the Senior Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.   REMEDIES AND WAIVERS

        No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Senior Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.   AMENDMENTS AND WAIVERS

38.1
Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Senior Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)
The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)
Subject to paragraph (f) of Clause 38.2 (Exceptions), the Company may effect, as agent of each Obligor, any amendments or waiver permitted by this Clause 38.

38.2
Exceptions

(a)
An amendment or waiver that has the effect of changing or which relates to:

(i)
the definitions of "Majority Lenders", "Majority Cash Bridge Facility A Lenders", "Majority Cash Bridge Facility B Lenders", "Majority Facility A Lenders", "Majority Facility A1 Lenders", "Majority Facility A2 Lenders", "Majority Facility A2 Swiss Lenders", "Majority Facility B Lenders", "Majority Facility B1 Lenders", "Majority Facility B2 Lenders", "Majority Facility B2 Swiss Lenders", "Majority Facility C Lenders", "Majority Facility C1 Lenders", "Majority Facility C2 Lenders", "Majority Facility C2 Swiss Lenders" and "Super Majority Lenders" in Clause 1.1 (Definitions);

(ii)
other than to implement amendments and waivers permitted under paragraph (d) below, the ranking under the Intercreditor Agreement;

(iii)
a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

  (iv)
  any provision which expressly requires the consent of all the Lenders;

  (v)
  subject to paragraph (c) below, and other than to implement amendments and waivers permitted under paragraph (d) below, Clause 11.3 (Mandatory Cancellation) and Clause 11.7 (Exit) to Clause 11.16 (Prepayment Applications); or

  (vi)
  Clause 2.3 (Finance Parties rights and obligations), Clause 27 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties) or this Clause 38,

  requires the consent of all Lenders.

(b)
An amendment or waiver that has the effect of changing or which relates to the release of any Transaction Security (unless otherwise permitted under this Agreement or any other Senior Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security (or of the shares in any Obligor which has granted Transaction Security) where such sale or disposal is permitted under this Agreement or any other Senior Finance Document) shall not be made without the prior consent of the Super Majority Lenders or, if the value of the asset is less than €50,000,000, the Majority Lenders and the Company shall provide to the Facility Agent evidence of the value of the assets requested to be released from the Transaction Security as requested by the Facility Agent (acting reasonably).

(c)
An amendment or waiver which relates to the recovery and application of proceeds under Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds), Clause 11.9 (Excess Takeout Proceeds), Clause 11.10 (Excess Cash) or Clause 11.14 (Bond Redemption Account) shall only require the consent of the Majority Lenders.

(d)
An amendment or waiver relating to:

(i)
the introduction of an additional loan, commitment or facility into the Senior Finance Documents (that does not rank, on an enforcement or in an insolvency situation, ahead of other Utilisations);

(ii)
any increase in or addition of any Commitment of any Lender, any extension of the availability of any Commitment of any Lender, any redenomination into another currency of any Commitment of any Lender or any extension of any Availability Period;

(iii)
a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission or other amount payable;

(iv)
any extension to the date of payment of any amount under the Senior Finance Documents to a Lender; or

(v)
any change in the currency of any payment of any principal, interest, fees, commission or other amount payable under the Senior Finance Documents,

  shall not be effective without the consent of:

    (A)
    that Lender directly affected (the "Affected Lender"); and

    (B)
    the Majority Lenders (for which purposes the Affected Lenders shall be counted),

  and shall not otherwise require the consent of any Lender which is not an Affected Lender.

(e)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arrangers, the Issuing Bank, any Ancillary Lender, any Fronting Ancillary Lender, any Fronted Ancillary Lender or the Security Agent may not be effected without the consent of the Facility Agent, the Arrangers, the Issuing Bank, the relevant Ancillary Lenders, the relevant Fronted Ancillary Lenders or the Security Agent at such time.

(f)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility A Lenders shall not be effective without the consent of the Majority Facility A Lenders and shall not require the consent of any Facility B Lender, Facility C1 Lender, Cash Bridge Facility Lender or Revolving Facility Lender.

(g)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility A Lenders shall not be effective without the consent of the Majority Facility A1 Lenders and shall not require the consent of any Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(h)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility A2 Lenders shall not be effective without the consent of the Majority Facility A2 Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(i)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility A2 Swiss Lenders shall not be effective without the consent of the Majority Facility A2 Swiss Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(j)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility B Lenders shall not be effective without the consent of the Majority Facility B Lenders and shall not require the consent of any Facility A Lender, Facility C Lender, Cash Bridge Facility Lender or Revolving Facility Lender.

(k)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility B1 Lenders shall not be effective without the consent of the Majority Facility B1 Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(l)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility B2 Lenders shall not be effective without the consent of the Majority Facility B2 Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(m)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility B2 Swiss Lenders shall not be effective without the consent of the Majority Facility B2 Swiss Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(n)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility C Lenders shall not be effective without the consent of the Majority Facility C Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Cash Bridge Facility Lender or Revolving Facility Lender.

(o)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility C1 Lenders shall not be effective without the consent of the Majority Facility C1 Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(p)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility C2 Lenders shall not be effective without the consent of the Majority Facility C2 Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(q)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility C2 Swiss Lenders shall not be effective without the consent of the Majority Facility C2 Swiss Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Cash Bridge Facility A Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(r)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Cash Bridge Facility A Lenders shall not be effective without the consent of the Majority Cash Bridge Facility Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility B Lender or Revolving Facility Lender.

(s)
Except where the consent of all the Lenders or the Super Majority Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Revolving Facility Lenders shall not be effective without the consent of the Majority Revolving Facility Lenders and shall not require the consent of any Facility A1 Lender, Facility A2 Lender, Facility A2 Swiss Lender, Facility B1 Lender, Facility B2 Lender, Facility B2 Swiss Lender, Facility C1 Lender, Facility C2 Lender, Facility C2 Swiss Lender, Cash Bridge Facility A Lender or Cash Bridge Facility B Lender.

(t)
An amendment or waiver which relates to Clause 21 (Guarantee and indemnity) may not be effected without the consent of the Guarantors.

(u)
The consent of any Lender which is, or is an Affiliate of, an Investor shall not be required in relation to any amendment or waiver.

38.3
Replacement of Lenders

(a)
If at any time:

(i)
any Lender becomes a Non-Consenting Lender; or

(ii)
any Lender becomes a Non-Funding Lender,

  then the Company may, on not less than three Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender's share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement.

(b)
The Company shall have no right to replace the Arrangers, the Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Lender as an inducement for the replacement Lender to become a Lender. The Company may only exercise its replacement rights in respect of any relevant Lender within 180 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)
In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

(d)
For the purposes of this Clause:

(i)
Non-Consenting Lender means any Lender which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the Senior Finance Documents which has been requested by the Company or the Facility Agent where the requested consent, waiver or amendment is one which requires the consent of all Lenders, or the Super Majority Lenders pursuant to this Agreement and has been agreed to by the Majority Lenders; and

(ii)
Non-Funding Lender means any Lender which has failed to participate in a Loan it is obliged to make under this Agreement or such Lender has given notice to the Company or the Facility Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in a Loan.

38.4
Amendments by Security Agent

        Unless the provisions of any Senior Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Lenders and with the consent of the relevant Obligor, amend the terms of, waive any of the requirements of, or grant consents under, any of the Transaction Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that:

  (a)
  the prior consent of all of the Lenders is required to authorise any amendment of any Security Document which would affect the nature or the scope of the Charged Property or the manner in which proceeds of enforcement are distributed; and

  (b)
  no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

38.5
Obligors

(a)
Each Obligor irrevocably authorises the Company:

(i)
to give on its behalf all notices and instructions including, in the case of a Borrower, Utilisation Requests and Selection Notices and any other instructions relating to Loans or to the application of the proceeds thereof including the entry into with any person of foreign exchange contracts in relation to such proceeds;

(ii)
to execute on its behalf any Accession Letters; and

(iii)
to enter into on its behalf any agreement capable of being entered into by any Obligor notwithstanding that such agreement may affect (adversely or otherwise) such Obligor (including any consent or waiver given or required under the Senior Finance Documents and any amendment, variation, supplement, restatement or novation of any of the Senior Finance Documents, however fundamental it may be and notwithstanding any increase or other change in the obligations of such Obligor), without further reference to, or consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had entered into such agreement.

(b)
In all matters relating to the Senior Finance Documents, each Obligor acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party.

38.6
Excluded Commitments

        The Commitments of any Lender which has been requested by the Company or the Facility Agent to agree to a consent to a departure from, or waiver or amendment of, any provision of the Senior Finance Documents but has not accepted or rejected such request within 15 Business Days' of receipt of that request shall be disregarded when calculating whether the level of consent required under this Agreement has been obtained.

39.   COUNTERPARTS

        Each Senior Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Senior Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.   GOVERNING LAW

        This Agreement is governed by English law.

41.   ENFORCEMENT

41.1
Jurisdiction of English Courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Senior Finance Documents (including a dispute regarding the existence, validity or termination of the Senior Finance Documents) (a "Dispute").

(b)
The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2
Service of process

        Without prejudice to any other mode of service allowed under any relevant law:

  (a)
  each Obligor irrevocably appoints SPV Management Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Senior Finance Document; and

  (b)
  each Obligor agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Senior Finance Document with the consent of the Facility Agent (acting reasonably). Following the new process agent's and the Facility Agent's (acting reasonably) acceptance of such new appointment the existing process agent may resign.

41.3
Waiver of immunity

        Each Obligor irrevocably and unconditionally:

  (a)
  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Senior Finance Document and to ensure that no such claim is made on its behalf;

  (b)
  consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

  (c)
  waives all rights of immunity in respect of it or its assets.

        THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I
THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of incorporation
The Company	Denmark
Name of Original Guarantor	Jurisdiction of incorporation
The Company	Denmark

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Facility A1 Commitment	Facility A2 Commitment	Facility A2 Swiss Commitment	Facility B1 Commitment	Facility B2 Commitment	Facility B2 Swiss Commitment	Facility C1 Commitment	Facility C2 Commitment	Facility C2 Swiss Commitment	Cash Bridge Facility A Commitment	Cash Bridge Facility B Commitment	Revolving Commitment
	(Euro million)	(Euro million)	(Swiss Francs equivalent, Euro million)	(Euro million)	(Euro million)	(Swiss Francs equivalent, Euro million)	(Euro million)	(Euro million)	(Swiss Francs equivalent, Euro million)	(Euro million)	(Euro million)	(Euro million)
Barclays Bank PLC	160	260	50	370	200	50	370	200	50	220	220	140
Credit Suisse First Boston International	160	260	50	370	200	50	370	200	50	220	220	140
Deutsche Bank AG, London Branch	160	260	50	370	200	50	370	200	50	220	220	140
JPMorgan Chase Bank, N.A.	160	260	50	370	200	50	370	200	50	220	220	140
The Royal Bank of Scotland plc	160	260	50	370	200	50	370	200	50	220	220	140
Total	800	1,300	250	1,850	1,000	250	1,850	1,000	250	1,100	1,100	700

SCHEDULE 2

CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO SIGNING

1.
Original Obligors

(a)
A copy of the constitutional documents of each Original Obligor comprising for each Danish Obligor:

(i)
a copy of its articles of association; and

(ii)
a recent compiled summary from the Register of the DCCA relating to it.

(b)
A copy of a resolution of the board of directors, the management and the supervisory board or equivalent bodies of each Original Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which it is a party and resolving that it execute the Senior Finance Documents to which it is a party;

(ii)
authorising a specified person or persons to execute the Senior Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Senior Finance Documents to which it is a party.

(c)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.
Security

  Confirmation from the Security Agent that it has received an original of each of the Transaction Security Documents referred to in Schedule 13 (Transaction Security Documents), duly executed by the parties to them.

3.
Intercreditor Agreement and Investors' Report Recoveries Letter

(a)
An original of the Intercreditor Agreement, duly executed by the parties to it.

(b)
An original of the Investors' Report Recoveries Letter, duly executed by the parties to it.

4.
Fee Letters and Side Letters

  An original of each of each of the following letters, duly executed by the parties to them:

  (a)
  each Fee Letter;

  (b)
  the Hedging Strategy Letter;

  (c)
  the Syndication Side Letter; and

  (d)
  the Investors Equity Commitment Letter.

5.
Legal opinions

(a)
A legal opinion of Linklaters, legal advisers to the Arrangers, the Security Agent and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of Plesner Svane Grønborg, legal advisers to the Arrangers, the Security Agent and the Facility Agent in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)
A legal opinion of Bech-Bruun, legal advisers to the Original Investors and the Company in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.
Reports

(a)
An original of:

  (i)
  the Accounting Report;

  (ii)
  the Legal Due Diligence Reports;

  (iii)
  the Market Report; and

  (iv)
  the Structure Memorandum.

(b)
An original of the overview report prepared by Plesner Svane Grønborg in respect of the Structure Memorandum, in the Agreed Form.

(c)
An original of the memorandum relating to the Target Bonds prepared by Linklaters, in the Agreed Form.

7.
Financial information

  Copies of:

  (a)
  the Original Financial Statements;

  (b)
  the Business Plan; and

  (c)
  a draft of the Funds Flow Memorandum showing details of the projected funds flow on the Closing Date and projected Transaction Costs.

8.
Offer Documents

  A copy of each Offer Document to be issued by or on behalf of Bidco in the Agreed Form.

9.
Bridge Finance Documents

(a)
A copy of each Bridge Finance Document, duly executed by the parties to it.

(b)
Confirmation from the Bridge Agent under the Bridge Facility Agreement that the Company will, on a committed funds basis, receive from the Bridge Lenders cash in an aggregate amount equal to €2,275,000,000 to be made available to it under the Bridge Finance Documents.

10.
Other documents and evidence

(a)
Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)
Evidence satisfactory to the Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Senior Finance Documents.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.
An Accession Letter executed by the Additional Obligor and the relevant other parties thereto.

2.
A copy of the constitutional documents of each Additional Obligor comprising:

(a)
for each Danish Obligor, a copy of its articles of association and a recent compiled summary from the Register of the DCCA relating to it;

(b)
for each Swiss Obligor, the Articles of association (fatzceng or Gesellschaftsvertrag as applicable) and an extract from the Commercial Register (Handelsregister) as at the date on which such Additional Obligor accedes to this Agreement; and

(c)
for any other Additional Obligor, a copy of its constitutional documents.

3.
A copy of a resolution of the board of directors or equivalent body of the Additional Obligor:

(a)
approving the terms of, and the transactions contemplated by, the Accession Letter and Senior Finance Documents to which it is a party and resolving that it execute the Accession Letter and Senior Finance Documents to which it is a party;

(b)
authorising a specified person or persons to execute on its behalf the Accession Letter and Senior Finance Documents to which it is a party; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Senior Finance Documents to which it is a party.

4.
A certificate of an authorised signatory of the Additional Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

5.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

6.
If available, the latest audited financial statements of the Additional Obligor.

7.
The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders:

(a)
a legal opinion of Linklaters, London, legal advisers to the Facility Agent and the Security Agent, as to English law; and

(b)
a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of incorporation of that Additional Obligor.

8.
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent referred to in Clause 41.2 (Service of process) or another process agent has accepted its appointment in relation to the proposed Additional Obligor.

9.
Subject to the Agreed Security Principles, the Transaction Security Documents executed by the Additional Obligor which are required by the Facility Agent in accordance with terms of this Agreement.

10.
Subject to the Agreed Security Principles, any notices or documents required to be given or executed or made under the terms of those Transaction Security Documents.

11.
A deed of accession to the Intercreditor Agreement executed by the Additional Obligor.

12.
Evidence satisfactory to the Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the Additional Obligor pursuant to the transactions contemplated in the Senior Finance Documents.

SCHEDULE 3

REQUESTS

PART I
UTILISATION REQUEST

From: [Borrower] [Company]*

*
Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

To: [Facility Agent]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated 30 November 2005 (the "Facilities Agreement")

1.
We wish [a Loan to be made on the following terms] [to arrange for a Letter of Credit to be issued under the Revolving Facility]:

(a)
Borrower: [                        ]

(b)
Proposed Utilisation Date: [                        ] (or, if that is not a Business Day, the next Business Day)

(c)
Facility to be utilised: [Facility A1]/[Facility A2]/[Facility A2 Swiss]/[Facility B1]/[Facility B2]/[Facility B2 Swiss]/[Facility C1]/[Facility C2]/[Facility C2 Swiss] [Cash Bridge Facility A]/[Cash Bridge Facility B]/[Revolving Facility]**

**
Select the Facility to be utilised and delete references to the other Facilities.

(d)
Currency: [                        ]

(e)
Amount: [                        ] or, if less, the Available Facility

(f)
[Interest Period]: [                        ]

2.
We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent—all Utilisations) has been satisfied.

3.
[The proceeds of this Loan should be credited to [account].][Delivery instructions are as follows]*

4.
This Utilisation Request is irrevocable.

5.
[We attach a copy of the proposed Letter of Credit.]*

6.
Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

*
Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

PART II
SELECTION NOTICE

From: [Borrower] [Company]*

*
Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

To: [Facility Agent]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated
30 November 2005 (the "Facilities Agreement")

1.
We refer to the following Facility [A1]/[A2]/[A2 Swiss]/[B1]/[B2]/[B2 Swiss]/[C1]/[C2]/[C2 Swiss] Loan[s]/Cash Bridge [A/B] Loan[s]/Revolving Capex Loan[s] with an Interest Period ending on [                        ]**:

  [insert details]

**
Insert details of all Term Loans/Revolving Capex Loans for that Facility which have an Interest Period ending on the same date.

2.
[We request that the next Interest Period for the above Facility [A1]/[A2]/[A2 Swiss]/[B1]/[B2]/[B2 Swiss]/[C1]/[C2]/[C2 Swiss] Loan[s]/Cash Bridge [A/B] Loan[s]/Revolving Capex Loan[s] is [                        ].]

3.
This Selection Notice is irrevocable.

4.
Terms used in this Selection Notice which are not defined in this Selection Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]/[insert name of Relevant Borrower] *

*
Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

PART III
ANCILLARY FACILITY REQUEST

From: [Company]

To: [Facility Agent]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated
30 November 2005 (the "Agreement")

1.
We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2.
We wish to establish an Ancillary Facility on the following terms:

    Proposed Borrower (or Affiliate(s) of a Borrower: [                        ]

    Proposed Ancillary Lender: [                        ]

    Type or types of facility: [                        ]

    Commencement Date: [                        ]

    Expiry date: [                        ]

    Ancillary Commitment amount: [                        ]

    Currency/ies available: [                        ]

    [Other details required by the Facility Agent:] [                        ]

3.
We confirm that each condition specified in paragraphs (a)(iii) and (a)(iv) of Clause 9.5 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of relevant Borrower]

PART IV

FRONTED ANCILLARY FACILITY

From: [Company]

To: [Facility Agent]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS- €9,600,000,000 Senior Facilities Agreement
dated 30 November 2005 (the "Agreement")

1.
We refer to the Agreement. This is a Fronted Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Fronted Ancillary Facility Request unless given a different meaning in this Fronted Ancillary Facility Request.

2.
We wish to establish a Fronted Ancillary Facility on the following terms:
Proposed Borrower (or Affiliate(s) of a Borrower:	[ ]
Proposed Fronted Ancillary Lender:	[ ]
Type or types of facility:	[ ]
Commencement Date:	[ ]
Expiry date:	[ ]
Ancillary Commitment amount:	[ ]
Currency/ies available:	[ ]
[Other details required by the Facility Agent:]	[ ]
3.
We confirm that each condition specified in paragraphs (a)(iii) and (a)(iv) of Clause 9.5 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) is satisfied on the date of this Fronted Ancillary Facility Request.

Yours faithfully

authorised signatory for
[the Company on behalf of [insert name of relevant Borrower]]/[insert name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent by reference to the Facility Agent's own rates and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage determined by the Facility Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.
The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)
in relation to a domestic sterling Loan:

AB + C(B - D) + E × 0.01 100 - (A + C)	per cent, per annum
  (b)
  in relation to a Loan in any currency other than domestic sterling:

E × 0.01 300	per cent, per annum

  Where:

    (A)
    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

    (B)
    is the percentage rate of interest (excluding the Margin and the Mandatory Cost and if the Loan is subject to default interest under Clause 12.3 (Default interest) the additional rate specified in Clause 12.3 (Default interest)) payable for the relevant Interest Period on the Loan;

    (C)
    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England;

    (D)
    is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits; and

    (E)
    is the rate of charge payable by the Facility Agent to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Facility Agent.

5.
For the purposes of this Schedule 4:

(a)
"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Regulations" means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(c)
"Fee Base" has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5.00 per cent. will be included in the formulae as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)
the jurisdiction of its Facility Office; and

(b)
any other information that the Facility Agent may reasonably require for such purpose.

9.
Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

10.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

11.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

12.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

13.
Any determination by the Facility Agent pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

14.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [                        ] as Facility Agent

From: [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated 30 November 2005 (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Transfer Certificate.
2.	(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Facilities Agreement specified in the schedule to this Transfer Certificate (the "Schedule").
  (b)
  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Facilities Agreement specified in the Schedule.

  (c)
  The New Lender becomes a Lender under the Facilities Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.
The proposed Transfer Date is [                        ].

4.
On the Transfer Date the New Lender becomes:

(a)
party to the Facilities Agreement as a Lender; and

(b)
party to the Intercreditor Agreement as a [Senior Creditor].

5.
The New Lender confirms that its entry into this Transfer Certificate will not cause non-compliance with the terms of paragraph (g) of Clause 27.2 (Conditions of assignment or transfer) of the Facilities Agreement.

6.
The administrative details of the New Lender for the purposes of the Facilities Agreement are set out in the Schedule.

7.
This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

8.
This Transfer Certificate has been executed and delivered as a deed on the date stated at the beginning of this Transfer Certificate and is governed by English law.

9.
The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

10.
Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement. Clause 39 (Counterparts) and 41 (Enforcement) of the Facilities Agreement are incorporated in this Transfer Certificate mutatis mutandis.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect transfer of such share in the Existing Lender's security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                        ].

[Facility Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To: [                        ] as Facility Agent

From: [Subsidiary and [Company]]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated
30 November 2005 (the "Facilities Agreement")

1.
[Subsidiary] agrees to become [an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement, the [Intercreditor Agreement] and the other Senior Finance Documents as an Additional [Borrower]/[Guarantor]] pursuant to Clause [28.2 (Additional Borrowers)]/[Clause 28.4 (Additional Guarantors)] of the Facilities Agreement and as an Obligor pursuant to Clause [[                        ] (New Obligors) of the [Intercreditor Agreement]. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability company]/[limited partnership] and registered number [                        ].

2.
[Subsidiary's] administrative details are as follows:

  Address:

  Fax No.:

  Attention:

3.
[The Company confirms that no Default is continuing or would occur as a result of a [Subsidiary] becoming an Additional Borrower.]*

*
Insert if Accession Letter is for an Additional Borrower.

4.
This letter is governed by English law.

5.
Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement. Clauses 39 (Counterparts) and 41 (Enforcement) of the Facilities Agreement are incorporated in this Accession Letter mutatis mutandis.

6.
[This Guarantor Accession Letter is entered into by deed.]**

**
If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

Company	[Subsidiary]

SCHEDULE 7

FORM OF ISSUING BANK ACCESSION AGREEMENT

To: [                        ] as Facility Agent

From: [Proposed Issuing Bank]

Date: [                        ]

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated
30 November 2005 (the "Facilities Agreement")

We refer to the Agreement. This is an Issuing Bank Accession Agreement.

1.
[Name of Lender Affiliate of Lender] of [address/registered office] agrees to become:

(a)
the Issuing Bank under the Agreement and to be bound by the terms of the Agreement as an Issuing Bank; and

(b)
a [Senior Creditor] under the Intercreditor Agreement and to be bound by the Priority Agreement as a [Senior Creditor.]

2.
It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

3.
This Issuing Bank Accession Agreement has been executed and delivered as a deed on the date stated at the beginning of this Issuing Bank Accession Agreement and is governed by English law.

[                        ]

By [                        ]

SCHEDULE 8

FORM OF RESIGNATION LETTER

To: [                        ] as Facility Agent

From: [resigning Obligor] and [Company]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated
30 November 2005 (the "Facilities Agreement")

1.
Pursuant to Clause 28.3 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Agreement and the Senior Finance Documents.

2.
We confirm that:

(a)
no Default is continuing or would result from the acceptance of this request; and

(b)
[this request is given in relation to a disposal of [resigning Obligor] which is permitted under Clause 28.3 (Resignation of an Obligor) of the Facilities Agreement;]

(c)
[the Disposal Proceeds have been or will be applied in accordance with Clause 11.8 (Disposal, Insurance Report and Flotation Proceeds);]

(d)
[                        ]*

*
Insert any other conditions which are required by the Facilities Agreement or which are appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

3.
This letter is governed by English law.

4.
Terms which are used in this resignation letter which are not defined in this letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

5.
The Company agrees to indemnify the Finance Parties and Finance Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Senior Finance Documents but for the release set out in paragraph 1 above.

Company	[resigning Obligor]
By:	By:

SCHEDULE 9

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent
From:	[Company]
Dated:

Dear Sirs

        Nordic Telephone Company Holding ApS—€9,600,000,000 Senior Facilities Agreement dated 30 November 2005 (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Compliance Certificate.

        We confirm that:

  (a)
  in respect of the Relevant Period ending on [                        ] Consolidated Cashflow for the Relevant Period was [                        ], and Net Debt Service for the Relevant Period was [                        ]. Therefore Consolidated Cashflow for such Relevant Period was [                        ] times Net Debt Service for such Relevant Period and the covenant contained in paragraph (a) of Clause 24.2 (Financial Condition) [has/has not] been complied with;

  (b)
  in respect of the Relevant Period ending on [                        ] Consolidated EBITDA for such Relevant Period was [                        ] and Consolidated Net Finance Charges for such Relevant Period were [                        ]. Therefore the ratio of Consolidated EBITDA for such Relevant Period to Consolidated Net Finance Charges for such Relevant Period was [                        ] to [1] and the covenant contained in paragraph (b) of Clause 24.2 (Financial Condition) [has/has not] been complied with;

  (c)
  On the last day of the Relevant Period ending on [                        ] Consolidated Total Net Debt was [                        ] and Consolidated EBITDA for such Relevant Period was [                        ]. Therefore the Debt Cover ratio for such Relevant Period was [                        ] to [1] and the covenant contained in paragraph (c) of Clause 24.2 (Financial condition) [has/has not] been complied with;

  (d)
  Capital Expenditure (but excluding all those items excluded from the calculation of Capital Expenditure in paragraph (d) of Clause 24.2 (Financial condition)) for the financial year of the Group ending on [                        ] was [                        ]. Therefore Capital Expenditure during such financial year [was/was not] in excess of [                        ] (being the maximum expenditure permitted in that period) and the covenant contained in paragraph (d) of Clause 24.2 (Financial condition) [has/has not] been complied with;

  (e)
  On the last day of the Relevant Period ending on [                        ] Consolidated Total Net Debt was [                        ] and Consolidated EBITDA for such Relevant Period was [                        ]. Therefore the ratio of Consolidated Total Net Debt at that time to Consolidated EBITDA for such Relevant Period was [                        ] to 1 and accordingly the Margin will be:

Facility A and Revolving Facility Margin:	[ ]% p.a.
Facility B Margin:	[ ]% p.a.
  (f)
  Excess Cashflow for the financial year of the Group ending [                        ] was [                        ]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 11.10 (Excess cash) will be [                        ].

[2.
We confirm that no Default is continuing.]*

*
If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[3.
We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [                        ].]

[4.
We confirm that the Security Coverage Test is satisfied.]

Signed
	Director	Director
	of	of
	[Company]	[Company]

SCHEDULE 10

TIMETABLES

PART I

LOANS

        "D - X" refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in DKK	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 8.2 (Conditions relating to Optional Currencies))	—	—	D - 5 10:00 a.m. (except US$, £ sterling & CHF)
Facility Agent notifies the Lenders of the request (Clause 8.2 (Conditions relating to Optional Currencies))	—	—	D - 5 3:00 p.m. (except US$, £ sterling & CHF)
Responses by Lenders to the request (Clause 8.2 (Conditions relating to Optional Currencies))	—	—	D - 4 1:00 p.m. (except US$, £ sterling & CHF)
Facility Agent notifies Company if a currency is approved as an Optional Currency in accordance with Clause 8.2 (Conditions relating to Optional Currencies)	—	—	D - 4 5:00 p.m. (except US$, £ sterling & CHF)
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))	D - 3 9:30 a.m.	D - 3 9:30 a.m.	D - 3 9:30 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders' participation)	D - 3 2:00 p.m.	D - 3 2:00 p.m.	D - 3 2:00 p.m.
Facility Agent receives a notification from a Lender under Clause 8.3 (Revocation of currency)	Rate Fixing Day 9:30 a.m.	Rate Fixing Day 9:30 a.m.	Rate Fixing Day 9:30 a.m.
Facility Agent gives notice in accordance with Clause 8.3 (Revocation of currency)	Rate Fixing Day 11:00 a.m.	Rate Fixing Day 11:00 a.m.	Rate Fixing Day 11:00 a.m.
LIBOR or EURIBOR is fixed	Rate Fixing Day as of 11:00 a.m. (Brussels time)	Rate Fixing Day as of 11:00 a.m.	Rate Fixing Day as of 11:00 a.m.

PART II

LETTERS OF CREDIT

        "D - X" refers to the number of Business Days before the relevant Utilisation Date.

	euro	DKK	other currencies
Request for approval as an Optional Currency, if required (Clause 8.3 (Conditions relating to Optional Currencies))	—	—	D - 5 10:00 a.m. (except US$, £ sterling & CHF)
Facility Agent notifies the Lenders of the request (Clause 8.3 (Conditions relating to Optional Currencies))	—	—	D - 5 3:00 p.m. (except US$, £ sterling & CHF)
Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 4 1:00 p.m. (except US$, £ sterling & CHF)
Facility Agent notifies Holdco if a currency is approved as an Optional Currency in accordance with Clause 8.3 (Conditions relating to Optional Currencies)	—	—	D - 4 5:00 p.m. (except US$, £ sterling & CHF)
Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request))	D - 3 10:00 a.m.	D - 3 10:00 a.m.	D - 3 10:00 a.m.

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under Clause 6.3 (Issue of Letter of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with Clause 6.3 (Issue of Letter of Credit)	D - 3 2:00 p.m.	D - 3 2:00 p.m.	D - 3 2:00 p.m.
Delivery of a duly completed Renewal Request (Clause 6.5 (Renewal of a Letter of Credit)).	D - 3 11:00 a.m.	D - 3 11:00 a.m.	D - 3 11:00 a.m.

SCHEDULE 11

AGREED SECURITY PRINCIPLES

1.
Agreed Security Principles

1.1
The guarantees and security to be provided will be given in accordance with certain agreed security principles (the "Agreed Security Principles"). This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

1.2
The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Group in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

(a)
general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalisation" rules, tax restrictions, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(b)
a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the banks of obtaining such guarantee or security;

(c)
the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties;

(d)
where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph 1.2(b) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(e)
it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(f)
any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Group if the Facility Agent determines the relevant asset to be material;

(g)
members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer provided that the relevant group member shall use reasonable endeavours to overcome any such obstacle;

(h)
the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Senior Finance Documents;

  (i)
  to the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually; "Parallel debt" provisions will be used where necessary and such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws; and

  (j)
  to the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

2.
Terms of Security Documents

  The following principles will be reflected in the terms of any security taken as part of this transaction:

  (a)
  security will not be enforceable until the Acceleration Date has occurred;

  (b)
  notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Group retaining control over and the ability to use freely the balance of the account;

  (c)
  notification of receivables security to debtors will only be given if the Acceleration Date has occurred;

  (d)
  notification of security over insurance policies will not be served on any insurer of Group assets until such time as an Event of Default has occurred and is continuing;

  (e)
  the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, insurance, information or the payment of costs) unless these are covenants required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in this Agreement;

  (f)
  in respect of the share pledges, until the Acceleration Date has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under this Agreement; and

  (g)
  the Finance Parties should only be able to exercise any power of attorney granted to them under the security documents after the Acceleration Date has occurred or after failure by an Obligor to comply with a further assurance or perfection obligation.

SCHEDULE 12

CONFIDENTIALITY UNDERTAKING

To: [Transferring Lender]

Re:
Nordic Telephone Company Holding ApS—€9,600,000,000 Credit Agreement dated 30 November 2005 (the "Agreement")

Amount:

Agent:

Dear Sirs

We are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the "Acquisition"). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.
Confidentiality Undertaking

  We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.
Permitted Disclosure

  You agree that we may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;
[(b)]	subject to the requirements of the Agreement, in accordance with the Permitted Purpose, so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;][5]
[(b/c)]
subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and
[(c/d)]
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.
Notification of Required or Unauthorised Disclosure

        We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)]4 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies

        If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.
Continuing Obligations

        The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.
No Representation; Consequences of Breach, etc

        We acknowledge and agree that:

  (a)
  neither you, [nor your principal]4 nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

  (b)
  you [or your principal]4 or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.
No Waiver; Amendments, etc

        This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.
Inside Information

        We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.
Nature of Undertakings

        The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] the Borrower and each other member of the Group.

10.
Third Party Rights

(a)
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.

(b)
The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)
The parties to this letter do not require the consent of the Relevant Persons (other than parties to this letter) to rescind or vary this letter at any time.

11.
Governing Law and Jurisdiction

(a)
This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English Law.

(b)
The parties submit to the non-exclusive jurisdiction of the English courts.

12.
Definitions

        In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

        "Confidential Information" means any information relating to the Company, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

        "Group" means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

        "Permitted Purpose" means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

        "Purchaser Group" means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Potential Purchaser/Purchaser's agent/broker]

To: [Potential Purchaser/Purchaser's agent/broker]

We acknowledge and agree to the above:

For and on behalf of [Seller/Seller's agent/broker]

SCHEDULE 13

TRANSACTION SECURITY DOCUMENTS

First ranking deed of pledge (Danish law) over the shares in Bidco between the Company as pledgor and J.P. Morgan Europe Limited as Security Agent.

SCHEDULE 14

FORM OF LETTER OF CREDIT

To:	[Beneficiary] (the "Beneficiary")

[DATE]

Irrevocable Standby Letter of Credit no. [                        ]

At the request of [                        ], [ISSUING BANK] (the "Issuing Bank") issues this irrevocable standby letter of credit ("Letter of Credit") in your favour on the following terms and conditions:

1.
Definitions

        In this Letter of Credit:

        "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

        "Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

        "Expiry Date" means [                        ].

        Total L/C Amount means [                        ].

2.
Issuing Bank's agreement

(a)
The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.
Expiry

(a)
Unless previously released under paragraph (b) below, at [                        ] pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit prior to that time that remains unpaid.

(b)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(c)
When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.
Payments

        All payments under this Letter of Credit must be made in [                        ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.
Delivery of Demand

        Each Demand must be in writing, and may be given in person, by post, fax [or any other electronic communication] and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

  [                        ]

  [For the purpose of this Letter of Credit, electronic communication will be treated as being in writing.]

6.
Assignment

        The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.
ISP

        Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

8.
Governing Law

        This Letter of Credit is governed by English law.

9.
Jurisdiction

        The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully,

[ISSUING BANK]

BY:

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

[DATE]

Dear Sirs

Irrevocable Standby Letter of Credit no. [                        ] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit. This is a Demand. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.
We certify that the sum of [                        ] is due [and has remained unpaid for at least [                        ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [                        ].

2.
Payment should be made to the following account:

  Name:

  Account Number:

  Bank:

3.
The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory) (Authorised Signatory)

For
[BENEFICIARY]

SIGNATORIES

Company

NORDIC TELEPHONE COMPANY HOLDING ApS

By: /s/ GUSTAVO SCHWED
       /s/ KURT BJÖRKLUND

Original Borrowers

NORDIC TELEPHONE COMPANY HOLDING ApS

By: /s/ GUSTAVO SCHWED
       /s/ KURT BJÖRKLUND

Original Guarantor

NORDIC TELEPHONE COMPANY HOLDING ApS

By: /s/ GUSTAVO SCHWED
       /s/ KURT BJÖRKLUND

Arrangers

BARCLAYS CAPITAL

By: /s/ KATE ARMSTRONG

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By: /s/ CHRISTIAN REINER
       /s/ GIOVANNI CASTORINA

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ STEPHEN PITTS
       /s/ BRENDAN MASSAM

J.P. MORGAN plc

By: /s/ JAY-MICHAEL BASLOW

THE ROYAL BANK OF SCOTLAND plc

By: /s/ ALISON ROSE

Original Lenders

BARCLAYS BANK PLC

By: /s/ KATE ARMSTRONG

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By: /s/ CHRISTIAN REINER
       /s/ GIOVANNI CASTORINA

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ STEPHEN PITTS
       /s/ BRENDAN MASSAM

JPMORGAN CHASE BANK, N.A.

By: /s/ JAY-MICHAEL BASLOW

THE ROYAL BANK OF SCOTLAND plc

By: /s/ ALISON ROSE

Issuing Bank

JPMORGAN CHASE BANK, N.A.

By: /s/ JAY-MICHAEL BASLOW

Facility Agent

J.P. MORGAN EUROPE LIMITED

By: /s/ JAY-MICHAEL BASLOW

Security Agent

J.P. MORGAN EUROPE LIMITED

By: /s/ JAY-MICHAEL BASLOW